Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

FISERV, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31,                         1994          1993         1992

REVENUES                                $563,590,000  $454,692,000 $332,090,000
                                        ---------------------------------------

COST OF REVENUES:
Salaries, commissions and payroll
  related costs                          275,382,000   217,831,000  166,269,000
Data processing expenses, rentals and
  telecommunication costs                 80,533,000    71,851,000   44,383,000
Other operating expenses                 107,234,000    87,813,000   66,288,000
Depreciation and amortization of
  property and equipment                  29,987,000    21,542,000   16,081,000
Amortization of intangible assets         10,846,000     9,098,000    6,589,000
Capitalization of internally generated
  computer software-net                  (9,599,000)   (7,185,000)  (6,757,000)
                                        ---------------------------------------
Total                                    494,383,000   400,950,000  292,853,000
                                        ---------------------------------------
OPERATING INCOME                          69,207,000    53,742,000   39,237,000
Interest expense - net                     6,433,000     3,716,000    2,158,000
                                        ---------------------------------------
INCOME BEFORE INCOME TAXES                62,774,000    50,026,000   37,079,000
Income tax provision Note 4               25,110,000    19,333,000   14,090,000
                                        ---------------------------------------
NET INCOME                               $37,664,000   $30,693,000  $22,989,000
                                        =======================================
Net income per common and
  common equivalent share                      $0.95         $0.80        $0.67
                                        =======================================
Shares used in computing net
  income per share Note 1                 39,854,000    38,574,000   34,539,000
                                        =======================================

See notes to consolidated financial statements.