Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

FISERV, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                           1994             1993
ASSETS

Cash and cash equivalents Note 1                $28,294,000      $35,934,000
Accounts receivable                             120,033,000      104,730,000
Prepaid expenses and other assets Note 1         34,391,000       29,838,000
Investment securities Note 1                    807,819,000      661,309,000
Other investments                                64,777,000       34,831,000
Property and equipment-Net Note 1               113,448,000       96,645,000
Internally generated computer software-Net
 Note 1                                          67,820,000       58,020,000
Identifiable intangible assets relating
 to acquisitions-Net Note 1                      34,090,000       33,291,000
Goodwill-Net                                    147,686,000      127,845,000
                                            --------------------------------
TOTAL                                        $1,418,358,000   $1,182,443,000
                                            ================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                $21,440,000      $20,671,000
Accrued expenses                                 59,126,000        1,468,000
Accrued income taxes                              1,851,000          909,000
Deferred revenues                                10,836,000        9,466,000
Trust account deposits                          809,324,000      663,426,000
Long-term debt Note 3                           139,864,000      111,099,000
Other obligations Note 3                          2,314,000        2,308,000
Deferred income taxes Note 4                     22,800,000       15,400,000
                                            --------------------------------
TOTAL LIABILITIES                             1,067,555,000      874,747,000
COMMITMENTS AND CONTINGENCIES NOTE 6
SHAREHOLDERS' EQUITY:
Common stock outstanding, 39,157,000 and
 38,780,000 shares, respectively                    392,000          388,000
Additional paid-in capital                      184,574,000      181,049,000
Unrealized gain on investments                   11,054,000        9,230,000
Accumulated earnings                            154,783,000      117,029,000
                                            --------------------------------
TOTAL SHAREHOLDERS' EQUITY                      350,803,000      307,696,000
                                            --------------------------------
TOTAL                                        $1,418,358,000   $1,182,443,000
                                            ================================

See notes to consolidated financial statements.