Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

FISERV, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31,                               1994           1993           1992

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                     $37,664,000    $30,693,000    $22,989,000
Adjustments to reconcile income to net
 cash provided by operating activities:
 Deferred income taxes                          12,373,000     11,793,000      5,400,000
 Depreciation and amortization of
  property and equipment                        29,987,000     21,542,000     16,081,000
 Amortization of intangible assets              10,846,000      9,098,000      6,589,000
 Capitalization of internally generated
  computer software - net                      (9,599,000)    (7,185,000)    (6,757,000)
                                              ------------------------------------------
                                                81,271,000     65,941,000     44,302,000
 Cash provided (used) by changes in assets
  and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable                         (11,686,000)   (13,377,000)    (4,693,000)
  Prepaid expenses and other assets            (3,999,000)    (8,316,000)    (3,159,000)
  Accounts payable and accrued expenses        (4,046,000)    (6,599,000)      2,428,000
  Deferred revenue                               (123,000)       (54,000)    (2,352,000)
  Accrued income taxes                           1,626,000      1,009,000      (476,000)
                                              ------------------------------------------
Net cash provided by operating activities       63,043,000     38,604,000     36,050,000
                                              ------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                         (52,797,000)   (28,544,000)   (19,130,000)
 Investments and other assets                 (26,545,000)    (2,002,000)     20,757,000
 Payment for acquisition of businesses,
  net of cash acquired                        (20,545,000)  (113,268,000)    (6,162,000)
 Investment securities                       (146,635,000)   (71,607,000)  (126,634,000)
                                              ------------------------------------------
Net cash used by investing activities        (246,522,000)  (215,421,000)  (131,169,000)
                                              ------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings and other long-term obligations     39,165,000     59,100,000      1,308,000
 Repayment of borrowings and other long-
  term obligations                            (11,142,000)    (1,667,000)    (2,513,000)
 Issuance of common stock                        1,918,000     24,036,000      2,807,000
 Trust account deposits                        145,898,000     73,648,000    126,710,000
                                              ------------------------------------------
Net cash provided by financing activities      175,839,000    155,117,000    128,312,000
                                              ------------------------------------------
Change in cash and cash equivalents            (7,640,000)   (21,700,000)     33,193,000
Beginning balance                               35,934,000     57,634,000     24,441,000
                                              ------------------------------------------
Ending balance                                 $28,294,000    $35,934,000    $57,634,000
                                              ==========================================

See notes to consolidated financial statements.