Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

FISERV, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

YEAR ENDED DECEMBER 31,                          1994         1993          1992
SHARES ISSUED - 75,000,000 AUTHORIZED:
  Balance at beginning of year             38,779,770   22,621,946    15,010,304
  Sale of common stock                                   1,403,911
  Shares issued under stock plans-net         238,838      201,706       101,862
  Shares issued for acquired companies        138,276    2,354,540
  Stock split - 3-for-2                                 12,197,667     7,509,780
                                          --------------------------------------
  Balance at end of year                   39,156,884   38,779,770    22,621,946
                                          --------------------------------------

COMMON STOCK - PAR VALUE $.01 PER SHARE:
  Balance at beginning of year               $388,000     $226,000      $150,000
  Sale of common stock                                      14,000
  Shares issued under stock plans-net           3,000        2,000         1,000
  Shares issued for acquired companies          1,000       24,000
  Stock split -- 3-for-2                                   122,000        75,000
                                          --------------------------------------
  Balance at end of year                      392,000      388,000       226,000
                                          --------------------------------------
CAPITAL IN EXCESS OF PAR VALUE:
  Balance at beginning of year            181,049,000  105,842,000   103,288,000
  Sale of common stock                                  23,712,000
  Shares issued under stock plans-net       2,660,000      324,000       929,000
  Income tax reduction arising from the
    exercise of employee stock options        800,000    1,300,000     1,700,000
  Shares issued for acquired companies         65,000   49,993,000

  Stock split -- 3-for-2                                 (122,000)      (75,000)
                                          --------------------------------------
  Balance at end of year                  184,574,000  181,049,000   105,842,000
                                          --------------------------------------
UNREALIZED GAIN ON INVESTMENTS             11,054,000    9,230,000
                                          --------------------------------------
ACCUMULATED EARNINGS:
  Balance at beginning of year            117,029,000   86,405,000    63,648,000
  Net income                               37,664,000   30,693,000    22,989,000
  Cumulative translation adjustment            90,000     (69,000)     (232,000)
                                          --------------------------------------
  Balance at end of year                  154,783,000  117,029,000    86,405,000
                                          --------------------------------------
TOTAL SHAREHOLDERS' EQUITY               $350,803,000 $307,696,000  $192,473,000
                                          ======================================

See notes to consolidated financial statements.