Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

FISERV, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS for the years ended December 31, 1994, 1993 and 1992

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents comprise cash and investments with original maturities of 90 days or less and includes approximately $13,500,000 held by a consolidated subsidiary pursuant to regulatory requirements.

PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets at December 31, 1994 and 1993 include $7,723,000 and $4,597,000, respectively, relating to long-term contracts, the profit from which is being recognized ratably over the periods to be benefited.

TRUST ACCOUNT DEPOSITS AND INVESTMENT SECURITIES
The Company's trust administration subsidiary accepts money market deposits from its trust customers and invests the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $809,324,000 and $663,426,000 in 1994 and 1993, respectively. The related investment securities comprised the following at December 31, 1994 and 1993:

                                         Principal     Carrying
                                          Amount         Value     Market Value
                                       ----------------------------------------
                 1994
U. S. Government and government
 agency obligations                     $478,711,000 $478,572,000  $460,452,000
Corporate bonds                           51,840,000   51,836,000    51,373,000
Repurchase agreements                    226,581,000  226,581,000   226,581,000
Other fixed income obligations            53,050,000   50,830,000    50,590,000
                                       ----------------------------------------
Total                                   $810,182,000 $807,819,000  $788,996,000
                                       ========================================
                 1993
U. S. Government and government
 agency obligations                     $357,975,000 $363,406,000  $364,778,000
Corporate bonds                           36,975,000   37,390,000    37,253,000
Repurchase agreements                    179,942,000  179,942,000   179,942,000
Other fixed income obligations           116,225,000  116,118,000   116,420,000
Premium amortization, etc.                              (863,000)        33,000
                                       ----------------------------------------
Total                                   $691,117,000  695,993,000  $698,426,000
                                       =============             ==============
Included in: Cash and cash equivalents                 20,904,000
             Other investments                         13,780,000
                                                    -------------
             Trust account investments               $661,309,000
                                                    =============

Substantially all of the investments have contractual maturities of one year or less except for government agency obligations which generally contain provisions for interest rate resets.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from 3 to 40 years:

                                                      December 31,
                                                    1994         1993
                                               --------------------------
Data processing equipment                       $119,197,000  $92,266,000
Purchased software                                31,522,000   20,509,000
Buildings and leasehold improvements              35,326,000   32,635,000
Furniture and equipment                           30,494,000   23,357,000
                                               --------------------------
                                                 216,539,000  168,767,000
Less accumulated depreciation and amortization   103,091,000   72,122,000
                                               --------------------------
Total                                           $113,448,000  $96,645,000
                                               ==========================

INTERNALLY GENERATED COMPUTER SOFTWARE
Certain costs incurred to develop new software and enhance existing software are capitalized and amortized over the expected useful life of the product, generally five years. At December 31, 1994 and 1993, the unamortized portion of internally generated computer software costs amounted to $67,820,000 and $58,020,000, respectively; amortization of such costs charged to expense amounted to $16,655,000, $13,995,000, and $10,487,000 in 1994, 1993 and 1992,
respectively. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred.

INTANGIBLE ASSETS
Intangible assets relate to acquisitions and consist of the following at December 31:
                                   1994         1993
                              --------------------------
Computer software acquired       $5,565,000   $5,561,000
Non-competition agreements       19,370,000   25,841,000
Contract rights and other        30,150,000   22,880,000
                              --------------------------
                                 55,085,000   54,282,000
Less accumulated amortization    20,995,000   20,991,000
                              --------------------------
                                $34,090,000  $33,291,000
                              ==========================
Goodwill                       $157,830,000 $133,963,000
Less accumulated amortization    10,144,000    6,118,000
                              --------------------------
                               $147,686,000 $127,845,000
                              ==========================

The cost allocated to computer software acquired in corporate acquisitions is being amortized on a straight-line basis over its expected useful life (generally five years or less). In connection with certain acquisitions, the Company has entered into non-competition agreements with the sellers. The values assigned are being amortized on the straight-line method over the periods covered by the agreements (generally five years or less). Costs allocated to various customer data processing contracts at the dates of acquisition are being amortized on a straight-line basis over the remaining terms of the contracts (generally six years or less). The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill and is being amortized over its estimated useful life of 40 years.

INCOME TAXES
The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

REVENUE RECOGNITION
Revenues result primarily from the sale of data processing services to financial institutions, software sales, and administration of self-directed retirement plans. Such revenues are recognized as the related services are provided. Revenues include investment income of $21,216,000, $12,286,000, and $10,308,000, net of direct credits to depositors accounts of $17,446,000, $13,216,000, and $16,576,000 in 1994, 1993 and 1992, respectively. Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided.

INCOME PER SHARE
Income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods, after giving effect to stock splits.

SUPPLEMENTAL CASH FLOW INFORMATION
                                         1994         1993        1992
                                      -----------------------------------
Interest paid                         $ 8,387,000 $ 5,412,000  $5,003,000
Income taxes paid                      10,073,000   6,544,000   7,466,000
Liabilities assumed in acquisitions
 of businesses                          3,416,000  47,000,000   2,243,000

NOTE 2. ACQUISITIONS AND CAPITAL TRANSACTIONS
ACQUISITIONS
During 1994, 1993 and 1992 the Company completed the following acquisitions:

                                       Date
Company                              Acquired  Type of Business               Consideration
- - - - - -----------------------------------------------------------------------------------------------
1994:
National Embossing Company, Inc.    Apr. 19    Automated card services        Cash for stock
Boatmen's Information Systems       May 2      Data processing                Cash for assets
 data processing business
Federal Home Loan Bank of Atlanta   Aug. 19    Item processing                Cash for assets
 item processing contracts
Cincinnati Bell Information Systems Nov. 30    Image and document             Cash for assets
 banking business                               management services
RECOM Associates, Inc.              Dec. 30    Network integration services   Stock for stock

1993:
Tomahawk Holding, Inc. and          Feb. 10    Data processing for banks,     Cash and stock
 its wholly-owned subsidiary                    thrifts and credit unions      for stock
 Basis Information
 Technologies, Inc.
IPC Service Corporation             Mar. 2     Item processing                Cash for assets
EDS item processing                 May 17     Item processing                Cash for assets
 contracts
Datatronix Financial Services       Jun. 25    Item processing                Stock for stock
Data Line Service Company           Jul. 13    Data processing for thrifts    Cash for stock
Financial Processors, Inc.          Nov. 8     Data processing for banks      Cash for stock
 and Financial Data Systems                    Item processing                Cash for assets
Financial Institution Outsourcing   Nov. 30    Data processing for banks      Cash for assets
 and Data-Link Systems, Inc.                   Mortgage banking services      Cash for stock
1992:
Data Holdings, Inc.                 Feb. 10    Automated card services        Cash for stock
BMS On-Line Services, Inc.,         Feb. 28    Data processing                Cash for assets
 selected assets
First American Information          Mar. 2     Data processing and item       Cash for stock
 Services, Inc.                                 processing
Cadre, Inc.                         Jul. 1     Disaster recovery services     Cash for stock
Performance Analysis, Inc.          Jul. 1     Software for banks             Cash for stock
Chase Manhattan Bank,               Oct. 22    Software for banks             Cash for assets
REALM Software
Dakota Data Processing, Inc.        Dec. 1     Data processing                Cash for stock
Banking Group Services, Inc.        Dec. 31    Item processing                Stock for stock

Generally, the acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies are included in the consolidated financial statements since their respective dates of acquisition as set forth above. Certain of the acquisition agreements provide for additional cash payments contingent upon the attainment of specified revenue goals.

STOCK PURCHASE AND STOCK OPTION PLANS
The Company has a Restricted Stock Purchase Plan, a qualified Incentive Stock Option Plan and a Non- Qualified Stock Option Plan, each of which provide for grants of common stock to employees for a price not less than 100% of the fair value of the shares at the date of grant. There has been no recent activity in the Restricted Stock Purchase Plan. In general, 20% of the option shares awarded under the Incentive and Non-Qualified Stock Option Plans may be purchased annually and expire, generally, five to ten years from the date of the award. Plan activity during 1992, 1993 and 1994, adjusted for 3-for-2 splits effective in May 1993 and June 1992, is summarized as follows:

                                      Shares
                               --------------------
                                             Non-       Price
                               Incentive  Qualified     Range
                               --------------------
Outstanding, December 31, 1991            1,750,887  5.04-12.45
Granted                                     751,747  15.22-16.00
Forfeited                                  (85,392)
Exercised                                 (537,126)  5.04-10.37
                               --------------------
Outstanding, December 31, 1992            1,880,116  5.56-16.00
Granted                                     589,850  18.50-20.17
Assumed from Datatronix            76,895    66,415  1.63-7.10
Forfeited                                  (32,550)
Exercised                        (23,590) (277,027)  1.63-15.56
                               --------------------
Outstanding, December 31, 1993     53,305 2,226,804  1.63-20.17
Granted                                     559,497  20.00-22.50
Forfeited                         (3,380) (102,945)
Exercised                        (19,505) (211,529)  1.63-18.50
                               --------------------
Outstanding, December 31, 1994     30,420 2,471,827  1.63-22.50
                               ====================
Shares exercisable,
   December 31, 1994                6,253 1,184,876
                               ====================

Options outstanding include 76,370 and 188,918 shares granted in 1993 and 1994 at $20.17 and $20.00 a share, respectively, under a stock purchase plan requiring exercise within 30 days after a two-year period beginning on the date of grant.

NOTE 3. LONG-TERM DEBT AND OTHER OBLIGATIONS
The Company has available a $125,000,000 unsecured line of credit and commercial paper facility with a group of banks maturing in 1999 of which $85,568,000 was in use at December 31, 1994 at an average rate of 6.17%. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants including, among other things, the maintenance of minimum net worth and various operating ratios with which the Company was in compliance at December 31, 1994. A facility fee ranging from .175% to .325% per annum is required on the entire bank line regardless of usage. The facility is reduced to $112,500,000 on September 30, 1997 and to $100,000,000 on September 30, 1998.

Long-term debt and other obligations outstanding at the respective year-ends comprised the following:
                                                 December 31,
                                              1994          1993
                                          --------------------------
9.45% senior notes payable, due 1995-2000  $25,714,000   $30,000,000
9.75% senior notes payable, due 1995-2001   17,500,000    20,000,000
Bank notes and commercial paper             96,650,000    61,099,000
Other obligations                            2,314,000     2,308,000
                                          --------------------------
                                          $142,178,000  $113,407,000
                                          ==========================

Other obligations relate to balances due under capital leases. Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 1994:

Year
- - - - - ----------------------
1995                      $10,671,000
1996                        9,992,000
1997                        8,916,000
1998                        7,302,000
1999                       95,878,000
Thereafter                  9,419,000
                         ------------
                         $142,178,000
                         ============
Interest expense with respect to long-term debt and other obligations amounted to $8,710,000, $5,737,000 and $5,018,000 in 1994, 1993 and 1992, respectively.

NOTE 4. INCOME TAXES
A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates follows:
                                             1994         1993         1992
                                          ------------------------------------
Statutory federal tax rate                        35%          35%         34%
Tax computed at statutory rate            $21,971,000  $17,509,000 $12,607,000
State income taxes net of federal effect    2,600,000    2,489,000   1,483,000
Tax exempt income                           (470,000)    (326,000)   (311,000)
Other                                       1,009,000    (339,000)     311,000
                                          ------------------------------------
Recorded income tax expense               $25,110,000  $19,333,000 $14,090,000
                                          ====================================


The provision for income taxes consisted of the following:
                                            1994         1993        1992
                                         ------------------------------------
Currently payable                        $11,937,000  $6,240,000   $6,990,000
Tax reduction credited to capital
  in excess of par value                     800,000   1,300,000    1,700,000
Deferred                                  12,373,000  11,793,000    5,400,000
                                         ------------------------------------
Total                                    $25,110,000 $19,333,000  $14,090,000
                                         ====================================

The approximate tax effects of temporary differences at December 31, 1994 and 1993 were as follows:
                                                          1994           1993
                                                 ----------------------------
Allowance for doubtful accounts                  $   1,571,000  $     595,000
Accrued expenses not currently deductible           11,392,000     10,362,000
Other                                                1,931,000      2,958,000
Net operating loss and tax credit carryforwards      5,901,000      4,597,000
Deferred costs                                     (4,911,000)    (2,762,000)
Internally generated capitalized software         (27,120,000)   (22,064,000)
Excess of tax over book depreciation
 and amortization                                  (4,069,000)    (2,933,000)
Unrealized gain on investments                     (7,495,000)    (6,153,000)
                                                 ----------------------------
Total                                            $(22,800,000)  $(15,400,000)
                                                 ============================
The net operating loss and tax credit carryforwards have expiration dates ranging from 1995 through 2009.

NOTE 5. EMPLOYEE BENEFIT PROGRAMS
The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and also makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest at the rate of 20% for each year of service. Contributions charged to operations under these plans approximated $8,900,000, $6,346,000 and $5,381,000 in 1994, 1993 and 1992,
respectively.

NOTE 6. LEASES, OTHER COMMITMENTS AND CONTINGENCIES
LEASES
Future minimum rental payments, as of December 31, 1994, on various operating leases for office facilities and equipment were due as follows:

1995                          $34,779,000
1996                           29,138,000
1997                           22,351,000
1998                           17,402,000
1999                           11,043,000
Thereafter                     14,990,000
                             ------------
Total minimum payments       $129,703,000
                             ============

Rent expense applicable to all operating leases was approximately $42,586,000, $45,224,000 and $33,859,000 in 1994, 1993 and 1992, respectively.

OTHER COMMITMENTS AND CONTINGENCIES
The Company's trust administration subsidiary had fiduciary responsibility for the administration of approximately $12.6 billion in trust funds as of December 31, 1994. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying balance sheets.
In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the financial statements of the Company.