Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the relative percentage which certain items in the Company's consolidated statements of income bear to revenues and the percentage change in those items from period to period.

                                        Percentage of Revenues   Period to Period Percentage
                                       Year Ended December 31,       Increase (Decrease)
                                       1994     1993    1992    1994 VS. 1993  1993 vs. 1992
                                      ------------------------------------------------------
Revenues                                100.0%  100.0%  100.0%          23.9%          36.9%
                                      ------------------------
Cost of revenues:
Salaries, commissions and payroll
related costs                             48.9    47.9    50.0           26.4           31.0
Data processing expenses, rentals
and telecommunications costs              14.3    15.8    13.4           12.1           61.9
Other operating expenses                  19.0    19.3    20.0           22.1           32.5
Depreciation and amortization of
property and equipment                     5.3     4.8     4.8           39.2           34.0
Amortization of intangible assets          1.9     2.0     2.0           19.2           38.1
Capitalization of internally generated
computer software - net                  (1.7)   (1.6)   (2.0)           33.6            6.3
                                      ------------------------
Total cost of revenues                    87.7    88.2    88.2           23.3           36.9
                                      ------------------------
Operating income                         12.3%   11.8%   11.8%           28.8           37.0
                                      ========================
Income before income taxes               11.1%   11.0%   11.2%           25.5           34.9
                                      ========================
Net income                                6.7%    6.8%    6.9%           22.7           33.5
                                      ========================

Revenues increased $108,898,000 in 1994 and $122,602,000 in 1993. Approximately 80% of the 1994 growth and 90% of the 1993 growth resulted from the inclusion of revenues from the date of purchase of acquired businesses as set forth in Note 2 to the financial statements and the balance in each year from the addition of new clients, growth in the transaction volume experienced by existing clients and price increases.

As a percentage of revenues, cost of revenues decreased .5% from 1993 to 1994 and remained relatively constant in 1993. The make up of cost of revenues has been significantly affected in both years by business acquisitions and by changes in the mix of the Company's business as item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

A significant portion of the purchase price of the Company's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to forty years. Amortization of these costs increased $1,748,000 from 1993 to 1994 and $2,509 ,000 from 1992 to 1993. As a percentage of revenues, these costs have remained relatively constant from 1992 to 1994.

Capitalization of internally generated computer software is stated net of amortization and increased in amount in both 1993 and 1994 but decreased as a percentage of revenues in 1993 and increased slightly in 1994. The 1994 increase resulted from special software development projects which are expected to be substantially completed by mid-1995.

Operating income increased $15,465,000 in 1994 and $14,505,000 in 1993. As a percentage of revenues, operating income increased .5% in 1994 and remained constant in 1993.

The effective income tax rate was 40% in 1994, 39% in 1993 and 38% in 1992. The trend to higher income tax rates results from net increases in non-deductible permanent differences and an increase in 1993 in the federal income tax rate. The effective income tax rate for 1995 is expected to be 41%.

The Company's growth has been largely accomplished through the acquisition of entities engaged in businesses which are complementary to its operations. Management believes that a number of acquisition candidates are available which would further enhance its competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses by eliminating operating redundancies. The Company's approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients, while reducing the potential loss of clients due to this program.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes (in thousands of dollars) the Company's primary sources of funds:
                                           Year Ended December 31,
                                           1994      1993     1992
                                         ---------------------------

Cash provided by operating activities     $ 63,043  $38,604  $36,050
Issuance of common stock-net                 1,918   24,036    2,807
Decrease (increase) in other investments  (26,545)  (2,002)   20,757
Increase (decrease) in net borrowings       28,023   57,433  (1,205)
                                         ---------------------------
                                          $ 66,439 $118,071  $58,409
                                         ---------------------------

The Company has applied a significant portion of its cash flow from operations and proceeds of its common stock offerings to acquisitions and the reduction of long-term debt and invests the remainder in short-term obligations until it is needed for further acquisitions or operating purposes.

The 1994 increase in capital expenditures was abnormally high because of the need to provide a new facility and equipment for Financial Institution Outsourcing, acquired in November 1993.

The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements.
In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or issuance of securities.