Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

SELECTED FINANCIAL DATA

The following data (in thousands, except per share data), which has been materially affected by acquisitions, should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report.

Year Ended December 31,           1994        1993     1992      1991      1990
                           ----------------------------------------------------
Total assets                $1,418,358  $1,182,443 $898,230  $740,107  $565,191
Long-term debt and other
 long-term obligations         142,178     113,407   53,240    53,114    37,974
Revenues                       563,590     454,692  332,090   281,333   183,180
Operating income                69,207      53,742   39,237    31,651    23,402
Income before income taxes      62,774      50,026   37,079    28,651    21,491
Income taxes                    25,110      19,333   14,090    10,314     7,737
Net income                      37,664      30,693   22,989    18,337    13,754
                           ----------------------------------------------------
Net income per share - Note      $0.95       $0.80    $0.67     $0.56     $0.47
                           ====================================================

Note: Net income per share has been restated to recognize 3-for-2 stock splits effective in May 1993, June 1992 and July 1991.