Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(Amounts in thousands, except per share data)
                                           Quarters
1994                         First     Second    Third    Fourth    Total
                            -----------------------------------------------
REVENUES                    $135,896  $135,793 $139,431  $152,470  $563,590
                            -----------------------------------------------
COST OF REVENUES             119,970   118,676  121,845   133,892   494,383
                            -----------------------------------------------
OPERATING INCOME              15,926    17,117   17,586    18,578    69,207
                            -----------------------------------------------
INCOME BEFORE INCOME TAXES    14,480    15,615   15,903    16,776    62,774
                            -----------------------------------------------
INCOME TAXES                   5,792     6,246    6,361     6,711    25,110
                            -----------------------------------------------
NET INCOME                    $8,688    $9,369   $9,542   $10,065   $37,664
                            -----------------------------------------------
NET INCOME PER SHARE           $0.22     $0.24    $0.24     $0.25     $0.95
                            ===============================================

1993
Revenues                     $99,723  $111,180 $116,439  $127,350  $454,692
                            -----------------------------------------------
Cost of revenues              88,232    97,848  102,364   112,506   400,950
                            -----------------------------------------------
Operating income              11,491    13,332   14,075    14,844    53,742
                            -----------------------------------------------
Income before income taxes    10,624    12,356   13,230    13,816    50,026
                            -----------------------------------------------
Income taxes                   3,834     4,695    5,292     5,512    19,333
                            -----------------------------------------------
Net income                    $6,790    $7,661   $7,938    $8,304   $30,693
                            -----------------------------------------------
Net income per share           $0.19     $0.20    $0.20     $0.21     $0.80
                            ===============================================

MARKET PRICE INFORMATION
The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol FISV.

                            1994                1993
- - - - - ----------------------------------------------------------
Quarter Ended          HIGH      LOW       High      Low
- - - - - ----------------------------------------------------------

March 31             23 1/2    18 1/2    21 3/8    17 5/8
June 30              22 1/4    20        20 1/8    17 3/8
September 30         22 3/4    18 3/4    21 3/4    19
December 31          23 1/2    19 1/4    23 3/4    19 1/4

At December 31, 1994, the Company's common stock was held by approximately 12,000 shareholders of record or through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 27, 1995 was $21.75 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.