Form 10-K, Exhibit 13
period 1994-12-31
FISERV INC
filed 1995-02-28
CIK 798354

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of FIserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 1994 Annual Report. This information was prepared in conformity with generally accepted accounting principles and necessarily reflects the best estimates and judgment of management. To provide reasonable assurance that transactions authorized by management are recorded and reported properly and that assets are safeguarded, the Company maintains a system of internal controls. The concept of reasonable assurance implies that the cost of such a system is weighed against the benefits to be derived therefrom.

Deloitte & Touche LLP, certified public accountants, audit the financial statements of the Company in accordance with generally accepted auditing standards. Their audit includes a review of the internal control system, and improvements are made to the system based upon their recommendations.

The Audit Committee ensures that management and the independent auditors are properly discharging their financial reporting responsibilities. In performing this function, the Committee meets with management and the independent auditors
throughout the year.   Additional access to the Committee is provided to
Deloitte & Touche LLP on an unrestricted basis, allowing discussion of audit results and opinions on the adequacy of internal accounting controls and the quality of financial reporting.







GEORGE D. DALTON
Chairman and Chief Executive Officer