Form 10-K, Exhibit 13
period 1995-12-31
FISERV INC
filed 1996-02-27
CIK 798354

FISERV, INC. and Subsidiaries
Consolidated statements of operations

Year ended December 31,                     1995          1994         1993

REVENUES                                 $703,380,000  $579,839,000 $467,863,000
                                         ------------  ------------ ------------

COST OF REVENUES:
Salaries, commissions and payroll
  related costs                           330,845,000   281,651,000  223,271,000
Data processing expenses, rentals and
  telecommunication costs                  95,798,000    81,320,000   72,524,000
Other operating expenses                  125,498,000   109,975,000   90,162,000
Depreciation and amortization of
  property and equipment                   38,480,000    31,350,000   22,450,000
Purchased incomplete software
  technology Note 2                       172,970,000
Amortization of intangible assets          25,880,000    10,846,000    9,098,000
Capitalization of internally generated
  computer software-net                   (6,382,000)   (9,599,000)  (7,185,000)
                                         ------------  ------------ ------------
                 Total                    783,089,000   505,543,000  410,320,000
                                         ------------  ------------ ------------

OPERATING INCOME (LOSS)                   (79,709,000)   74,296,000   57,543,000
Interest expense - net                     18,822,000     6,951,000    4,366,000
                                         ------------  ------------ ------------

INCOME (LOSS) BEFORE INCOME TAXES         (98,531,000)   67,345,000   53,177,000
Income tax provision (credit) Note 4      (38,668,000)   26,938,000   20,464,000
                                         ------------  ------------ ------------

NET INCOME (LOSS)                        $(59,863,000) $ 40,407,000 $ 32,713,000
                                         ============  ============ ============
Net income (loss) per common and
  common equivalent share                      $(1.36)       $0.99         $0.83
                                         ============  ============ ============
Shares used in computing net
  income per share                         44,008,000    40,735,000   39,455,000
                                         ============  ============ ============
See notes to consolidated financial statements.

FISERV, INC. and Subsidiaries
Consolidated balance sheets

December 31,                                       1995               1994

ASSETS

Cash and cash equivalents Note 1               $   59,743,000     $   29,683,000
Accounts receivable                               154,628,000        122,984,000
Prepaid expenses and other assets Note 1           63,893,000         34,760,000
Due on sale of securities                          97,446,000
Investment securities Note 1                      834,286,000      1,041,474,000
Other investments Note 1                           55,748,000         64,777,000
Deferred income taxes Note 4                       39,527,000
Property and equipment-net Note 1                 148,343,000        114,966,000
Internally generated computer software-net         73,863,000         67,820,000
Identifiable intangible assets relating
 to acquisitions-net Note 1                        57,270,000         36,487,000
Goodwill-net                                      300,552,000        148,394,000
                                               --------------     --------------
                   TOTAL                       $1,885,299,000     $1,661,345,000
                                               ==============     ==============
LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                               $   43,948,000     $   22,060,000
Accrued expenses                                   59,614,000         59,742,000
Accrued income taxes                                6,116,000          1,952,000
Deferred revenues                                  40,754,000         10,836,000
Trust account deposits                            917,189,000      1,035,217,000
Long-term debt Note 3                             381,361,000        143,864,000
Other obligations Note 3                            2,055,000          6,152,000
Deferred income taxes Note 4                                          22,800,000
                                               --------------     --------------
TOTAL LIABILITIES                               1,451,037,000      1,302,623,000

COMMITMENTS AND CONTINGENCIES Note 6

SHAREHOLDERS' EQUITY:
Common stock outstanding, 44,887,000 and
 40,038,000 shares, respectively                      449,000            400,000
Additional paid-in capital                        315,800,000        184,748,000
Unrealized gain on investments                     15,268,000         11,054,000
Accumulated earnings                              102,745,000        162,520,000
                                               --------------     --------------
TOTAL SHAREHOLDERS' EQUITY                        434,262,000        358,722,000
                                               --------------     --------------
                   TOTAL                       $1,885,299,000     $1,661,345,000
                                               ==============     ==============


See notes to consolidated financial statements.

FISERV, INC. and Subsidiaries
Consolidated statements of changes in shareholders' equity

Year ended December 31,                                  1995         1994         1993
SHARES ISSUED-75,000,000 AUTHORIZED:
  Balance at beginning of year                         40,037,854   39,660,740   22,621,946
  Shares issued in pooling of Lincoln Holdings, Inc.                                880,970
  Sale of common stock                                                            1,403,911
  Shares issued under stock plans-net                     274,615      238,838      201,706
  Shares issued for acquired companies                  4,574,659      138,276    2,354,540
  Stock split -- 3-for-2                                                         12,197,667
                                                     ------------ ------------ ------------
  Balance at end of year                               44,887,128   40,037,854   39,660,740
                                                     ============ ============ ============

COMMON STOCK-PAR VALUE $.01 PER SHARE:
  Balance at beginning of year                       $    400,000 $    397,000 $    226,000
  Shares issued in pooling of Lincoln Holdings, Inc.                                  9,000
  Sale of common stock                                                               14,000
  Shares issued under stock plans-net                       3,000        2,000        2,000
  Shares issued for acquired companies                     46,000        1,000       24,000
  Stock split -- 3-for-2                                                            122,000
                                                     ------------ ------------ ------------
  Balance at end of year                                  449,000      400,000      397,000
                                                     ============ ============ ============

CAPITAL IN EXCESS OF PAR VALUE:
  Balance at beginning of year                        184,748,000  181,223,000  105,842,000
  Acquired in pooling of Lincoln Holdings, Inc.                                     174,000
  Sale of common stock                                                           23,712,000
  Shares issued under stock plans-net                     670,000    2,660,000      324,000
  Income tax reduction arising from the
    exercise of employee stock options                  2,400,000      800,000    1,300,000
  Shares issued for acquired companies                127,982,000       65,000   49,993,000
  Stock split -- 3-for-2                                                           (122,000)
                                                     ------------ ------------ ------------
  Balance at end of year                              315,800,000  184,748,000  181,223,000
                                                     ============ ============ ============

UNREALIZED GAIN ON INVESTMENTS                         15,268,000   11,054,000    9,230,000
                                                     ============ ============ ============
ACCUMULATED EARNINGS:
  Balance at beginning of year                        162,520,000  122,023,000   86,405,000
  Acquired in pooling of Lincoln Holdings, Inc.                                   2,974,000
  Net income (loss)                                   (59,863,000)  40,407,000   32,713,000
  Foreign currency translation adjustment                  88,000       90,000      (69,000)
                                                     ------------ ------------ ------------
  Balance at end of year                              102,745,000  162,520,000  122,023,000
                                                     ============ ============ ============
TOTAL SHAREHOLDERS' EQUITY                           $434,262,000 $358,722,000 $312,873,000
                                                     ============ ============ ============

See notes to consolidated financial statements.

FISERV, INC. and Subsidiaries
Consolidated statements of cash flows

Year Ended December 31,                              1995           1994           1993
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                $ (59,863,000) $  40,407,000  $  32,713,000
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
 Deferred income taxes                             (58,952,000)    12,375,000     11,883,000
 Depreciation and amortization of
  property and equipment                            38,480,000     31,401,000     22,449,000
 Amortization of intangible assets                  25,880,000     10,846,000      9,098,000
 Charge for incomplete software technology         172,970,000
 Capitalization of internally generated
  computer software - net                           (6,382,000)    (9,599,000)    (7,185,000)
                                                 -------------  -------------  -------------
                                                   112,133,000     85,430,000     68,958,000

 Cash provided (used) by changes in assets
  and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable                              (10,014,000)   (12,194,000)   (13,672,000)
  Prepaid expenses and other assets                (23,709,000)    (3,935,000)   (10,482,000)
  Accounts payable and accrued expenses             (4,843,000)    (3,954,000)    (6,411,000)
  Deferred revenue                                   9,283,000       (123,000)       (54,000)
  Accrued income taxes                               5,756,000      2,059,000        285,000
                                                 -------------  -------------  -------------
Net cash provided by operating activities           88,606,000     67,283,000     38,624,000
                                                 -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                              (45,039,000)   (53,193,000)   (29,613,000)
 Investments and other assets                       20,136,000    (26,545,000)    (2,002,000)
 Payment for acquisition of businesses,
  net of cash acquired                            (258,237,000)   (20,545,000)  (113,268,000)
 Investment securities                             207,603,000   (176,597,000)   (90,216,000)
 Due on sale of securities                         (97,446,000)
                                                 -------------  -------------  -------------
Net cash used by investing activities             (172,983,000)  (276,880,000)  (235,099,000)
                                                 -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings and other long-term obligations        252,977,000     39,165,000     63,000,000
 Repayment of borrowings and other long-
  term obligations                                 (21,150,000)   (12,720,000)    (3,441,000)
 Issuance of common stock                              638,000      1,918,000     24,036,000
 Trust account deposits                           (118,028,000)   174,567,000     82,803,000
                                                 -------------  -------------  -------------
Net cash provided by financing activities          114,437,000    202,930,000    166,398,000
                                                 -------------  -------------  -------------
Change in cash and cash equivalents                 30,060,000     (6,667,000)   (30,077,000)
Beginning balance                                   29,683,000     36,350,000     66,427,000
                                                 -------------  -------------  -------------
Ending balance                                   $  59,743,000  $  29,683,000  $  36,350,000
                                                 =============  =============  =============

See notes to consolidated financial statements.

FIserv, Inc. and Subsidiaries Notes to consolidated financial statements for the years ended December 31, 1995, 1994 and 1993
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents
Cash and cash equivalents comprise cash and investments with original maturities of 90 days or less.

Prepaid Expenses and Other Assets
Prepaid expenses and other assets at December 31, 1995 and 1994 include $17,817,000 and $7,723,000, respectively, relating to long-term contracts, the profit from which is being recognized ratably over the periods to be benefited.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trust Account Deposits and Investment Securities
The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $917,189,000 and $1,035,217,000 in 1995 and 1994,
respectively. The related investment securities comprised the following at December 31, 1995 and 1994:
                                      Principal       Carrying
1995                                    Amount         Value       Market Value
--------------------------------    -------------  -------------  -------------
U. S. Government and government
 agency obligations                  $553,384,000   $558,893,000   $559,000,000
Corporate bonds                       119,100,000    118,891,000    118,716,000
Repurchase agreements                  96,671,000     96,671,000     96,671,000
Other fixed income obligations         59,877,000     59,831,000     59,831,000
                                    -------------  -------------  -------------
Total                                $829,032,000   $834,286,000   $834,218,000
                                    =============  =============  =============
1994
--------------------------------
U. S. Government and government
 agency obligations                $  693,711,000 $  696,665,000 $  663,504,000
Corporate bonds                        51,840,000     51,836,000     51,373,000
Repurchase agreements                 226,581,000    226,581,000    226,581,000
Other fixed income obligations         68,050,000     66,392,000     65,079,000
                                    -------------  -------------  -------------
Total                              $1,040,182,000 $1,041,474,000 $1,006,537,000
                                    =============  =============  =============

Substantially all of the investments have contractual maturities of one year or less except for government agency obligations.

Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from 3 to 40 years:


December 31,                                  1995           1994
------------------------------------      -------------  -------------
Data processing equipment                  $149,143,000   $121,844,000
Purchased software                           39,810,000     31,522,000
Buildings and leasehold improvements         51,195,000     35,407,000
Furniture and equipment                      38,940,000     31,409,000
                                           ------------  -------------
                                            279,088,000    220,182,000
Less accumulated depreciation and
amortization                                130,745,000    105,216,000
                                           ------------  -------------
Total                                      $148,343,000   $114,966,000
                                          =============  =============

Internally Generated Computer Software
Certain costs incurred to develop new software and enhance existing software are capitalized and amortized over the expected useful life of the product, generally five years. At December 31, 1995 and 1994, the unamortized portion of internally generated computer software costs amounted to $73,863,000 and $67,820,000, respectively; amortization of such costs charged to expense amounted to $19,998,000, $16,655,000, and $13,995,000 in 1995, 1994 and 1993,
respectively. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred.

Intangible Assets
Intangible assets relate to acquisitions and consist of the following at December 31:

                                             1995           1994
                                         -------------   ------------
Computer software acquired                $ 30,949,000   $  5,565,000
Non-competition agreements                  10,744,000     19,370,000
Contract rights and other                   48,012,000     33,818,000
                                         -------------   ------------
                                            89,705,000     58,753,000
Less accumulated amortization               32,435,000     22,266,000
                                         -------------   ------------
                                          $ 57,270,000   $ 36,487,000
                                         =============   ============

Goodwill                                  $318,410,000   $158,679,000
Less accumulated amortization               17,858,000     10,285,000
                                         -------------   ------------
                                          $300,552,000   $148,394,000
                                         =============   ============

Except as noted below, the cost allocated to computer software acquired in corporate acquisitions is being amortized on a straight-line basis over its expected useful life (generally five years or less). In connection with certain acquisitions, the Company has entered into non-competition agreements with the sellers. The values assigned are being amortized on the straight-line method over the periods covered by the agreements (generally five years or less).
Costs allocated to various customer data processing contracts at the dates of acquisition are being amortized on a straight-line basis over the remaining terms of the contracts (generally six years or less). The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill and is being amortized over forty years. The Company periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur.

In connection with the acquisition of Information Technology, Inc. referred to in Note 2 below, the allocation of the purchase price to the various classes of assets was determined on the basis of an opinion expressed by a nationally recognized independent appraisal firm. Values determined for incomplete software have been expensed and values for completed software are being amortized utilizing accelerated methods.

Income Taxes
The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

Revenue Recognition
Revenues result primarily from the sale of data processing services to financial institutions, software sales, and administration of self-directed retirement plans. Such revenues are recognized as the related services are provided. Revenues include investment income of $35,695,000, $29,695,000, and $18,911,000, net of direct credits to depositors accounts of $27,561,000, $23,217,000, and $18,015,000 in 1995, 1994 and 1993, respectively. Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided.

Income per Share
Income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods, after giving effect to stock splits.

Supplemental Cash Flow Information

                                        1995         1994        1993
                                     -----------  ----------  ----------
Interest paid                        $21,184,000 $ 8,871,000 $ 5,945,000
Income taxes paid                     11,488,000  11,417,000   8,309,000
Liabilities assumed in acquisitions
 of businesses                        49,279,000   3,416,000  47,000,000

2. ACQUISITIONS AND CAPITAL TRANSACTIONS
Acquisitions
During 1995, 1994 and 1993 the Company completed the following acquisitions:

                                            Date
Company                                     Acquired        Type of Business                 Consideration
--------------------------------------      --------        ------------------------------   ------------------
1995
BankLink, Inc.                              Feb. 10         Cash management                  Cash for stock
Information Technology, Inc.                May 17          Financial processing systems     Cash and stock
                                                                                               for stock
Lincoln Holdings, Inc.                      Aug. 1          Retirement plan administrators   Stock for stock
SRS, Inc.                                   Sep. 29         Data processing                  Cash for stock
Document Management Services                Sep. 30         Item processing                  Cash for assets
Division of ALLTEL Financial Information Services, Inc.
Financial Information Trust                 Nov. 1          Data processing                  Cash for stock
Outsource Technology L. C.                  Nov. 1          Data processing                  Cash for stock

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

1993:
Tomahawk Holding, Inc. and                  Feb. 10         Data processing for banks,       Cash and stock
its wholly-owned subsidiary                                   thrifts and credit unions        for stock
Basis Information
Technologies, Inc.
IPC Service Corporation                     Mar. 2          Item processing                  Cash for assets
EDS item processing                         May 17          Item processing                  Cash for assets
contracts
Datatronix Financial Services               Jun. 25         Item processing                  Stock for stock
Data Line Service Company                   Jul. 13         Data processing for thrifts      Cash for stock
Financial Processors, Inc. and              Nov. 8          Data processing for banks        Cash for stock
Financial Data Systems                                      Item processing                  Cash for assets
Financial Institution Outsourcing and       Nov. 30         Data processing for banks        Cash for assets
Data-Link Systems, Inc.                                     Mortgage banking services        Cash for stock

Certain of the acquisition agreements provide for additional cash payments contingent upon the attainment of specified revenue goals. Generally, the acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies are included in the consolidated financial statements since their respective dates of acquisition as set forth above. Certain of the acquisitions were accounted for as poolings of interests. However, except for the acquisition of Lincoln Holdings, Inc. (LHI), prior year financial statements were not restated due to immateriality. Results of operations of LHI have been included with those of the Company for all periods presented. Combined and separate results of the Company and LHI during the periods preceding the quarter ended June 30, 1995 and pro forma combined results, including preacquisition results of Information Technology, Inc. (ITI) for the years ended December 31, 1995 and 1994 (in thousands of dollars) were as follows:

                                                                                      Pro forma
                                           Company     LHI     Combined      ITI      combined
                                          ------------------  ---------- ----------- ----------
                                                                               (unaudited)
Quarter ended March 31, 1995 (unaudited)
Revenues                                    $152,605   $4,574   $157,179
Net income                                    10,449      792     11,241

Year ended December 31, 1995
Revenues                                     685,582   17,798    703,380      $25,435  $728,815
Net income                                   (63,018)   3,155    (59,863)       2,811   (57,052)

Year ended December 31, 1994
Revenues                                     563,590   16,249    579,839       60,868   640,707
Net income                                    37,664    2,743     40,407        5,885    46,292

Year ended December 31, 1993
Revenues                                     454,692   13,171    467,863
Net income                                    30,693    2,020     32,713

The acquisition of ITI was consummated for a consideration of approximately $377 million comprising approximately 4,574,000 shares of common stock of the Company and $249 million cash, including acquisition costs. Approximately 880,000 shares of common stock of the Company were issued in the acquisition of LHI.
Net income of the Company has been determined after a pretax charge of $182.9 million relating to the writeoff of incomplete software technology and accelerated amortization of completed software relating to the acquisition of ITI. Accordingly, net income was reduced by $109.6 million, or $2.49 a share relating to such charges.

Stock Purchase and Stock Option Plans
The Company has a Restricted Stock Purchase Plan, a qualified Incentive Stock Option Plan and a Non- Qualified Stock Option Plan, each of which provide for grants of common stock to employees for a price not less than 100% of the fair value of the shares at the date of grant. There has been no recent activity in the Restricted Stock Purchase Plan. In general, 20% of the option shares awarded under the Incentive and Non-Qualified Stock Option Plans may be purchased annually and expire, generally, five to ten years from the date of the award. Plan activity during 1993, 1994 and 1995, adjusted for a 3-for-2 split effective in May 1993, is summarized as follows:

                                              Shares
                                        -----------------------
                                                          Non-       Price
                                         Incentive    Qualified      Range
                                        ------------ ----------- -------------
Outstanding, December 31, 1992                         1,880,116  $5.56-16.00
Granted                                                  589,850  18.50-20.17
Assumed from Datatronix                       76,895      66,415   1.63-7.10
Forfeited                                                (32,550)
Exercised                                    (23,590)   (277,027)  1.63-15.56
                                        ------------ -----------
Outstanding, December 31, 1993                53,305   2,226,804  1.63-20.17
Granted                                                  559,497  20.00-22.50
Forfeited                                     (3,380)   (102,945)
Exercised                                    (19,505)   (211,529)  1.63-18.50
                                        ------------ -----------
Outstanding, December 31, 1994                30,420   2,471,827  1.63-22.50
Granted                                                  440,434  21.50-27.50
Forfeited                                               (115,493)
Exercised                                    (10,140)   (413,588)  1.63-21.81
                                        ------------ -----------
OUTSTANDING, DECEMBER 31, 1995                20,280   2,383,180  5.56-27.50
                                        ============ ===========
SHARES EXERCISABLE,
   DECEMBER 31, 1995                           7,774   1,300,455
                                        ============ ===========

Options outstanding include 158,819 and 63,686 shares granted in 1994 and 1995 at $20.00 and $22.00 a share, respectively, under a stock purchase plan requiring exercise within 30 days after a two-year period beginning on the date of grant.

3. LONG-TERM DEBT AND OTHER OBLIGATIONS
The Company has available a $300,000,000 unsecured line of credit and commercial paper facility with a group of banks maturing in 2000 of which $247,712,000 was in use at December 31, 1995 at an average rate of 6.25%. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants including, among other things, the maintenance of minimum net worth and various operating ratios with which the Company was in compliance at December 31, 1995. A facility fee ranging from .175% to .325% per annum is required on the entire bank line regardless of usage. The facility is reduced to $255,000,000, $210,000,000 and $150,000,000, respectively, on May 17, 1997, 1998 and 1999 and expires on May 17, 2000.


Long-term debt and other obligations outstanding at the respective year-ends comprised the following:

December 31,                                    1995           1994
-----------------------------------------    ------------   ------------
9.45% senior notes payable, due 1996-2000    $ 21,429,000   $ 25,714,000
9.75% senior notes payable, due 1996-2001      15,000,000     17,500,000
8.00% senior notes payable, due 1999-2005      90,000,000
Bank notes and commercial paper               254,932,000    100,650,000
Other obligations                               2,055,000      6,152,000
                                             ------------   ------------
                                             $383,416,000   $150,016,000
                                             ============   ============

Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 1995:

Year
------------------------------------------------
1996                                $  9,781,000
1997                                  10,712,000
1998                                  45,780,000
1999                                  80,371,000
2000                                 169,877,000
Thereafter                            66,895,000
                                    ------------
                                    $383,416,000
                                    ============

Interest expense with respect to long-term debt and other obligations amounted to $22,006,000, $9,228,000 and $6,374,000 in 1995, 1994 and 1993, respectively.

4. INCOME TAXES
A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates follows:

                                      1995           1994           1993
                                  -------------    -----------   ------------

Statutory federal tax rate                  35%            35%            35%

Tax computed at statutory rate     $(34,486,000)   $23,571,000    $18,612,000
State income taxes net of
 federal effect                      (5,113,000)     2,792,000      2,647,000
Tax exempt income                      (688,000)      (470,000)      (326,000)
Other                                 1,619,000      1,045,000       (469,000)
                                   -------------   -----------    -----------
Recorded income tax expense        $(38,668,000)   $26,938,000    $20,464,000
                                   =============    ===========  ============


The provision for income taxes consisted of the following:
                                        1995            1994          1993
                                     -------------    -----------   -----------

Currently Payable                     $ 17,884,000    $13,763,000   $ 7,280,000

Tax reduction credited to capital
  in excess of par value                 2,400,000        800,000     1,300,000
Deferred                               (58,952,000)    12,375,000    11,884,000
                                     -------------    -----------   -----------
Total                                 $(38,668,000)   $26,938,000   $20,464,000
                                     =============    ===========   ===========

The approximate tax effects of temporary differences at December 31, 1995 and 1994 were as follows:

                                                 1995         1994
                                              ----------- ------------
Allowance for doubtful accounts              $  2,319,000 $  1,571,000
Accrued expenses not currently deductible      7,769,000   11,392,000
Deferred revenue                               9,122,000      857,000
Other                                          1,728,000    1,074,000
Net operating loss and
 tax credit carryforwards                      6,739,000    5,901,000
Deferred costs                                (9,143,000)  (4,911,000)
Internally generated capitalized software (30,283,000) (27,120,000) Excess of tax over book depreciation
 and amortization                             (4,419,000)  (4,069,000)
Purchased incomplete software technology      66,305,000
Unrealized gain on investments               (10,610,000)  (7,495,000)
                                              ------------------------
Total deferred income taxes                 $ 39,527,000 $(22,800,000)
                                              ========== =============

The net operating loss and tax credit carryforwards have expiration dates ranging from 1996 through 2010.

5. EMPLOYEE BENEFIT PROGRAMS
The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and also makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest at the rate of 20% for each year of service. Contributions charged to operations under these plans approximated $8,144,000, $8,900,000 and $6,346,000 in 1995, 1994 and 1993,
respectively.

6. LEASES, OTHER COMMITMENTS AND CONTINGENCIES
Leases
Future minimum rental payments, as of December 31, 1995, on various operating leases for office facilities and equipment were due as follows:

1996                            $ 32,937,000
1997                              25,833,000
1998                              19,469,000
1999                              11,879,000
2000                               6,495,000
Thereafter                        10,493,000
                                ------------
Total minimum payments          $107,106,000
                                ============

Rent expense applicable to all operating leases was approximately $48,038,000, $43,065,000 and $45,658,000 in 1995, 1994 and 1993, respectively.

Other Commitments and Contingencies
The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $17 billion in trust funds as of December 31, 1995. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying balance sheets.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company.
 In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the financial statements of the Company.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations
The following table sets forth, for the periods indicated, the relative percentage which certain items in the Company's consolidated statements of income bear to revenues and the percentage change in those items from period to period. The table is based upon the accompanying supplemental schedule which excludes certain charges to 1995 operations associated with the acquisition of Information Technology, Inc.

                                                  Percentage of Revenues
                                                 Year Ended December 31,                Increase (Decrease)
                                            1995           1994           1993      1995 vs. 1994  1994 vs. 1993

                                       -------        -------        --------       -------------  ---------
Revenues                                 100.0%         100.0%         100.0%           21.3%          23.9%
                                       -------        -------        --------
Cost of revenues:
Salaries, commissions and payroll
  related costs                           47.0          48.6            47.7            17.5          26.1
Data processing expenses, rentals
  and telecommunication costs             13.6          14.0            15.5            17.8          12.1
Other operating expenses                  17.8          19.0            19.3            14.1          22.0
Depreciation and amortization of
  equipment and improvements               5.5           5.4             4.8            22.7          39.6
Amortization of intangible assets          2.3           1.9             1.9            47.2          19.2
Capitalization of internally generated
  computer software - net                 (0.9)         (1.7)           (1.5)          (33.5)         33.6
                                       -------        -------        --------
Total cost of revenues                    85.3          87.2            87.7            18.7          23.2
                                       -------        -------        --------
Operating income                          14.7%         12.8%           12.3%           38.9          29.1
                                       =======        =======        =======
Income before income taxes                12.0%         11.6%           11.4%           25.2          26.6
                                       =======        =======        =======
Net income                                 7.1%          7.0%            7.0%           23.2          23.5
                                       =======        =======        =======

The following discussion is based upon the accompanying supplemental schedule which excludes certain charges to 1995 operations associated with the acquisition of Information Technology, Inc. aggregating $182.9 million.

Revenues increased $123,541,000 in 1995 and $111,976,000 in 1994. Approximately 55% of the 1995 growth and 80% of the 1994 growth resulted from the inclusion of revenues from the date of purchase of acquired businesses as set forth in Note 2 to the financial statements and the balance in each year from the addition of new clients, growth in the transaction volume experienced by existing clients and price increases.

As a percentage of revenues, cost of revenues decreased 1.9% from 1994 to 1995 and .5% from 1993 to 1994. The make up of cost of revenues has been significantly affected in both years by business acquisitions and by changes in the mix of the Company's business as item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

A significant portion of the purchase price of the Company's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to forty years. Amortization of these costs increased $5,116,000 from 1994 to 1995 and $1,748,000 from 1993 to 1994. As a percentage of revenues, these costs have remained relatively constant from 1993 to 1994 and increased in 1995.

Capitalization of internally generated computer software is stated net of amortization and increased $2,414,000 in 1994 and decreased $3,217,000 in 1995. As a percentage of revenues, net capitalized software remained relatively constant in 1994 but decreased .8% from 1994 to 1995. This trend is likely to continue.

Operating income increased $28,883,000 in 1995 and $16,753,000 in 1994. As a percentage of revenues, operating income increased 1.9% in 1995 and .5% in 1994.

The effective income tax rate was 41% in 1995, 40% in 1994, and 39% in 1993. The trend to higher income tax rates results from net increases in non-deductible permanent differences and an increase in 1993 in the federal income tax rate. The effective income tax rate for 1996 is expected to remain at 41%.

The Company's growth has been accomplished largely through the acquisition of entities engaged in businesses which are complementary to its operations. Management believes that a number of acquisition candidates are available which would further enhance its competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions by eliminating operating redundancies. The Company's approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

The following table sets forth (in thousands, except per share data) certain financial highlights and pro forma information for 1995, 1994 and 1993.


Year Ended December 31,                        1995           1994          1993
-----------------------                   ---------      ---------      --------
Revenues                                  $703,380       $579,839       $467,863
Net income (loss)                          (59,863)        40,407         32,713
                                          ---------      --------       --------
Net income (loss) per share                 $(1.36)         $0.99          $0.83
                                          ---------      --------       --------
Net income as originally reported and
  before certain charges related to
  acquisition of Information
  Technology, Inc.                          49,771         37,664         30,693
                                          ---------      --------       --------
Net income per share as originally reported
  and before certain charges related to
  acquisition of Information
  Technology, Inc.                           $1.13          $0.95          $0.80
                                          ---------      --------       --------


The charges related to acquisition of Information Technology, Inc. (ITI) are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million ($2.49 per share).


Liquidity and Capital Resources
The following table summarizes (in thousands of dollars) the Company's primary sources of funds:

Year Ended December 31,                            1995        1994        1993
                                              ---------    --------    --------
Cash provided by operating activities          $ 88,606    $ 67,283    $ 38,624
Issuance of common stock-net                        638       1,918      24,036
Decrease (increase) in other investments         12,265     (28,575)     (9,415)
Increase in net borrowings                      231,827      26,445      59,559
                                              ---------    --------    --------
                                               $333,336    $ 67,071    $112,804
                                              =========    ========    ========

The Company has applied a significant portion of its cash flow from operations and proceeds of its common stock offerings and additional borrowings to acquisitions.

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

Consolidated Statements of Income Supplemental Schedule
(unaudited)


Year ended December 31,                    1995          1994          1993
-----------------------                 ------------  ------------ ------------
Revenues                                $703,380,000  $579,839,000 $467,863,000
                                        ------------  ------------ ------------
Cost of revenues:
Salaries, commissions and payroll
  related costs                          330,845,000   281,651,000  223,271,000
Data processing expenses, rentals and
  telecommunication costs                 95,798,000    81,320,000   72,524,000
Other expenses                           125,498,000   109,975,000   90,162,000
Depreciation and amortization of
  property and equipment                  38,480,000    31,350,000   22,450,000
Amortization of intangible assets         15,962,000    10,846,000    9,098,000
Capitalization of internally generated
  computer software-net                   (6,382,000)   (9,599,000)  (7,185,000)
                                        ------------  ------------ ------------
                 Total                   600,201,000   505,543,000  410,320,000
                                        ------------  ------------ ------------
Operating income                         103,179,000    74,296,000   57,543,000
Interest expense - net                    18,822,000     6,951,000    4,366,000
                                        ------------  ------------ ------------
Income before income taxes                84,357,000    67,345,000   53,177,000
Income tax provision                      34,586,000    26,938,000   20,464,000
                                        ------------  ------------ ------------
Net income                              $ 49,771,000  $ 40,407,000 $ 32,713,000
Net income per common and
  common equivalent share                      $1.13         $0.99        $0.83
                                        ============  ============ ============
Net income per common and common
  equivalent share as originally               $1.13         $0.95        $0.80
  reported                              ============  ============ ============
Shares used in computing net
  income per share                        44,008,000    40,735,000   39,455,000
                                        ============  ============ ============

Selected Financial Data

The following data (in thousands, except per share data), which has been materially affected by acquisitions, should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report.

Year Ended December 31,               1995        1994        1993        1992          1991
                                    ----------  ----------  ----------  ----------    --------
Revenues                           $  703,380   $  579,839  $  467,863  $  341,448    $288,450
Income (loss) before income taxes     (98,531)      67,345      53,177      39,291      29,703
Income taxes (credit)                 (38,668)      26,938      20,464      14,925      10,686
Net income (loss)                     (59,863)      40,407      32,713      24,366      19,017
Net income (loss) per share            $(1.36)       $0.99       $0.83       $0.69       $0.57
                                    ----------  ----------  ----------  ----------    --------

Total Assets                       $1,885,299   $1,661,345  $1,395,403  $1,097,339    $863,499
Long-term debt and other long-
  term obligations                    383,416      150,016     122,417      59,472      57,768
Shareholders' equity                  434,262      358,722     312,873     195,630     168,683
                                    ----------  ----------  ----------  ----------    --------

Note: The above information has been restated to recognize (1) 3-for-2 stock splits effective in May 1993, June 1992 and July 1991 and (2) the acquisition in 1995 of Lincoln Holdings, Inc. accounted for as a pooling of interests.

QUARTERLY FINANCIAL INFORMATION
for the years ended December 31, 1995 and 1994
(Unaudited)

(Amounts in thousands, except per share data)

                                               Quarters
1995                     First       Second      Third       Fourth     Total
                         --------    --------    --------   --------   --------
Revenues                 $157,179    $173,470    $176,922   $195,809   $703,380
                         --------    --------    --------   --------   --------
Cost of revenues          136,288     148,725     148,286    349,790    783,089
                         --------    --------    --------   --------   --------
Operating income (loss)    20,891      24,745      28,636   (153,981)   (79,709)
                         --------    --------    --------   --------   --------
Income (loss) before
  income taxes             19,054      20,308      22,223   (160,116)   (98,531)
                         --------    --------    --------   --------   --------
Income taxes                7,813       8,326       9,111    (63,918)   (38,668)
                         --------    --------    --------   --------   --------
Net income (loss)        $ 11,241    $ 11,982    $ 13,112   $(96,198)  $(59,863)
                         --------    --------    --------   --------   --------
Net income (loss) per share $0.27       $0.28       $0.29    $(2.10)     $(1.36)
                         --------    --------    --------   --------   --------


1994
Revenues                 $139,852    $139,801    $143,661   $156,525   $579,839
                         --------    --------    --------   --------   --------
Cost of revenues          122,651     121,379     124,694    136,819    505,543
                         --------    --------    --------   --------   --------
Operating income           17,201      18,422      18,967     19,706     74,296
                         --------    --------    --------   --------   --------
Income before income taxes 15,627      16,790      17,154     17,774     67,345
                         --------    --------    --------   --------   --------
Income taxes                6,251       6,716       6,861      7,110     26,938
                         --------    --------    --------   --------   --------
Net income               $  9,376    $ 10,074    $ 10,293   $ 10,664   $ 40,407
                         --------    --------    --------   --------   --------
Net income per share        $0.23       $0.25       $0.25      $0.26      $0.99
                         --------    --------    --------   --------   --------

The above information has been restated to recognize the acquisition in 1995 of Lincoln Holdings, Inc. accounted for on a pooling of interests basis.


Market Price Information
The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol FISV.

                                     1995             1994
Quarter Ended                    High     Low     High     Low

March 31                        27.75    21      23.5    18.5
June 30                         28.375   25.75   22.25   20
September 30                    31       25.5    22.75   18.75
December 31                     30.125   25.5    23.5    19.25


At December 31, 1995, the Company's common stock was held by approximately 20,000 shareholders of record or through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 26, 1996 was $26.25 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.



MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of FIserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 1995 Annual Report. This information was prepared in conformity with generally accepted accounting principles and necessarily reflects the best estimates and judgment of management.

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




/S/ GEORGE D. DALTON

GEORGE D. DALTON
Chairman and Chief Executive Officer








INDEPENDENT AUDITORS' REPORT


Shareholders and Directors of FIserv, Inc.:

We have audited the accompanying consolidated balance sheets of FIserv, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FIserv, Inc. and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
February 2,1996