Form 10-K, Exhibit 13
period 1996-12-31
FISERV INC
filed 1997-02-18
CIK 798354

FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS


(In thousands, except per share data)
Year ended December 31,                           1996        1995         1994

REVENUES                                      $798,268    $703,380     $579,839
                                              ---------------------------------

COST OF REVENUES:
Salaries, commissions and payroll
  related costs ...........................    371,526     330,845      281,651
Data processing expenses, rentals and
  telecommunication costs .................     90,919      95,798       81,320
Other operating expenses ..................    145,230     125,498      109,975
Depreciation and amortization of
  property and equipment ..................     42,241      38,480       31,350
Purchased incomplete software
  technology Note 2 .......................                172,970
Amortization of intangible assets .........     20,983      25,880       10,846
Amortization (capitalization) of internally
  generated computer software-net .........      3,732      (6,382)      (9,599)
                                               ---------------------------------
TOTAL .....................................    674,631     783,089      505,543
                                               ---------------------------------
OPERATING INCOME (LOSS) ...................    123,637     (79,709)      74,296
Interest expense - net ....................     19,088      18,822        6,951
                                               ---------------------------------
INCOME (LOSS) BEFORE INCOME TAXES .........    104,549     (98,531)      67,345
Income tax provision (credit) Note 4 ......     42,865     (38,668)      26,938
                                               ---------------------------------
NET INCOME (LOSS) .........................   $ 61,684   $ (59,863)   $  40,407
                                               =================================
Net income (loss) per common and
  common equivalent share .................   $   1.34   $   (1.36)   $    0.99
                                               =================================
Shares used in computing net
  income per share ........................     46,198      44,008       40,735
                                               =================================
See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS


(In thousands)
December 31,                                            1996         1995
ASSETS
Cash and cash equivalents Note 1 ..............   $   80,833   $   59,743
Accounts receivable ...........................      160,747      154,628
Prepaid expenses and other assets Note 1 ......       54,354       63,893
Due on sale of investments ....................                    97,446
Trust account investments Note 1 ..............      970,553      834,286
Other investments Note 1 ......................       53,556       55,748
Deferred income taxes Note 4 ..................       32,083       39,527
Property and equipment-Net Note 1 .............      143,661      148,343
Internally generated computer software-Net ....       70,487       73,863
Identifiable intangible assets relating
 to acquisitions-Net Note 1 ...................       50,156       57,270
Goodwill-Net Note 1 ...........................      292,089      300,552
                                                  -----------------------
TOTAL..........................................   $1,908,519   $1,885,299
                                                  =======================

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable ..............................   $   43,486   $   43,948
Accrued expenses ..............................       60,747       59,614
Accrued income taxes ..........................        7,510        6,116
Deferred revenues .............................       46,089       40,754
Trust account deposits ........................      970,553      917,189
Long-term debt Note 3 .........................      271,502      381,361
Other obligations Note 3 ......................        1,362        2,055
                                                  -----------------------
TOTAL LIABILITIES .............................    1,401,249    1,451,037
COMMITMENTS AND CONTINGENCIES NOTE 6
SHAREHOLDERS' EQUITY:
Common stock outstanding, 45,348,000 and
 44,887,000 shares, respectively ..............          453          449
Additional paid-in capital ....................      323,268      315,800
Unrealized gain on investments ................       18,621       15,268
Accumulated earnings ..........................      164,928      102,745
                                                  -----------------------
TOTAL SHAREHOLDERS' EQUITY ....................      507,270      434,262
                                                  =======================
TOTAL .........................................   $1,908,519   $1,885,299
                                                  =======================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


(In thousands)
Year ended December 31,                          1996        1995         1994

SHARES ISSUED-150,000,000 AUTHORIZED:
  Balance at beginning of year ..........      44,887      40,038       39,661
  Shares issued under stock plans-net ...         327         274          239
  Shares issued for acquired companies ..         134       4,575          138
                                             ---------------------------------
  Balance at end of year ................      45,348      44,887       40,038
                                             =================================

COMMON STOCK-PAR VALUE $.01 PER SHARE:
  Balance at beginning of year ..........   $     449   $     400    $     397
  Shares issued under stock plans-net ...           3           3            2
  Shares issued for acquired companies ..           1          46            1
                                             ---------------------------------
  Balance at end of year ................         453         449          400
                                             ---------------------------------
CAPITAL IN EXCESS OF PAR VALUE:
  Balance at beginning of year ..........     315,800     184,748      181,223
  Shares issued under stock plans-net ...       4,893         670        2,660
  Income tax reduction arising from the
    exercise of employee stock options ..       2,000       2,400          800
  Shares issued for acquired companies ..         575     127,982           65
                                             ---------------------------------
  Balance at end of year ................     323,268     315,800      184,748
                                             ---------------------------------
UNREALIZED GAIN ON INVESTMENTS ..........      18,621      15,268       11,054
                                             ---------------------------------
ACCUMULATED EARNINGS:
  Balance at beginning of year ..........     102,745     162,520      122,023
  Net income (loss) .....................      61,684     (59,863)      40,407
  Foreign currency translation adjustment         499          88           90
                                             ---------------------------------
  Balance at end of year ................     164,928     102,745      162,520
                                             ---------------------------------
TOTAL SHAREHOLDERS' EQUITY ..............   $ 507,270   $ 434,262    $ 358,722
                                             =================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
Year ended December 31,                                 1996         1995         1994
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ..............................   $  61,684    $ (59,863)   $  40,407
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
 Deferred income taxes .........................       3,456      (58,952)      12,375
 Depreciation and amortization of
  property and equipment .......................      42,241       38,480       31,401
 Amortization of intangible assets .............      20,983       25,880       10,846
 Charge for incomplete software technology .....                  172,970
 Amortization (capitalization) of internally
  generated computer software - net ............       3,732       (6,382)      (9,599)
                                                    -----------------------------------
                                                     132,096      112,133       85,430
 Cash provided (used) by changes in assets
  and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable ..........................      (4,881)     (10,014)     (12,194)
  Prepaid expenses and other assets ............      10,080      (23,709)      (3,935)
  Accounts payable and accrued expenses ........       2,288       (4,843)      (3,954)
  Deferred revenues ............................       5,232        9,283         (123)
  Accrued income taxes .........................       4,085        5,756        2,059
                                                    -----------------------------------
Net cash provided by operating activities ......     148,900       88,606       67,283
                                                    -----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ..........................     (36,157)     (45,039)     (53,193)
 Payment for acquisition of businesses,
  net of cash acquired .........................      (8,025)    (258,237)     (20,545)
 Investments ...................................    (128,394)     227,739     (203,142)
 Due on sale of investments ....................      97,446      (97,446)
                                                    -----------------------------------
Net cash used by investing activities ..........     (75,130)    (172,983)    (276,880)
                                                    -----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings and other long-term obligations ....       6,000      252,977       39,165
 Repayment of borrowings and other long-
  term obligations .............................    (116,940)     (21,150)     (12,720)
 Issuance of common stock ......................       4,896          638        1,918
 Trust account deposits ........................      53,364     (118,028)     174,567
                                                    -----------------------------------
Net cash (used) provided by financing activities     (52,680)     114,437      202,930
                                                    -----------------------------------
Change in cash and cash equivalents ............      21,090       30,060       (6,667)
Beginning balance ..............................      59,743       29,683       36,350
                                                    -----------------------------------
Ending balance .................................   $  80,833    $  59,743    $  29,683
                                                    ===================================

See notes to consolidated financial statements.

NOTES TO  CONSOLIDATED  FINANCIAL  STATEMENTS
For the years ended  December 31,1996, 1995 and 1994

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents comprise cash and investments with original maturities of 90 days or less.

PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets at December 31, 1996 and 1995 include $12,013,000 and $17,817,000,respectively, relating to long-term contracts, the profit from which is being recognized ratably over the periods to be benefited.

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

FAIR VALUES
The carrying amounts of cash and cash equivalents, accounts receivable and payable, and long-term borrowings approximated fair value as of December 31, 1996 and 1995.

TRUST  ACCOUNT   DEPOSITS  AND  INVESTMENT   SECURITIES
The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $970,553,000 and $917,189,000 in 1996 and 1995, respectively. The related investment securities, including amounts representing Company funds, comprised the following at December 31, 1996 and 1995:

(In thousands)                             PRINCIPAL     CARRYING       MARKET
1996                                          AMOUNT        VALUE        VALUE
                                           -----------------------------------
U. S. Government and government
agency obligations ...................... $  684,963   $  695,955   $  695,048
Corporate bonds .........................     31,172       31,337       31,374
Repurchase agreements ...................     41,888       41,888       41,888
Other fixed income obligations ..........    263,878      262,293      261,939
                                           -----------------------------------
TOTAL ................................... $1,021,901   $1,031,473   $1,030,249
                                           -----------------------------------
Less amounts representing Company funds:
  Included in cash and cash equivalents                    41,888
  Included in other investments                            19,032
                                           -----------------------------------
Trust account investments ...............              $  970,553
                                           ===================================
1995
U. S. Government and government
 agency obligations ....................  $  553,384   $  558,893   $  559,000
Corporate bonds ........................     119,100      118,891      118,716
Repurchase agreements ..................      96,671       96,671       96,671
Other fixed income obligations .........      59,877       59,831       59,831
                                          ------------------------------------
TOTAL ..................................  $  829,032      834,286   $  834,218
                                          ====================================
Substantially all of the investments have contractual maturities of one year or less except for government agency obligations.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years:

(In thousands)
December 31,                                         1996       1995
                                                  ------------------
Data processing equipment ....................   $155,147   $149,143
Purchased software ...........................     47,833     39,810
Buildings and leasehold improvements .........     52,329     51,195
Furniture and equipment ......................     49,526     38,940
                                                  ------------------
                                                  304,835    279,088
Less accumulated depreciation and amortization    161,174    130,745
                                                  ------------------
TOTAL ........................................   $143,661   $148,343
                                                  ==================
INTERNALLY GENERATED COMPUTER SOFTWARE
Certain costs incurred to develop new software and enhance existing software are capitalized and amortized over the expected useful life of the product, generally five years. At December 31, 1996 and 1995, the unamortized portion of internally generated computer software costs amounted to $70,487,000 and $73,863,000, respectively; amortization of such costs charged to expense amounted to $30,098,000, $19,998,000, and $16,655,000 in 1996, 1995 and 1994,
respectively. During the fourth quarter of 1996, the Company recorded a charge of $5,443,000 relating to the accelerated amortization of software resulting from the planned consolidation of certain product lines. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred.

INTANGIBLE  ASSETS
Intangible assets relate to acquisitions and consist of the following at December 31:


(In thousands)                                       1996       1995
                                                  ------------------
Computer software acquired ...................   $ 29,326    $30,949
Non-competition agreements ...................      9,139     10,744
Contract rights and other ....................     55,952     48,012
                                                  ------------------
                                                   94,417     89,705
Less accumulated amortization ................     44,261     32,435
                                                  ------------------
TOTAL.........................................   $ 50,156   $ 57,270
                                                  ==================
Goodwill .....................................   $317,077   $318,410
Less accumulated amortization ................     24,988     17,858
                                                  ------------------
TOTAL.........................................   $292,089   $300,552
                                                  ==================
Except as noted below, the cost allocated to computer software acquired in corporate acquisitions is being amortized on a straight-line basis over its expected useful life (generally five years or less). In connection with certain acquisitions, the Company has entered into non-compete agreements with the sellers. The values assigned are being amortized on the straight-line method over the periods covered by the agreements (generally five years or less). Costs allocated to various customer data processing contracts at the dates of acquisition are being amortized on a straight-line basis over the remaining terms of the contracts (generally six years or less). The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill and is being amortized over 40 years. The Company periodically reviews goodwill and other long-lived assets to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur. In connection with the acquisition in 1995 of Information Technology, Inc. (ITI) referred to in Note 2 below, the allocation of the purchase price to the various classes of assets was determined on the basis of an opinion expressed by a nationally recognized independent appraisal firm. Values determined for incomplete software have been expensed and values for completed software are being amortized utilizing accelerated methods.

INCOME TAXES
The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

REVENUE  RECOGNITION
Revenues result primarily from the sale of data processing services to financial institutions, software sales, and administration of self-directed retirement plans. Such revenues are recognized as the related services are provided. Revenues include investment income of $37,572,000, $35,695,000, and $29,695,000, net of direct credits to depositors accounts of $24,050,000, $27,561,000, and $23,217,000 in 1996, 1995 and 1994, respectively. Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided.

INCOME PER SHARE
Income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods.

SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)                                   1996         1995        1994
                                               -------------------------------
Interest paid...............................  $22,942      $21,184      $8,871
Income taxes paid...........................   34,865       11,488      11,417
Liabilities assumed in acquisitions
 of businesses..............................    1,596       49,279       3,416

NOTE 2 ACQUISITIONS AND CAPITAL TRANSACTIONS

ACQUISITIONS
During 1996, 1995 and 1994 the Company completed the following acquisitions:

                                          MONTH
COMPANY                                  ACQUIRED   TYPE OF BUSINESS                   CONSIDERATION
------------------------------------------------------------------------------------------------------------------------------------
1996:
UniFi, Inc.                                Jan     Software and services               Cash for stock
Bankers Pension Services, Inc.             Nov     Retirement plan administrators      Stock for stock

1995:
Integrated Business Systems                Jan     Forms                               Cash for stock
BankLink, Inc.                             Feb     Cash management                     Cash for stock
Information Technology, Inc.               May     Financial processing systems        Cash and stock
                                                                                       for stock
Lincoln Holdings, Inc.                     Aug     Retirement plan administrators      Stock for stock
SRS, Inc.                                  Sep     Data processing                     Cash for stock
Document Management Services               Sep     Item processing                     Cash for assets
 Division of ALLTEL Financial Information
 Services, Inc.
Financial Information Trust                Nov     Data processing                     Cash for stock
Outsource Technology L. C.                 Nov     Data processing                     Cash for stock
1994:
National Embossing Company, Inc.           Apr     Automated card services             Cash for stock
Boatmen's Information Systems              May     Data processing                     Cash for assets
data processing business
Federal Home Loan Bank of Atlanta          Aug     Item processing                     Cash for assets
item processing contracts
Cincinnati Bell Information Systems        Nov     Image and document                  Cash for assets
banking business                                   management services
RECOM Associates, Inc.                     Dec     Network integration services        Stock for stock

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

In connection with the acquisition of Bankers Pension Services, Inc. (BPS), the Company issued approximately 112,000 unregistered shares of its common stock. The Company relied upon the exemption provided in Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D, based upon the number of shareholders of BPS and the aggregate value of the transaction. No underwriter was involved in the transaction and no commission was paid.

The acquisition of ITI was consummated for a consideration of approximately $377 million comprising approximately 4,574,000 shares of common stock of the Company and $249 million cash, including acquisition costs. Approximately 903,000 shares of common stock of the Company were issued in the acquisition of LHI. Net income of the Company for 1995 was determined after a pretax charge of $182.9 million relating to the writeoff of incomplete software technology and accelerated amortization of completed software relating to the acquisition of ITI. Accordingly, net income was reduced in 1995 by $109.6 million, or $2.49 a share, relating to such charges.

STOCK OPTION PLAN
The Company's 1996 Stock Option Plan provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company's common stock for a price not less than 100% of the fair value of the shares at the date of grant. In general, 20% of the shares awarded under the Plan may be purchased annually and expire, generally, five to 10 years from the date of the award. Activity under the current and prior plans during 1994, 1995 and 1996 is summarized as follows:

                                              SHARES
                                     -----------------------------
                                                        NON-           PRICE
                                      INCENTIVE       QUALIFIED        RANGE
                                     ------------------------------------------
Outstanding, December 31, 1993          53,305         2,226,804    $1.63-20.17
Granted                                                  559,497    20.00-22.50
Forfeited                               (3,380)         (102,945)
Exercised                              (19,505)         (211,529)    1.63-18.50
                                     -----------------------------
Outstanding, December 31, 1994          30,420         2,471,827     1.63-22.50
Granted                                                  440,434    21.50-27.50
Forfeited                                               (115,493)
Exercised                              (10,140)         (413,588)    1.63-21.81
                                     -----------------------------
Outstanding, December 31, 1995          20,280         2,383,180     1.63-27.50
Granted                                                  617,354    26.50-36.75
Forfeited                                                (89,147)
Exercised                              (18,590)         (309,977)    1.63-30.50
                                     -----------------------------
Outstanding, December 31, 1996           1,690         2,601,410     5.77-36.75
                                     =============================
Shares exercisable,
December 31, 1996                        1,690         1,757,795
                                     ===========================================

Options outstanding include 51,525 and 132,529 shares granted in 1995 and 1996 at $22.00 and $29.88 a share, respectively, under a stock purchase plan requiring exercise within 30 days after a two-year period beginning on the date of grant.

At December 31, 1996, options to purchase 4,035,000 shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the provisions of APB Opinion 25. Accordingly, the Company did not record any compensation expense in the accompanying financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with FASB Statement 123 ("Accounting for Stock-Based
Compensation"), the Company's net income would have been reduced by approximately $981,000 and $301,000 in 1996 and 1995, respectively. The related impact on earnings per share was immaterial. The assumptions used to estimate compensation expense were: expected volatility of 17.8%, risk-free interest rate of 6.5% and expected option lives of five years.


NOTE 3 LONG-TERM DEBT AND OTHER OBLIGATIONS

The Company has available a $225,000,000 unsecured line of credit and commercial paper facility with a group of banks, maturing in 2000, of which $141,669,000 was in use at December 31, 1996 at an average rate of 5.86%. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants including, among other things, the maintenance of minimum net worth and various operating ratios with which the Company was in compliance at December 31, 1996. A facility fee ranging from .1% to .2% per annum is required on the entire bank line regardless of usage. The facility is reduced to $210,000,000 and $150,000,000, respectively, on May 17, 1998 and 1999 and expires on May 17, 2000.

Long-term debt and other obligations outstanding at the respective year-ends comprised the following:

(in thousands)
December 31,                                      1996                1995
                                              ----------------------------
9.45% senior notes payable, due 1997-2000      $17,143             $21,429
9.75% senior notes payable, due 1997-2001       12,500              15,000
8.00% senior notes payable, due 1999-2005       90,000              90,000
Bank notes and commercial paper                151,859             254,932
Other obligations                                1,362               2,055
                                             -----------------------------
TOTAL                                         $272,864            $383,416
                                             =============================

Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 1996:

(In thousands)
Year
----------------------------------------------------------------------
1997                                                           $10,075
1998                                                             8,074
1999                                                            21,211
2000                                                           162,424
2001                                                            16,220
Thereafter                                                      54,860
----------------------------------------------------------------------
TOTAL                                                         $272,864
======================================================================
Interest expense with respect to long-term debt and other obligations amounted to $22,431,000, $22,006,000 and $9,228,000 in 1996, 1995 and 1994, respectively.

NOTE 4 INCOME TAXES

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates follows:

(In thousands)                                1996           1995          1994
                                            -----------------------------------
Statutory federal tax rate                      35%            35%           35%
Tax computed at statutory rate             $36,592       $(34,486)      $23,571
State income taxes net of federal effect     4,473         (5,113)        2,792
Non-deductible amortization                  1,504          1,239         1,157
Other                                          296           (308)         (582)
                                            ------------------------------------
TOTAL                                      $42,865       $(38,668)      $26,938
                                            ====================================


The provision for income taxes consisted of the following:
(In thousands)                                1996           1995          1994
                                             ----------------------------------
Currently payable                           $37,409       $17,884       $13,763
Tax reduction credited to capital
  in excess of par value                      2,000         2,400           800
Deferred                                      3,456       (58,952)       12,375
                                             ----------------------------------
Total                                       $42,865      $(38,668)      $26,938
                                             ==================================


The approximate tax effects of temporary differences at December 31, 1996 and 1995 were as follows:

(In thousands)                                      1996            1995
                                                 ------------------------
Allowance for doubtful acounts                    $1,529          $2,319
Accrued expenses not currently deductible          5,588           7,769
Deferred revenues                                  9,815           9,122
Other                                               (232)          1,728
Net operating loss and credit carryforwards        3,871           6,739
Deferred costs                                    (4,963)         (9,143)
Internally generated capitalized software        (28,900)        (30,283)
Excess of tax over book depreciation
 and amortization                                 (3,185)         (4,419)
Purchased incomplete software technology          61,500          66,305
Unrealized gain on investments                   (12,940)        (10,610)
                                                 ------------------------
TOTAL                                            $32,083         $39,527
                                                 ========================
The net operating loss and tax credit carryforwards have expiration dates ranging from 1997 through 2010.

NOTE 5 EMPLOYEE BENEFIT PROGRAMS

The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and also makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest at the rate of 20% for each year of service. Contributions charged to operations under these plans approximated $10,074,000, $8,144,000 and $8,900,000 in 1996, 1995 and
1994, respectively.

NOTE 6 LEASES, OTHER COMMITMENTS AND CONTINGENCIES
LEASES
Future minimum rental payments, as of December 31, 1996, on various operating leases for office facilities and equipment were due as follows:

(In thousands)
Year
----------------------------------------------------------------------
1997                                                           $35,030
1998                                                            29,115
1999                                                            19,794
2000                                                            15,581
2001                                                             9,472
Thereafter                                                      18,538
======================================================================
TOTAL                                                         $127,530
======================================================================

Rent expense applicable to all operating leases was approximately $48,752,000, $48,038,000 and $43,065,000 in 1996, 1995 and 1994, respectively.

OTHER COMMITMENTS AND  CONTINGENCIES
The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $18 billion in trust funds as of December 31, 1996. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying balance sheets.

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

                                                    PERCENTAGE OF REVENUES               PERIOD TO PERIOD PERCENTAGE
                                                    YEAR ENDED DECEMBER 31,                  INCREASE (DECREASE)
                                                ----------------------------------------------------------------------
                                                                                         1996 vs.          1995 vs.
                                                    1996          1995         1994         1995             1994
                                                -----------------------------------      -----------------------------
Revenues                                           100.0%       100.0%       100.0%         13.4%             21.3%
                                                -----------------------------------
Cost of revenues:
Salaries, commissions and payroll
related costs                                       46.5         47.0         48.6          12.3               17.5
Data processing expenses, rentals
and telecommunication costs                         11.4         13.6         14.0          (5.1)              17.8
Other operating costs                               18.2         17.8         19.0          15.7               14.1
Depreciation and amortization of
equipment and improvements                           5.3          5.5          5.4           9.8               22.7
Amortization of intangible assets                    2.6          2.3          1.9          31.5               47.2
Amortization (capitalization) of internally
generated software - net                             0.5         (0.9)        (1.7)       (158.5)             (33.5)
                                                -----------------------------------       ----------------------------
Total cost of revenues                              84.5         85.3         87.2          12.4               18.7
                                                ====================================
Operating income                                    15.5%        14.7%        12.8%         19.8               38.9
                                                ====================================
Income before income taxes                          13.1%        12.0%        11.6%         23.9               25.2
                                                ====================================
Net income                                           7.7%         7.1%         7.0%         23.9               23.2
                                                ====================================

The following  discussion is based upon the accompanying  supplemental  schedule
which  excludes   certain  charges  to  1995  operations   associated  with  the
acquisition of Information Technology, Inc. aggregating $182.9 million.

Revenues increased $94,888,000 in 1996 and $123,541,000 in 1995. In both years, approximately 55% of the growth resulted from the inclusion of revenues from the date of purchase of acquired businesses as set forth in Note 2 to the financial statements and the balance in each year from the net addition of new clients, growth in the transaction volume experienced by existing clients and price increases.

Cost of revenues increased $74,430,000 in 1996 and $94,658,000 in 1995. As a percentage of revenues, cost of revenues decreased .8% from 1995 to 1996 and 1.9% from 1994 to 1995. The make up of cost of revenues has been significantly affected in both years by business acquisitions and by changes in the mix of the Company's business as sales of software and related support activities and item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

A significant portion of the purchase price of the Company's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to 40 years. Amortization of these costs increased $5,021,000 from 1995 to 1996 and $5,116,000 from 1994 to 1995. As a percentage of revenues, these costs also increased in both years.

Capitalization of internally generated computer software is stated net of amortization and decreased $3,217,000 in 1995 and $10,114,000 in 1996. Net software capitalized was more than offset by amortization in 1996 due to the accelerated amortization of software resulting from the planned consolidation of certain product lines.

Operating income increased $20,458,000 in 1996 and $28,883,000 in 1995. As a percentage of revenues, operating income increased .8% in 1996 and 1.9% in 1995.

The effective income tax rate was 41% in 1996 and 1995 and 40% in 1994. The trend to higher income tax rates results from net increases in non-deductible permanent differences. The effective income tax rate for 1997 is expected to remain at 41%.

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

CONSOLIDATED STATEMENTS OF INCOME SUPPLEMENTAL SCHEDULE
(Unaudited)

(In thousands, except per share data)
Year ended December 31,                         1996         1995          1994

REVENUES                                    $798,268     $703,380      $579,839
                                            ------------------------------------

COST OF REVENUES:
Salaries, commissions and payroll
  related costs                              371,526      330,845       281,651
Data processing expenses, rentals and
  telecommunication costs                     90,919       95,798        81,320
Other operating expenses                     145,230      125,498       109,975
Depreciation and amortization of
  property and equipment                      42,241       38,480        31,350
Amortization of intangible assets             20,983       15,962        10,846
Amortization (capitalization) of internally
  generated computer software - net            3,732       (6,382)       (9,599)
                                            ------------------------------------
TOTAL                                        674,631      600,201       505,543
                                            ------------------------------------
OPERATING INCOME                             123,637      103,179        74,296
Interest expense - net                        19,088       18,822         6,951
                                             -----------------------------------
INCOME BEFORE INCOME TAXES                   104,549       84,357        67,345
Income tax provision                          42,865       34,586        26,938
                                             -----------------------------------
NET INCOME                                   $61,684      $49,771       $40,407
                                             ===================================
Net income per common and
  common equivalent share                      $1.34        $1.13         $0.99
                                             ===================================
Shares used in computing net
  income per share                            46,198       44,008        40,735
                                             ===================================

Note: Supplemental information provided for comparative purposes. 1995 excludes certain charges associated with the acquisition of Information Technology, Inc.


The following table sets forth certain financial highlights and pro forma information for 1996, 1995 and 1994.

(In thousands, except per share data)
Year Ended December 31,                                             1996         1995         1994
----------------------------------------------------------------------------------------------------
Revenues                                                        $798,268      $703,380    $579,839
Net income (loss)                                                 61,684       (59,863)     40,407
----------------------------------------------------------------------------------------------------
Net income (loss) per share                                        $1.34        $(1.36)      $0.99
----------------------------------------------------------------------------------------------------
Net income as originally reported and before certain charges
  related to acquisition of Information Technology, Inc.          61,684        49,771      37,664
----------------------------------------------------------------------------------------------------
Net income per share as originally reported and before certain
  charges related to acquisition of Information Technology, Inc.   $1.34         $1.13       $0.95
----------------------------------------------------------------------------------------------------

The charges related to the acquisition of Information Technology, Inc. (ITI) in 1995 are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million ($2.49 per share).

LIQUIDITY AND CAPITAL RESOURCES
The following table summarizes the Company's primary sources of funds:
(In thousands)
Year Ended December 31,                        1996          1995         1994
                                          --------------------------------------

Cash provided by operating activities      $148,900       $88,606      $67,283
Issuance of common stock-net                  4,896           638        1,918
Decrease (increase) in investments           22,416        12,265      (28,575)
Increase (decrease) in net borrowings      (110,940)      231,827       26,445
                                          --------------------------------------
TOTAL                                       $65,272      $333,336      $67,071
                                          --------------------------------------

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

SELECTED FINANCIAL DATA
The following data, which has been materially affected by acquisitions, should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report.

(In thousands, except per share data)
Year Ended December 31,                               1996           1995            1994            1993            1992
                                                ------------------------------------------------------------------------------
Revenues                                          $798,268       $703,380        $579,839        $467,863        $341,448
Income (loss) before income taxes                  104,549        (98,531)         67,345          53,177          39,291
Income taxes (credit)                               42,865        (38,668)         26,938          20,464          14,925
Net income (loss)                                   61,684        (59,863)         40,407          32,713          24,366
Net income (loss) per share                          $1.34         $(1.36)          $0.99           $0.83           $0.69
                                                ------------------------------------------------------------------------------
Total assets                                    $1,908,519     $1,885,299      $1,661,345      $1,395,403      $1,097,339
Long-term debt and other long-term obligations     272,864        383,416         150,016         122,417          59,472
Shareholders' equity                               507,270        434,262         358,722         312,873         195,630
                                                --------------------------------------------------------------------------------


Note: The above information has been restated to recognize (1) 3-for-2 stock splits effective in May 1993 and June 1992 and (2) the acquisition in 1995 of Lincoln Holdings, Inc. accounted for as a pooling of interests.

QUARTERLY FINANCIAL INFORMATION
(Unaudited)

(In thousands, except per share data)                        QUARTERS
1996                                   FIRST        SECOND        THIRD        FOURTH         TOTAL
                                    ---------------------------------------------------------------------
Revenues                            $194,710      $196,464     $196,585      $210,509      $798,268
                                    ---------------------------------------------------------------------
Cost of revenues                     164,205       165,612      165,633       179,181       674,631
                                    ---------------------------------------------------------------------
Operating income                      30,505        30,852       30,952        31,328       123,637
                                    ---------------------------------------------------------------------
Income before income taxes            24,850        25,776       26,658        27,265       104,549
                                    ---------------------------------------------------------------------
Income taxes                          10,189        10,568       10,929        11,179        42,865
                                    ---------------------------------------------------------------------
Net income                           $14,661       $15,208      $15,729       $16,086       $61,684
                                    ---------------------------------------------------------------------
Net income per share                   $0.32         $0.33        $0.34         $0.35         $1.34
                                    =====================================================================


1995
                                    ---------------------------------------------------------------------
Revenues                            $157,179      $173,470     $176,922      $195,809      $703,380
                                    ---------------------------------------------------------------------
Cost of revenues                     136,288       148,725      148,286       349,790       783,089
                                    ---------------------------------------------------------------------
Operating income                      20,891        24,745       28,636      (153,981)      (79,709)
                                    ---------------------------------------------------------------------
Income (loss) before income taxes     19,054        20,308       22,223      (160,116)      (98,531)
                                    ---------------------------------------------------------------------
Income taxes (credit)                  7,813         8,326        9,111       (63,918)      (38,668)
                                    ---------------------------------------------------------------------
Net income (loss)                    $11,241       $11,982      $13,112      $(96,198)     $(59,863)
                                    ---------------------------------------------------------------------
Net income (loss) per share            $0.27         $0.28        $0.29        $(2.10)       $(1.36)
                                    =====================================================================


MARKET PRICE INFORMATION
The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol FISV.
                                      1996                      1995
--------------------------------------------------------------------------------
QUARTER ENDED                 HIGH             LOW          HIGH          LOW
--------------------------------------------------------------------------------

March 31                       32             25 3/8        27 3/4       21
June 30                        33 3/8         28 1/16       28 3/8       25 3/4
September 30                   38 11/16       28 5/8        31           25 1/2
December 31                    39 5/8         34            30 1/8       25 1/2

At December 31, 1996, the Company's common stock was held by approximately 30,000 shareholders of record or through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 17, 1997 was $37.00 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.

INDEPENDENT AUDITORS' REPORT


Shareholders and Directors of Fiserv, Inc.:

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
January 31,1997


MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The  management of Fiserv,  Inc.  assumes  responsibility  for the integrity and objectivity of the information appearing in the 1996 Annual Report. This information was prepared in conformity with generally accepted accounting principles and necessarily reflects the best estimates and judgment of management.

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