Form 10-K, Exhibit 13
period 1997-12-31
FISERV INC
filed 1998-02-20
CIK 798354

                                                                      EXHIBIT 13



                              1997 ANNUAL REPORT
                         FISERV, INC. AND SUBSIDIARIES

---------
FINANCIAL
---------

  CONTENTS/97/
-------------------------------------------------------------------------------


Consolidated Statements of Operations                             24
 ....................................................................
Consolidated Balance Sheets                                       25
 ....................................................................
Consolidated Statements of Changes in Shareholders' Equity        26
 ....................................................................
Consolidated Statements of Cash Flows                             27
 ....................................................................
Notes to Consolidated Financial Statements                        28
 ....................................................................
Management's Discussion and Analysis                              35
 ....................................................................
Quarterly Financial Information                                   39
 ....................................................................
Independent Auditors' Report                                      40
 ....................................................................
Management's Statement of Responsibility                          40
 ....................................................................

CONSOLIDATED STATEMENTS OF OPERATIONS


(In thousands, except per share data)
Year ended December 31,                             1997           1996           1995
-----------------------------------------------------------------------------------------
REVENUES                                          $974,432       $879,449       $769,104
-----------------------------------------------------------------------------------------
COST OF REVENUES:
Salaries, commissions and payroll
  related costs                                    454,850        394,932        351,180
Data processing expenses, rentals and
  telecommunication costs                          100,601         97,721        100,908
Other operating expenses                           189,982        164,003        141,100
Depreciation and amortization of
  property and equipment                            49,119         44,120         40,486
Purchased incomplete software
  technology                                                                     172,970
Amortization of intangible assets                   14,067         21,391         26,166
Amortization (capitalization) of internally
  generated computer software -- net                    36          3,732         (6,382)
-----------------------------------------------------------------------------------------
TOTAL                                              808,655        725,899        826,428
-----------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                            165,777        153,550        (57,324)
Interest expense -- net                             11,878         19,088         18,822
-----------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                  153,899        134,462        (76,146)
Income tax provision (credit)                       63,099         54,754        (30,220)
-----------------------------------------------------------------------------------------
NET INCOME (LOSS)                                 $ 90,800       $ 79,708       $(45,926)
-----------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE:
  Basic                                           $   1.75       $   1.56       $  (0.93)
-----------------------------------------------------------------------------------------
  Diluted                                         $   1.70       $   1.53       $  (0.93)
-----------------------------------------------------------------------------------------
SHARES USED IN COMPUTING NET INCOME
PER SHARE:
  Basic                                             52,009         50,993         49,348
-----------------------------------------------------------------------------------------
  Diluted                                           53,528         52,046         49,348
-----------------------------------------------------------------------------------------

See notes to consolidated financial statement.

CONSOLIDATED BALANCE SHEETS


(In thousands)
December 31,                                                            1997                  1996
--------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                         $   89,377            $  101,282
Accounts receivable                                                  197,771               160,747
Securities processing receivables                                  1,386,169               729,354
Prepaid expenses and other assets                                     91,278                64,410
Trust account investments                                          1,082,740               970,553
Other investments                                                    125,999                72,952
Deferred income taxes                                                 35,233                34,144
Property and equipment--Net                                          149,055               148,413
Internally generated computer software--Net                           73,163                70,487
Identifiable intangible assets relating
  to acquisitions--Net                                                50,426                54,548
Goodwill--Net                                                        355,280               292,089
--------------------------------------------------------------------------------------------------
TOTAL                                                             $3,636,491            $2,698,979
--------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                                  $   53,828            $   43,486
Securities processing payables                                     1,184,277               636,215
Short-term borrowings                                                 94,975                33,200
Accrued expenses                                                     123,380                80,866
Accrued income taxes                                                   8,436                 9,808
Deferred revenues                                                     67,569                46,089
Trust account deposits                                             1,082,740               970,553
Long-term debt                                                       252,031               272,864
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                  2,867,236             2,093,081
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock outstanding, 53,925,000 and
 51,032,000 shares, respectively                                         539                   510
Additional paid-in capital                                           427,785               352,916
Unrealized gain on investments                                        16,442                18,621
Accumulated earnings                                                 324,489               233,851
--------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                           769,255               605,898
--------------------------------------------------------------------------------------------------
TOTAL                                                             $3,636,491            $2,698,979
--------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.




CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(in thousands)
Year ended December 31,                                 1997          1996        1995
--------------------------------------------------------------------------------------

SHARES ISSUED--150,000,000 AUTHORIZED:
  Balance at beginning of year                        51,032        50,571      45,722
  Shares issued under stock plans--net                   585           327         274
  Shares issued for acquired companies                 2,308           134       4,575
 ......................................................................................
  Balance at end of year                              53,925        51,032      50,571
--------------------------------------------------------------------------------------

COMMON STOCK--PAR VALUE $.01 PER SHARE:
  Balance at beginning of year                      $    510      $    506    $    457
  Shares issued under stock plans--net                     6             3           3
  Shares issued for acquired companies                    23             1          46
 ......................................................................................
  Balance at end of year                                 539           510         506
 ......................................................................................

CAPITAL IN EXCESS OF PAR VALUE:
  Balance at beginning of year                       352,916       345,448     214,396
  Shares issued under stock plans--net                10,034         4,893         670
  Income tax reduction arising from the
    exercise of employee stock options                 5,000         2,000       2,400
  Shares issued for acquired companies                59,835           575     127,982
 ......................................................................................
  Balance at end of year                             427,785       352,916     345,448
 ......................................................................................
UNREALIZED GAIN ON INVESTMENTS                        16,442        18,621      15,268
 ......................................................................................
ACCUMULATED EARNINGS:
  Balance at beginning of year                       233,851       153,644     199,482
  Net income (loss)                                   90,800        79,708     (45,926)
  Foreign currency translation adjustment               (162)          499          88
 ......................................................................................
  Balance at end of year                             324,489       233,851     153,644
 ......................................................................................
TOTAL SHAREHOLDERS' EQUITY                          $769,255      $605,898    $514,866
--------------------------------------------------------------------------------------


See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
Year ended December 31,                                 1997          1996       1995
-------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                  $  90,800     $  79,708  $ (45,926)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
 Deferred income taxes                                 4,234         2,225    (59,085)
 Depreciation and amortization of
  property and equipment                              49,119        44,120     40,486
 Amortization of intangible assets                    14,067        21,391     26,166
 Charge for incomplete software technology                                    172,970
 Amortization (capitalization) of internally
  generated computer software -- net                      36         3,732     (6,382)
 .....................................................................................
                                                     158,256       151,176    128,229
 Cash provided (used) by changes in assets
  and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable                                (19,191)       (4,881)   (10,014)
  Securities processing receivables/payables -- net   (5,948)       (3,660)    29,935
  Prepaid expenses and other assets                   (7,073)        8,252    (26,616)
  Accounts payable and accrued expenses               23,681         8,034        399
  Deferred revenues                                   17,313         5,232      9,283
  Accrued income taxes                                 2,520         5,961      5,756
 .....................................................................................
Net cash provided by operating activities            169,558       170,114    136,972
 .....................................................................................

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                (39,765)      (39,450)   (46,322)
 Payment for acquisition of businesses,
  net of cash acquired                               (65,017)       (8,025)  (261,417)
 Investments                                        (167,812)     (133,979)   225,728
 Due on sale of investments                                         97,446    (97,446)
 .....................................................................................
Net cash used by investing activities               (272,594)      (84,008)  (179,457)
 .....................................................................................

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of short-term obligations -- net           (7,900)       (8,700)   (50,600)
 Proceeds from borrowings on long-term obligations    18,120         6,000    252,977
 Repayment of long-term obligations                  (41,316)     (116,940)   (21,733)
 Issuance of common stock                             10,040         4,896        638
 Trust account deposits                              112,187        53,364   (118,028)
 .....................................................................................
Net cash provided (used) by financing activities      91,131       (61,380)    63,254
 .....................................................................................
Change in cash and cash equivalents                  (11,905)       24,726     20,769
Beginning balance                                    101,282        76,556     55,787
 .....................................................................................
Ending balance                                     $  89,377     $ 101,282  $  76,556
-------------------------------------------------------------------------------------

See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ending December 31, 1997, 1996 and 1995


NOTE 1. Summary of Significant Accounting Policies


DESCRIPTION OF THE BUSINESS

The Company is a leading independent provider of financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries.


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. In connection with the acquisition of Hanifen, Imhoff Holdings, Inc., referred to in Note 2, the Company filed a Form 8-K, dated October 24, 1997, with the Securities and Exchange Commission in which financial statements and other financial information previously presented in its 1996 Annual Report to Shareholders were restated to include, on a pooling of interests basis, the financial position and results of operations of BHC Financial, Inc. acquired in May 1997 for approximately 5,684,000 shares. The accompanying financial statements for 1996 and 1995 have been similarly restated.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash and investments with original maturities of 90 days or less.


PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets at December 31, 1997 and 1996 include $10,526,000 and $12,013,000, respectively, relating to long-term contracts, the profit from which is being recognized ratably over the periods to be benefited.


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


FAIR VALUES

The carrying amounts of cash and cash equivalents, accounts receivable and payable, securities processing receivables and payables, short and long-term borrowings approximated fair value as of December 31, 1997 and 1996.


SECURITIES PROCESSING RECEIVABLES AND PAYABLES

The Company's security processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations related to the following at December 31, 1997 and 1996 (in thousands):

                                                        1997          1996
--------------------------------------------------------------------------
RECEIVABLES:
Securities failed to deliver                      $   22,280     $  10,679
Securities borrowed                                  495,834       207,173
Receivable from customers                            833,348       493,635
Other                                                 34,707        17,867
 ..........................................................................
Total                                             $1,386,169     $ 729,354
==========================================================================
PAYABLES:

Securities failed to receive                      $   32,091     $   5,923
Securities loaned                                    567,253       219,530
Payable to customers                                 488,404       366,421
Other                                                 96,529        44,341
 ..........................................................................
Total                                             $1,184,277     $ 636,215
==========================================================================

Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivable from and payable to customers represent amounts due on cash and margin transactions.


SHORT-TERM BORROWINGS

The Company's security processing subsidiaries had short-term bank loans payable of $94,975,000 and $33,200,000 as of December 31, 1997 and 1996, respectively, which bear interest at the respective bank's call rate and were collateralized by customers' margin account securities.


TRUST ACCOUNT DEPOSITS AND INVESTMENT SECURITIES

The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $1,082,740,000 and $970,553,000 in 1997 and 1996,
respectively. The related investment securities, including amounts representing Company funds, comprised the following at December 31, 1997 and 1996:



28                                                 Fiserv. Inc. and subsidiaries

(In thousands)                                                 Principal                Carrying                Market
1997                                                              Amount                   Value                 Value
----------------------------------------------------------------------------------------------------------------------
U. S. Government and government agency obligations            $  671,384              $  682,218            $  686,765
Corporate bonds                                                   18,326                  18,371                18,364
Repurchase agreements                                             95,227                  95,227                95,227
Other fixed income obligations                                   371,514                 370,714               371,840
 ......................................................................................................................
TOTAL                                                         $1,156,451               1,166,530            $1,172,196
 ......................................................................................................................
Less amounts representing Company funds:
  Included in cash and cash equivalents                                                   22,985
  Included in other investments                                                           60,805
 ......................................................................................................................
Trust account investments                                                             $1,082,740
----------------------------------------------------------------------------------------------------------------------
1996
----------------------------------------------------------------------------------------------------------------------
U. S. Government and government agency obligations            $  684,963              $  695,955            $  695,048
Corporate bonds                                                   31,172                  31,337                31,374
Repurchase agreements                                             41,888                  41,888                41,888
Other fixed income obligations                                   263,878                 262,293               261,939
 ......................................................................................................................
TOTAL                                                         $1,021,901               1,031,473            $1,030,249
 ......................................................................................................................
Less amounts representing Company funds:
  Included in cash and cash equivalents                                                   41,888
  Included in other investments                                                           19,032
 ......................................................................................................................
Trust account investments                                                             $  970,553
 ......................................................................................................................
Substantially all of the investments have contractual maturities of one year or less except for government agency and certain fixed income obligations which have an average duration of approximately two years and four months.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost.  Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years:

(In thousands)
December 31,                                                                                1997                  1996
----------------------------------------------------------------------------------------------------------------------
Data processing equipment                                                             $  197,422            $  167,974
Purchased software                                                                        58,161                47,833
Buildings and leasehold improvements                                                      56,307                52,329
Furniture and equipment                                                                   58,279                49,526
 ......................................................................................................................
                                                                                         370,169               317,662
Less accumulated depreciation and amortization                                           221,114               169,249
 ......................................................................................................................
TOTAL                                                                                 $  149,055            $  148,413
----------------------------------------------------------------------------------------------------------------------

Fiserv, Inc. and subsidiaries                                                 29

Internally Generated Computer Software

Certain costs incurred to develop new software and enhance existing software are capitalized and amortized over the expected useful life of the product, generally five years. Activity during the three years ended December 31, 1997 was as follows:

(In thousands)                  1997          1996           1995
=================================================================
Beginning balance            $70,487      $ 73,863        $67,820

Capitalized costs             25,011        26,366         26,041

Acquisitions--net              2,712           356
-----------------------------------------------------------------
                              98,210       100,585         93,861

Less amortization             25,047        30,098         19,998
-----------------------------------------------------------------

Ending balance               $73,163      $ 70,487        $73,863
=================================================================

During the fourth quarters of 1997 and 1996, the Company recorded charges of $3,207,000 and $5,443,000, respectively, relating to the accelerated amortization of software resulting from the planned consolidation of certain product lines. Routine maintenance of software products, design costs, Year 2000 costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred.


INTANGIBLE ASSETS

Intangible assets relate to acquisitions and consist of the following at December 31:

(In thousands)                                1997           1996
=================================================================
Computer software acquired                $ 30,205       $ 29,326

Other                                       65,035         71,155
-----------------------------------------------------------------
                                            95,240        100,481

Less accumulated amortization               44,814         45,933
-----------------------------------------------------------------
TOTAL                                     $ 50,426       $ 54,548
=================================================================
Goodwill                                  $387,750       $317,077

Less accumulated amortization               32,470         24,988
-----------------------------------------------------------------
TOTAL                                     $355,280       $292,089
=================================================================

Except as noted below, the cost allocated to computer software acquired in business acquisitions is being amortized on a straight-line basis over its expected useful life (generally five years or less). Other intangible assets comprise primarily contract rights, customer bases, trademarks and non-competition agreements applicable to business acquisitions. These assets are being amortized using the straight-line method over their estimated useful lives, ranging from five to 35 years. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill and is being amortized over 40 years. The Company periodically reviews goodwill and other long-lived assets to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur. In connection with the acquisition in 1995 of Information Technology, Inc. (ITI) referred to in Note 2 below, the allocation of the purchase price to the various classes of assets was determined on the basis of an opinion expressed by a nationally recognized independent appraisal firm. Values determined for incomplete software have been expensed and values for completed software have been amortized utilizing accelerated methods.


INCOME TAXES

The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.


REVENUE RECOGNITION

Revenues result primarily from the sale of data processing services to financial institutions, software sales and administration of self-directed retirement plans. Such revenues are recognized as the related services are provided. Revenues include investment income of $63,620,000, $49,237,000, and $45,648,000, net of direct credits to customer accounts of $46,006,000, $40,686,000, and $43,191,000 in 1997, 1996 and 1995, respectively. Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided.


INCOME PER SHARE

Basic income per share is computed using the weighted average number of common shares outstanding during the periods. Diluted income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Income per share for 1996 and 1995 has been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share".


SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)                  1997          1996           1995
=================================================================
Interest paid               $ 17,358       $22,942        $21,184
Income taxes paid             58,643        45,308         19,556
Liabilities assumed in
 acquisitions of businesses  197,235         1,596         49,279
=================================================================


30                                                 Fiserv, Inc. and subsidiaries


NOTE 2    Acquisitions and Capital Transactions

Acquisitions

During 1997, 1996 and 1995 the Company completed the following acquisitions:

                                                Month
Company                                         Acquired    Type of Business                     Consideration
----------------------------------------------------------------------------------------------------------------
1997:

AdminaStar Communications                       Apr.        Laser print and mailing services     Cash for stock
Interactive Planning Systems                    May         Financial processing systems         Stock for stock
BHC Financial, Inc.                             May         Securities processing and            Stock for stock
                                                            support services
Florida Infomanagement Services,
 Inc. (FIS, Inc.)                               Sep.        Data processing and software         Cash for stock
                                                            sales
Stephens Inc., clearing brokerage
 operations                                     Sep.        Securities processing services       Cash for assets
Emerald Publications                            Oct.        Financial seminars and training      Stock for stock
Central Service Corp.                           Oct.        Data processing                      Cash for stock
Savoy Discount Brokerage                        Oct.        Securities processing services       Cash for stock
Hanifen, Imhoff Holdings, Inc.                  Dec.        Clearing services                    Cash and stock
                                                                                                 for stock
 ................................................................................................................

1996:

UniFi, Inc.                                     Jan.        Software and services                Cash for stock
Bankers Pension Services, Inc.                  Nov.        Retirement plan administrators       Stock for stock
 ................................................................................................................

1995:

Integrated Business Systems                     Jan.        Forms                                Cash for stock
BankLink, Inc.                                  Feb.        Cash management                      Cash for stock
Information Technology, Inc.                    May         Financial processing systems         Cash and stock
                                                                                                 for stock
Lincoln Holdings, Inc.                          Aug.        Retirement plan administrators       Stock for stock
SRS, Inc.                                       Sep.        Data processing                      Cash for stock
Document Management Services                    Sep.        Item processing                      Cash for assets
 Division of ALLTEL Financial Information
 Services, Inc.
Financial Information Trust                     Nov.        Data processing                      Cash for stock
Outsource Technology L. C.                      Nov.        Data processing                      Cash for stock
----------------------------------------------------------------------------------------------------------------


Generally, the acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies are included in the consolidated financial statements since their respective dates of acquisition as set forth above. Certain of the acquisitions were accounted for as poolings of interests. However, except for the acquisitions of Lincoln Holdings, Inc. (LHI) and BHC Financial, Inc. (BHC), prior year financial statements were not restated due to immateriality. Results of operations of BHC and LHI have been included with those of the Company for all periods presented. The clearing operations of Hanifen, Imhoff Holdings, Inc. (HIH) were acquired as of the close of business December 31, 1997 and, accordingly, the accompanying financial statements include the balance sheet accounts of HIH as of that date but no operations for the year then ended. Pro forma information including the results of operations of HIH has not been presented due to lack of materiality. The acquisition of HIH was consummated for a consideration of approximately $110 million comprising approximately 1,185,000 shares of common stock of the Company and $52 million cash. In connection with certain acquisitions consummated during 1997, the Company issued approximately 1,123,000 unregistered shares of its common stock. The Company relied upon the exemption provided in Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D, based upon the number of shareholders of the respective companies and the aggregate value of the transactions. No underwriter was involved in the transactions and no commission was paid.

Fiserv, Inc. and subsidiaries                                                 31

The acquisition of ITI was consummated for a consideration of approximately $377 million comprising approximately 4,574,000 shares of common stock of the Company and $249 million cash, including acquisition costs. Approximately 903,000 shares of common stock of the Company were issued in the acquisition of LHI. Net income of the Company for 1995 was determined after a pretax charge of $182.9 million relating to the writeoff of incomplete software technology and accelerated amortization of completed software relating to the acquisition of ITI. Accordingly, net income was reduced in 1995 by $109.6 million.

Stock Option Plan

The Company's Stock Option Plan provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company's common stock for a price not less than 100% of the fair value of the shares at the date of grant. In general, 20% of the shares awarded under the Plan may be purchased annually and expire, generally, five to 10 years from the date of the award. Activity under the current and prior plans during 1995, 1996 and 1997 is summarized as follows:

                                                   SHARES
                                           -----------------------                          WEIGHTED
                                                              NON-            PRICE          AVERAGE
                                           INCENTIVE     QUALIFIED            RANGE   EXERCISE PRICE
----------------------------------------------------------------------------------------------------
Outstanding, December 31, 1994                30,420     2,471,827     $ 1.63-22.50           $15.02
Granted                                                    440,434      21.50-27.50            21.99
Forfeited                                                 (115,493)      1.63-27.50            19.81
Exercised                                    (10,140)     (413,588)      1.63-21.81             9.95
------------------------------------------------------------------
Outstanding, December 31, 1995                20,280     2,383,180       1.63-27.50            16.87
Granted                                                    617,354      26.50-36.75            29.45
Forfeited                                                  (89,147)     11.48-30.50            20.12
Exercised                                    (18,590)     (309,977)      1.63-30.50            15.56
------------------------------------------------------------------
Outstanding, December 31, 1996                 1,690     2,601,410       5.77-36.75            19.89
Assumed from BHC                                           562,284       7.30-31.50            17.75
Granted                                                    689,403      36.00-49.00            37.98
Forfeited                                                  (51,034)      6.21-36.00            28.75
Exercised                                     (1,690)     (640,365)      5.77-36.00            19.57
------------------------------------------------------------------
Outstanding, December 31, 1997                     0     3,161,698       6.21-49.00            23.35
------------------------------------------------------------------
Shares exercisable, December 31, 1997              0     2,246,186
----------------------------------------------------------------------------------------------------

Options outstanding include 113,482 and 64,845 shares granted in 1996 and 1997 at $29.88 and $36.44 a share, respectively, under a stock purchase plan requiring exercise within 30 days after a two-year period beginning on the date of grant.

At December 31, 1997, options to purchase 3,190,000 shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the provisions of APB Opinion 25. Accordingly, the Company did not record any compensation expense in the accompanying financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with FASB Statement 123 ("Accounting for Stock-Based Compensation"), the Company's net income would have been reduced by approximately $2,200,000 and $981,000 in 1997 and 1996, respectively. Earnings per share-diluted would have been reduced by $.04 and $.02 in 1997 and 1996, respectively. The assumptions used to estimate compensation expense were: expected volatility of 18.3%, risk-free interest rate of 6.5% and expected option lives of five years.

32                                                 Fiserv, Inc. and subsidiaries

NOTE 3  Long-Term Debt


The Company has available a $225,000,000 unsecured line of credit and commercial paper facility with a group of banks, maturing in 2000, of which $113,572,000 was in use at December 31, 1997 at an average rate of 6.26%. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants including, among other things, the maintenance of minimum net worth and various operating ratios with which the Company was in compliance at December 31, 1997. A facility fee ranging from .1% to .2% per annum is required on the entire bank line regardless of usage. The facility is reduced to $210,000,000 and $150,000,000, respectively, on May 17, 1998 and 1999 and expires on May 17, 2000.

Long-term debt outstanding at the respective year-ends comprised the following:


(In thousands)
December 31,                               1997                     1996
--------------------------------------------------------------------------------
9.45% senior notes
   payable, due 1998-2000               $12,857                  $17,143
9.75% senior notes
   payable, due 1998-2001                10,000                   12,500
8.00% senior notes
   payable, due 1999-2005                90,000                   90,000
Bank notes and
   commercial paper                     136,585                  151,859
Other obligations                         2,589                    1,362
 ................................................................................
TOTAL                                  $252,031                 $272,864
--------------------------------------------------------------------------------

Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 1997:

(In thousands)
Year
-------------------------------------------
1998                               $  8,783
1999                                 21,414
2000                                149,668
2001                                 16,308
2002                                 13,714
Thereafter                           42,144
 ...........................................
TOTAL                              $252,031
-------------------------------------------


Interest expense with respect to long-term debt amounted to $16,964,000, $22,431,000 and $22,006,000 in 1997, 1996 and 1995, respectively.

NOTE 4  Income Taxes

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates follows:



(In thousands)                                                         1997                  1996                 1995
-----------------------------------------------------------------------------------------------------------------------
Statutory federal tax rate                                              35%                   35%                  35%
Tax computed at
     statutory rate                                                 $53,865               $47,062            $(26,651)
State income taxes
     net of federal effect                                            5,995                 5,093              (4,877)
Non-deductible
     amortization                                                     1,408                 1,504               1,239
Other                                                                 1,831                 1,095                  69
 .......................................................................................................................
TOTAL                                                               $63,099               $54,754            $(30,220)
-----------------------------------------------------------------------------------------------------------------------

The provision for income taxes consisted of the following:


(In thousands)                                                         1997                  1996                1995
----------------------------------------------------------------------------------------------------------------------
Currently payable                                                   $53,865               $50,068             $26,551
Tax reduction credited
     to capital in excess
     of par value                                                     5,000                 2,000               2,400
Deferred                                                              4,234                 2,686             (59,171)
 ......................................................................................................................
TOTAL                                                               $63,099               $54,754            $(30,220)
----------------------------------------------------------------------------------------------------------------------

The approximate tax effects of temporary differences at December 31, 1997 and 1996 were as follows:

(In thousands)                                                                              1997                 1996
------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts                                                          $ 2,027              $ 1,529
Accrued expenses not
     currently deductible                                                                 16,835                7,649
Deferred revenues                                                                          8,688                9,815
Other                                                                                        230                 (232)
Net operating loss and
     credit carryforwards                                                                  2,295                3,871
Deferred costs                                                                            (4,314)              (4,963)
Internally generated capitalized software                                                (29,999)             (28,900)
Excess of tax over book
     depreciation and amortization                                                        (5,992)              (3,185)
Purchased incomplete
     software technology                                                                  56,888               61,500
Unrealized gain on investments                                                           (11,425)             (12,940)
 ......................................................................................................................
TOTAL                                                                                    $35,233              $34,144
----------------------------------------------------------------------------------------------------------------------

The net operating loss and tax credit carryforwards have expiration dates ranging from 1998 through 2010.

Fiserv, Inc. and subsidiaries                                                 33

NOTE 5. Employee Benefit Programs

The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and also makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest at the rate of 20% for each year of service. Contributions charged to operations under these plans approximated $14,383,000, $10,074,000 and $8,144,000 in 1997, 1996 and
1995, respectively.


NOTE 6. Leases, Other Commitments and Contingencies

LEASES

Future minimum rental payments, as of December 31, 1997, on various operating leases for office facilities and equipment were due as follows:

(In thousands)
Year
--------------------------------------------------------------------------------
1998                                                                    $47,509
1999                                                                     36,817
2000                                                                     29,436
2001                                                                     20,789
2002                                                                     14,957
Thereafter                                                               23,311
 ................................................................................
TOTAL                                                                  $172,819
--------------------------------------------------------------------------------

Rent expense applicable to all operating leases was approximately $55,515,000, $52,638,000 and $51,144,000 in 1997, 1996 and 1995, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $20 billion in trust funds as of December 31, 1997. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying balance sheets.

The Company's securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 1997, the aggregate net capital of such subsidiaries was $100,847,000, exceeding the net capital requirement by $83,180,000.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the financial statements of the Company.





34                                                 Fiserv, Inc. and subsidiaries

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


                                                                        PERCENTAGE OF REVENUES         PERIOD TO PERIOD PERCENTAGE
                                                                        YEAR ENDED DECEMBER 31,            INCREASE (DECREASE)
                                                                       -----------------------------------------------------------
                                                                                                          1997 vs.      1996 vs.
                                                                        1997      1996     1995             1996          1995
                                                                       -----------------------------------------------------------
Revenues                                                               100.0%    100.0%    100.0%           10.8%         14.3%
-------------------------------------------------------------------------------------------------
Cost of revenues:
Salaries, commissions and payroll related costs                         46.7      44.9      45.7            15.2          12.5
Data processing expenses, rentals and telecommunication costs           10.3      11.1      13.1             2.9          (3.2)
Other operating costs                                                   19.5      18.6      18.3            15.8          16.2
Depreciation and amortization of equipment and improvements              5.0       5.0       5.3            11.3           9.0
Amortization of intangible assets                                        1.5       2.4       2.1           (34.2)         31.7
Amortization (capitalization) of internally
  generated software--net                                                          0.4      (0.8)          (99.0)       (158.5)
 .................................................................................................
Total cost of revenues                                                  83.0      82.4      83.7            11.4          12.8
-------------------------------------------------------------------------------------------------
Operating income                                                        17.0%     17.6%     16.3%            8.0          22.3
-------------------------------------------------------------------------------------------------
Income before income taxes                                              15.8%     15.3%     13.9%           14.5          26.0
-------------------------------------------------------------------------------------------------
Net income                                                               9.3%      9.1%      8.3%           13.9          25.1
------------------------------------------------------------------------------------------------------------------------------

The following discussion is based upon the accompanying supplemental schedule which excludes certain charges to 1995 operations associated with the acquisition of Information Technology, Inc. aggregating $182.9 million.

Revenues increased $94,983,000 in 1997 and $110,345,000 in 1996. In both years, approximately half of the growth resulted from the inclusion of revenues from the date of purchase of acquired businesses as set forth in Note 2 to the financial statements and the balance in each year from the net addition of new clients, growth in the transaction volume experienced by existing clients and price increases. The Company provides item processing services in the Canadian market through a joint venture with Canadian Imperial Bank of Commerce, the revenues from which are recorded on a fee basis. If the gross revenues from this activity were recognized, revenues for the current year would have increased by approximately $205,000,000 or 23%.

Cost of revenues increased $82,756,000 in 1997 and $82,359,000 in 1996. As a percentage of revenues, cost of revenues increased .6% from 1996 to 1997 and decreased 1.3% from 1995 to 1996. 1996 revenues included a significant amount of termination fees with no related costs incurred. The make up of cost of revenues has also been significantly affected in both years by business acquisitions and by changes in the mix of the Company's business as sales of software and related support activities, securities processing, item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

A significant portion of the purchase price of the Company's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to 40 years. Amortization of these costs decreased $7,324,000 from 1996 to 1997 and increased $5,143,000 from 1995 to 1996. The change from an increase in 1996 to a decrease in 1997 resulted primarily from accelerated amortization applied to completed software acquired in the acquisition of ITI.

Capitalization of internally generated computer software is stated net of amortization and decreased $3,696,000 in 1997 and $10,114,000 in 1996. Net software capitalized approximated related amortization in 1997 and was more than offset by amortization in 1996 due primarily to the accelerated amortization of software in both years resulting from the planned consolidation of certain product lines.

Operating income increased $12,227,000 in 1997 and $27,986,000 in 1996. As a percentage of revenues, operating income decreased .6% in 1997 and increased 1.3% in 1996.

Fiserv, Inc. and subsidiaries                                                 35

The effective income tax rate was 41% in 1997 and 1996 and 40% in 1995 (after the restatement for BHC). The effective income tax rate for 1998 is expected to remain at 41%.

The Company believes that it has an effective plan to address the Year 2000 issue and expects to incur charges approximating $15 million a year in each of the next two years related to this issue. It is not anticipated that operating income as a percentage of revenues will be materially impacted by these charges.

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

CONSOLIDATED STATEMENTS OF INCOME SUPPLEMENTAL SCHEDULE
(Unaudited)

(In thousands, except per share data)
Year ended December 31,                                     1997        1996        1995
----------------------------------------------------------------------------------------
REVENUES                                               $ 974,432   $ 879,449   $ 769,104
 ........................................................................................
COST OF REVENUES:
Salaries, commissions and payroll
  related costs                                          454,850     394,932     351,180
Data processing expenses, rentals and
  telecommunication costs                                100,601      97,721     100,908
Other operating expenses                                 189,982     164,003     141,100
Depreciation and amortization of
  property and equipment                                  49,119      44,120      40,486
Amortization of intangible assets                         14,067      21,391      16,248
Amortization (capitalization) of internally
  generated computer software -- net                          36       3,732      (6,382)
 ........................................................................................
TOTAL                                                    808,655     725,899     643,540
 ........................................................................................
OPERATING INCOME                                         165,777     153,550     125,564
Interest expense -- net                                   11,878      19,088      18,822
 ........................................................................................
INCOME BEFORE INCOME TAXES                               153,899     134,462     106,742
Income tax provision                                      63,099      54,754      43,034
 ........................................................................................
NET INCOME                                             $  90,800   $  79,708   $  63,708
----------------------------------------------------------------------------------------
Net income per common share:
  Diluted                                              $    1.70   $    1.53   $    1.27
----------------------------------------------------------------------------------------
Shares used in computing net income per share:
  Diluted                                                 53,528      52,046      50,298
----------------------------------------------------------------------------------------

Note: Supplemental information provided for comparative purposes. 1995 excludes certain charges associated with the acquisition of Information Technology, Inc. The charges related to the acquisition of Information Technology, Inc. (ITI) in 1995 are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million ($2.18 per share-diluted).

36                                                 Fiserv. Inc. and subsidiaries

The following supplemental schedule presents the results of operations of the Company for the periods presented as originally reported before restatement of 1996 and 1995 for BHC Financial, Inc. and before certain charges related to the acquisition in 1995 of Information Technology, Inc.


(In thousands, except per share data)
Year ended December 31,                                     1997                    1996                 1995
-------------------------------------------------------------------------------------------------------------
REVENUES                                                $974,432                $798,268             $703,380
 .............................................................................................................
COST OF REVENUES:
Salaries, commissions and payroll
  related costs                                          454,850                 371,526              330,845
Data processing expenses, rentals and
  telecommunication costs                                100,601                  90,919               95,798
Other operating expenses                                 189,982                 145,230              125,498
Depreciation and amortization of
  property and equipment                                  49,119                  42,241               38,480
Amortization of intangible assets                         14,067                  20,983               15,962
Amortization (capitalization) of internally
  generated computer software--net                            36                   3,732               (6,382)
 .............................................................................................................
 TOTAL                                                   808,655                 674,631              600,201
 .............................................................................................................
OPERATING INCOME                                         165,777                 123,637              103,179
Interest expense--net                                     11,878                  19,088               18,822
 .............................................................................................................
INCOME BEFORE INCOME TAXES                               153,899                 104,549               84,357
Income tax provision                                      63,099                  42,865               34,586
 .............................................................................................................
NET INCOME                                              $ 90,800                $ 61,684             $ 49,771
-------------------------------------------------------------------------------------------------------------
Net income per common share:
  Diluted                                               $   1.70                $   1.34             $   1.13
-------------------------------------------------------------------------------------------------------------
Shares used in computing net income per share:
  Diluted                                                 53,528                  46,198               44,008
-------------------------------------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES
The following table summarizes the Company's primary sources of funds:

(In thousands)
Year Ended December 31,                                     1997                    1996                 1995
-------------------------------------------------------------------------------------------------------------
Cash provided by operating activities before changes in
  securities processing receivables and payables--net   $175,506                $173,774             $107,037
Securities processing receivables and payables--net       (5,948)                 (3,660)              29,935
 .............................................................................................................
Cash provided by operating activities                    169,558                 170,114              136,972
Issuance of common stock--net                             10,040                   4,896                  638
Decrease (increase) in investments                       (55,625)                 16,831               10,254
Increase (decrease) in net borrowings                    (31,096)               (119,640)             180,644
 .............................................................................................................
TOTAL                                                   $ 92,877                 $72,201             $328,508
-------------------------------------------------------------------------------------------------------------

The Company has applied a significant portion of its cash flow from operations to acquisitions and the reduction of long-term debt and invests the remainder in short-term obligations until it is needed for further acquisitions or operating purposes.

The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or issuance of securities.

Fiserv, Inc. and subsidiaries                                                 37

SELECTED FINANCIAL DATA

The following data, which has been materially affected by acquisitions, should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report.


(In thousands, except per share data)
Year Ended December 31,                     1997        1996         1995         1994        1993
--------------------------------------------------------------------------------------------------

Revenues                              $  974,432  $  879,449   $  769,104   $  635,297  $  519,996
Income (loss) before income taxes        153,899     134,462      (76,146)      84,098      70,832
Income taxes (credit)                     63,099      54,754      (30,220)      33,067      27,107
Net income (loss)                         90,800      79,708      (45,926)      51,031      43,725
Net income (loss) per share:
  Basic                                    $1.75       $1.56       $(0.93)       $1.10       $0.98
 ..................................................................................................
  Diluted                                  $1.70       $1.53       $(0.93)       $1.08       $0.96
 ..................................................................................................
  As originally reported                   $1.70       $1.34        $1.13        $0.95       $0.80
 ..................................................................................................
Total assets                          $3,636,491  $2,698,979   $2,514,597   $2,204,832  $1,874,939
Long-term debt                           252,031     272,864      383,416      150,599     124,624
Shareholders' equity                     769,255     605,898      514,866      425,389     370,740
--------------------------------------------------------------------------------------------------

Note: The above information has been restated to recognize (1) a 3-for-2 stock split effective in May 1993 and (2) the acquisitions of Lincoln Holdings, Inc. in 1995 and of BHC Financial, Inc. in 1997 accounted for as poolings of interests. The net income (loss) per share as originally reported is before restatements due to poolings of interests and excludes the one-time after-tax charges of $2.49 per share related to the acquisition in 1995 of Information Technology, Inc.

QUARTERLY FINANCIAL INFORMATION
(Unaudited)


(In thousands, except per share data)
                                                            Quarters
                                      --------------------------------------------
1997                                     First      Second       Third      Fourth       Total
----------------------------------------------------------------------------------------------
Revenues                              $228,319    $238,386    $238,255    $269,472    $974,432
 ..............................................................................................
Cost of revenues                       186,522     199,748     196,252     226,133     808,655
 ..............................................................................................
Operating income                        41,797      38,638      42,003      43,339     165,777
 ..............................................................................................
Income before income taxes              38,310      35,297      39,302      40,990     153,899
 ..............................................................................................
Income taxes                            15,707      14,472      16,114      16,806      63,099
 ..............................................................................................
Net income                            $ 22,603    $ 20,825    $ 23,188    $ 24,184    $ 90,800
 ..............................................................................................
Net income per share:
 ..............................................................................................
  Basic                                  $0.44       $0.40       $0.44       $0.46       $1.75
 ..............................................................................................
  Diluted                                $0.43       $0.39       $0.43       $0.45       $1.70
----------------------------------------------------------------------------------------------


1996
----------------------------------------------------------------------------------------------
Revenues                              $215,059    $217,516    $215,332    $231,542    $879,449
 ..............................................................................................
Cost of revenues                       176,326     178,285     178,234     193,054     725,899
 ..............................................................................................
Operating income                        38,733      39,231      37,098      38,488     153,550
 ..............................................................................................
Income before income taxes              33,078      34,155      32,804      34,425     134,462
 ..............................................................................................
Income taxes                            13,445      13,957      13,335      14,017      54,754
 ..............................................................................................
Net income                            $ 19,633    $ 20,198    $ 19,469    $ 20,408    $ 79,708
 ..............................................................................................
Net income per share:
 ..............................................................................................
  Basic                                  $0.38       $0.40       $0.38       $0.40       $1.56
 ..............................................................................................
  Diluted                                $0.38       $0.39       $0.37       $0.39       $1.53
----------------------------------------------------------------------------------------------

The above information has been restated to recognize the acquisition in 1997 of BHC Financial, Inc. accounted for on a pooling of interests basis.

MARKET PRICE INFORMATION

The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol FISV.


                         1997                     1996
Quarter Ended       High       Low           High         Low
-----------------------------------------------------------------
March 31          39          32 3/4       32             25 3/8
June 30           44 5/8      36 3/4       33 3/8         28 1/16
September 30      49 1/2      43 7/8       38 11/16       28 5/8
December 31       50 1/8      39 3/4       39 5/8         34
-----------------------------------------------------------------

At December 31, 1997, the Company's common stock was held by 1,960 shareholders of record. It is estimated that an additional 28,000 shareholders own the Company's stock through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 16, 1998 was $51.00 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.

Fiserv, Inc. and subsidiaries

INDEPENDENT AUDITORS' REPORT

Shareholders and Directors of Fiserv, Inc.:

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of BHC Financial, Inc. and subsidiaries as of December 31, 1996 and for the two years ended December 31, 1996, and 1995, which statements reflect total assets of $785,229,000 as of December 31, 1996 and revenues of $81,181,000 and $65,724,000 for the respective years ended December 31, 1996 and 1995. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for BHC Financial, Inc. and subsidiaries for such periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
January 30, 1998



MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 1997 Annual Report. This information was prepared in conformity with generally accepted accounting principles and necessarily reflects the best estimates and judgment of management.

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


40                                                 Fiserv, Inc. and subsidiaries