Form 10-K, Exhibit 13
period 1998-12-31
FISERV INC
filed 1999-02-23
CIK 798354

EXHIBIT 13

                               1998 ANNUAL REPORT
                         FISERV, INC. AND SUBSIDIARIES

[1998]


     Consolidated Statements of Income................................. 24

     Consolidated Balance Sheets....................................... 25

     Consolidated Statements of Changes in Shareholders' Equity........ 26

     Consolidated Statements of Cash Flows............................. 27

     Notes to Consolidated Financial Statements........................ 28

     Management's Discussion and Analysis.............................. 36

     Quarterly Financial Information................................... 40

     Management's Statement of Responsibility.......................... 41

     Independent Auditors' Report...................................... 42


Fiserv, Inc. and Subsidiaries               23

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
Year ended December 31,                         1998         1997         1996
                                             -----------   ---------   ---------
Revenues                                     $ 1,233,670   $ 974,432   $ 879,449
                                             -----------   ---------   ---------

Cost of Revenues:
Salaries, commissions and payroll
  related costs                                  573,187     454,850     394,932
Data processing expenses, rentals and
  telecommunication costs                        119,205     100,601      97,721
Other operating expenses                         259,126     189,982     164,003
Depreciation and amortization of
  property and equipment                          60,697      49,119      44,120
Amortization of intangible assets                 15,754      14,067      21,391
(Capitalization) amortization of internally
  generated computer software--net                (3,938)         36       3,732
                                             -----------   ---------   ---------

Total                                          1,024,031     808,655     725,899
                                             -----------   ---------   ---------

Operating Income                                 209,639     165,777     153,550
Interest expense--net                             15,955      11,878      19,088
                                             -----------   ---------   ---------
Income Before Income Taxes                       193,684     153,899     134,462
Income tax provision                              79,410      63,099      54,754
                                             -----------   ---------   ---------

Net Income                                   $   114,274   $  90,800   $  79,708
                                             -----------   ---------   ---------

Net Income Per Share:
  Basic                                            $1.40       $1.16       $1.04
                                             ===========   =========   =========
  Diluted                                          $1.35       $1.13       $1.02
                                             ===========   =========   =========
Shares Used in Computing Net Income
Per Share:
  Basic                                           81,915      78,014      76,490
                                             ===========   =========   =========
  Diluted                                         84,769      80,292      78,069
                                             ===========   =========   =========

See notes to consolidated financial statements.


                                      24           Fiserv, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands)
December 31,                                           1998            1997
                                                    ----------      ----------
Assets
Cash and cash equivalents                           $   71,558      $   89,377
Accounts receivable                                    246,851         197,771
Securities processing receivables                    1,402,650       1,386,169
Prepaid expenses and other assets                       83,453          91,278
Trust account investments                            1,098,773       1,082,740
Other investments                                      180,099         125,999
Deferred income taxes                                   14,545          35,233
Property and equipment--net                            179,434         149,055
Internally generated computer software--net             85,821          73,163
Intangible assets--net                                 595,154         405,706
                                                    ----------      ----------

Total                                               $3,958,338      $3,636,491
                                                    ----------      ----------

Liabilities and Shareholders' Equity

Accounts payable                                    $   65,385      $   53,828
Securities processing payables                       1,207,838       1,184,277
Short-term borrowings                                   38,350          94,975
Accrued expenses                                       150,519         123,380
Accrued income taxes                                    14,768           8,436
Deferred revenues                                      107,286          67,569
Trust account deposits                               1,098,773       1,082,740
Long-term debt                                         389,622         252,031
                                                    ----------      ----------

Total Liabilities                                    3,072,541       2,867,236

Commitments and Contingencies

Shareholders' Equity:
Common stock issued, 83,253,000 and
  80,887,000 shares, respectively                          833             809
Additional paid-in capital                             448,877         427,515
Accumulated other comprehensive income                  39,875          16,563
Accumulated earnings                                   438,642         324,368
Treasury stock, at cost (1,200,000 shares)             (42,430)
                                                    ==========      ==========

Total Shareholders' Equity                             885,797         769,255
                                                    ==========      ==========

Total                                               $3,958,338      $3,636,491
                                                    ==========      ==========

See notes to consolidated financial statements.


Fiserv, Inc. and Subsidiaries          25

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


(In thousands)
Year ended December 31,                              1998                      1997                   1996
                                                  --------------------    --------------------   -----------------------
Shares Issued--150,000,000 Authorized:
  Balance at beginning of year                       53,925                   51,032                   50,571
  Shares issued under stock plans--net                  495                      585                      327
  Shares issued for acquired companies                1,132                    2,308                      134
  Three-for-two stock split                          27,701
                                                   --------                 --------                 --------
  Balance at end of year                             83,253                   53,925                   51,032
                                                   --------                 --------                 --------

Common Stock--Par Value $.01 Per Share:
  Balance at beginning of year                     $    539                 $    510                 $    506
  Shares issued under stock plans--net                    5                        6                        3
  Shares issued for acquired companies                   11                       23                        1
  Three-for-two stock split                             278
                                                   --------                 --------                 --------
  Balance at end of year                                833                      539                      510
                                                   --------                 --------                 --------
Additional Paid-in Capital:
  Balance at beginning of year                      427,785                  352,916                  345,448
  Shares issued under stock plans--net                5,036                   10,034                    4,893
  Income tax reduction arising from the
    exercise of employee stock options                8,000                    5,000                    2,000
  Shares issued for acquired companies                8,334                   59,835                      575
  Three-for-two stock split                            (278)
                                                   --------                 --------                 --------
  Balance at end of year                            448,877                  427,785                  352,916
                                                   --------                 --------                 --------
Accumulated Other Comprehensive Income:
  Balance at beginning of year                       16,563                   18,904                   15,052
  Unrealized gain (loss) on investments              23,492     $23,492       (2,179)   ($2,179)        3,353    $3,353
  Foreign currency translation adjustment              (180)       (180)        (162)      (162)          499       499
                                                   --------                 --------                 --------
  Balance at end of year                             39,875                   16,563                   18,904
                                                   --------                 --------                 --------
Accumulated Earnings:
  Balance at beginning of year                      324,368                  233,568                  153,860
  Net income                                        114,274     114,274       90,800     90,800        79,708    79,708
                                                   --------    --------     --------   --------      --------   -------
  Balance at end of year                            438,642                  324,368                  233,568
                                                  ---------                 ---------                ---------

Treasury Stock at Cost--1,200,000 Shares            (42,430)
                                                   --------
Total Comprehensive Income                                     $137,586                 $88,459                 $83,560
                                                               --------                --------                 -------

Total Shareholders' Equity                         $885,797                 $769,255                 $605,898
                                                   --------                 --------                 --------

See notes to consolidated financial statements.

                                      26           Fiserv, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
Year ended December 31,                                 1998        1997        1996
                                                     ---------    --------    --------
Cash Flows from Operating Activities:

Net income                                           $ 114,274    $ 90,800    $ 79,708
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Deferred income taxes                                   2,463       4,234       2,225
 Depreciation and amortization of
  property and equipment                                60,697      49,119      44,120
 Amortization of intangible assets                      15,754      14,067      21,391
(Capitalization) amortization of internally
  generated computer software - net                     (3,938)         36       3,732
                                                     ---------    --------    --------
                                                       189,250     158,256     151,176
 Cash provided (used) by changes in assets
  and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable                                  (22,860)    (19,191)     (4,881)
  Securities processing receivables/payables - net       7,080      (5,948)     (3,660)
  Prepaid expenses and other assets                      9,618      (7,073)      8,252
  Accounts payable and accrued expenses                 32,422      23,681       8,034
  Deferred revenues                                     21,197      17,313       5,232
  Accrued income taxes                                  13,109       2,520       5,961
                                                     ---------    --------    --------
Net cash provided by operating activities              249,816     169,558     170,114
                                                     ---------    --------    --------

Cash Flows from Investing Activities:
 Capital expenditures                                  (77,542)    (39,765)    (39,450)
 Payment for acquisition of businesses,
  net of cash acquired                                (217,792)    (65,017)     (8,025)
 Investments                                           (30,779)   (167,812)   (133,979)
 Due on sale of investments                                                     97,446
                                                     ---------    --------    --------
Net cash used by investing activities                 (326,113)   (272,594)    (84,008)
                                                     ---------    --------    --------
Cash Flows from Financing Activities:
 Repayment of short-term obligations - net             (56,625)     (7,900)     (8,700)
 Proceeds from borrowings on long-term obligations     143,245      18,120       6,000
 Repayment of long-term obligations                     (6,785)    (41,316)   (116,940)
 Issuance of common stock                                5,041      10,040       4,896
 Purchases of treasury stock                           (42,430)
 Trust account deposits                                 16,032     112,187      53,364
                                                     ---------    --------    --------
Net cash provided (used) by financing activities        58,478      91,131     (61,380)
                                                     ---------    --------    --------
Change in cash and cash equivalents                    (17,819)    (11,905)     24,726
Beginning balance                                       89,377     101,282      76,556
                                                     ---------    --------    --------
Ending balance                                       $  71,558    $ 89,377    $101,282
                                                     =========    ========    ========

See notes to consolidated financial statements.


Fiserv, Inc. and Subsidiaries         27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ending December 31, 1998, 1997 and 1996

[Note 1]  Summary of Significant Accounting Policies


Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents
Cash and cash equivalents comprise cash and investments with original maturities of 90 days or less.

Prepaid Expenses and Other Assets
Prepaid expenses and other assets at December 31, 1998 and 1997 include $10,180,000 and $10,526,000, respectively, relating to long-term contracts, the profit from which is being recognized ratably over the periods to be benefited.

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

Fair Values
The carrying amounts of cash and cash equivalents, accounts receivable and payable, securities processing receivables and payables, short and long-term borrowings and derivative instruments approximated fair value as of December 31, 1998 and 1997.

Derivative Instruments
Interest rate hedge transactions are utilized to manage interest rate exposure. The interest differential on interest rate swap contracts used to hedge underlying debt obligations is reflected as an adjustment to interest expense over the life of the contracts.

Securities Processing Receivables and Payables
The Company's securities processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations related to the following at December 31, 1998 and 1997:

(In thousands)                                  1998          1997
                                          ----------    ----------
Receivables:
Securities failed to deliver                 $33,918       $22,280
Securities borrowed                          586,210       495,834
Receivables from customers                   758,669       833,348
Other                                         23,853        34,707
                                          ----------    ----------
Total                                     $1,402,650    $1,386,169
                                          ==========    ==========
Payables:
Securities failed to receive                 $20,935       $32,091
Securities loaned                            703,164       567,253
Payables to customers                        389,372       488,404
Other                                         94,367        96,529
                                          ----------    ----------
Total                                     $1,207,838    $1,184,277
                                          ==========    ==========

Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivables from and payables to customers represent amounts due on cash and margin transactions.

Short-Term Borrowings
The Company's securities processing subsidiaries had short-term bank loans payable of $38,350,000 and $94,975,000 as of December 31, 1998 and 1997,
respectively, which bear interest at the respective bank's call rate and were collateralized by customers' margin account securities.

Trust Account Investments and Deposits
The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $1,098,773,000 and $1,082,740,000 in 1998 and 1997,
respectively. The related investment securities, including amounts representing Company funds, comprised the following at December 31:

                                      28           Fiserv, Inc. and Subsidiaries

(In thousands)                             Principal      Carrying        Market
1998                                          Amount         Value         Value
                                          ----------    ----------    ----------
U.S. Government and government
 agency obligations                       $  756,928    $  765,152    $  766,708
Corporate bonds                                5,492         5,494         5,501
Repurchase agreements                         41,370        41,370        41,370
Other fixed income obligations               357,230       358,710       360,496
                                          ----------    ----------    ----------
Total                                     $1,161,020     1,170,726    $1,174,075
                                          ==========    ==========    ==========
Less amounts representing Company funds:
  Included in cash and cash equivalents                        756
  Included in other investments                             71,197
                                                        ----------
Trust account investments                               $1,098,773
                                                        ==========
1997
U.S. Government and government
 agency obligations                       $  671,384      $682,218    $  686,765
Corporate bonds                               18,326        18,371        18,364
Repurchase agreements                         95,227        95,227        95,227
Other fixed income obligations               371,514       370,714       371,840
                                          ----------    ----------    ----------
Total                                     $1,156,451     1,166,530    $1,172,196
                                          ==========    ==========    ==========
Less amounts representing Company funds:
  Included in cash and cash equivalents                     22,985
  Included in other investments                             60,805
                                                        ----------
Trust account investments                               $1,082,740
                                                        ==========

Substantially all of the investments at December 31, 1998 have contractual maturities of one year or less except for government agency and certain fixed income obligations which have an average duration of approximately two years and six months.

Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years:

(In thousands)
December 31,                                                1998          1997
                                                        --------      --------
Data processing equipment                               $227,346      $197,422
Purchased software                                        73,446        58,161
Buildings and leasehold improvements                      75,158        56,307
Furniture and equipment                                   88,915        58,279
                                                        --------      --------
                                                         464,865       370,169
Less accumulated depreciation and amortization           285,431       221,114
                                                        --------      --------
Total                                                   $179,434      $149,055
                                                        ========      ========


Fiserv, Inc. and Subsidiaries          29

Internally Generated Computer Software

Certain costs incurred to develop new software and enhance existing software are capitalized and amortized over the expected useful life of the product, generally five years. Activity during the three years ended December 31, 1998 was as follows:

(In thousands)                  1998         1997        1996
                            --------      -------     -------
Beginning balance           $ 73,163      $70,487     $73,863
Capitalized costs             30,579       25,011      26,366
Acquisitions--net              8,720        2,712         356
                            --------      -------     -------
                             112,462       98,210     100,585
Less amortization             26,641       25,047      30,098
                            --------      -------     -------
Total                       $ 85,821      $73,163     $70,487
                            ========      =======     =======

During the fourth quarters of 1997 and 1996, the Company recorded charges of $3,207,000 and $5,443,000, respectively, relating to the accelerated amortization of software resulting from the planned consolidation of certain product lines. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred. In addition, Year 2000 costs are expensed as incurred.

Intangible Assets

Intangible assets relate to acquisitions and consist of the following at December 31:

(In thousands)                                       1998         1997
                                                 --------     --------
Goodwill                                         $590,684     $387,750
Other                                              96,571       95,240
                                                 --------     --------
                                                  687,255      482,990
Less accumulated amortization                      92,101       77,284
                                                 --------     --------
Total                                            $595,154     $405,706
                                                 ========     ========

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill and is being amortized over 40 years. Other intangible assets comprise primarily computer software, contract rights, customer bases and trademarks applicable to business acquisitions. These assets are being amortized using the straight-line method over their estimated useful lives, ranging from three to 35 years. The Company periodically reviews goodwill and other long-lived assets to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur.

Income Taxes

The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

Revenue Recognition

Revenues from the sale of data processing services to financial institutions and administration of self-directed retirement plans are recognized as the related services are provided. Revenues include net investment income of $77,457,000, $63,620,000 and $49,237,000, net of direct credits to customer accounts of $50,180,000, $46,006,000 and $40,686,000 in 1998, 1997 and 1996, respectively.
Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided. Revenues from the sales of software are recognized in accordance with the AICPA's Statement of Position No. 97-2, "Software Revenue Recognition".


Income Per Share

Basic income per share is computed using the weighted average number of common shares outstanding during the periods. Diluted income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Income per share for prior years has been restated to reflect a three-for-two stock split effective in May 1998.

Supplemental Cash Flow Information

(In thousands)                                 1998         1997         1996
                                            -------      -------      -------
Interest paid                               $21,111      $17,358      $22,942
Income taxes paid                            66,066       58,643       45,308
Liabilities assumed in acquisitions
 of businesses                               39,816      197,235        1,596


                                      30           Fiserv, Inc. and Subsidiaries

[Note 2]  Acquisitions and Capital Transactions

Acquisitions
During 1998, 1997 and 1996 the Company completed the following acquisitions:

                                                      Month
Company                                               Acquired   Service                             Consideration
                                                      --------   ---------------------------------   -------------
1998:

Automated Financial Technology, Inc.                  Jan.       Account Processing                  Stock for stock
PSI Group laser printing and                          Feb.       Laser printing                      Cash for assets
  custom packing operations
The LeMans Group                                      Feb.       Automobile leasing software         Cash for stock
Network Data Processing Corporation                   Apr.       Insurance data processing           Stock for stock
CUSA Technologies, Inc.                               Apr.       Software and services               Stock for stock
Specialty Insurance Service                           May        Insurance data processing           Cash for stock
Deluxe Card Services, a division of                   Aug.       Automated card services             Cash for assets
  Deluxe Corporation
Federal Home Loan Bank of Topeka                      Oct.       Item processing                     Cash for assets
  item processing contracts
Life Instructors, Inc.                                Oct.       Insurance and securities training   Cash for stock
FiCATS                                                Oct.       Item processing                     Cash for assets
ASI Financial Services, Inc.                          Nov.       PC-based financial systems          Cash for stock
The FREEDOM Group, Inc.                               Dec.       Insurance data processing           Cash for stock

1997:

AdminaStar Communications                             Apr.       Laser print and mailing services    Cash for stock
Interactive Planning Systems                          May        Financial processing systems        Stock for stock
BHC Financial, Inc.                                   May        Securities processing services      Stock for stock
Florida Infomanagement Services, Inc. (FIS, Inc.)     Sep.       Data processing and software        Cash for stock
                                                                 sales
Stephens Inc., clearing brokerage operations          Sep.       Securities processing services      Cash for assets
Emerald Publications                                  Oct.       Financial seminars and training     Stock for stock
Central Service Corp.                                 Oct.       Data processing                     Cash for stock
Savoy Discount Brokerage                              Oct.       Securities processing services      Cash for stock
Hanifen, Imhoff Holdings, Inc.                        Dec.       Securities processing services      Cash and stock
                                                                                                     for stock

1996:

UniFi, Inc.                                           Jan.       Software and services               Cash for stock
Bankers Pension Services, Inc.                        Nov.       Retirement plan administrators      Stock for stock

Generally, the acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies are included in the consolidated financial statements since their respective dates of acquisition as set forth above. Pro forma information for acquisitions accounted for as purchases is not presented as the impact was not material. Certain of the acquisitions were accounted for as poolings of interests. Except for the 1997 acquisition of BHC Financial, Inc. (BHC), prior year financial statements were not restated because the aggregate effect was not material.


Fiserv, Inc. and Subsidiaries         31

In connection with certain acquisitions consummated in 1998, the Company issued approximately 490,000 unregistered shares of its common stock. The Company relied upon the exemption provided in Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D, based upon the number of shareholders of the respective companies and the aggregate value of the transactions. No underwriter was involved in the transactions and no commission was paid.

Stock Option Plan

The Company's Stock Option Plan provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company's common stock for a price not less than 100% of the fair value of the shares at the date of grant. In general, 20% of the shares awarded under the Plan may be purchased annually and expire, generally, 10 years from the date of the award. Activity under the current and prior plans during 1996, 1997 and 1998, adjusted for a three-for-two stock split effective May 29, 1998, is summarized as follows:

                                                 Shares
                                         ----------------------                            Weighted
                                                           Non-                             Average
                                         Incentive    Qualified     Price Range      Exercise Price
                                         ----------------------    --------------    --------------
Outstanding, December 31, 1995              30,420    3,574,770    $ 1.09 - 18.33            $11.25
Granted                                                 926,031     17.67 - 24.50             19.63
Forfeited                                              (133,720)     7.65 - 20.33             13.41
Exercised                                  (27,885)    (464,966)     1.09 - 20.33             10.37
                                         ----------------------
Outstanding, December 31, 1996               2,535    3,902,115      3.85 - 24.50             13.26
Assumed from BHC                                        843,426      4.87 - 21.00             11.83
Granted                                               1,034,104     24.00 - 32.67             25.32
Forfeited                                               (76,551)     4.14 - 24.00             19.17
Exercised                                   (2,535)    (960,547)     3.85 - 24.00             13.05
                                         ----------------------
Outstanding, December 31, 1997                   0    4,742,547      4.14 - 32.67             15.57
Granted                                               1,784,803     32.75 - 47.38             36.23
Forfeited                                               (98,020)     6.76 - 36.00             29.22
Exercised                                              (791,415)     4.14 - 36.00             12.64
                                         ----------------------
Outstanding, December 31, 1998                   0    5,637,915      4.14 - 47.38             21.85
                                         ----------------------
Shares exercisable, December 31, 1998            0    3,562,594
                                         ----------------------

Options outstanding include 87,000 and 223,000 shares granted in January 1997 and 1998 at $24.29 and $32.75 per share, respectively, under a stock purchase plan requiring exercise within 30 days after a two-year period beginning on the date of grant.

At December 31, 1998, options to purchase 2,570,000 shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the provisions of APB Opinion 25. Accordingly, the Company did not record any compensation expense in the accompanying financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with Statement of Financial Accounting Standards (SFAS) No.123, "Accounting for Stock-Based Compensation", the Company's net income would have been reduced by approximately $3,700,000, $2,200,000 and $981,000 in 1998, 1997 and 1996, respectively. Earnings per share-diluted would have been reduced by $.04, $.03 and $.01 in 1998, 1997 and 1996, respectively. The assumptions used to estimate compensation expense for 1998 were: expected volatility of 18.3%, risk-free interest rate of 4.6% and expected option lives of five years.

Shareholder Rights Plan

On February 23, 1998 the Company adopted a Shareholder Rights Plan (the Plan). Under the Plan, the shareholders of record as of March 9, 1998 were granted a dividend of one preferred stock purchase right for each outstanding share of Company common stock. The stock purchase rights are not exercisable until certain events occur. The Company filed a Form 8-K with the Securities and Exchange Commission on February 24, 1998 which provides a full description of the Plan.

                                      32           Fiserv, Inc. and Subsidiaries

[Note 3]  Long-Term Debt

The Company has available a $330,000,000 unsecured line of credit and commercial paper facility with a group of banks, of which $248,000,000 was in use at December 31, 1998 at an average rate of 5.73%. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants including, among other things, the maintenance of minimum net worth and various operating ratios with which the Company was in compliance at December 31, 1998. A facility fee ranging from 0.1% to 0.2% per annum is required on the entire bank line regardless of usage. The facility is reduced to $150,000,000, on May 17, 1999 and expires on May 17, 2000. The Company plans to refinance the bank facility prior to May 17, 1999.

During 1998, the Company entered into interest rate swap agreements to fix the interest rate on certain floating rate debt at an average rate approximating 5.75% (based on current bank fees) for a principal amount of $200,000,000 with a remaining life of five to seven years.

Long-term debt outstanding at the respective year-ends comprised the following:

(in thousands)
December 31,                            1998         1997
                                    --------     --------
9.45% senior notes payable,
   due 1999-2000                    $  8,571     $ 12,857
9.75% senior notes payable,
   due 1999-2001                       7,500       10,000
8.00% senior notes payable,
   due 1999-2005                      90,000       90,000
Bank notes and
   commercial paper                  279,641      136,585
Other obligations                      3,910        2,589
                                    --------     --------
Total                               $389,622     $252,031
                                    ========     ========

Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 1998:

(in thousands)
Year
1999                                $131,786
2000                                 186,215
2001                                  16,811
2002                                  13,857
2003                                  13,857
Thereafter                            27,096
                                    --------
Total                               $389,622
                                    ========

Interest expense with respect to long-term debt amounted to $21,330,000, $16,964,000 and $22,431,000 in 1998, 1997 and 1996, respectively.

[Note 4]  Income Taxes

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates is as follows:

(in thousands)                          1998         1997         1996
                                     -------      -------      -------
Statutory federal tax rate                35%          35%          35%
Tax computed at
   statutory rate                    $67,789      $53,865      $47,062
State income taxes - net
   of federal effect                   7,601        5,995        5,093
Non-deductible
   amortization                        2,737        1,408        1,504
Other                                  1,283        1,831        1,095
                                     -------      -------      -------
Total                                $79,410      $63,099      $54,754
                                     =======      =======      =======

The provision for income taxes consisted of the following:

(in thousands)                          1998         1997         1996
                                     -------      -------      -------
Currently payable                    $68,947      $53,865      $50,068
Tax reduction credited
   to additional
   paid-in capital                     8,000        5,000        2,000
Deferred                               2,463        4,234        2,686
                                     -------      -------      -------
Total                                $79,410      $63,099      $54,754
                                     =======      =======      =======

Fiserv, Inc. and Subsidiaries         33

The approximate tax effects of temporary differences at December 31, 1998 and 1997 were as follows:

(in thousands)                       1998         1997
                                 --------     --------
Purchased incomplete
   software technology           $ 52,276     $ 56,888
Accrued expenses not
   currently deductible            25,329       18,862
Deferred revenues                  14,558        8,688
Other                              (5,512)      (1,789)
Internally generated
   capitalized software           (35,188)     (29,999)
Excess of tax over book
   depreciation and amortization   (9,167)      (5,992)
Unrealized gain
   on investments                 (27,751)     (11,425)
                                 --------     --------
Total                            $ 14,545     $ 35,233
                                 ========     ========


[Note 5]  Employee Benefit Programs

The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and also makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest at the rate of 20% for each year of service. Contributions charged to operations under these plans approximated $16,948,000, $14,383,000 and $10,074,000 in 1998, 1997 and
1996, respectively.


[Note 6]  Leases, Other Commitments and Contingencies

Leases
Future minimum rental payments, as of December 31, 1998, on various operating leases for office facilities and equipment were due as follows:

(in thousands)
Year
1999                             $ 56,547
2000                               48,102
2001                               35,721
2002                               28,019
2003                               20,598
Thereafter                         33,554
                                 --------
Total                            $222,541
                                 ========

Rent expense applicable to all operating leases was approximately $72,172,000, $55,515,000 and $52,638,000 in 1998, 1997 and 1996, respectively.

Other Commitments and Contingencies
The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $22 billion in trust funds as of December 31, 1998. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying balance sheets.

The Company's securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 1998, the aggregate net capital of such subsidiaries was $135,584,000, exceeding the net capital requirement by $118,744,000.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the financial statements of the Company.


                                      34           Fiserv, Inc. and Subsidiaries

[Note 7]  Business Segment Information

The Company is a leading independent provider of financial data processing systems and related information management services and products to financial institutions and other financial intermediaries. In accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" the Company's operations have been classified into three business segments: financial institution data processing and software services, securities processing and trust services and other (including corporate). Summarized financial information by business segment for each of the three years in the period ended December 31, 1998 is as follows:

(in thousands)
Year ended December 31,                             1998         1997          1996
                                              ----------   ----------    ----------
Revenues:
Financial institution data processing and
 software services                            $  951,010   $  753,209    $  696,827
Securities processing and trust services         234,699      179,217       157,976
Other                                             47,961       42,006        24,646
                                              ----------   ----------    ----------
Total                                         $1,233,670   $  974,432    $  879,449
                                              ----------   ----------    ----------

Operating income:
Financial institution data processing and
 software services                            $  148,774   $  117,467    $  101,240
Securities processing and trust services          70,074       51,770        51,431
Other                                             (9,209)      (3,460)          879
                                              ----------   ----------    ----------
Total                                         $  209,639   $  165,777    $  153,550
                                              ----------   ----------    ----------

Identifiable assets:
Financial institution data processing and
 software services                            $1,049,741   $  798,237    $  775,976
Securities processing and trust services       2,790,318    2,753,523     1,871,858
Other                                            118,279       84,731        51,145
                                              ----------   ----------    ----------
Total                                         $3,958,338   $3,636,491    $2,698,979
                                              ----------   ----------    ----------

Depreciation expense:
Financial institution data processing and
 software services                            $   46,880   $   38,098    $   35,876
Securities processing and trust services           8,631        7,285         6,817
Other                                              5,186        3,736         1,427
                                              ----------   ----------    ----------
Total                                         $   60,697   $   49,119    $   44,120
                                              ----------   ----------    ----------

Capital expenditures:
Financial institution data processing and
 software services                            $   60,075      $28,627    $   28,541
Securities processing and trust services          11,255        6,667         6,627
Other                                              6,212        4,471         4,282
                                              ----------   ----------    ----------
Total                                         $   77,542   $   39,765    $   39,450
                                              ----------   ----------    ----------

Fiserv, Inc. and Subsidiaries         35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations
The following table sets forth, for the periods indicated, the relative percentage which certain items in the Company's consolidated statements of income bear to revenues and the percentage change in those items from period to period.

                                          Percentage of Revenues       Period to Period Percentage
                                         Year Ended December 31,           Increase (Decrease)
                                      ----------------------------    -----------------------------
                                                                       1998 vs.           1997 vs.
                                       1998       1997       1996        1997               1996
                                      ----------------------------    -----------------------------
Revenues                              100.0%     100.0%     100.0%       26.6%               10.8%
                                      ----------------------------
Cost of revenues:
Salaries, commissions and payroll
  related costs                        46.4       46.7       44.9        26.0                15.2
Data processing expenses, rentals
  and telecommunication costs           9.7       10.3       11.1        18.5                 2.9
Other operating costs                  21.0       19.5       18.6        36.4                15.8
Depreciation and amortization of
  property and equipment                4.9        5.0        5.0        23.6                11.3
Amortization of intangible assets       1.3        1.5        2.4        12.0               (34.2)
(Capitalization) amortization of
  internally generated computer
  software--net                        (0.3)                  0.4
                                      ----------------------------
Total cost of revenues                 83.0       83.0       82.4        26.6                11.4
                                       ===========================
Operating income                       17.0%      17.0%      17.6%       26.5                 8.0
                                       ===========================
Income before income taxes             15.7%      15.8%      15.3%       25.9                14.5
                                       ===========================
Net income                              9.3%       9.3%       9.1%       25.9                13.9
                                       ===========================

Revenues increased $259,238,000 in 1998 and $94,983,000 in 1997. In 1998 and
1997, approximately 60% and 50%, respectively, of the growth resulted from the inclusion of revenues from the date of purchase of acquired businesses as set forth in Note 2 to the financial statements and the balance in each year from the net addition of new clients, growth in the transaction volume experienced by existing clients and price increases.

Cost of revenues increased $215,376,000 in 1998 and $82,756,000 in 1997. As a percentage of revenues, cost of revenues remained the same in 1997 and 1998, and increased .6% from 1996 to 1997. The make up of cost of revenues has been affected in all years by business acquisitions and by changes in the mix of the Company's business as sales of software and related support activities and securities processing operations have enjoyed an increasing percentage of total revenues.

A portion of the purchase price of the Company's acquisitions has been allocated to intangible assets, such as goodwill, computer software and client contracts, which are being amortized over time, generally three to 40 years. Amortization of these costs increased $1,687,000 from 1997 to 1998 and decreased $7,324,000 from 1996 to 1997. As a percentage of revenues, intangible amortization has decreased over the last three years due primarily to accelerated amortization in 1997 and 1996 for completed software acquired in the acquisition of Information Technology, Inc. in 1995.


Capitalization of internally generated computer software is stated net of amortization and increased $3,974,000 in 1998 and $3,696,000 in 1997. Net internally generated software capitalized increased in 1998 as both 1997 and 1996 included accelerated amortization of software resulting from the planned consolidation of certain product lines.

                                   36              Fiserv, Inc. and Subsidiaries

Operating income increased $43,862,000 in 1998 and $12,227,000 in 1997. As a percentage of revenues, operating income was substantially identical in both years.

The effective income tax rate was 41% in all three years, and the effective income tax rate for 1999 is expected to remain at 41%.

The Company's growth has been accomplished, to a significant degree, through the acquisition of businesses which are complementary to its operations.

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

The following supplemental schedule presents the results of operations of the Company for the periods presented as originally reported before restatement of 1996 for BHC Financial, Inc.

(In thousands, except per share data)
Year ended December 31,                                        1998       1997        1996
                                                         ----------   --------    --------
Revenues                                                 $1,233,670   $974,432    $798,268
                                                         ----------   --------    --------
Cost of Revenues:
Salaries, commissions and payroll related costs             573,187    454,850     371,526
Data processing expenses, rentals and
  telecommunication costs                                   119,205    100,601      90,919
Other operating expenses                                    259,126    189,982     145,230
Depreciation and amortization of
  property and equipment                                     60,697     49,119      42,241
Amortization of intangible assets                            15,754     14,067      20,983
(Capitalization) amortization of internally
  generated computer software -- net                         (3,938)        36       3,732
                                                         ----------   --------    --------
 Total                                                    1,024,031    808,655     674,631
                                                         ----------   --------    --------
Operating Income                                            209,639    165,777     123,637
Interest expense -- net                                      15,955     11,878      19,088
                                                         ----------   --------    --------
Income Before Income Taxes                                  193,684    153,899     104,549
Income tax provision                                         79,410     63,099      42,865
                                                         ----------   --------    --------
Net Income                                               $  114,274   $ 90,800    $ 61,684
                                                         ----------   --------    --------
Net income per common share:
  Diluted                                                $     1.35   $   1.13    $   0.89
                                                         ----------   --------    --------
Shares used in computing net income per share:
  Diluted                                                    84,769     80,292      69,297
                                                         ----------   --------    --------

Fiserv, Inc. and Subsidiaries       37

YEAR 2000 SYSTEMS EVALUATION
The Company provides data processing and other related services to financial institutions of all kinds. Failure by the Company in making its proprietary software systems Year 2000 compliant would have a material adverse effect on its business. The Company believes, however, that its remediation process started in 1996 will be successful and anticipates no material processing problems.

The Company has completed its assessment of its proprietary systems and has largely completed upgrading and revising the software it will continue to use in providing service to its clients. The Company anticipates that all of its proprietary systems will be completely upgraded to Year 2000 compliance, tested (including client testing) and implemented by March 31, 1999. The Company's contingency plans provide for a variety of actions in the event that a business unit has not progressed sufficiently to meet its remediation goals, including adding necessary resources, and/or migration of clients to other Company software that is Year 2000 compliant. The Company does not anticipate the need for these contingency plans based on the current system remediation status. Testing and implementation of the remaining non-mission critical systems, which are not material to the Company's business, are expected to be completed by mid-1999.

The Company has received Year 2000 disclosures prepared by its principal vendors indicating that they will be Year 2000 compliant in all material respects. The Company's contingency plans include actions required should any vendor experience Year 2000-related problems. In addition, the Company has no reason to believe that its clients will not be Year 2000 compliant in all material respects, and in many cases has assisted its clients in their Year 2000 efforts.

The Company believes that it has and will continue to meet its Year 2000 compliance commitments using existing resources, without incurring significant incremental expenses. Although the Company does not maintain accounting records that separately identify all of the costs associated with its Year 2000 activities, it has estimated that commencing with 1996 such costs have approximated $15 million a year. Estimated cost for the year 1999 when the project is scheduled for completion is approximately $10 to $12 million.

The disclosure set forth above contains forward-looking statements. Specifically, such statements are contained in sentences including the words "expect" or "anticipate" or "could" or "should". Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the failure by third parties to adequately remediate Year 2000 issues or the inability of the Company to complete writing and/or testing software changes on the time schedules currently expected. Nevertheless, the Company expects that its Year 2000 compliance efforts will be successful without any adverse effects on its business.

                                      38           Fiserv, Inc. and Subsidiaries

Liquidity and Capital Resources

The following table summarizes the Company's primary sources of funds:

(In thousands)
Year ended December 31,                                         1998          1997           1996
                                                            --------      --------      ---------
Cash provided by operating activities before changes in
  securities processing receivables and payables--net       $242,736      $175,506      $ 173,774
Securities processing receivables and payables--net            7,080        (5,948)        (3,660)
                                                            --------      --------      ---------
Cash provided by operating activities                        249,816       169,558        170,114
(Purchases) issuance of common stock--net                    (37,389)       10,040          4,896
(Increase) decrease in investments                           (14,747)      (55,625)        16,831
Increase (decrease) in net borrowings                         79,835       (31,096)      (119,640)
                                                            --------      --------      ---------
Total                                                       $277,515      $ 92,877      $  72,201
                                                            ========      ========      =========

The Company has applied a significant portion of its cash flow from operations to acquisitions and capital expenditures with any remainder in 1997 and 1996 applied to the reduction of long-term debt.

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

(In thousands, except per share data)
Year ended December 31,                          1998          1997          1996          1995          1994
                                           ----------    ----------    ----------    ----------    ----------
Revenues                                   $1,233,670    $  974,432    $  879,449    $  769,104    $  635,297
Income (loss) before income taxes             193,684       153,899       134,462       (76,146)       84,098
Income taxes (credit)                          79,410        63,099        54,754       (30,220)       33,067
Net income (loss)                             114,274        90,800        79,708       (45,926)       51,031
Net income (loss) per share:
  Basic                                         $1.40         $1.16         $1.04        $(0.62)        $0.73
                                           ----------    ----------    ----------    ----------    ----------
  Diluted                                       $1.35         $1.13         $1.02        $(0.62)        $0.72
                                           ----------    ----------    ----------    ----------    ----------
  As originally reported--Diluted               $1.35         $1.13         $0.89         $0.75         $0.63
                                           ----------    ----------    ----------    ----------    ----------

Total assets                               $3,958,338    $3,636,491    $2,698,979    $2,514,597    $2,204,832
Long-term debt                                389,622       252,031       272,864       383,416       150,599
Shareholders' equity                          885,797       769,255       605,898       514,866       425,389

Note: The above information has been restated to recognize (1) a three-for-two stock split effective in May 1998 and (2) the acquisitions of Lincoln Holdings, Inc. in 1995 and of BHC Financial, Inc. in 1997 accounted for as poolings of interests. The net income (loss) per share as originally reported is before restatements due to poolings of interests and excludes the one-time after-tax charges of $1.66 per share related to the acquisition of Information Technology, Inc. in 1995.


Fiserv, Inc. and Subsidiaries         39

QUARTERLY FINANCIAL INFORMATION
(Unaudited)


(In thousands, except per share data)                        Quarters
                                          -----------------------------------------------
1998                                         First       Second        Third       Fourth          Total
                                          --------     --------     --------     --------     ----------
Revenues                                  $273,829     $311,220     $309,543     $339,078     $1,233,670
Cost of revenues                           224,445      258,398      256,609      284,579      1,024,031
                                          --------     --------     --------     --------     ----------
Operating income                            49,384       52,822       52,934       54,499        209,639
                                          --------     --------     --------     --------     ----------
Income before income taxes                  46,017       48,594       48,936       50,137        193,684
Income taxes                                18,867       19,924       20,063       20,556         79,410
                                          --------     --------     --------     --------     ----------
Net income                                $ 27,150     $ 28,670     $ 28,873     $ 29,581     $  114,274
                                          --------     --------     --------     --------     ----------

Net income per share:
  Basic                                   $   0.34     $   0.34     $   0.35     $   0.36     $     1.40
                                          ========     ========     ========     ========     ==========
  Diluted                                 $   0.33     $   0.33     $   0.34     $   0.35     $     1.35
                                          ========     ========     ========     ========     ==========

1997
Revenues                                  $228,319     $238,386     $238,255     $269,472     $  974,432
Cost of revenues                           186,522      199,748      196,252      226,133        808,655
                                          --------     --------     --------     --------     ----------
Operating income                            41,797       38,638       42,003       43,339        165,777
                                          --------     --------     --------     --------     ----------
Income before income taxes                  38,310       35,297       39,302       40,990        153,899
Income taxes                                15,707       14,472       16,114       16,806         63,099
                                          --------     --------     --------     --------     ----------
Net income                                $ 22,603     $ 20,825     $ 23,188     $ 24,184     $   90,800
                                          --------     --------     --------     --------     ----------

Net income per share:
  Basic                                   $   0.29     $   0.27     $   0.30     $   0.31     $     1.16
                                          ========     ========     ========     ========     ==========
  Diluted                                 $   0.29     $   0.26     $   0.29     $   0.30     $     1.13
                                          ========     ========     ========     ========     ==========

Market Price Information

The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol FISV. Information for quarters ended March 31, 1998 and prior has been adjusted (to the nearest 1/32) to recognize a three-for-two stock split effective May 29, 1998.

                         1998                     1997
-------------     -------------------     ---------------------
Quarter Ended     High         Low        High         Low
-------------     -------------------     ---------------------
March 31          42 1/4       31         26           21 13/16
June 30           44 29/32     38         29 3/4       24 1/2
September 30      49           39         33           29 1/4
December 31       53 1/8       38 1/4     33 13/32     26 1/2

At December 31, 1998, the Company's common stock was held by 2,534 shareholders of record. It is estimated that an additional 28,000 shareholders own the Company's stock through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 19, 1999 was $51.625 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.

                                      40          Fiserv, Inc. and Subsidiaries

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 1998 Annual Report. This information was prepared in conformity with generally accepted accounting principles and necessarily reflects the best estimates and judgment of management.

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



/s/  George D. Dalton
-------------------------------------
George D. Dalton
Chairman and Chief Executive Officer

Fiserv, Inc. and Subsidiaries         41

INDEPENDENT AUDITORS' REPORT


Shareholders and Directors of Fiserv, Inc.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of BHC Financial, Inc. and subsidiaries for the year ended December 31, 1996 which statements reflect total revenues of $81,181,000 for the year then ended. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for BHC Financial, Inc. and subsidiaries for such period, is based solely on the report of such other auditors.


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

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Milwaukee, Wisconsin
January 29, 1999


                                      42          Fiserv, Inc. and Subsidiaries