Form 10-K405, Exhibit 13
period 1999-12-31
FISERV INC
filed 2000-02-28
CIK 798354

                                                                      EXHIBIT 13



                              1999 ANNUAL REPORT
                         FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
Year ended December 31,                                           1999             1998              1997
                                                    -----------------------------------------------------
REVENUES                                                    $1,407,545       $1,233,670          $974,432
                                                    -----------------------------------------------------

COST OF REVENUES:
Salaries, commissions and payroll
  related costs                                                677,226          573,187           454,850
Data processing expenses, rentals and
  telecommunication costs                                      111,163          119,205           100,601
Other operating expenses                                       272,616          259,126           189,982
Depreciation and amortization of
  property and equipment                                        63,713           60,697            49,119
Amortization of intangible assets                               22,600           15,754            14,067
Amortization (capitalization) of internally
  generated computer software-net                                7,142           (3,938)               36
                                                    -----------------------------------------------------
TOTAL COST OF REVENUES                                       1,154,460        1,024,031           808,655
                                                    -----------------------------------------------------
OPERATING INCOME                                               253,085          209,639           165,777
Interest expense - net                                          19,410           15,955            11,878
                                                    -----------------------------------------------------
INCOME BEFORE INCOME TAXES                                     233,675          193,684           153,899
Income tax provision                                            95,807           79,410            63,099
                                                    -----------------------------------------------------
NET INCOME                                                  $  137,868       $  114,274          $ 90,800
                                                    =====================================================
NET INCOME PER SHARE:
  Basic                                                          $1.12            $0.93             $0.78
                                                    =====================================================
  Diluted                                                        $1.09            $0.90             $0.75
                                                    =====================================================

SHARES USED IN COMPUTING NET INCOME
PER SHARE:
  Basic                                                        123,143          122,873           117,021
                                                    =====================================================
  Diluted                                                      126,679          127,154           120,438
                                                    =====================================================

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
December 31,                                                    1999                  1998
                                                   -----------------     -----------------
ASSETS

Cash and cash equivalents                                 $   80,554            $   71,558
Accounts receivable - net                                    235,350               246,851
Securities processing receivables                          2,196,068             1,402,650
Prepaid expenses and other assets                             89,378                83,453
Trust account investments                                  1,298,120             1,098,773
Other investments                                            335,573               180,099
Deferred income taxes                                              -                14,545
Property and equipment-net                                   195,333               179,434
Internally generated computer software-net                    75,263                85,821
Intangible assets-net                                        802,071               595,154
                                                   -----------------     -----------------
TOTAL                                                     $5,307,710            $3,958,338
                                                   =================     =================

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                          $   66,400            $   65,385
Securities processing payables                             1,764,382             1,207,838
Short-term borrowings                                        234,350                38,350
Accrued expenses                                             176,443               150,519
Accrued income taxes                                          12,736                14,768
Deferred revenues                                            131,476               107,286
Trust account deposits                                     1,298,120             1,098,773
Deferred income taxes                                         59,963                     -
Long-term debt                                               472,824               389,622
                                                   -----------------     -----------------
TOTAL LIABILITIES                                          4,216,694             3,072,541
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock issued, 125,387,700 and
   124,879,500 shares, respectively                            1,254                 1,249
Additional paid-in capital                                   458,550               448,461
Accumulated other comprehensive income                       125,026                39,875
Accumulated earnings                                         576,510               438,642
Treasury stock, at cost, 2,804,400 and 1,800,000
   shares, respectively                                      (70,324)              (42,430)
                                                   -----------------     -----------------
TOTAL SHAREHOLDERS' EQUITY                                 1,091,016               885,797
                                                   -----------------     -----------------
TOTAL                                                     $5,307,710            $3,958,338
                                                   =================     =================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


(In thousands)
Year ended December 31,                                       1999                         1998                      1997
                                                    ----------------------       ---------------------     --------------------
SHARES ISSUED-300,000,000 AUTHORIZED:
 Balance at beginning of year                           83,253                     53,925                    51,032
 Shares issued under stock plans-net                       394                        495                       585
 Shares issued for acquired companies                        -                      1,132                     2,308
 Three-for-two stock split                              41,741                     27,701                         -
                                                    ----------                   --------                  --------
 Balance at end of year                                125,388                     83,253                    53,925
                                                    ==========                   ========                  ========

COMMON STOCK-PAR VALUE $.01 PER SHARE:
 Balance at beginning of year                       $      833                   $    539                  $    510
 Shares issued under stock plans-net                         4                          5                         6
 Shares issued for acquired companies                        -                         11                        23
 Three-for-two stock split                                 417                        278                         -
                                                    ----------                   --------                  --------
 Balance at end of year                                  1,254                        833                       539
                                                    ----------                   --------                  --------
ADDITIONAL PAID-IN CAPITAL:
 Balance at beginning of year                          448,877                    427,785                   352,916
 Shares issued under stock plans-net                     5,090                      5,036                    10,034
 Income tax reduction arising from the
  exercise of employee stock options                     5,000                      8,000                     5,000
 Shares issued for acquired                                  -                      8,334                    59,835
 Three-for-two stock split                                (417)                      (278)                        -
                                                    ----------                   --------                  --------
 Balance at end of year                                458,550                    448,877                   427,785
                                                    ----------                   --------                  --------

ACCUMULATED OTHER COMPREHENSIVE INCOME:
 Balance at beginning of year                           39,875                     16,563                    18,904
 Unrealized gain (loss) on investments                  85,496    $ 85,496         23,492     $ 23,492       (2,179)    $(2,179)
 Foreign currency translation adjustment                  (345)       (345)          (180)        (180)        (162)       (162)
                                                    ----------                   --------                  --------
 Balance at end of year                                125,026                     39,875                    16,563
                                                    ----------                   --------                  --------
ACCUMULATED EARNINGS:
 Balance at beginning of year                          438,642                    324,368                   233,568
 Net income                                            137,868     137,868        114,274      114,274       90,800      90,800
                                                    ----------    --------       --------     --------     --------     -------
 Balance at end of year                                576,510                    438,642                   324,368
                                                    ----------                   --------                  --------
TREASURY STOCK-AT COST:
 Balance at beginning of year                          (42,430)                         -
 Purchase of treasury stock                            (28,713)                   (42,430)
 Shares issued under stock plans-net                       819                          -
                                                    ----------                   --------
 Balance at end of year                                (70,324)                   (42,430)
                                                    ----------                   --------

TOTAL COMPREHENSIVE INCOME                                        $223,019                    $137,586                  $88,459
                                                                  ========                    ========                  =======

TOTAL SHAREHOLDERS' EQUITY                          $1,091,016                   $885,797                  $769,255
                                                    ==========                   ========                  ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
Year ended December 31,                                                       1999                    1998                   1997
                                                                         --------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                               $ 137,868               $ 114,274              $  90,800

Adjustments to reconcile net income to net cash
 provided by operating activities:
 Deferred income taxes                                                      14,183                   2,463                  4,234
 Depreciation and amortization of
  property and equipment                                                    63,713                  60,697                 49,119
 Amortization of intangible assets                                          22,600                  15,754                 14,067
 Amortization of internally
  generated computer software                                               33,194                  26,641                 25,047
                                                                         --------------------------------------------------------
                                                                           271,558                 219,829                183,267
 Changes in assets and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable                                                       18,853                 (22,860)               (19,191)
  Prepaid expenses and other assets                                         (3,299)                  9,618                 (7,073)
  Accounts payable and accrued expenses                                     14,394                  32,422                 23,681
  Deferred revenues                                                         17,210                  21,197                 17,313
  Accrued income taxes                                                          (1)                 13,109                  2,520
  Securities processing receivables and payables - net                    (140,878)                  7,080                 (5,948)
                                                                         --------------------------------------------------------
 Net cash provided by operating activities                                 177,837                 280,395                194,569
                                                                         --------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

 Capital expenditures                                                      (69,697)                (77,542)               (39,765)
 Capitalization of internally generated computer software                  (26,052)                (30,579)               (25,011)
 Payment for acquisition of businesses,
  net of cash acquired                                                    (210,587)               (217,792)               (65,017)
 Investments                                                              (209,011)                (30,779)              (167,812)
                                                                         --------------------------------------------------------
 Net cash used in investing activities                                    (515,347)               (356,692)              (297,605)
                                                                         --------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

 Proceeds from (repayments of) short-term obligations-net                  119,226                 (56,625)                (7,900)
 Proceeds from borrowings on long-term obligations                         103,523                 143,245                 18,120
 Repayment of long-term obligations                                        (52,790)                 (6,785)               (41,316)
 Issuance of common stock                                                    5,913                   5,041                 10,040
 Purchases of treasury stock                                               (28,713)                (42,430)
 Trust account deposits                                                    199,347                  16,032                112,187
                                                                         --------------------------------------------------------
Net cash provided by financing activities                                  346,506                  58,478                 91,131
                                                                         --------------------------------------------------------
Change in cash and cash equivalents                                          8,996                 (17,819)               (11,905)
Beginning balance                                                           71,558                  89,377                101,282
                                                                         --------------------------------------------------------
Ending balance                                                           $  80,554               $  71,558              $  89,377
                                                                         ========================================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 1999, 1998 and 1997
1. Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Fiserv, Inc. and subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

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

FAIR VALUES
The carrying amounts of cash and cash equivalents, accounts receivable and payable, securities processing receivables and payables, short and long-term borrowings, and derivative instruments approximated fair value as of December 31, 1999 and 1998.

DERIVATIVE INSTRUMENTS
Interest rate hedge transactions are utilized to manage interest rate exposure. The interest differential on interest rate swap contracts used to hedge underlying debt obligations is reflected as an adjustment to interest expense over the life of the contracts.

SECURITIES PROCESSING RECEIVABLES AND PAYABLES
The Company's securities processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations related to the following at December 31:

(In thousands)                                       1999               1998
                                            --------------------------------
RECEIVABLES:
Securities failed to deliver                   $   41,554         $   33,918
Securities borrowed                               829,573            586,210
Receivables from customers                      1,283,326            758,669
Other                                              41,615             23,853
                                            --------------------------------
TOTAL                                          $2,196,068         $1,402,650
                                            ================================
PAYABLES:
Securities failed to receive                   $   45,255         $   20,935
Securities loaned                               1,076,235            703,164
Payables to customers                             523,275            389,372
Other                                             119,617             94,367
                                            --------------------------------
TOTAL                                          $1,764,382         $1,207,838
                                            ================================

Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivables from and payables to customers represent amounts due on cash and margin transactions.

SHORT-TERM BORROWINGS
The Company's securities processing subsidiaries had short-term bank loans payable of $234,350,000 and $38,350,000 as of December 31, 1999 and 1998,
respectively, which bear interest at the respective banks' call rate (4.9% as of December 31, 1999) and were collateralized by customers' margin account securities.

TRUST ACCOUNT INVESTMENTS AND DEPOSITS
The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $1,298,120,000 and $1,098,773,000 as of December 31, 1999 and 1998, respectively. The related investment securities, including amounts representing Company funds, comprised the following at December 31:


(In thousands)                                                        Principal             Carrying             Market
1999                                                                     Amount                Value              Value
                                                            -----------------------------------------------------------
U. S. Government and government
 agency obligations                                                  $  609,304           $  614,855         $  606,113
Money market mutual funds                                               201,600              201,600            201,600
Other fixed income obligations                                          563,382              562,560            550,931
                                                            -----------------------------------------------------------
TOTAL                                                                $1,374,286            1,379,015         $1,358,644
                                                            -----------------------------------------------------------
Less amounts representing Company funds:
  Included in cash and cash equivalents                                                        3,329
  Included in other investments                                                               77,566
                                                                               ---------------------
Trust account investments                                                                 $1,298,120
                                                                               =====================

1998
U. S. Government and government
 agency obligations                                                  $  756,928           $  765,152         $  766,708
Corporate bonds                                                           5,492                5,494              5,501
Repurchase agreements                                                    41,370               41,370             41,370
Money market mutual funds                                                21,220               21,220             21,220
Other fixed income obligations                                          336,010              337,490            339,276
                                                            -----------------------------------------------------------
TOTAL                                                                $1,161,020            1,170,726         $1,174,075
                                                            -----------------------------------------------------------
Less amounts representing Company funds:
  Included in cash and cash equivalents                                                          756
  Included in other investments                                                               71,197
                                                                               ---------------------
Trust account investments                                                                 $1,098,773
                                                                               =====================


Substantially all trust account investments at December 31, 1999 have contractual maturities of one year or less, except for government agency and certain fixed income obligations which have an average duration of approximately two years and six months. These investments are held to maturity and stated at cost as the Company has the ability and intent to hold these investments to maturity. Unrealized gains and losses at December 31, 1999 and 1998 were not significant.

OTHER INVESTMENTS
The Company determines the appropriate classification of investments in securities at the time of the purchase. Marketable securities available-for-sale are carried at market, based upon quoted market prices. Unrealized gains or losses on available-for-sale securities are accumulated as an adjustment to shareholders' equity, net of related deferred income taxes. Realized gains or losses are computed based on specific identification of the securities sold. The Company owns 3,404,930 shares of Knight/Trimark Group, Inc. and 900,000 shares of The BISYS Group, Inc. Common stock of both companies trade on the NASDAQ National Market System.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years. Property and equipment consist of the following at December 31:


(In thousands)                                         1999               1998
                                            ----------------------------------
Data processing equipment                        $  227,292         $  227,346
Purchased software                                   81,239             73,446
Buildings and leasehold improvements                 84,763             75,158
Furniture and equipment                              99,637             88,915
                                            ----------------------------------
                                                    492,931            464,865

Less accumulated depreciation and amortization      297,598            285,431
                                            ----------------------------------
TOTAL                                            $  195,333         $  179,434
                                            ==================================

INTERNALLY GENERATED COMPUTER SOFTWARE
The Company capitalizes certain costs incurred to develop new software and enhance existing software in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized costs is computed on a straight-line basis over the expected useful life of the product, generally five years. Activity during the three years ended December 31, 1999 is as follows:

(In thousands)                                                                           1999               1998              1997
                                                                             -----------------------------------------------------
Beginning balance                                                                  $   85,821         $   73,163           $70,487
Capitalized costs                                                                      26,052             30,579            25,011
Acquisitions and reclassifications                                                     (3,416)             8,720             2,712
                                                                             -----------------------------------------------------
                                                                                      108,457            112,462            98,210
Less amortization                                                                      33,194             26,641            25,047
                                                                             -----------------------------------------------------
TOTAL                                                                              $   75,263         $   85,821           $73,163
                                                                             =====================================================

Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred. In addition, Year 2000 costs were expensed as incurred.


INTANGIBLE ASSETS
Intangible assets relate to acquisitions and consist of the following at December 31:
(In thousands)                                          1999               1998
                                              ---------------------------------
Goodwill                                          $  793,908         $  590,684
Other                                                128,107             96,571
                                              ---------------------------------
                                                     922,015            687,255
Less accumulated amortization                        119,944             92,101
                                              ---------------------------------
TOTAL                                             $  802,071         $  595,154
                                              =================================

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill and is generally being amortized over 40 years using the straight-line method. Other intangible assets comprise primarily computer software, contract rights, customer bases and trademarks applicable to business acquisitions. These assets are being amortized using the straight-line method over their estimated useful lives, ranging from three to 35 years.

IMPAIRMENT OF LONG-LIVED ASSETS
The Company periodically assesses the likelihood of recovering the cost of long-lived assets based on current and projected operating results and cash flows of the related business operations using undiscounted cash flow analyses. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of property, equipment and intangible assets. Long-lived assets determined to be impaired are written down to fair value.

INCOME TAXES
The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

REVENUE RECOGNITION
Revenues from the sale of data processing services are recognized as the related services are provided. Revenues from securities processing and trust services include net investment income of $88,458,000, $77,457,000 and $63,620,000, net of direct credits to customer accounts of $63,519,000, $50,180,000 and $46,006,000 in 1999, 1998 and 1997, respectively. Revenues from the sales of software are recognized in accordance with the AICPA's Statement of Position No. 97-2, "Software Revenue Recognition." Maintenance fee revenue is recognized ratably over the term of the related support period, generally 12 months. Consulting revenue is recognized as the related services are provided. Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided.

NET INCOME PER SHARE
Basic net income per share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of stock options and are computed using the treasury stock method. Net income per share for prior years has been restated to reflect three-for-two stock splits effective in April 1999 and May 1998.

Amounts utilized in net income per share computations are as follows at December 31:

(In thousands)
                                                                           1999                 1998               1997
                                                            -----------------------------------------------------------
Weighted average common shares outstanding - basic                      123,143              122,873            117,021
Assumed conversion of common shares issuable
  under stock option plan                                                 3,536                4,281              3,417
                                                            -----------------------------------------------------------
Weighted average common and common equivalent
   shares outstanding - diluted                                         126,679              127,154            120,438
                                                            ===========================================================

SUPPLEMENTAL CASH FLOW INFORMATION
(In thousands)                                                             1999                 1998               1997
                                                            -----------------------------------------------------------
Interest paid                                                        $   26,075           $   21,111         $   17,358
Income taxes paid                                                        81,499               66,066             58,643
Liabilities assumed in acquisitions
 of businesses                                                          246,120               39,816            197,235

ACCOUNTING STANDARDS TO BE ADOPTED
In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is currently evaluating the impact of this statement and does not anticipate that the adoption of this statement will have a material impact on the consolidated financial statements. This statement is required to be adopted in 2001.

2. Acquisitions

During 1999, 1998 and 1997 the Company completed the following acquisitions:

                                               Month
Company                                        Acquired       Service                                  Consideration
-----------------------------------------------------------------------------------------------------------------------
1999:
QuestPoint                                     Jan.           Item processing                          Cash for assets
Eldridge & Associates                          Feb.           PC-based financial systems               Cash for assets
RF/Spectrum Decision Science Corp.             Feb.           Software and services                    Cash for stock
FIPSCO, Inc.                                   Mar.           Insurance marketing systems              Cash for stock
Progressive Data Solutions, Inc./              Apr.           Insurance software systems               Cash for stock
 Infinity Software Systems, Inc.
JWGenesis Clearing Corporation                 Jun.           Securities services                      Cash for stock
Alliance ADS                                   Jun.           Imaging technology                       Cash for assets
Envision Financial Technologies, Inc.          Aug.           Software and services                    Cash for stock
Pinehurst Analytics, Inc.                      Oct.           PC-based financial systems               Cash for assets
Humanic Design Corporation                     Dec.           Software and services                    Cash for stock

1998:
Automated Financial Technology, Inc.           Jan.           Data processing                          Stock for stock
PSI Group (laser printing and                  Feb.           Laser printing                           Cash for assets
 custom packing operations)
The LeMans Group                               Feb.           Automobile leasing software              Cash for stock
Network Data Processing Corporation            Apr.           Insurance data processing                Stock for stock
CUSA Technologies, Inc.                        Apr.           Software and services                    Stock for stock
Specialty Insurance Service                    May            Insurance data processing                Cash for stock
Deluxe Card Services, a division of            Aug.           Automated card services                  Cash for assets
 Deluxe Corporation
Federal Home Loan Bank of Topeka               Oct.           Item processing                          Cash for assets
 (item processing contracts)
Life Instructors, Inc.                         Oct.           Insurance and securities training        Cash for stock
FICATS                                         Oct.           Item processing                          Cash for assets
ASI Financial Services, Inc.                   Nov.           PC-based financial systems               Cash for stock
The FREEDOM Group, Inc.                        Dec.           Insurance data processing                Cash for stock

1997:
AdminaStar Communications                      Apr.           Laser print and mailing services         Cash for stock
Interactive Planning Systems                   May            PC-based financial systems               Stock for stock
BHC Financial, Inc.                            May            Securities services                      Stock for stock
Florida Infomanagement Services,
  Inc. (FIS, Inc.)                             Sep.           Data processing and software sales       Cash for stock
Stephens Inc. (clearing brokerage
  operations)                                  Sep.           Securities services                      Cash for assets
Emerald Publications                           Oct.           Financial seminars and training          Stock for stock
Central Service Corp.                          Oct.           Data processing                          Cash for stock
Savoy Discount Brokerage                       Oct.           Securities services                      Cash for stock
Hanifen, Imhoff Holdings, Inc.                 Dec.           Securities services                      Cash and stock
                                                                                                       for stock

Generally, the acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies are included in the consolidated financial statements since their respective dates of acquisition as set forth above. Net cash paid in connection with these acquisitions was $210,587,000, $217,792,000, and $65,017,000 in 1999, 1998 and 1997, respectively, subject to certain adjustments. Pro forma information for acquisitions accounted for as purchases is not presented as the impact was not material. Certain of the acquisitions in 1998 and 1997 were accounted for as poolings of interests, and except for the 1997 acquisition of BHC Financial, Inc., prior year consolidated financial statements were not restated because the aggregate effect was not material.

3. Long-term debt
The Company has available a $500,000,000 unsecured line of credit and commercial paper facility with a group of banks, of which $314,000,000 was in use at December 31, 1999 at an average rate of 6.10%. The credit facilities, which expire in May 2004, are comprised of a $250,000,000 five-year revolving credit facility and a $250,000,000 364-day revolving credit facility which is renewable annually through 2004. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants including, among other things, the maintenance of minimum net worth and various operating ratios with which the Company was in compliance at December 31, 1999. In 1998, the Company entered into interest rate swap agreements to fix the interest rate on certain floating rate debt at an average rate approximating 5.90% (based on current bank fees and spreads) for a principal amount of $200,000,000 with remaining lives of four to six years.

Long-term debt outstanding comprised the following at December 31:
(In thousands)                                                                    1999             1998
                                                                      ---------------------------------
9.45% senior notes payable, due 2000                                       $     4,286   $        8,571
9.75% senior notes payable, due 2000-2001                                        5,000            7,500
8.00% senior notes payable, due 2000-2005                                       77,143           90,000
Bank notes and commercial paper, at short-term rates                           386,395          283,551
                                                                      ---------------------------------
TOTAL                                                                      $   472,824   $      389,622
                                                                      =================================


Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 1999:
(In thousands)
Year
2000                                            $   147,084
2001                                                 17,978
2002                                                 14,714
2003                                                 14,714
2004                                                264,620
Thereafter                                           13,714
                                             --------------
TOTAL                                           $   472,824
                                             ==============

Interest expense with respect to long-term debt amounted to $25,111,000, $21,330,000 and $16,964,000 in 1999, 1998 and 1997, respectively.


4. Income taxes
A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates for the three years ended December 31, 1999 is as follows:

(In thousands)                                                                    1999             1998             1997
                                                                      ---------------------------------------------------
Statutory federal tax rate                                                          35%              35%              35%
Tax computed at statutory rate                                             $    81,786   $       67,789         $ 53,865
State income taxes-net of federal effect                                         9,375            7,601            5,995
Non-deductible amortization                                                      3,161            2,737            1,408
Other                                                                            1,485            1,283            1,831
                                                                      ---------------------------------------------------
TOTAL                                                                      $    95,807   $       79,410         $ 63,099
                                                                      ===================================================

The provision for income taxes consisted of the following:
(In thousands)                                                                    1999             1998             1997
                                                                      ---------------------------------------------------
Currently payable                                                          $    76,624   $       68,947         $ 53,865
Tax reduction credited to additional
   paid-in capital                                                               5,000            8,000            5,000
Deferred                                                                        14,183            2,463            4,234
                                                                      ---------------------------------------------------
TOTAL                                                                      $    95,807   $       79,410         $ 63,099
                                                                      ===================================================

Significant components of the Company's net deferred tax (liability) asset consisted of the following at December 31:

(In thousands)                                                                                 1999             1998
                                                                                     -------------------------------
Purchased incomplete software technology                                                 $   47,663         $ 52,276
Accrued expenses not currently deductible                                                    25,407           25,329
Deferred revenues                                                                            13,693           14,558
Internally generated capitalized software                                                   (30,858)         (35,188)
Excess of tax over book depreciation
 and amortization                                                                           (19,438)          (9,167)
Unrealized gains on investments                                                             (87,162)         (27,751)
Other                                                                                        (9,268)          (5,512)
                                                                                     -------------------------------
TOTAL                                                                                    $  (59,963)        $ 14,545
                                                                                     ===============================


5. Employee Benefit Plans
STOCK OPTION PLAN
The Company's Stock Option Plan provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company's common stock for a price not less than 100% of the fair value of the shares at the date of grant. In general, 20% of the shares awarded under the Plan may be purchased annually and expire 10 years from the date of the award. Changes in stock options outstanding are as follows:

                                                                                                                 Weighted
                                                                             Number of         Price              Average
                                                                                Shares         Range       Exercise Price
                                                                           ----------------------------------------------
Outstanding, December 31, 1996                                               5,853,173      $2.57 - $16.33       $   8.84
Assumed from BHC                                                             1,265,139       3.25 -  14.00           7.89
Granted                                                                      1,551,156      16.00 -  21.78          16.88
Forfeited                                                                     (114,827)      2.76 -  16.00          12.78
Exercised                                                                   (1,440,820)      2.57 -  16.00           8.70
                                                                           ----------------------------------------------
Outstanding, December 31, 1997                                               7,113,821        2.76 - 21.78          10.38
Granted                                                                      2,677,205       21.83 - 31.59          24.15
Forfeited                                                                     (147,030)       4.51 - 24.00          19.48
Exercised                                                                   (1,187,123)       2.76 - 24.00           8.43
                                                                           ----------------------------------------------
Outstanding, December 31, 1998                                               8,456,873        2.76 - 31.59          14.57
Granted                                                                      1,535,269       28.81 - 39.50          30.94
Forfeited                                                                     (350,093)      16.00 - 34.29          27.42
Exercised                                                                     (579,098)       3.25 - 33.02          12.48
                                                                           ----------------------------------------------
Outstanding, December 31, 1999                                               9,062,951      $2.76 - $39.50       $  16.89
                                                                           ==============================================

The following summarizes information about the Company's stock options outstanding and exercisable at December 31, 1999:

                                                                              Options Outstanding
                          Options Outstanding                                   and Exercisable
         ----------------------------------------------------------     -------------------------------
Range of                               Weighted    Weighted Average                            Weighted
Exercise              Number of         Average           Remaining          Number of          Average
Prices                   Shares  Exercise Price    Contractual Life             Shares   Exercise Price
-------------------------------------------------------------------------------------------------------
$ 2.76-$8.00          1,374,353        $   5.23                 1.8          1,304,090        $    5.51
  8.01-10.00          2,050,185            8.91                 4.3          2,029,146             8.91
 10.01-22.00          2,593,697           16.97                 6.2          1,539,671            16.50
 22.01-39.50          3,044,716           27.45                 8.3            807,648            26.07
-------------------------------------------------------------------------------------------------------
$2.76-$39.50          9,062,951        $  16.89                 5.8          5,680,555        $   12.63
=======================================================================================================

At December 31, 1999, options to purchase 2,667,755 shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board Opinion
25. Accordingly, the Company did not record any compensation expense in the accompanying consolidated financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with SFAS No.123, "Accounting for Stock-Based Compensation", the Company's net income and net income per share - diluted would have been changed to the pro forma amounts indicated below:


(In thousands, except per share amounts)
                                           1999          1998            1997
                                  -------------   -----------    ------------
Net income:
  As reported                          $137,868      $114,274         $90,800
  Pro forma                             131,868       110,574          88,600
Net income per share-diluted:
  As reported                          $   1.09      $   0.90         $  0.75
  Pro forma                                1.04          0.87            0.74


The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions for grants in 1999: 1) expected dividend yield of 0%, 2) risk-free interest rate of 6%, 3) expected volatility of 41.8%, and 4) expected option life of five years.

EMPLOYEE STOCK PURCHASE PLAN
Effective January 1, 2000, the Company adopted an employee stock purchase plan, subject to shareholder approval, under which 500,000 shares of common stock would be available for issuance in 2000. Eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85% of the closing price of the Company's common stock on the last business day of each calendar quarter.

EMPLOYEE SAVINGS PLAN
The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest ratably at 20% for each year of service. Contributions charged to operations under these plans approximated $23,969,000, $16,948,000 and $14,383,000 in 1999, 1998 and 1997, respectively.

6. Shareholders' Equity
SHAREHOLDER RIGHTS PLAN
On February 23, 1998, the Company adopted a Shareholder Rights Plan. Under this plan, the shareholders of record as of March 9, 1998 were granted a dividend of one preferred stock purchase right for each outstanding share of Company common stock. The stock purchase rights are not exercisable until certain events occur. The Company filed a Form 8-K with the Securities and Exchange Commission on February 24, 1998 which provides a full description of the Plan.

COMPREHENSIVE INCOME
Total comprehensive income was $223,019,000 and $137,586,000 in 1999 and 1998, respectively. The increase in comprehensive income was primarily due to unrealized gains on other investments as of December 31, 1999.

7. Leases, other commitments and contingencies

LEASES
Future minimum rental payments on various operating leases for office facilities and equipment were due as follows as of December 31, 1999:
(In thousands)
Year
2000                                   $    64,931
2001                                        56,812
2002                                        47,248
2003                                        37,318
2004                                        29,342
Thereafter                                  41,447
                                    --------------
TOTAL                                  $   277,098
                                    ==============

Rent expense applicable to all operating leases was approximately $78,620,000, $72,172,000 and $55,515,000 in 1999, 1998 and 1997, respectively.

OTHER COMMITMENTS AND CONTINGENCIES
The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $24 billion in trust funds as of December 31, 1999. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying consolidated balance sheets.

The Company's securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 1999, the aggregate net capital of such subsidiaries was $161,943,000, exceeding the net capital requirement by $133,611,000.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the financial statements of the Company.

8. Business Segment Information

The Company is a leading independent provider of data processing systems and related information management services and products to financial institutions and other financial intermediaries. In accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Company's operations have been classified into three business segments:
Financial institution outsourcing, systems and services; Securities processing and trust services; and "All other and corporate." The financial institution outsourcing, systems and services segment provides account and transaction processing solutions and services to financial institutions and other financial intermediaries. The securities processing and trust services segment provides securities processing solutions and retirement plan administration services to brokerage firms, financial planners and financial institutions. The "All other and corporate" segment provides plastic card services and document solutions, and includes general corporate expenses.

Summarized financial information by business segment for each of the three years ended December 31, 1999 is as follows:


(In thousands)                                                        1999            1998            1997
                                                          ------------------------------------------------
Revenues:
Financial institution outsourcing, systems and services       $  1,066,514      $  951,010      $  753,209
Securities processing and trust services                           276,215         234,699         179,217
All other and corporate                                             64,816          47,961          42,006
                                                          ------------------------------------------------
Total                                                         $  1,407,545      $1,233,670      $  974,432
                                                          ------------------------------------------------

Operating income:
Financial institution outsourcing, systems and services       $    175,194      $  148,774      $  117,467
Securities processing and trust services                            80,125          70,074          51,770
All other and corporate                                             (2,234)         (9,209)         (3,460)
                                                          ------------------------------------------------
Total                                                         $    253,085      $  209,639      $  165,777
                                                          ------------------------------------------------

Identifiable assets:
Financial institution outsourcing, systems and services       $  1,169,666      $1,018,541      $  759,437
Securities processing and trust services                         3,832,868       2,783,818       2,753,523
All other and corporate                                            305,176         155,979         123,531
                                                          ------------------------------------------------
Total                                                         $  5,307,710      $3,958,338      $3,636,491
                                                          ------------------------------------------------

Depreciation expense:
Financial institution outsourcing, systems and services       $     48,407      $   46,880      $   38,098
Securities processing and trust services                             9,510           8,631           7,285
All other and corporate                                              5,796           5,186           3,736
                                                          ------------------------------------------------
Total                                                         $     63,713      $   60,697      $   49,119
                                                          ------------------------------------------------

Capital expenditures:
Financial institution outsourcing, systems and services       $     52,724      $   60,075      $   28,627
Securities processing and trust services                            12,119          11,255           6,667
All other and corporate                                              4,854           6,212           4,471
                                                          ------------------------------------------------
Total                                                         $     69,697      $   77,542      $   39,765
                                                          ------------------------------------------------


The revenues of each segment are principally domestic, and no single customer accounted for 10% or more of the consolidated revenues for the years ended December 31, 1999, 1998 and 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
The following table sets forth, for the periods indicated, the relative percentage which certain items in the Company's consolidated statements of income bear to revenues and the percentage change in those items from period to period.

                                                     Percentage of Revenues                       Period to Period Percentage
                                                     Year Ended December 31,                         Increase (Decrease)
                                                                                                 1999 vs.              1998 vs.
                                                 1999            1998            1997             1998                  1997
                                           ----------------------------------------------       ---------------------------------
Revenues                                        100.0%           100.0%          100.0%           14.1%                 26.6%
                                           ----------------------------------------------
Cost of revenues:
Salaries, commissions and payroll
related costs                                    48.1             46.4            46.7            18.2                  26.0
Data processing expenses, rentals
and telecommunication costs                       7.9              9.7            10.3            (6.7)                 18.5
Other operating expenses                         19.4             21.0            19.5             5.2                  36.4
Depreciation and amortization of
  property and equipment                          4.5              4.9             5.0             5.0                  23.6
Amortization of intangible assets                 1.6              1.3             1.5            43.5                  12.0
Amortization (capitalization) of internally
  generated computer software-net                 0.5             (0.3)
                                           ----------------------------------------------
Total cost of revenues                           82.0             83.0            83.0            12.7                  26.6
                                           ----------------------------------------------
Operating income                                 18.0%            17.0%           17.0%           20.7                  26.5
                                           ==============================================
Income before income taxes                       16.6%            15.7%           15.8%           20.6                  25.9
                                           ==============================================
Net income                                        9.8%             9.3%            9.3%           20.6                  25.9
                                           ==============================================

Revenues increased $173,875,000 in 1999 and $259,238,000 in 1998. Revenue growth in 1999 and 1998 was derived from sales to new clients, cross-sales to existing clients, growth in the transaction volume experienced by existing clients, price increases and revenues from acquired businesses. Revenues from acquired businesses approximated 45% and 60% of total revenue growth in 1999 and 1998, respectively.

Cost of revenues increased $130,429,000 in 1999 and $215,376,000 in 1998. The make up of cost of revenues has been affected in all years by business acquisitions and changes in the mix of the Company's business.

Amortization of internally generated computer software is stated net of capitalization and increased as a percent of revenues from 1998 to 1999. The increase in 1999 was due to reduced capitalization resulting from Year 2000 activities and accelerated amortization due to the write-down of certain ancillary software products to net realizable value.

Operating income increased $43,446,000 in 1999 and $43,862,000 in 1998. The Company's operating margins increased by 1% from 1998 to 1999 and remained unchanged from 1997 to 1998.

The effective income tax rate was 41% in all three years, and the effective income tax rate for 2000 is expected to remain at 41%.

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

SEGMENT INFORMATION
The following table sets forth revenue and operating income by business segment for the years ended December 31:

(In thousands)                                                1999                    1998                 1997
                                                   ---------------        ----------------        -------------
Revenues:
Financial institution outsourcing, systems
and services                                       $     1,066,514        $       951,010         $     753,209
Securities processing and trust services                   276,215                234,699               179,217
All other and corporate                                     64,816                 47,961                42,006
                                                   ---------------        ---------------         -------------
Total                                              $     1,407,545        $     1,233,670         $     974,432
                                                   ---------------        ---------------         -------------

Operating income:
Financial institution outsourcing, systems
and services                                      $       175,194         $       148,774         $     117,467
Securities processing and trust services                   80,125                  70,074                51,770
All other and corporate                                    (2,234)                 (9,209)               (3,460)
                                                  ---------------         ----------------        -------------
Total                                             $       253,085         $       209,639         $     165,777
                                                  ---------------         ----------------        -------------

Revenues in the financial institution outsourcing, systems and services business segment increased $115,504,000 in 1999 and $197,801,000 in 1998. Revenue growth in 1999 and 1998 was derived from sales to new clients, cross-sales to existing clients, growth in the transaction volume experienced by existing clients, price increases and revenues from acquired businesses. Operating income in the financial institution outsourcing, systems and services business segment increased $26,420,000 and $31,307,000 in 1999 and 1998, respectively, while operating margins were consistent year to year.

Revenues in the securities processing and trust services business segment increased $41,516,000 in 1999 and $55,482,000 in 1998. Revenue growth in 1999 and 1998 was derived primarily from sales to new clients, increased transaction volume from existing clients and revenues from acquired businesses. Operating income in the securities processing and trust services business segment increased $10,051,000 and $18,304,000 in 1999 and 1998, respectively, while operating margins were relatively consistent year to year.

Revenues in the "All other and corporate" segment increased $16,855,000 in 1999 and $5,955,000 in 1998. The increase in revenues in 1999 over 1998 resulted primarily from sales to new clients and the full year 1999 impact of an acquisition which was completed in August 1998. Operating income in this business segment increased $6,975,000 in 1999 and decreased $5,749,000 in 1998. The increase in operating income in 1999 over 1998 was due to an acquisition and increased profitability in the Company's plastic card operations.

LIQUIDITY AND CAPITAL RESOURCES
The following table summarizes the Company's primary sources of funds for the years ended December 31:


(In thousands)                                                           1999                 1998             1997
                                                                 ------------        -------------   -------------
Cash provided by operating activities before changes in
  securities processing receivables and payables-net             $    318,715        $     273,315   $    200,517
Securities processing receivables and payables-net                   (140,878)               7,080         (5,948)
                                                                 ------------        -------------   ------------
Cash provided by operating activities                                 177,837              280,395        194,569
Increase (decrease) in net borrowings                                 169,959               79,835        (31,096)
                                                                 ------------        -------------   ------------
TOTAL                                                            $    347,796        $     360,230   $    163,473
                                                                 ------------        -------------   ------------


The Company has used a significant portion of its cash flow from operations for acquisitions and capital expenditures with any remainder used to reduce long-term debt.

The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or issuance of securities.

STOCK BUYBACK PLAN
During 1999, the Company's Board of Directors authorized the repurchase of up to 3,250,000 shares of the Company's common stock. Shares purchased under the authorization will be made through open market transactions that may occur from time to time as market conditions warrant. Shares acquired will be held for issuance in connection with acquisitions and/or in conjunction with employee stock option plans.

YEAR 2000 SYSTEMS EVALUATION
The Company provides data processing and other related services to financial institutions of all kinds. The Company has completed the Year 2000 renovation of its systems. The Company has met its Year 2000 compliance commitments using existing resources, without incurring significant incremental expenses. Although the Company does not maintain accounting records that separately identify all of the associated costs with its Year 2000 activities, it has estimated that commencing with 1996, such costs have approximated $15 million annually. The Company does not expect to incur any significant costs in 2000 related to Year 2000 activities.

MARKET RISK FACTORS
Market risk refers to the risk that a change in the level of one or more market prices, interest rates, indices, correlations or other market factors, such as liquidity, will result in losses for a certain financial instrument or group of financial instruments. The Company is exposed primarily to interest rate risk on investments and borrowings. The Company actively monitors these risks through a variety of control procedures involving senior management.

The Company's trust administration subsidiaries accept money market account deposits from trust customers and invest those funds in marketable securities. Substantially all of the investments are rated within the highest investment grade categories for securities. The Company's trust administration subsidiaries utilize simulation models for measuring and monitoring interest rate risk and market value of portfolio equities. A formal Asset Liability Committee of the Company meets quarterly to review interest rate risks, capital ratios, liquidity levels, portfolio diversification, credit risk ratings and adherence to investment policies and guidelines. Substantially all of the investments at December 31, 1999 have contractual maturities of one year or less except for government agency and certain fixed income mortgage backed obligations, which have an average duration of approximately two years and six months.

The Company manages its debt structure and interest rate risk through the use of fixed- and floating-rate debt and through the use of derivatives. The Company uses interest rate swaps to hedge its exposure to interest rate changes, and to lower its financing costs. Generally, under these swaps, the Company agrees with a counterparty to exchange the difference between fixed-rate and floating-rate interest amounts based on an agreed principal amount. As of December 31, 1999, unrealized gains related to interest rate swap agreements are not material.

Based on the controls in place, management believes the risk associated with these instruments at December 31, 1999 will not have a material effect on the Company's consolidated financial position or results of operations.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Except for the historical information contained herein, the matters discussed in this annual report are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, services and related products, prices and other factors discussed in the Company's prior filings with the Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate. Therefore, there can be no assurance that the forward-looking statements included in this annual report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Selected Financial Data

The following data, which has been materially affected by acquisitions, should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report.


(In thousands, except per share data)
Year ended December 31,                               1999              1998            1997             1996            1995
                                               --------------------------------------------------------------------------------
Revenues                                             $1,407,545      $1,233,670      $  974,432      $  879,449      $  769,104
Income (loss) before income taxes                       233,675         193,684         153,899         134,462         (76,146)
Income taxes (credit)                                    95,807          79,410          63,099          54,754         (30,220)
Net income (loss)                                       137,868         114,274          90,800          79,708         (45,926)
Net income (loss) per share:
  Basic                                              $     1.12      $     0.93      $     0.78      $     0.69          ($0.41)
                                               --------------------------------------------------------------------------------
  Diluted                                            $     1.09      $     0.90      $     0.75      $     0.68          ($0.41)
                                               --------------------------------------------------------------------------------
  As originally reported-diluted                     $     1.09      $     0.90      $     0.75      $     0.59      $     0.50
                                               --------------------------------------------------------------------------------

Total assets                                         $5,307,710      $3,958,338      $3,636,491      $2,698,979      $2,514,597
Long-term debt                                          472,824         389,622         252,031         272,864         383,416
Shareholders' equity                                  1,091,016         885,797         769,255         605,898         514,866


Note: The above information has been restated to recognize (1) three-for-two stock splits effective in April 1999 and May 1998 and (2) the acquisition of BHC Financial, Inc. (BHC) in 1997, accounted for as a pooling of interest. The net income (loss) per share as originally reported - diluted is before the restatement due to the BHC pooling of interest and excludes the one-time after-tax charges of $1.11 per share related to the acquisition of Information Technology, Inc. in 1995.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

(In thousands, except per share data)
                                                Quarters
                              ------------------------------------------
                                 First       Second     Third     Fourth     Total
1999
Revenues                      $ 337,129  $ 343,252  $ 352,663  $ 374,501  $1,407,545

Cost of revenues                276,506    280,738    288,094    309,122   1,154,460
                              ------------------------------------------------------

Operating income                 60,623     62,514     64,569     65,379     253,085
                              ------------------------------------------------------

Income before income taxes       56,638     58,199     59,656     59,182     233,675

Income taxes                     23,222     23,861     24,459     24,265      95,807
                              ------------------------------------------------------

Net income                    $  33,416  $  34,338  $  35,197  $  34,917  $  137,868
                              ------------------------------------------------------

Net income per share:
  Basic                       $    0.27  $    0.28  $    0.29  $    0.28  $     1.12
                              ======================================================
  Diluted                     $    0.26  $    0.27  $    0.28  $    0.28  $     1.09
                              ======================================================

1998
Revenues                      $ 273,829  $ 311,220  $ 309,543  $ 339,078  $1,233,670

Cost of revenues                224,445    258,398    256,609    284,579   1,024,031
                              ------------------------------------------------------
Operating income                 49,384     52,822     52,934     54,499     209,639
                              ------------------------------------------------------

Income before income taxes       46,017     48,594     48,936     50,137     193,684

Income taxes                     18,867     19,924     20,063     20,556      79,410
                              ------------------------------------------------------

Net income                    $  27,150  $  28,670  $  28,873  $  29,581  $  114,274
                              ------------------------------------------------------

Net income per share:
  Basic                       $    0.22  $    0.23  $    0.23  $    0.24  $     0.93
                              ======================================================
  Diluted                     $    0.22  $    0.22  $    0.23  $    0.23  $     0.90
                              ======================================================

Market Price Information
The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol FISV. Information for all periods has been adjusted (to the nearest 1/32) to recognize the three-for-two stock splits effective April 1999 and May 1998.

                                       1999                           1998
------------------------------------------------------------------------------------
Quarter Ended                   High           Low            High            Low
------------------------------------------------------------------------------------
March 31                      37 19/32       30             28 5/32        20 21/32
June 30                       40             31 5/16        30             25 11/32
September 30                  34 1/8         27 1/4         32 21/32       26
December 31                   39 3/16        24 3/4         35 13/32       25 1/2

At December 31, 1999, the Company's common stock was held by 2,590 shareholders of record. It is estimated that an additional 38,000 shareholders own the Company's stock through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 20, 2000 was $36.75 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 1999 Annual Report. This information was prepared in conformity with generally accepted accounting principles and necessarily reflects the best estimates and judgment of management.

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


/s/  Leslie M. Muma

LESLIE M. MUMA
Vice Chairman and Chief Executive Officer

INDEPENDENT AUDITORS' REPORT
SHAREHOLDERS AND DIRECTORS OF FISERV, INC.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
January 28, 2000