Form 10-K, Exhibit 13
period 2000-12-31
FISERV INC
filed 2001-02-27
CIK 798354

EXHIBIT 13

                               2000 ANNUAL REPORT
                          FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
Years ended December 31,                                         2000            1999           1998
                                                            -------------------------------------------
REVENUES                                                      $1,653,606      $1,407,545     $1,233,670
                                                            -------------------------------------------

COST OF REVENUES:
Salaries, commissions and payroll
  related costs                                                  792,799         677,226        573,187
Data processing expenses, rentals and
  telecommunication costs                                        115,029         111,163        119,205
Other operating expenses                                         316,638         272,616        259,126
Depreciation and amortization of
  property and equipment                                          70,147          63,713         60,697
Amortization of intangible assets                                 42,812          22,600         15,754
Amortization (capitalization) of internally
  generated computer software-net                                  1,875           7,142         (3,938)
                                                            -------------------------------------------
TOTAL COST OF REVENUES                                         1,339,300       1,154,460      1,024,031
                                                            -------------------------------------------
OPERATING INCOME                                                 314,306         253,085        209,639
Interest expense - net                                           (22,089)        (19,410)       (15,955)
Realized gain from sale of investment                              7,818               -              -
                                                            -------------------------------------------
INCOME BEFORE INCOME TAXES                                       300,035         233,675        193,684
Income tax provision                                             123,014          95,807         79,410
                                                            -------------------------------------------
NET INCOME                                                    $  177,021      $  137,868     $  114,274
                                                            ===========================================
NET INCOME PER SHARE:
  Basic                                                       $     1.44      $     1.12     $     0.93
                                                            ===========================================
  Diluted                                                     $     1.40      $     1.09     $     0.90
                                                            ===========================================
SHARES USED IN COMPUTING NET INCOME
PER SHARE:
  Basic                                                          123,192         123,143        122,873
                                                            ===========================================
  Diluted                                                        126,536         126,679        127,154
                                                            ===========================================

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
December 31,                                            2000          1999
                                                     ----------    ----------
ASSETS

Cash and cash equivalents                            $   98,856    $   80,554
Accounts receivable-net                                 265,640       235,350
Securities processing receivables                     2,193,291     2,196,068
Prepaid expenses and other assets                        91,077        89,378
Trust account investments                             1,514,643     1,298,120
Other investments                                       282,256       335,573
Property and equipment-net                              205,555       195,333
Internally generated computer software-net               88,263        90,138
Intangible assets-net                                   846,739       787,196
                                                     ----------    ----------
TOTAL                                                $5,586,320    $5,307,710
                                                     ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                     $   80,633    $   66,400
Securities processing payables                        1,977,323     1,764,382
Short-term borrowings                                    19,725       234,350
Accrued expenses                                        182,090       176,443
Accrued income taxes                                     22,207        12,736
Deferred revenues                                       156,668       131,476
Trust account deposits                                1,525,652     1,298,120
Deferred income taxes                                    34,992        59,963
Long-term debt                                          334,958       472,824
                                                     ----------    ----------
TOTAL LIABILITIES                                     4,334,248     4,216,694

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock issued, 125,387,700 shares                   1,254         1,254
Additional paid-in capital                              455,444       458,550
Accumulated other comprehensive income                   78,869       125,026
Accumulated earnings                                    753,531       576,510
Treasury stock, at cost, 1,581,900 and 2,804,400
   shares, respectively                                (37,026)      (70,324)
                                                     ----------    ----------
TOTAL SHAREHOLDERS' EQUITY                            1,252,072     1,091,016
                                                     ----------    ----------
TOTAL                                                $5,586,320    $5,307,710
                                                     ==========    ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands)
Years ended December 31,                                    2000                      1999                          1998
                                                   ---------------------    -----------------------        ---------------------
SHARES ISSUED-300,000 AUTHORIZED:
Balance at beginning of year                          125,388                   83,253                        53,925
Shares issued under stock plans-net                         -                      394                           495
Shares issued for acquired companies                        -                        -                         1,132
Three-for-two stock split                                   -                   41,741                        27,701
                                                   ----------               ----------                      --------
Balance at end of year                                125,388                  125,388                        83,253
                                                   ==========               ==========                      ========
COMMON STOCK-PAR VALUE $0.01 PER SHARE:
Balance at beginning of year                       $    1,254               $      833                      $    539
Shares issued under stock plans-net                         -                        4                             5
Shares issued for acquired companies                        -                        -                            11
Three-for-two stock split                                   -                      417                           278
                                                   ----------               ----------                      --------
Balance at end of year                                  1,254                    1,254                           833
                                                   ----------               ----------                      --------
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of year                          458,550                  448,877                       427,785
Shares issued under stock plans-net of
 income tax benefit                                    (3,106)                  10,090                        13,036
Shares issued for acquired companies                        -                        -                         8,334
Three-for-two stock split                                   -                     (417)                         (278)
                                                   ----------               ----------                      --------
Balance at end of year                                455,444                  458,550                       448,877
                                                   ----------               ----------                      --------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance at beginning of year                          125,026                   39,875                        16,563
Unrealized (losses) gains on investments -
 net of tax                                           (39,765)  $(39,765)       85,496      $85,496           23,492     $23,492
Reclassification adjustment for realized gains
  included in net income                               (5,082)    (5,082)            -            -                -           -
Foreign currency translation adjustment                (1,310)    (1,310)         (345)        (345)            (180)       (180)
                                                   ----------               ----------                      --------
Balance at end of year                                 78,869                  125,026                        39,875
                                                   ----------               ----------                      --------
ACCUMULATED EARNINGS:
Balance at beginning of year                          576,510                  438,642                       324,368
Net income                                            177,021    177,021       137,868      137,868          114,274     114,274
                                                   ----------   --------    ----------     --------         --------    --------
Balance at end of year                                753,531                  576,510                       438,642
                                                   ----------               ----------                      --------
TREASURY STOCK, AT COST:
Balance at beginning of year                          (70,324)                 (42,430)                            -
Purchase of treasury stock                             (9,884)                 (28,713)                      (42,430)
Shares issued under stock plans-net                    43,182                      819                             -
                                                   ----------               ----------                      --------
Balance at end of year                                (37,026)                 (70,324)                      (42,430)
                                                   ----------               ----------                      --------

TOTAL COMPREHENSIVE INCOME                                      $130,864                   $223,019                     $137,586
                                                                ========                   ========                     ========
TOTAL SHAREHOLDERS' EQUITY                         $1,252,072               $1,091,016                      $885,797
                                                   ==========               ==========                      ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
Years ended December 31,                                                      2000                1999              1998
                                                                         ---------          ----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                               $ 177,021          $  137,868       $   114,274
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Realized gain from sale of investment                                      (7,818)                  -                 -
 Deferred income taxes                                                       4,813              14,183             2,463
 Depreciation and amortization of
  property and equipment                                                    70,147              63,713            60,697
 Amortization of intangible assets                                          42,812              22,600            15,754
 Amortization of internally generated computer software                     35,883              33,194            26,641
                                                                        ------------------------------------------------
                                                                           322,858             271,558           219,829
 Changes in assets and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable                                                      (21,153)             18,853           (22,860)
  Prepaid expenses and other assets                                           (179)             (3,299)            9,618
  Accounts payable and accrued expenses                                      9,706              14,394            32,422
  Deferred revenues                                                         24,844              17,210            21,197
  Accrued income taxes                                                      32,674                  (1)           13,109
  Securities processing receivables and payables - net                     215,718            (140,878)            7,080
                                                                        ------------------------------------------------
Net cash provided by operating activities                                  584,468             177,837           280,395
                                                                        ------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                                       (72,979)            (69,697)          (77,542)
Capitalization of internally generated computer software                   (34,008)            (26,052)          (30,579)
Payment for acquisitions of businesses,
 net of cash acquired                                                      (88,764)           (210,587)         (217,792)
Investments                                                                136,726            (209,011)          (30,779)
                                                                        ------------------------------------------------
Net cash used in investing activities                                      (59,025)           (515,347)         (356,692)
                                                                        ------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayments of) short-term borrowings-net                   (214,625)            119,226           (56,625)
Proceeds from borrowings on long-term debt                                   5,004             103,523           143,245
Repayment of long-term debt                                               (143,899)            (52,790)           (6,785)
Issuance of common stock                                                    20,576               5,913             5,041
Purchases of treasury stock                                                 (9,884)            (28,713)          (42,430)
Trust account deposits                                                    (164,313)            199,347            16,032
                                                                        ------------------------------------------------
Net cash (used in) provided by financing activities                       (507,141)            346,506            58,478
                                                                        ------------------------------------------------
Change in cash and cash equivalents                                         18,302               8,996           (17,819)
Beginning balance                                                           80,554              71,558            89,377
                                                                        ------------------------------------------------
Ending balance                                                          $   98,856          $   80,554       $    71,558
                                                                        ================================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2000, 1999 and 1998
1. Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Fiserv, Inc. and all majority owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. Certain amounts reported in 1999 have been reclassified to conform to the 2000 presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and investments with original maturities of 90 days or less.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUES

The carrying amounts of cash and cash equivalents, accounts receivable and payable, securities processing receivables and payables, accrued expenses, trust account deposits, short- and long-term borrowings, and derivative instruments approximated fair value as of December 31, 2000 and 1999.

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

SECURITIES PROCESSING RECEIVABLES AND PAYABLES

The Company's securities processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations related to the following at December 31:

(In thousands)                                  2000               1999
                                       --------------------------------
RECEIVABLES:
Securities failed to deliver              $   17,974        $   41,554
Securities borrowed                        1,101,261           829,573
Receivables from customers                 1,036,114         1,283,326
Other                                         37,942            41,615
                                       --------------------------------
TOTAL                                     $2,193,291        $2,196,068
                                       ================================
PAYABLES:
Securities failed to receive              $   19,558        $   45,255
Securities loaned                          1,405,107         1,076,235
Payables to customers                        462,485           523,275
Other                                         90,173           119,617
                                       --------------------------------
TOTAL                                     $1,977,323        $1,764,382
                                       ================================

Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivables from and payables to customers represent amounts due on cash and margin transactions.

SHORT-TERM BORROWINGS

The Company's securities processing subsidiaries had short-term bank loans payable of $19,725,000 and $234,350,000 as of December 31, 2000 and 1999,
respectively, which bear interest at the respective banks' call rate (6.0% as of December 31, 2000) and were collateralized by customers' margin account securities.

INVESTMENTS

The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $1,525,652,000 and $1,298,120,000 as of December 31, 2000 and 1999, respectively. Trust account investments in government agency and certain fixed income obligations have an average duration of approximately two years and six months at December 31, 2000. These investments are held to maturity and carried at amortized cost as the Company has the ability and intent to hold these investments to maturity.

Available for sale equity investments are carried at market, based upon quoted market prices. Unrealized gains or losses on available for sale equity investments are accumulated in shareholders' equity as other comprehensive income, net of related deferred income taxes. Related gross unrealized gains were $134,270,000 and $212,476,000 as of December 31, 2000 and 1999,
respectively. Realized gains or losses are computed based on specific identification of the equity investments sold.

The following tables summarize the Company's investments in securities:

                                                   2000                        1999
                                         ------------------------    ------------------------
(In thousands)                            Carrying        Fair         Carrying       Fair
2000                                        Value         Value          Value        Value
                                         ------------------------    ------------------------
U.S. Government and government
  agency obligations                     $  737,291    $  741,699    $  625,374    $  616,823
Other fixed income obligations              760,824       766,278       562,560       550,931
                                         ------------------------    ------------------------
Total held to maturity investments        1,498,115     1,507,977     1,187,934     1,167,754
Available for sale equity investments       137,100       137,100       215,352       215,352
Money market mutual funds                   142,467       142,467       202,503       202,503
                                         ------------------------    ------------------------
TOTAL                                    $1,777,682    $1,787,544    $1,605,789    $1,585,609
                                         ========================    ========================


These investments are included in the following captions on the balance sheets as of December 31:

                                            2000                        1999
                                         ----------                  ----------
Trust account investments                $1,514,643                  $1,298,120
Other investments                           263,039                     307,669
                                         ----------                  ----------
TOTAL                                    $1,777,682                  $1,605,789
                                         ==========                  ==========

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years. Property and equipment consist of the following at December 31:

(In thousands)                                               2000              1999
                                                        -------------------------------
Data processing equipment                                $  232,597       $   227,292
Purchased software                                           98,033            81,239
Buildings and leasehold improvements                         89,799            84,763
Furniture and equipment                                     111,615            99,637
                                                        -------------------------------
                                                            532,044           492,931
Less accumulated depreciation and amortization              326,489           297,598
                                                        -------------------------------
TOTAL                                                    $  205,555       $   195,333
                                                        ===============================

INTERNALLY GENERATED COMPUTER SOFTWARE

The Company capitalizes certain costs incurred to develop new software or enhance existing software which is marketed externally or utilized by the Company to process customer transactions. Costs are capitalized commencing when the technological feasibility of the software has been established. Amortization of capitalized costs is computed on a straight-line basis over the expected useful life of the product, generally three to five years. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred. In addition, Year 2000 costs were expensed as incurred.

INTANGIBLE ASSETS

Intangible assets relating to acquisitions consist of the following at December 31:

(In thousands)                                        2000              1999
                                               -----------------------------
Goodwill                                          $832,134          $793,908
Other                                              162,823           111,663
                                               -----------------------------
                                                   994,957           905,571
Less accumulated amortization                      148,218           118,375
                                               -----------------------------
TOTAL                                             $846,739          $787,196
                                               =============================

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired is recorded as goodwill and is generally amortized over 40 years using the straight-line method. Other intangible assets consist primarily of computer software, contract rights, customer bases and trademarks applicable to acquired businesses. These assets are generally amortized using the straight-line method over their estimated useful lives, ranging from three to 35 years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the likelihood of recovering the cost of long-lived assets based on current and projected operating results and cash flows of the related business operations using undiscounted cash flow analyses. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of property, equipment and intangible assets. Measurement of any impairment loss is based on discounted operating cash flows. During 2000, the Company recorded a charge of $11,000,000 for impairment of goodwill associated with the consolidation of certain ancillary product lines in the Company's software businesses.

INCOME TAXES

The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

REVENUE RECOGNITION

Revenues from the sale of data processing services are recognized as the related services are provided. Revenues from securities processing and trust services include net investment income of $124,338,000, $88,458,000 and $77,457,000, net of direct credits to customer accounts of $94,133,000, $63,519,000 and $50,180,000 in 2000, 1999 and 1998, respectively. Revenues from the sales of software are recognized in accordance with the AICPA's Statement of Position No. 97-2, "Software Revenue Recognition" and other authoritative literature. Maintenance fee revenue is recognized ratably over the term of the related support period, generally 12 months. Consulting revenue is recognized as the related services are provided.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the staff's views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The Company adopted SAB 101 in the fourth quarter of 2000. Adoption of this standard did not have a material impact on the Company's financial statements.

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

SUPPLEMENTAL CASH FLOW INFORMATION
(In thousands)                                         2000      1999      1998
                                                  ------------------------------
Interest paid                                       $29,346   $26,075   $21,111
Income taxes paid                                    87,633    81,499    66,066
Liabilities assumed in acquisitions
  of businesses                                     401,129   246,120    39,816

ACCOUNTING STANDARDS TO BE ADOPTED

In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, is required to be adopted on January 1, 2001. The Company evaluated the impact of this statement and has concluded that the adoption of this statement will not have a material impact on the consolidated financial statements.

2. Acquisitions

During 2000, 1999 and 1998 the Company completed the following acquisitions:

                                        Month
Company                                 Acquired    Service                              Consideration
-------------------------------------------------------------------------------------------------------
2000:

Patterson Press, Inc.                     Jan       Card services                        Cash for stock
Resources Trust Company                   May       Data processing for retirement       Cash for assets
                                                    planning
National Flood Services, Inc.             Sep       Insurance data processing            Cash for stock

1999:
QuestPoint                                Jan       Item processing                      Cash for assets
Eldridge & Associates                     Feb       PC-based financial systems           Cash for assets
RF/Spectrum Decision Science Corp.        Feb       Software and services                Cash for stock
FIPSCO, Inc.                              Mar       Insurance marketing systems          Cash for stock
Progressive Data Solutions, Inc./         Apr       Insurance software systems           Cash for stock
  Infinity Software Systems, Inc.
JWGenesis Clearing Corporation            Jun       Securities services                  Cash for stock
Alliance ADS                              Jun       Imaging technology                   Cash for assets
Envision Financial Technologies, Inc.     Aug       Data processing software and         Cash for stock
                                                    services
Pinehurst Analytics, Inc.                 Oct       PC-based financial systems           Cash for assets
Humanic Design Corporation                Dec       Software and services                Cash for stock

1998:
Automated Financial Technology, Inc.      Jan       Data processing                      Stock for stock
PSI Group (laser printing and             Feb       Laser printing                       Cash for assets
  custom packing operations)
The LeMans Group                          Feb       Automobile leasing software          Cash for stock
Network Data Processing Corporation       Apr       Insurance data processing            Stock for stock
CUSA Technologies, Inc.                   Apr       Software and services                Stock for stock
Specialty Insurance Service               May       Insurance data processing            Cash for stock
Deluxe Card Services, a division of       Aug       Automated card services              Cash for assets
  Deluxe Corporation
Federal Home Loan Bank of Topeka          Oct       Item processing                      Cash for assets
  (item processing contracts)
Life Instructors, Inc.                    Oct       Insurance and securities training    Cash for stock
FiCATS                                    Oct       Item processing                      Cash for assets
ASI Financial Services, Inc.              Nov       PC-based financial systems           Cash for stock
The FREEDOM Group, Inc.                   Dec       Insurance data processing            Cash for stock

Generally, the acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies were included in the consolidated financial statements since their respective dates of acquisition as set forth above. Net cash paid in connection with these acquisitions was $88,764,000, $210,587,000, and $217,792,000 in 2000, 1999 and 1998, respectively, subject to certain adjustments. The Company does not anticipate any significant adjustments to the purchase price allocations. Pro forma information for acquisitions accounted for as purchases is not presented as the impact was not material.

3.   Long-term debt

The Company has available a $500,000,000 unsecured line of credit and commercial paper facility with a group of banks, of which $229,000,000 was in use at December 31, 2000, at an average rate of 7.0%. The credit facilities, which expire in May 2004, are comprised of a $250,000,000 five-year revolving credit facility and a $250,000,000 364-day revolving credit facility which is renewable annually through 2004. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants with which the Company was in compliance at December 31, 2000. As of December 31, 2000, the Company had interest rate swap agreements to fix the interest rates on certain floating rate debt at an average rate approximating 6.75% (based on current bank fees and spreads) for a principal amount of $200,000,000 until 2005.

Long-term debt consisted of the following at December 31:

(In thousands)                                    2000            1999
                                              ------------------------
9.75% senior notes payable, due 2001          $  2,500        $  5,000
8.00% senior notes payable, due 2001-2005       64,286          77,143
Bank notes and commercial paper, at
  short-term rates                             268,172         390,681
                                              ------------------------
TOTAL                                         $334,958        $472,824
                                              ========================

Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 2000:

(In thousands)
Year
2001                                                     $ 37,959
2002                                                       14,714
2003                                                       14,714
2004                                                      253,857
2005                                                       13,714
                                                         --------
TOTAL                                                    $334,958
                                                         ========

Interest expense with respect to long-term debt amounted to $28,823,000, $25,111,000 and $21,330,000 in 2000, 1999 and 1998, respectively.

4.   Income taxes

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates for the three years ended December 31, 2000, is as follows:

(In thousands)                                   2000        1999        1998
                                             --------------------------------
Statutory federal tax rate                         35%         35%         35%
Tax computed at statutory rate               $105,012     $81,786     $67,789
State income taxes-net of federal effect       11,156       9,375       7,601
Non-deductible amortization                     3,887       3,161       2,737
Other                                           2,959       1,485       1,283
                                             --------------------------------
TOTAL                                        $123,014     $95,807     $79,410
                                             ================================

The provision for income taxes consisted of the following:

(In thousands)                                  2000       1999        1998
                                             --------------------------------
Current:
 Federal                                     $101,906     $69,250     $64,992
 State                                         16,295      12,374      11,955
                                             --------------------------------
                                              118,201      81,624      76,947
                                             --------------------------------
Deferred:
 Federal                                        4,425      11,833       2,364
 State                                            388       2,350          99
                                             --------------------------------
                                                4,813      14,183       2,463
                                             --------------------------------
TOTAL                                        $123,014     $95,807     $79,410
                                             ================================

Significant components of the Company's net deferred tax (liability) asset consisted of the following at December 31:

(In thousands)                                       2000            1999
                                                  ------------------------
Purchased incomplete software technology           $43,051         $47,663
Accrued expenses not currently deductible           27,380          25,407
Deferred revenues                                   15,494          13,693
Internally generated capitalized software          (35,306)        (30,858)
Excess of tax over book depreciation
 and amortization                                  (20,480)        (19,438)
Unrealized gains on investments                    (53,722)        (87,162)
Other                                              (11,409)         (9,268)
                                                  ------------------------
TOTAL                                             $(34,992)       $(59,963)
                                                  ========================

Tax benefits associated with the exercise of non-qualified employee stock options were credited directly to additional paid-in capital and amounted to $19,500,000, $5,000,000 and $8,000,000 in 2000, 1999 and 1998, respectively.

5.   Employee Benefit Plans

STOCK OPTION PLAN
The Company's Stock Option Plan (the "Plan") provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company's common stock for a price not less than 100% of the fair value of the shares at the date of grant. In general, 20% of the shares awarded under the Plan may be purchased annually and expire 10 years from the date of the award. Changes in stock options outstanding are as follows:

                                   Number of                    Weighted Average
                                      Shares       Price Range    Exercise Price
                                  ----------------------------------------------
Outstanding, December 31, 1997     7,113,821   $ 2.76 - $21.78           $10.38
Granted                            2,677,205    21.83 -  31.59            24.15
Forfeited                           (147,030)    4.51 -  24.00            19.48
Exercised                         (1,187,123)    2.76 -  24.00             8.43
                                  ----------------------------------------------
Outstanding, December 31, 1998     8,456,873     2.76 -  31.59            14.57
Granted                            1,535,269    28.81 -  39.50            30.94
Forfeited                           (350,093)   16.00 -  34.29            27.42
Exercised                           (579,098)    3.25 -  33.02            12.48
                                  ----------------------------------------------
Outstanding, December 31, 1999     9,062,951     2.76 -  39.50            16.89
Granted                            1,194,654    32.00 -  59.88            32.22
Forfeited                           (416,824)   13.98 -  34.29            28.77
Exercised                         (1,535,744)    3.25 -  34.29            13.27
                                  ----------------------------------------------
Outstanding, December 31, 2000     8,305,037   $ 2.76 - $59.88           $19.14
                                  ==============================================

The following summarizes information about the Company's stock options outstanding and exercisable at December 31, 2000:

                                                                                         Options Outstanding
                                      Options Outstanding                                  and Exercisable
                ----------------------------------------------------------  -------------------------------------
                                           Weighted       Weighted Average                               Weighted
       Range of       Number of             Average              Remaining            Number of           Average
Exercise Prices          Shares      Exercise Price       Contractual Life               Shares    Exercise Price
-----------------------------------------------------------------------------------------------------------------
   $2.76-$10.00       2,574,473               $8.14                    2.7            2,574,473             $8.14
    10.01-22.00       2,147,016               16.34                    6.0            1,547,273             15.46
    22.01-59.88       3,583,548               28.73                    8.0            1,353,854             27.10
-----------------------------------------------------------------------------------------------------------------
   $2.76-$59.88       8,305,037              $19.14                    5.9            5,475,600            $14.90
=================================================================================================================

At December 31, 2000, options to purchase 7,889,925 shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board Opinion
25. Accordingly, the Company did not record any compensation expense in the accompanying consolidated financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with SFAS No.123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share - diluted would have been changed to the pro forma amounts indicated below:

(In thousands, except per share data)
                                       2000            1999            1998
                                   --------        --------        --------
Net income:
  As reported                      $177,021        $137,868        $114,274
  Pro forma                         167,321         131,868         110,574
Net income per share-diluted:
  As reported                         $1.40           $1.09           $0.90
  Pro forma                            1.32            1.04            0.87

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions for grants in 2000: 1) expected dividend yield of 0%, 2) risk-free interest rate of 5.0%,
3) expected volatility of 48.6% and 4) expected option life of five years. The weighted-average estimated fair value of stock options granted during 2000 was $16.08 per share.

EMPLOYEE STOCK PURCHASE PLAN
Effective January 1, 2000, the Company adopted an employee stock purchase plan under which eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85% of the closing price of the Company's common stock on the last business day of each calendar quarter. As of January 1, 2001, there were 576,669 shares available for grant under this plan.

EMPLOYEE SAVINGS PLAN
The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest ratably at 20% for each year of service. Contributions charged to operations under these plans approximated $30,400,000, $24,000,000 and $16,900,000 in 2000, 1999 and 1998, respectively.

6.   Shareholders' Equity

SHAREHOLDER RIGHTS PLAN
The Company has a shareholder rights plan. Under this plan, the shareholders of record as of March 9, 1998, were granted a dividend of one preferred stock purchase right for each outstanding share of Company common stock. The stock purchase rights are not exercisable until certain events occur.

STOCK BUYBACK PLAN
During 1999, the Company's Board of Directors authorized the repurchase of up to 3,250,000 shares of the Company's common stock. Shares purchased under the authorization will be made through open market transactions that may occur from time to time as market conditions warrant. Shares acquired will be held for issuance in connection with acquisitions and employee stock option and purchase plans. As of December 31, 2000, approximately 1,850,000 shares remained available under the repurchase authorization.

7.   Leases, other commitments and contingencies

LEASES
Future minimum rental payments on various operating leases for office facilities and equipment were due as follows as of December 31, 2000:

(In thousands)
Year
2001                                          $ 69,300
2002                                            59,400
2003                                            48,500
2004                                            38,000
2005                                            26,800
Thereafter                                      32,200
                                              --------
TOTAL                                         $274,200
                                              --------

Rent expense applicable to all operating leases was approximately $83,100,000, $78,600,000 and $72,200,000 in 2000, 1999 and 1998, respectively.

OTHER COMMITMENTS AND CONTINGENCIES
The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $32 billion in trust funds as of December 31, 2000. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying consolidated balance sheets.

The Company's securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 2000, the aggregate net capital of such subsidiaries was $198,947,000, exceeding the net capital requirement by $176,251,000.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

8. Business segment information

The Company is a leading independent provider of data processing systems and related information management services and products to financial institutions and other financial intermediaries. The Company has three business segments:
Financial institution outsourcing, systems and services; Securities processing and trust services; and All other and corporate. The Financial institution outsourcing, systems and services segment provides account and transaction processing solutions and services to financial institutions and other financial intermediaries. The Securities processing and trust services segment provides securities processing solutions and retirement plan administration services to brokerage firms, financial planners and financial institutions. The All other and corporate segment provides plastic card services and document solutions, and includes general corporate expenses.

Summarized financial information by business segment for each of the three years ended December 31, 2000, is as follows:


(In thousands)                                                                   2000              1999              1998
                                                                       --------------------------------------------------
Revenues:
Financial institution outsourcing, systems and services                    $1,243,509        $1,066,514        $  951,010
Securities processing and trust services                                      341,155           276,215           234,699
All other and corporate                                                        68,942            64,816            47,961
                                                                       --------------------------------------------------
Total                                                                      $1,653,606        $1,407,545        $1,233,670
                                                                       --------------------------------------------------

Operating income:
Financial institution outsourcing, systems and services                    $  218,935        $  175,194        $  148,774
Securities processing and trust services                                       97,125            80,125            70,074
All other and corporate                                                        (1,754)           (2,234)           (9,209)
                                                                       --------------------------------------------------
Total                                                                      $  314,306        $  253,085        $  209,639
                                                                       --------------------------------------------------

Identifiable assets:
Financial institution outsourcing, systems and services                    $1,185,819        $1,169,666        $1,018,541
Securities processing and trust services                                    4,160,939         3,832,868         2,783,818
All other and corporate                                                       239,562           305,176           155,979
                                                                       --------------------------------------------------
Total                                                                      $5,586,320        $5,307,710        $3,958,338
                                                                       --------------------------------------------------

Depreciation expense:
Financial institution outsourcing, systems and services                    $   52,191        $   48,407        $   46,880
Securities processing and trust services                                       11,395             9,510             8,631
All other and corporate                                                         6,561             5,796             5,186
                                                                       --------------------------------------------------
Total                                                                      $   70,147        $   63,713        $   60,697
                                                                       --------------------------------------------------

Amortization of intangible assets:
Financial institution outsourcing, systems and services                    $   32,847        $   18,843        $   12,577
Securities processing and trust services                                        9,104             3,040             2,651
All other and corporate                                                           861               717               526
                                                                       --------------------------------------------------
Total                                                                      $   42,812        $   22,600        $   15,754
                                                                       --------------------------------------------------

Capital expenditures:
Financial institution outsourcing, systems and services                    $   54,750        $   52,724        $   60,075
Securities processing and trust services                                       12,836            12,119            11,255
All other and corporate                                                         5,393             4,854             6,212
                                                                       --------------------------------------------------
Total                                                                      $   72,979        $   69,697        $   77,542
                                                                       --------------------------------------------------

The revenues of each segment are principally domestic, and no single customer accounted for 10% or more of consolidated revenues during the years ended December 31, 2000, 1999 and 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
The following table sets forth, for the periods indicated, the relative percentage which certain items in the Company's consolidated statements of income bear to revenues and the percentage change in those items from period to period.

                                                         Percentage of Revenues        Period to Period Percentage
                                                        Years Ended December 31,            Increase (Decrease)
                                                                                            2000 vs.       1999 vs.
                                                       2000          1999       1998            1999           1998
                                                   ---------------------------------   ----------------------------
Revenues                                              100.0%        100.0%     100.0%            17%            14%
                                                   ---------------------------------
Cost of revenues:
Salaries, commissions and payroll
related costs                                          48.0          48.1       46.4             17             18
Data processing expenses, rentals
and telecommunication costs                             7.0           7.9        9.7              3             (7)
Other operating expenses                               19.1          19.4       21.0             16              5
Depreciation and amortization of
  property and equipment                                4.2           4.5        4.9             10              5
Amortization of intangible assets                       2.6           1.6        1.3             89             43
Amortization (capitalization) of internally
  generated computer software-net                       0.1           0.5       (0.3)
                                                   ---------------------------------
Total cost of revenues                                 81.0          82.0       83.0             16             13
                                                   ---------------------------------
Operating income                                       19.0%         18.0%      17.0%            24%            21%
                                                   =================================
Income before income taxes                             18.1%         16.6%      15.7%            28%            21%
                                                   =================================
Net income                                             10.7%          9.8%       9.3%            28%            21%
                                                   =================================

Revenues increased $246,061,000 in 2000 and $173,875,000 in 1999. Revenue growth in 2000 and 1999 was derived from sales to new clients, cross-sales to existing clients, growth in the transaction volume experienced by existing clients, price increases and revenues from acquired businesses. Revenues from acquired businesses approximated 40% and 45% of total revenue growth in 2000 and 1999, respectively.

Cost of revenues increased $184,840,000 in 2000 and $130,429,000 in 1999. The make up of cost of revenues has been affected in all years by business acquisitions, changes in the mix of the Company's business and operational efficiencies.

Amortization of intangible assets increased $20,212,000 in 2000 and $6,846,000 in 1999. The increase in 2000 over 1999 was due to amortization associated with acquisitions and a goodwill impairment charge.

Amortization of internally generated computer software is stated net of capitalization and decreased $5,267,000 in 2000 and increased $11,080,000 in 1999. The increase in 1999 was due to reduced capitalization resulting from Year 2000 activities and accelerated amortization of certain ancillary software products.

Operating income increased $61,221,000 in 2000 and $43,446,000 in 1999. The Company's operating margins increased by 1% in 2000 and 1999 over prior periods primarily due to continued revenue growth, operational efficiencies and increased operating leverage of existing operations.

The effective income tax rate was 41% in all three years, and the effective income tax rate for 2001 is expected to be 40%.

Net income per share - diluted in 2000 was $1.36, before recognizing a $0.04 per share realized gain from sale of investment, compared to $1.09 in 1999.

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

SEGMENT INFORMATION
The following table sets forth revenue and operating income by business segment for the years ended December 31:

(In thousands)                                          2000              1999                1998
                                                 -----------        ----------          ----------
Revenues:
Financial institution outsourcing, systems
and services                                      $1,243,509        $1,066,514          $  951,010
Securities processing and trust services             341,155           276,215             234,699
All other and corporate                               68,942            64,816              47,961
                                                  ----------        ----------          ----------
Total                                             $1,653,606        $1,407,545          $1,233,670
                                                  ----------        ----------          ----------

Operating income:
Financial institution outsourcing, systems
and services                                      $  218,935        $  175,194          $  148,774
Securities processing and trust services              97,125            80,125              70,074
All other and corporate                               (1,754)           (2,234)             (9,209)
                                                  ----------        ----------          ----------
Total                                             $  314,306        $  253,085          $  209,639
                                                  ----------        ----------          ----------

Revenues in the Financial institution outsourcing, systems and services business segment increased $176,995,000 in 2000 and $115,504,000 in 1999. Revenue growth in 2000 and 1999 was derived from sales to new clients, cross-sales to existing clients, growth in the transaction volume experienced by existing clients, price increases and revenues from acquired businesses. Operating income in the Financial institution outsourcing, systems and services business segment increased $43,741,000 and $26,420,000 in 2000 and 1999, respectively. Operating income and margin increases in 2000 and 1999 over prior periods were primarily due to continued revenue growth, operational efficiencies, increased operating leverage of existing operations and the impact of certain acquisitions.

Revenues in the Securities processing and trust services business segment increased $64,940,000 in 2000 and $41,516,000 in 1999. Revenue growth in 2000 and 1999 was derived primarily from increased transaction volumes from existing clients, sales to new clients and revenues from acquired businesses. Operating income in the Securities processing and trust services business segment increased $17,000,000 and $10,051,000 in 2000 and 1999, respectively. Operating margins in 2000 and 1999 decreased slightly when compared to prior years primarily due to changes in the mix of revenues in this business segment.

Revenues in the All other and corporate business segment increased $4,126,000 in 2000 and $16,855,000 in 1999. Operating income in this business segment increased $480,000 and $6,975,000 in 2000 and 1999, respectively. The increase in operating income in 1999 over 1998 was due to an acquisition and increased profitability in the Company's plastic card operations.

LIQUIDITY AND CAPITAL RESOURCES
The following table summarizes the Company's primary sources (uses) of funds during the years ended December 31:

(In thousands)                                                            2000                  1999             1998
                                                                    ----------            ----------       ----------
Cash provided by operating activities before changes in
  securities processing receivables and payables-net                $  368,750            $  318,715       $  273,315
Securities processing receivables and payables-net                     215,718              (140,878)           7,080
                                                                    ----------            ----------       ----------
Cash provided by operating activities                                  584,468               177,837          280,395
Increase (decrease) in net borrowings                                 (353,520)              169,959           79,835
                                                                    ----------            ----------       ----------
TOTAL                                                               $  230,948            $  347,796       $  360,230
                                                                    ----------            ----------       ----------

The Company has used a significant portion of its cash flow from operations for acquisitions and capital expenditures with any remainder used to reduce long-term debt.

The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or issuances of securities.

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

The Company manages its debt structure and interest rate risk through the use of fixed- and floating-rate debt and through the use of derivatives. The Company uses interest rate swaps to hedge its exposure to interest rate changes, and to lower its financing costs. Generally, under these swaps, the Company agrees with a counterparty to exchange the difference between fixed-rate and floating-rate interest amounts based on an agreed principal amount. As of December 31, 2000, the carrying amount of interest rate swap agreements approximated fair value.

Based on the controls in place, management believes the risk associated with these instruments at December 31, 2000, will not have a material effect on the Company's consolidated financial position or results of operations.

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

Selected Financial Data

The following data, which has been affected by acquisitions, should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report.

(In thousands, except per share data)
Years ended December 31,                                2000             1999             1998             1997             1996
                                               ---------------------------------------------------------------------------------
Revenues                                          $1,653,606       $1,407,545       $1,233,670       $  974,432       $  879,449
Income before income taxes                           300,035          233,675          193,684          153,899          134,462
Income tax provision                                 123,014           95,807           79,410           63,099           54,754
Net income                                           177,021          137,868          114,274           90,800           79,708
Net income per share:
  Basic                                           $     1.44       $     1.12       $     0.93       $     0.78       $     0.69
                                              ----------------------------------------------------------------------------------
  Diluted                                         $     1.40       $     1.09       $     0.90       $     0.75       $     0.68
                                              ----------------------------------------------------------------------------------
  As originally reported-diluted                  $     1.36       $     1.09       $     0.90       $     0.75       $     0.59
                                              ----------------------------------------------------------------------------------

Total assets                                      $5,586,320       $5,307,710       $3,958,338       $3,636,491       $2,698,979
Long-term debt                                       334,958          472,824          389,622          252,031          272,864
Shareholders' equity                               1,252,072        1,091,016          885,797          769,255          605,898

Note: The above information has been restated to recognize (1) three-for-two stock splits effective in April 1999 and May 1998 and (2) the acquisition of BHC Financial, Inc. ("BHC") in 1997, accounted for as a pooling of interests. The net income per share as originally reported-diluted is before the realized gain from sale of investment in 2000 and the restatement in 1996 due to the BHC pooling of interests.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

(In thousands, except per share data)                                           Quarters
                                                            -----------------------------------------------
2000                                                            First       Second      Third      Fourth      Total
                                                            -------------------------------------------------------------
Revenues                                                       $396,402   $ 416,434   $ 406,189   $434,581   $1,653,606
Cost of revenues                                                317,448     337,046     327,966    356,840    1,339,300
                                                            -------------------------------------------------------------
Operating income                                                 78,954      79,388      78,223     77,741      314,306
Interest expense - net                                           (5,806)     (6,000)     (5,295)    (4,988)     (22,089)
Realized gain from sale of investment                                 -       2,928       2,907      1,983        7,818
                                                            -------------------------------------------------------------
Income before income taxes                                       73,148      76,316      75,835     74,736      300,035
Income tax provision                                             29,991      31,289      31,093     30,641      123,014
                                                            -------------------------------------------------------------
Net income                                                     $ 43,157   $  45,027   $  44,742   $ 44,095   $  177,021
                                                            -------------------------------------------------------------
Net income per share:
  Basic                                                        $   0.35   $    0.37   $    0.36   $   0.36   $     1.44
                                                            =============================================================
  Diluted                                                      $   0.34   $    0.36   $    0.35   $   0.35   $     1.40
                                                            =============================================================
  Diluted (before realized gain from sale of investment)       $   0.34   $    0.34   $    0.34   $   0.34   $     1.36
                                                            =============================================================

1999
Revenues                                                       $337,129   $ 343,252   $ 352,663   $374,501   $1,407,545
Cost of revenues                                                276,506     280,738     288,094    309,122    1,154,460
                                                            -------------------------------------------------------------
Operating income                                                 60,623      62,514      64,569     65,379      253,085
Interest expense - net                                           (3,985)     (4,315)     (4,913)    (6,197)     (19,410)
                                                            -------------------------------------------------------------
Income before income taxes                                       56,638      58,199      59,656     59,182      233,675
Income tax provision                                             23,222      23,861      24,459     24,265       95,807
                                                            -------------------------------------------------------------
Net income                                                     $ 33,416   $  34,338   $  35,197   $ 34,917   $  137,868
                                                            -------------------------------------------------------------

Net income per share:
  Basic                                                        $   0.27   $    0.28   $    0.29   $   0.28   $     1.12
                                                            =============================================================
  Diluted                                                      $   0.26   $    0.27   $    0.28   $   0.28   $     1.09
                                                            =============================================================

Market Price Information
The following information relates to the closing price of the Company's $0.01 par value common stock, which is traded on the NASDAQ Stock Market under the symbol FISV. Information has been adjusted (to the nearest 1/32) to recognize the three-for-two stock split effective April 1999.

                                                                 2000                    1999
-----------------------------------------------------------------------------------------------------
Quarter Ended                                                High         Low        High        Low
-----------------------------------------------------------------------------------------------------
March 31                                                   38 1/2    24 5/16     37 19/32    30
June 30                                                    50 3/8    33 11/16    40          31 5/16
September 30                                               64 1/8    42 11/16    34 1/8      27 1/4
December 31                                                62 5/8    43 7/16     39 3/16     24 3/4

At December 31, 2000, the Company's common stock was held by 2,859 shareholders of record. It is estimated that an additional 38,000 shareholders own the Company's stock through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 23, 2001, was $52.19 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 2000 Annual Report. This information was prepared in conformity with accounting principles generally accepted in the United States of America and necessarily reflects the best estimates and judgment of management.

To provide reasonable assurance that transactions authorized by management are recorded and reported properly and that assets are safeguarded, the Company maintains a system of internal controls. The concept of reasonable assurance implies that the cost of such a system is weighed against the benefits to be derived therefrom.

The control environment is complemented by the Company's internal audit function, which evaluates the adequacy of the controls, policies and procedures in place, as well as adherence to them, and recommends improvements for implementation when applicable. In addition, Deloitte & Touche LLP, certified public accountants, audits the financial statements of the Company in accordance with auditing standards generally accepted in the United States of America. Their audit includes a review of the internal control system, and improvements are made to the system based upon their recommendations.

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




/s/ Leslie M. Muma

LESLIE M. MUMA
President and Chief Executive Officer

INDEPENDENT AUDITORS' REPORT
SHAREHOLDERS AND DIRECTORS OF FISERV, INC.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
January 26, 2001