Form 10-K405, Exhibit 13
period 2001-12-31
FISERV INC
filed 2002-02-27
CIK 798354

EXHIBIT 13


                               2001 ANNUAL REPORT
                          FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
Years ended December 31,                         2001         2000        1999
                                              -------------------------------------
REVENUES                                       $1,890,467   $1,653,606  $1,407,545
                                              -------------------------------------

COST OF REVENUES:
Salaries, commissions and payroll
  related costs                                   921,779      792,799     677,226
Data processing expenses, rentals and
  telecommunication costs                         126,360      115,029     111,163
Other operating expenses                          377,570      316,638     272,616
Depreciation and amortization of
  property and equipment                           76,701       70,147      63,713
Amortization of intangible assets                  35,532       42,812      22,600
Amortization (capitalization) of internally
  generated computer software-net                  (1,172)       1,875       7,142
                                              -------------------------------------
TOTAL COST OF REVENUES                          1,536,770    1,339,300   1,154,460
                                              -------------------------------------
OPERATING INCOME                                  353,697      314,306     253,085
Interest expense - net                            (12,073)     (22,089)    (19,410)
Realized gain from sale of investment               5,404        7,818           -
                                              -------------------------------------
INCOME BEFORE INCOME TAXES                        347,028      300,035     233,675
Income tax provision                              138,811      123,014      95,807
                                              -------------------------------------
NET INCOME                                     $  208,217   $  177,021  $  137,868
                                              =====================================
NET INCOME PER SHARE:

  Basic                                        $     1.11   $     0.96  $     0.75
                                              =====================================
  Diluted                                      $     1.09   $     0.93  $     0.73
                                              =====================================

SHARES USED IN COMPUTING NET INCOME
PER SHARE:

  Basic                                           186,929      184,788     184,714
                                              =====================================
  Diluted                                         191,584      189,804     190,018
                                              =====================================

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
December 31,                                             2001           2000
                                                    -------------  -----------
ASSETS

Cash and cash equivalents                                $136,088      $98,856
Accounts receivable-net                                   311,217      265,640
Securities processing receivables                       1,427,051    2,193,291
Prepaid expenses and other assets                         108,003       91,077
Investments                                             1,885,063    1,796,899
Property and equipment-net                                247,748      205,555
Internally generated computer software-net                 97,250       88,263
Intangible assets-net                                   1,109,822      846,739
                                                    -------------  -----------
TOTAL                                                  $5,322,242   $5,586,320
                                                    =============  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                          $83,303      $80,633
Securities processing payables                          1,289,479    1,977,323
Short-term borrowings                                     112,800       19,725
Accrued expenses                                          241,904      182,090
Accrued income taxes                                       15,373       22,207
Deferred revenues                                         171,101      156,668
Customer retirement account deposits                    1,420,956    1,525,652
Deferred income taxes                                      39,407       34,992
Long-term debt                                            343,093      334,958
                                                    -------------  -----------
TOTAL LIABILITIES                                       3,717,416    4,334,248

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Common stock issued, 190,281,000 and 188,078,000
 shares, respectively                                       1,903        1,881
Additional paid-in capital                                564,959      454,817
Accumulated other comprehensive income                     76,216       78,869
Accumulated earnings                                      961,748      753,531
Treasury stock, at cost, 2,372,900 shares in 2000               -      (37,026)
                                                    -------------  -----------
TOTAL SHAREHOLDERS' EQUITY                              1,604,826    1,252,072
                                                    -------------  -----------
TOTAL                                                  $5,322,242   $5,586,320
                                                    =============  ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands)
Years ended December 31,



                                                                   2001                                2000
                                                             ------------------                    --------------
SHARES ISSUED-300,000 AUTHORIZED:

Balance at beginning of year                                          125,388                            125,388
Shares issued under stock plans-net                                       248                                  -
Shares issued for acquired companies                                    1,955                                  -
Three-for-two stock split                                              62,690                                  -
                                                             -----------------                     --------------
Balance at end of year                                                190,281                            125,388
                                                             =================                     ==============

COMMON STOCK-PAR VALUE $0.01 PER SHARE:

Balance at beginning of year                                           $1,254                             $1,254
Shares issued under stock plans-net                                         2                                  -
Shares issued for acquired companies                                       20                                  -
Three-for-two stock split                                                 627                                  -
                                                             -----------------                     --------------
Balance at end of year                                                  1,903                              1,254
                                                             -----------------                     --------------
ADDITIONAL PAID-IN CAPITAL:

Balance at beginning of year                                          455,444                            458,550
Shares issued under stock plans-net of income tax benefit               9,442                             (3,106)
Shares issued for acquired companies                                  100,700                                  -
Three-for-two stock split                                                (627)                                 -
                                                             -----------------                     --------------
Balance at end of year                                                564,959                            455,444
                                                             -----------------                     --------------
ACCUMULATED OTHER COMPREHENSIVE INCOME:

Balance at beginning of year                                           78,869                            125,026
Unrealized gains (losses) on investments-net of tax                     9,710         $  9,710           (39,765)        $(39,765)
Reclassification adjustment for realized gains
  included in net income                                               (3,513)          (3,513)           (5,082)          (5,082)
Fair market value adjustment on derivatives-net of tax                 (5,272)          (5,272)                -                -
Foreign currency translation adjustment                                  (881)            (881)           (1,310)          (1,310)
Other                                                                  (2,697)                                 -
                                                             -----------------                     --------------
                                                                       76,216                             78,869
                                                             -----------------                     --------------
ACCUMULATED EARNINGS:

Balance at beginning of year                                          753,531                            576,510
Net income                                                            208,217          208,217           177,021          177,021
                                                              ----------------    -------------    --------------  ---------------
                                                                      961,748                            753,531
Balance at end of year                                        ----------------                     --------------

TREASURY STOCK, AT COST:
Balance at beginning of year                                          (37,026)                           (70,324)
Purchase of treasury stock                                                  -                             (9,884)
Shares issued under stock plans-net                                    20,655                             43,182
Shares issued for acquired companies                                   16,371                                  -
                                                             -----------------                     --------------
Balance at end of year                                                      -                            (37,026)
                                                             -----------------                     --------------

TOTAL COMPREHENSIVE INCOME                                                            $208,261                           $130,864
                                                                                  ==============                   ===============

TOTAL SHAREHOLDERS' EQUITY                                         $1,604,826                         $1,252,072
                                                             =================                     ==============

(In thousands)
Years ended December 31,                                         1999
                                                              ----------
SHARES ISSUED-300,000 AUTHORIZED:

Balance at beginning of year                                        83,253
Shares issued under stock plans-net                                    394
Shares issued for acquired companies                                     -
Three-for-two stock split                                           41,741
                                                             --------------
Balance at end of year                                             125,388
                                                             ==============

COMMON STOCK-PAR VALUE $0.01 PER SHARE:

Balance at beginning of year                                          $833
Shares issued under stock plans-net                                      4
Shares issued for acquired companies                                     -
Three-for-two stock split                                              417
                                                             --------------
Balance at end of year                                               1,254
                                                             --------------
ADDITIONAL PAID-IN CAPITAL:

Balance at beginning of year                                       448,877
Shares issued under stock plans-net of income tax benefit           10,090
Shares issued for acquired companies                                     -
Three-for-two stock split                                             (417)
                                                             --------------
Balance at end of year                                             458,550
                                                             --------------
ACCUMULATED OTHER COMPREHENSIVE INCOME:

Balance at beginning of year                                        39,875
Unrealized gains (losses) on investments-net of tax                 85,496           $85,496
Reclassification adjustment for realized gains
  included in net income                                                 -                 -
Fair market value adjustment on derivatives-net of tax                   -                 -
Foreign currency translation adjustment                               (345)             (345)
Other                                                                    -

                                                             --------------
Balance at end of year                                             125,026
                                                             --------------
ACCUMULATED EARNINGS:
Balance at beginning of year                                       438,642
Net income                                                         137,868           137,868
                                                             ---------------      -----------
Balance at end of year                                             576,510
                                                             --------------
TREASURY STOCK, AT COST:
Balance at beginning of year                                       (42,430)
Purchase of treasury stock                                         (28,713)
Shares issued under stock plans-net                                    819
Shares issued for acquired companies                                     -
                                                             --------------
Balance at end of year                                             (70,324)
                                                             --------------
TOTAL COMPREHENSIVE INCOME                                                          $223,019
                                                                                 ============
TOTAL SHAREHOLDERS' EQUITY                                      $1,091,016
                                                             ==============


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
Years ended December 31,                                            2001         2000         1999
                                                                 ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                       $ 208,217    $ 177,021    $ 137,868
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Realized gain from sale of investment                              (5,404)      (7,818)           -
 Deferred income taxes                                              11,700        4,813       14,183
 Depreciation and amortization of
 property and equipment                                             76,701       70,147       63,713
 Amortization of intangible assets                                  35,532       42,812       22,600
 Amortization of internally generated computer software             35,463       35,883       33,194
                                                                 -----------------------------------
                                                                   362,209      322,858      271,558
Changes in assets and liabilities-net of effects from
  acquisitions of businesses:
  Accounts receivable                                               (1,656)     (21,153)      18,853
  Prepaid expenses and other assets                                (10,694)        (179)      (3,299)
  Accounts payable and accrued expenses                             (7,669)       9,706       14,394
  Deferred revenues                                                  6,422       24,844       17,210
  Accrued income taxes                                              15,127       32,674           (1)
  Securities processing receivables and payables - net              78,396      215,718     (140,878)
                                                                 -----------------------------------
Net cash provided by operating activities                          442,135      584,468      177,837
                                                                 -----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                               (67,974)     (72,979)     (69,697)
Capitalization of internally generated computer software           (36,635)     (34,008)     (26,052)
Payment for acquisitions of businesses-
 net of cash acquired                                             (224,842)     (88,764)    (210,587)
Investments                                                        (72,571)     136,726     (209,011)
                                                                 -----------------------------------
Net cash used in investing activities                             (402,022)     (59,025)    (515,347)
                                                                 -----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayments of) short-term borrowings-net             93,075     (214,625)     119,226
Proceeds from long-term debt                                         1,800        5,004      103,523
Repayments of long-term debt                                        (8,113)    (143,899)     (52,790)
Issuance of common stock                                            15,053       20,576        5,913
Purchases of treasury stock                                              -       (9,884)     (28,713)
Customer retirement account deposits                              (104,696)    (164,313)     199,347
                                                                 -----------------------------------
Net cash (used in) provided by financing activities                 (2,881)    (507,141)     346,506
                                                                 -----------------------------------
Change in cash and cash equivalents                                 37,232       18,302        8,996
Beginning balance                                                   98,856       80,554       71,558
                                                                 -----------------------------------
Ending balance                                                   $ 136,088    $  98,856    $  80,554
                                                                 ===================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2001, 2000 and 1999
NOTE 1. Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Fiserv, Inc. and all majority owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. Certain amounts reported in prior periods have been reclassified to conform to the 2001 presentation.

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

FAIR VALUES
The fair values of cash equivalents, accounts receivable, accounts payable, securities processing receivables and payables, customer retirement account deposits, short-term borrowings and accrued expenses approximate the carrying value due to the short period of time to maturity. The fair value of investments is determined based on quoted market prices. The fair value of long-term borrowings is estimated using discounted cash flows based on the Company's current incremental borrowing rates and the fair value of derivative instruments is determined based on dealer quotes (see Note 3).

DERIVATIVE INSTRUMENTS
The Company uses interest rate swaps to hedge its exposure to interest rate changes. Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that all derivative instruments be reported on the balance sheet at fair value. If the derivative instrument is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative instrument are either recognized in net income or in other comprehensive income until the hedged item is recognized in net income. The adoption of SFAS No. 133 on January 1, 2001, did not have a significant effect on the consolidated financial statements. The Company's accounting method for derivative financial instruments is based upon the designation of such instruments as hedges under accounting principles generally accepted in the United States of America. It is the policy of the Company to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes.

REVENUE RECOGNITION
Revenues from the sale of data processing services, plastic card services, document solutions and administration fees on trust accounts are recognized as the related services are provided or when the product is shipped. Revenues from the sale of securities processing services are recognized as securities transactions are processed on a trade-date basis. Revenues from securities processing and trust services include net investment income of $101,610,000, $124,338,000 and $88,458,000, net of direct credits to customer accounts of $45,154,000, $94,133,000 and $63,519,000 in 2001, 2000 and 1999, respectively.
Revenues from software license fees are recognized when written contracts are signed, delivery of the product has occurred, the fee is fixed or determinable and collection is probable. Maintenance fee revenues are recognized ratably over the term of the related support period, generally 12 months. Consulting revenues are recognized as the related services are provided.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of cash and investments with original maturities of 90 days or less.

SECURITIES PROCESSING RECEIVABLES AND PAYABLES
The Company's securities processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations related to the following at December 31:

(In thousands)                                       2001         2000
                                               -----------------------
RECEIVABLES:
Securities failed to deliver                   $   39,611   $   17,974
Securities borrowed                               706,918    1,101,261
Receivables from customers                        649,252    1,036,114
Other                                              31,270       37,942
                                               -----------------------
TOTAL                                          $1,427,051   $2,193,291
                                               =======================
PAYABLES:
Securities failed to receive                   $   50,563   $   19,558
Securities loaned                                 797,619    1,405,107
Payables to customers                             354,515      462,485
Other                                              86,782       90,173
                                               -----------------------
TOTAL                                          $1,289,479   $1,977,323
                                              ========================


Securities failed to deliver and failed to receive represent the contract value of securities that have not been delivered or received as of the settlement date. Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivables from and payables to customers represent amounts due on cash and margin transactions.

INVESTMENTS

The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $1,420,956,000 and $1,525,652,000 as of December 31, 2001 and 2000, respectively. Trust account investments in government agency and certain fixed income obligations have an average duration of approximately two years and three months at December 31, 2001. These investments are held to maturity and carried at amortized cost as the Company has the ability and intent to hold these investments to maturity.

Available for sale equity investments are carried at market, based upon quoted market prices. Unrealized gains or losses on available for sale equity investments are accumulated in shareholders' equity as other comprehensive income, net of related deferred income taxes. Related gross unrealized gains were $142,224,000 and $134,270,000 as of December 31, 2001 and 2000,
respectively. Realized gains or losses are computed based on specific identification of the equity investments sold.

The following summarizes the Company's investments at December 31:

                                                                  2001                           2000
                                                   ------------------------------     ------------------------
                                                        Carrying      Estimated          Carrying    Estimated
(In thousands)                                            Value      Fair Value             Value   Fair Value
                                                   ------------------------------     ------------------------
U.S. Government and government
  agency obligations                                    $  986,531   $  998,026        $  737,291   $  741,699
Other fixed income obligations                             600,156      613,621           760,824      766,278
                                                   ------------------------------     ------------------------
Total held to maturity investments                       1,586,687    1,611,647         1,498,115    1,507,977
Available for sale equity investments                      145,417      145,417           137,100      137,100
Money market mutual funds                                  115,901      115,901           142,467      142,467
Other investments                                           37,058       37,058            19,217       19,217
                                                   ------------------------------     ------------------------
TOTAL                                                   $1,885,063   $1,910,023        $1,796,899   $1,806,761
                                                   ==============================     ========================


PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years. Property and equipment consist of the following at December 31:

(In thousands)                                        2001              2000
                                                -------------------------------
Data processing equipment                           $279,714          $232,597
Purchased software                                   113,205            98,033
Buildings and leasehold improvements                 105,416            89,799
Furniture and equipment                              134,494           111,615
                                                -------------------------------
                                                     632,829           532,044
Less accumulated depreciation and amortization       385,081           326,489
                                                -------------------------------
TOTAL                                               $247,748          $205,555
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

INTANGIBLE ASSETS
Intangible assets consist of the following at December 31:

(In thousands)                                        2001              2000
                                         ---------------------------------------
Goodwill                                           $1,146,112          $843,658
Other                                                 156,825           151,299
                                         ---------------------------------------
                                                    1,302,937           994,957
Less accumulated amortization                         193,115           148,218
                                         ---------------------------------------
TOTAL                                              $1,109,822          $846,739
                                         =======================================

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired is recorded as goodwill and is generally amortized over 40 years using the straight-line method prior to the adoption of recent accounting pronouncements. Other intangible assets consist primarily of computer software, contract rights, customer bases and trademarks applicable to acquired businesses. These assets are generally amortized using the straight-line method over their estimated useful lives, ranging from three to 35 years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the likelihood of recovering the cost of long-lived assets based on current and projected operating results and cash flows of the related business operations using undiscounted cash flow analyses. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of property, equipment and intangible assets. Measurement of any impairment loss is based on discounted operating cash flows. During 2000, the Company recorded a charge of $11,000,000 for impairment of goodwill associated with the consolidation of certain ancillary product lines in the Company's software businesses. This charge was recorded in the Financial institution outsourcing, systems and services segment as additional amortization of intangible assets.

SHORT-TERM BORROWINGS

The Company's securities and trust processing subsidiaries had short-term loans payable of $112,800,000 and $19,725,000 as of December 31, 2001 and 2000,
respectively, which bear interest at an average rate of 1.8% as of December 31, 2001, and were collateralized by investments and customers' margin account securities.

INCOME TAXES

The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of stock options and are computed using the treasury stock method. Net income per share for prior years has been restated to reflect a three-for-two stock split effective in August 2001.

SHAREHOLDER RIGHTS PLAN

The Company has a shareholder rights plan. Under this plan, each shareholder holds one preferred stock purchase right for each outstanding share of the Company common stock held. The stock purchase rights are not exercisable until certain events occur.

SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)                                             2001             2000              1999
                                                   -------------------------------------------------
Interest paid                                          $ 19,469          $ 29,346          $ 26,075
Income taxes paid                                       117,443            87,633            81,499
Liabilities assumed in acquisitions
  of businesses                                          68,833           401,129           246,120

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Company will adopt SFAS No. 142 on January 1, 2002. The Company anticipates that the effect of adopting SFAS No. 142 will increase diluted net income per share by approximately $0.09 in 2002, due to eliminating the annual amortization expense and related tax effects associated with existing goodwill and intangible assets with indefinite lives. The Company has not yet completed its assessment of the additional effects of adopting SFAS No. 142, but anticipates that there will not be a material impact on the consolidated financial statements, other than the elimination of amortization expense and related tax effects discussed above.

In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The Company will adopt SFAS No. 144 on January 1, 2002. The Company anticipates that the adoption of this statement will not have a material impact on the consolidated financial statements.

NOTE 2. Acquisitions

During 2001, 2000 and 1999 the Company completed the following acquisitions:

                                           Month
Company                                    Acquired    Service                           Consideration
-----------------------------------------------------------------------------------------------------------
2001:
Benefit Planners                           Jan.        Insurance data processing         Cash and
                                                                                         stock for stock
Marshall & Ilsley IP services              Feb.        Item processing                   Cash for assets
Facilities and Services Corp.              Mar.        Insurance software systems        Cash for stock
Remarketing Services of America, Inc.      Mar.        Automobile leasing services       Cash for stock
EPSIIA Corporation                         July        Data processing                   Cash for stock
Catapult Technology Limited                July        Software and services             Cash for stock
FHLB of Pittsburgh IP services             Sept.       Item processing                   Cash for assets
NCR bank processing operations             Nov.        Data and item processing          Cash for assets
NCSI                                       Nov.        Insurance data processing         Cash for stock
Integrated Loan Services                   Nov.        Loan services                     Cash for assets
Trewit Inc.                                Nov.        Insurance data processing         Cash and
                                                                                         stock for stock
FACT 400 credit card solution              Nov.        Software and services             Cash for assets

2000:

Patterson Press, Inc.                      Jan.        Card services                     Cash for stock
Resources Trust Company                    May         Data processing for retirement    Cash for assets
                                                       planning
National Flood Services, Inc.              Sept.       Insurance data processing         Cash for stock

1999:

QuestPoint                                 Jan.        Item processing                   Cash for assets
Eldridge & Associates                      Feb.        PC-based financial systems        Cash for assets
RF/Spectrum Decision Science Corp.         Feb.        Software and services             Cash for stock
FIPSCO, Inc.                               Mar.        Insurance marketing systems       Cash for stock
Progressive Data Solutions, Inc./          Apr.        Insurance software systems        Cash for stock
  Infinity Software Systems, Inc.
JWGenesis Clearing Corporation             June        Securities services               Cash for stock
Alliance ADS                               June        Imaging technology                Cash for assets
Envision Financial Technologies, Inc.      Aug.        Data processing                   Cash for stock
Pinehurst Analytics, Inc.                  Oct.        PC-based financial systems        Cash for assets
Humanic Design Corporation                 Dec.        Software and services             Cash for stock

The acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies were included in the consolidated financial statements since their respective dates of acquisition as set forth above. Net cash paid in connection with these acquisitions was $224,842,000, $88,764,000 and $210,587,000 in 2001, 2000 and 1999, respectively, subject to certain adjustments and contingent payments. The Company may be required to pay additional cash and common stock consideration for the 2001 acquisitions, if certain of the acquired entities achieve specific escalating operating income targets during the next four years, up to a maximum cumulative payment of $190,000,000. Any additional consideration will be treated as additional purchase price. In addition to cash consideration, the Company also issued in conjunction with two of the acquisitions in 2001 approximately 3,050,000 unregistered shares of its common stock, valued at approximately $117,000,000. The Company has made preliminary purchase price allocations for its 2001 acquisitions resulting in the recording of goodwill of approximately $300,000,000, however, these initial estimates need to be refined. The Company anticipates finalizing the purchase price allocations within one year of each acquisition.

If the acquisitions completed in 2001 had been completed on January 1, 2000, the Company's unaudited pro forma revenues would have approximated $2,177,000,000 and $1,973,000,000 in 2001 and 2000, respectively. The Company's unaudited pro forma net income and net income per share - diluted would not have been significantly different from the amounts originally reported.

NOTE 3. Long-term debt

The Company has available a $497,500,000 unsecured line of credit and commercial paper facility with a group of banks, of which $214,000,000 was in use at December 31, 2001. The credit facilities, which expire in May 2004, are comprised of a $250,000,000 five-year revolving credit facility and a $247,500,000 364-day revolving credit facility which is renewable annually through 2004. There were no significant commitment fees or compensating balance requirements under these facilities. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants with which the Company was in compliance at December 31, 2001. As of December 31, 2001, the Company had interest rate swap agreements to fix the interest rates on certain floating rate debt at an average rate approximating 6.75% (based on current bank fees and spreads) for a principal amount of $200,000,000 until 2005.

As of December 31, 2001, the Company has available $100,000,000 in additional unsecured lines of credit, of which $52,000,000 was in use at an average variable rate of 2.3%.

The carrying value and estimated fair values of the Company's long-term debt and interest rate swap agreements at December 31, 2001 and 2000, are as follows:

                                                                         2001                               2000
                                                        -----------------------------------------------------------------------
                                                           Carrying              Estimated      Carrying           Estimated
(In thousands)                                              Value               Fair Value        Value        Fair Value
8.00% senior notes payable, due 2002-2005                        $ 51,428           $ 56,871       $ 64,286           $ 65,692
Bank notes and commercial paper, at short-term rates              291,665            291,665        270,672            270,672
                                                        -----------------------------------------------------------------------
Long-term debt                                                   $343,093           $348,536       $334,958           $336,364
                                                        =======================================================================
Interest rate swap agreements                                    $ 13,062           $ 13,062              -           $  4,493
                                                        =======================================================================

Annual principal payments required under the terms of the long-term debt agreements were as follows at December 31, 2001: (In thousands)

Years ending December 31,

2002                                                            $ 48,409
2003                                                              15,660
2004                                                             265,169
2005                                                              13,855
                                                              -----------
TOTAL                                                           $343,093
                                                              ===========

Interest expense with respect to long-term debt was approximately $20,159,000, $28,823,000 and $25,111,000 in 2001, 2000 and 1999, respectively.

NOTE 4. Income taxes

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates for the three years ended December 31, 2001, is as follows:

(In thousands)                                                                   2001              2000                     1999
                                                                    -------------------------------------------------------------
Statutory federal tax rate                                                         35%               35%                      35%
Tax computed at statutory rate                                               $121,460          $105,012                  $81,786
State income taxes net of federal effect                                       12,033            11,156                    9,375
Non-deductible amortization                                                     4,219             3,887                    3,161
Other                                                                           1,099             2,959                    1,485
                                                                    -------------------------------------------------------------
TOTAL                                                                        $138,811          $123,014                  $95,807
                                                                    =============================================================

The provision for income taxes consisted of the following:

(In thousands)                                                                   2001              2000                     1999
                                                                    -------------------------------------------------------------
Current:
 Federal                                                                     $108,993          $101,906                  $69,250
 State                                                                         18,118            16,295                   12,374
                                                                    -------------------------------------------------------------
                                                                              127,111           118,201                   81,624
                                                                    -------------------------------------------------------------
Deferred:
 Federal                                                                       10,752             4,425                   11,833
 State                                                                            948               388                    2,350
                                                                    -------------------------------------------------------------
                                                                               11,700             4,813                   14,183
                                                                    -------------------------------------------------------------
TOTAL                                                                        $138,811          $123,014                  $95,807
                                                                    =============================================================

Significant components of the Company's net deferred tax (liability) asset consisted of the following at December 31:

(In thousands)                                                     2001                     2000
                                                             --------------------------------------
Purchased incomplete software technology                         $ 37,477                $  43,051
Accrued expenses not currently deductible                          33,671                   27,380
Deferred revenues                                                  11,916                   15,494
Internally generated capitalized software                         (31,641)                 (30,373)
Excess of tax over book depreciation
 and amortization                                                 (29,739)                 (25,413)
Unrealized gains on investments                                   (55,467)                 (53,722)
Other                                                              (5,624)                 (11,409)
                                                             --------------------------------------
TOTAL                                                            $(39,407)                ($34,992)
                                                             ======================================

Tax benefits associated with the exercise of non-qualified employee stock options were credited directly to additional paid-in capital and amounted to $15,000,000, $19,500,000 and $5,000,000 in 2001, 2000 and 1999, respectively.

NOTE 5. Employee Benefit Plans

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

                                                                                        Weighted
                                                                    Number of            Average
                                                                     Shares           Exercise Price
                                                                 ------------------------------------
Outstanding, December 31, 1998                                          12,685,310            $ 9.71
Granted                                                                  2,302,904             20.63
Forfeited                                                                 (525,140)            18.28
Exercised                                                                 (868,647)             8.32
                                                                 ------------------------------------
Outstanding, December 31, 1999                                          13,594,427             11.26
Granted                                                                  1,791,981             21.48
Forfeited                                                                 (625,236)            19.18
Exercised                                                               (2,303,616)             8.85
                                                                 ------------------------------------
Outstanding, December 31, 2000                                          12,457,556             12.76
Granted                                                                  2,277,308             36.99
Forfeited                                                                 (386,366)            18.18
Exercised                                                               (1,345,341)             8.68
                                                                 ------------------------------------
Outstanding, December 31, 2001                                          13,003,157            $17.18
                                                                 ====================================

The following summarizes information about the Company's stock options outstanding and exercisable at December 31, 2001:

                                                                                                  Options Outstanding
                                        Options Outstanding                                           and Exercisable
                      -------------------------------------------------------------------    ------------------------------------
                                              Weighted               Weighted Average                                Weighted
          Range of       Number of             Average                      Remaining            Number of            Average
   Exercise Prices          Shares      Exercise Price               Contractual Life               Shares     Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
    $1.84 - $ 9.04       3,965,650              $ 6.48                            2.6             3,965,650            $ 6.48
     9.32 -  19.67       3,862,265               14.16                            5.7             3,150,325             13.82
    20.14 -  40.34       5,175,242               27.63                            8.3             1,912,961             24.22
---------------------------------------------------------------------------------------------------------------------------------
   $ 1.84 - $40.34      13,003,157              $17.18                            5.8             9,028,936            $12.80
=================================================================================================================================

At December 31, 2001, options to purchase 9,943,900 shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Accordingly, the Company did not record any compensation expense in the accompanying consolidated financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with SFAS No.123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share - diluted would have been changed to the pro forma amounts indicated below:

(In thousands, except per share data)

                                              2001                    2000                  1999
                                        ----------             -----------            ----------
Net income:
  As reported                              $208,217               $177,021              $137,868
  Pro forma                                 194,817                167,321               131,868
Net income per share-diluted:
  As reported                              $   1.09               $   0.93              $   0.73
  Pro forma                                    1.02                   0.88                  0.69

The fair value of each stock option granted in 2001, 2000 and 1999 was estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

                                              2001                   2000                  1999
                                         ---------              ---------            ----------
Expected life (in years)                       5.0                    5.0                   5.0
Risk-free interest rate                        4.6%                   5.0%                  6.0%
Volatility                                    49.8%                  48.6%                 41.8%
Dividend yield                                 0.0%                   0.0%                  0.0%

The weighted-average estimated fair value of stock options granted during 2001, 2000 and 1999 was $18.02, $10.72 and $8.79 per share, respectively.

EMPLOYEE STOCK PURCHASE PLAN

Effective January 1, 2000, the Company adopted an employee stock purchase plan under which eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85% of the closing price of the Company's common stock on the last business day of each calendar quarter. As of January 1, 2002, there were 999,600 shares available for grant under this plan.

EMPLOYEE SAVINGS PLAN

The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest ratably at 20% for each year of service. Contributions charged to operations under these plans approximated $35,300,000, $30,400,000 and $24,000,000 in 2001, 2000 and 1999, respectively.

NOTE 6. Restructuring and Other Charges

In the second quarter of 2001, the Company recorded $12,300,000 of pre-tax charges consisting of severance and related termination benefits ($3,800,000), future lease and other contractual obligations ($6,200,000), and the disposal and write-down of assets ($2,300,000). These charges relate to management's plan to improve overall business efficiencies by consolidating the Company's securities processing operations and eliminating duplicate operational functions. As of December 31, 2001, the remaining accrued expenses related to these charges were $6,200,000.

NOTE 7. Leases, other commitments and contingencies

LEASES

Future minimum rental payments on various operating leases for office facilities and equipment were due as follows as of December 31, 2001:

(In thousands)
Years Ending December 31,

2002                                             $ 77,087
2003                                               66,838
2004                                               55,208
2005                                               41,763
2006                                               30,323
Thereafter                                         68,135
                                            --------------
TOTAL                                            $339,354
                                            ==============

Rent expense applicable to all operating leases was approximately $87,100,000, $83,100,000 and $78,600,000 in 2001, 2000 and 1999, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $29 billion in trust funds as of December 31, 2001. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying consolidated balance sheets.

The Company's securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 2001, the aggregate net capital of such subsidiaries was $143,825,000, exceeding the net capital requirement by $128,944,000.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

NOTE 8. Business Segment Information

The Company is a leading independent provider of data processing systems and related information management services and products to financial institutions and other financial intermediaries. The Company has three business segments:
Financial institution outsourcing, systems and services; Securities processing and trust services; and All other and corporate. The Financial institution outsourcing, systems and services segment provides account and transaction processing solutions and services to financial institutions and other financial intermediaries. The Securities processing and trust services segment provides securities processing solutions and retirement plan administration services to brokerage firms, financial planners and financial institutions. The All other and corporate segment provides plastic card services and document solutions, and includes general corporate expenses. The plastic card and document solutions businesses provide plastic card issuance services, card design, personalization and mailing, along with electronic document delivery and print-related solutions.

Summarized financial information by business segment for each of the three years in the period ended December 31, 2001, is as follows:

(In thousands)                                                 2001        2000         1999
                                                          --------------------------------------
Revenues:

Financial institution outsourcing, systems and services     $ 1,544,721  $ 1,243,509  $ 1,066,514
Securities processing and trust services                        273,504      341,155      276,215
All other and corporate                                          72,242       68,942       64,816
                                                           --------------------------------------
Total                                                       $ 1,890,467  $ 1,653,606  $ 1,407,545
                                                           --------------------------------------

Operating income:

Financial institution outsourcing, systems and services     $   321,193  $   218,935  $   175,194
Securities processing and trust services                         35,673       97,125       80,125
All other and corporate                                          (3,169)      (1,754)      (2,234)
                                                           --------------------------------------
Total                                                       $   353,697  $   314,306  $   253,085
                                                           --------------------------------------

Identifiable assets:

Financial institution outsourcing, systems and services     $ 1,648,196  $ 1,185,819  $ 1,169,666
Securities processing and trust services                      3,417,789    4,160,939    3,832,868
All other and corporate                                         256,257      239,562      305,176
                                                           --------------------------------------
Total                                                       $ 5,322,242  $ 5,586,320  $ 5,307,710
                                                           --------------------------------------

Depreciation expense:

Financial institution outsourcing, systems and services     $    58,046  $    52,191  $    48,407
Securities processing and trust services                         12,659       11,395        9,510
All other and corporate                                           5,996        6,561        5,796
                                                           --------------------------------------
Total                                                       $    76,701  $    70,147  $    63,713
                                                           --------------------------------------

Amortization of intangible assets:

Financial institution outsourcing, systems and services     $    23,127  $    32,847  $    18,843
Securities processing and trust services                         11,538        9,104        3,040
All other and corporate                                             867          861          717
                                                           --------------------------------------
Total                                                       $    35,532  $    42,812  $    22,600
                                                           --------------------------------------

Capital expenditures:

Financial institution outsourcing, systems and services     $    55,648  $    54,750  $    52,724
Securities processing and trust services                          8,234       12,836       12,119
All other and corporate                                           4,092        5,393        4,854
                                                           --------------------------------------
Total                                                          $67,974   $    72,979  $    69,697
                                                           ======================================

The revenues of each segment were principally domestic, and no single customer accounted for 10% or more of consolidated revenues during the years ended December 31, 2001, 2000 and 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the relative percentage which certain items in the Company's consolidated statements of income bear to revenues and the percentage change in those items from period to period.

                                                      Percentage of Revenues     Period to Period Percentage
                                                      Years Ended December 31,       Increase (Decrease)
                                                                                     2001 vs.  2000 vs.
                                                2001         2000         1999         2000      1999
                                             ----------------------------------- ---------------------------
Revenues                                       100.0%       100.0%       100.0%         14%       17%
                                             -----------------------------------
Cost of revenues:
Salaries, commissions and payroll
related costs                                    48.8         48.0         48.1          16        17
Data processing expenses, rentals
and telecommunication costs                       6.7          7.0          7.9          10         3
Other operating expenses                         20.0         19.1         19.4          19        16
Depreciation and amortization of
  property and equipment                          4.0          4.2          4.5           9        10
Amortization of intangible assets                 1.9          2.6          1.6         (17)       89
Amortization (capitalization) of internally
  generated computer software-net                (0.1)         0.1          0.5
                                             -----------------------------------
Total cost of revenues                           81.3         81.0         82.0          15        16
                                             -----------------------------------
Operating income                                 18.7%        19.0%        18.0%         13%       24%
                                             ===================================
Income before income taxes                       18.4%        18.1%        16.6%         16%       28%
                                             ===================================
Net income                                       11.0%        10.7%         9.8%         18%       28%
                                             ===================================


Revenues increased $236,861,000 in 2001 and $246,061,000 in 2000. In 2001 and
2000, approximately 50% and 60% of the revenue growth, respectively, was derived from sales to new clients, cross-sales to existing clients, increases in transaction volumes from existing clients and price increases, with the remaining revenue growth from acquired businesses. Revenue growth in 2001 was positively impacted by strong growth of $301,212,000 compared to 2000 in the Financial institution outsourcing, systems and services segment, which is the Company's main operating segment. In addition, revenue growth was negatively impacted by the Securities processing and trust services segment, primarily due to significantly lower transaction volumes due to overall weakness in the United States retail financial markets in 2001. Revenues for the Securities processing and trust services segment decreased $79,651,000 in 2001 compared to 2000, excluding a $12,000,000 termination fee received in 2001 from a broker-dealer customer acquired by a third party.

Cost of revenues increased $197,470,000 in 2001 and $184,840,000 in 2000. The make-up of cost of revenues has been affected in all years by business acquisitions, changes in the mix of the Company's business and operational efficiencies. In 2001, the Company recorded charges of $12,300,000, as explained in Note 6 of the accompanying consolidated financial statements.

Amortization of intangible assets decreased $7,280,000 in 2001 and increased $20,212,000 in 2000. The decrease in amortization in 2001 compared to 2000 was due primarily to an impairment charge recorded in the second quarter of 2000, offset by amortization associated with acquisitions completed prior to June 30, 2001. The increase in amortization in 2000 compared to 1999 was due to amortization associated with acquisitions and the goodwill impairment charge.

Operating income increased $39,391,000 in 2001 and $61,221,000 in 2000. The Company's operating income and margins were negatively impacted in 2001 primarily due to reduced operating income and margins in the Company's Securities processing and trust services segment.

The effective income tax rate was 40% in 2001 and 41% in 2000 and 1999. The effective income tax rate for 2002 is expected to decline from 40% to 39% due to the impact of adopting SFAS No. 142.

Net income per share - diluted (excluding realized gain from sale of investment) was $1.07 in 2001 compared to $0.91 in 2000.

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

SEGMENT INFORMATION

The following table sets forth revenue and operating income by business segment for the years ended December 31:

(In thousands)                                     2001           2000            1999
                                              -------------- --------------  ---------------
Revenues:

Financial institution outsourcing, systems
 and services                                    $1,544,721     $1,243,509       $1,066,514
Securities processing and trust services            273,504        341,155          276,215
All other and corporate                              72,242         68,942           64,816
                                              -------------- --------------  ---------------
Total                                            $1,890,467     $1,653,606       $1,407,545
                                              -------------- --------------  ---------------

Operating income:

Financial institution outsourcing, systems
 and services                                      $321,193       $218,935         $175,194
Securities processing and trust services             35,673         97,125           80,125
All other and corporate                              (3,169)        (1,754)          (2,234)
                                              -------------- --------------  ---------------
Total                                              $353,697       $314,306         $253,085
                                              -------------- --------------  ---------------

Revenues in the Financial institution outsourcing, systems and services business segment increased $301,212,000 in 2001 and $176,995,000 in 2000. Revenue growth in 2001 and 2000 was derived from sales to new clients, cross-sales to existing clients, growth in the transaction volume experienced by existing clients, price increases and revenues from acquired businesses. Operating income in the Financial institution outsourcing, systems and services business segment increased $102,258,000 and $43,741,000 in 2001 and 2000, respectively. Operating income and margin increases in 2001 and 2000 over prior periods were primarily due to continued revenue growth, operational efficiencies, increased operating leverage of existing operations and the impact of certain acquisitions.

Revenues in the Securities processing and trust services business segment decreased $67,651,000 in 2001 and increased $64,940,000 in 2000. The revenue decrease in 2001 compared to 2000 was primarily related to significantly lower transaction volumes in the Securities processing and trust services segment due to overall weakness in the United States retail financial markets in 2001, partially offset by a termination fee of $12,000,000 received in the second quarter of 2001 from a broker-dealer customer acquired by a third party. Revenue growth in 2000 compared to 1999 was derived primarily from increased transaction volumes from existing clients, sales to new clients and revenues from acquired businesses. Operating income in the Securities processing and trust services business segment decreased $61,452,000 in 2001 and increased $17,000,000 in 2000. In the second quarter of 2001, the segment recorded charges of $12,300,000, as previously explained. Operating income and margins were lower in 2001 when compared to 2000 due primarily to reduced transaction volumes for securities processing services due to overall weakness in the United States retail financial markets in 2001.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the Company's primary sources (uses) of funds during the years ended December 31:

(In thousands)                                                 2001           2000          1999
                                                        ---------------  -------------  ------------
Cash provided by operating activities before changes in
  securities processing receivables and payables-net         $ 363,739      $ 368,750     $ 318,715
Securities processing receivables and payables-net              78,396        215,718      (140,878)
                                                        ---------------  -------------  ------------
Cash provided by operating activities                          442,135        584,468       177,837
Increase (decrease) in net borrowings                           86,762       (353,520)      169,959
                                                        ---------------  -------------  ------------
TOTAL                                                        $ 528,897      $ 230,948     $ 347,796
                                                        ===============  =============  ============

The Company has used a significant portion of its cash flow from operations for acquisitions and capital expenditures with any remainder used to reduce long-term debt.

The Company's strategy includes the acquisition of complementary businesses financed by a combination of internally generated funds and borrowings from the Company's credit facilities. The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or the issuances of securities.

The Company's policy is to retain earnings to support future business opportunities, rather than to pay dividends. During 1999, the Company's Board of Directors authorized the repurchase of up to 4,875,000 shares of the Company's common stock. Shares purchased under the authorization will be made through open market transactions that may occur from time to time as market conditions warrant. Shares acquired will be held for issuance in connection with acquisitions and employee stock option and purchase plans. As of December 31, 2001, approximately 2,771,000 shares remained available under the repurchase authorization.

MARKET RISK FACTORS
Market risk refers to the risk that a change in the level of one or more market prices, interest rates, indices, correlations or other market factors, such as liquidity, will result in losses for a certain financial instrument or group of financial instruments. The Company is exposed primarily to interest rate risk and market price risk on investments and borrowings. The Company actively monitors these risks through a variety of control procedures involving senior management.

The Company's trust administration subsidiaries accept money market account deposits from trust customers and invest those funds in marketable securities. Substantially all of the investments are rated within the highest investment grade categories for securities. The Company's trust administration subsidiaries utilize simulation models for measuring and monitoring interest rate risk and market value of portfolio equities. A formal Asset Liability Committee of the Company meets quarterly to review interest rate risks, capital ratios, liquidity levels, portfolio diversification, credit risk ratings and adherence to investment policies and guidelines. Substantially all of the investments at December 31, 2001, have contractual maturities of one year or less except for government agency and certain fixed income mortgage backed obligations, which have an average duration of approximately two years and three months.

The Company manages its debt structure and interest rate risk through the use of fixed and floating-rate debt and through the use of interest rate swaps. The Company uses interest rate swaps to partially hedge its exposure to interest rate changes, and to control its financing costs. Generally, under these swaps, the Company agrees with a counterparty to exchange the difference between fixed-rate and floating-rate interest amounts based on an agreed principal amount. Based on the controls in place, management believes the risks associated with these financial instruments at December 31, 2001, will not have a material effect on the Company's consolidated financial position or results of operations.

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

(In thousands, except per share data)
Years ended December 31,                                           2001        2000         1999       1998         1997
                                                               ------------------------------------------------------------
Revenues                                                        $1,890,467  $1,653,606   $1,407,545  $1,233,670    $974,432
Income before income taxes                                         347,028     300,035      233,675     193,684     153,899
Income tax provision                                               138,811     123,014       95,807      79,410      63,099
Net income                                                         208,217     177,021      137,868     114,274      90,800
Net income per share:
  Basic                                                              $1.11       $0.96        $0.75       $0.62       $0.52
                                                               ------------------------------------------------------------
  Diluted                                                            $1.09       $0.93        $0.73       $0.60       $0.50
                                                               ------------------------------------------------------------
  Diluted (excluding realized gain from sale of investment)          $1.07       $0.91        $0.73       $0.60       $0.50
                                                               ------------------------------------------------------------

Total assets                                                    $5,322,242  $5,586,320   $5,307,710  $3,958,338  $3,636,491
Long-term debt                                                     343,093     334,958      472,824     389,622     252,031
Shareholders' equity                                             1,604,826   1,252,072    1,091,016     885,797     769,255

The above information has been restated to recognize three-for-two stock splits effective in August 2001, April 1999 and May 1998.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

(In thousands, except per share data)                                               Quarters
                                                            ------------------------------------------
2001                                                         First     Second      Third      Fourth      Total
                                                            -----------------------------------------------------
Revenues                                                    $453,912  $472,646    $467,173   $496,736  $1,890,467
Cost of revenues                                             367,307   384,267     377,958    407,238   1,536,770
                                                            -----------------------------------------------------
Operating income                                              86,605    88,379      89,215     89,498     353,697
Interest expense - net                                        (3,817)   (3,237)     (2,501)    (2,518)    (12,073)
Realized gain from sale of investment                          1,821     1,506       1,000      1,077       5,404
                                                            -----------------------------------------------------
Income before income taxes                                    84,609    86,648      87,714     88,057     347,028
Income tax provision                                          33,844    34,659      35,085     35,223     138,811
                                                            -----------------------------------------------------
Net income                                                  $ 50,765   $51,989     $52,629    $52,834    $208,217
                                                            -----------------------------------------------------

Net income per share:
  Basic                                                        $0.27     $0.28       $0.28      $0.28       $1.11
                                                            =====================================================
  Diluted                                                      $0.27     $0.27       $0.27      $0.27       $1.09
                                                            =====================================================
  Diluted (excluding realized gain from sale of investment)    $0.26     $0.27       $0.27      $0.27       $1.07
                                                            =====================================================
2000
Revenues                                                    $396,402  $416,434    $406,189   $434,581   $1,653,606
Cost of revenues                                             317,448   337,046     327,966    356,840    1,339,300
                                                            ------------------------------------------------------
Operating income                                              78,954    79,388      78,223     77,741      314,306
Interest expense - net                                        (5,806)   (6,000)     (5,295)    (4,988)     (22,089)
Realized gain from sale of investment                              -     2,928       2,907      1,983        7,818
                                                            ------------------------------------------------------
Income before income taxes                                    73,148    76,316      75,835     74,736      300,035
Income tax provision                                          29,991    31,289      31,093     30,641      123,014
                                                            ------------------------------------------------------
Net income                                                   $43,157   $45,027     $44,742    $44,095     $177,021
                                                            ------------------------------------------------------

Net income per share:
  Basic                                                        $0.23     $0.24       $0.24      $0.24        $0.96
                                                            ======================================================
  Diluted                                                      $0.23     $0.24       $0.23      $0.23        $0.93
                                                            ======================================================
  Diluted (excluding realized gain from sale of investment)    $0.23     $0.23       $0.22      $0.22        $0.91
                                                            ======================================================

MARKET PRICE INFORMATION

The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the Nasdaq Stock Market under the symbol FISV. Information has been adjusted to recognize the three-for-two stock split effective August 2001.

                                  2001                    2000
------------------------------------------------------------------
Quarter Ended                High       Low       High        Low
------------------------------------------------------------------

March 31                   $38.00     $29.58     $25.67     $16.21
June 30                     42.65      30.29      33.58      22.46
September 30                42.12      32.72      42.75      28.46
December 31                 44.39      31.93      41.75      28.96

At December 31, 2001, the Company's common stock was held by 2,842 shareholders of record. It is estimated that an additional 40,000 shareholders own the Company's stock through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 23, 2002, was $43.30 per share.

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 2001 Annual Report. This information was prepared in conformity with accounting principles generally accepted in the United States of America and necessarily reflects the best estimates and judgment of management.

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




/s/ Leslie M. Muma
------------------
    LESLIE M. MUMA
    President and Chief Executive Officer

INDEPENDENT AUDITORS' REPORT
SHAREHOLDERS AND DIRECTORS OF FISERV, INC.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP
    Milwaukee, Wisconsin
    January 25, 2002