Form 10-K, Exhibit 13
period 2002-12-31
FISERV INC
filed 2003-02-28
CIK 798354

EXHIBIT 13

2002 ANNUAL REPORT

FISERV, INC. AND SUBSIDIARIES

19

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
	2002	2001	2000
	(In thousands, except per share data)
REVENUES:
Processing and services	$2,277,642	$1,927,030	$1,685,783
Customer reimbursements	291,245	262,151	243,438

TOTAL REVENUES	2,568,887	2,189,181	1,929,221

COST OF REVENUES:
Salaries, commissions and payroll related costs	1,090,315	936,233	807,547
Customer reimbursement expenses	291,245	262,151	243,438
Data processing costs and equipment rentals	165,283	148,469	132,458
Other operating expenses	437,891	340,935	282,630
Depreciation and amortization	141,114	147,696	148,842

TOTAL COST OF REVENUES	2,125,848	1,835,484	1,614,915

OPERATING INCOME	443,039	353,697	314,306
Interest expense	(17,758)	(20,159)	(28,823)
Interest income	8,589	8,086	6,734
Realized gain from sale of investment	2,420	5,404	7,818

INCOME BEFORE INCOME TAXES	436,290	347,028	300,035
Income tax provision	170,153	138,811	123,014

NET INCOME	$266,137	$208,217	$177,021

NET INCOME PER SHARE:
Basic	$1.39	$1.11	$0.96

Diluted	$1.37	$1.09	$0.93

SHARES USED IN COMPUTING NET INCOME PER SHARE:
Basic	191,386	186,929	184,788

Diluted	194,951	191,584	189,804

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
	(Dollars in thousands)
ASSETS

Cash and cash equivalents	$227,239	$136,088
Accounts receivable, less allowance for doubtful accounts of $13,168 and $14,703	339,737	311,217
Securities processing receivables	1,740,512	1,427,051
Prepaid expenses and other assets	119,882	108,003
Investments	2,115,778	1,885,063
Property and equipment	223,070	200,973
Intangible assets	342,614	231,713
Goodwill	1,329,873	1,022,134

TOTAL	$6,438,705	$5,322,242

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$122,266	$83,303
Securities processing payables	1,666,863	1,289,479
Short-term borrowings	100,000	112,800
Accrued expenses	280,614	241,904
Accrued income taxes	23,711	15,373
Deferred revenues	181,173	171,101
Customer funds held and retirement account deposits	1,707,458	1,420,956
Deferred income taxes	46,127	39,407
Long-term debt	482,824	343,093

TOTAL LIABILITIES	4,611,036	3,717,416

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 25,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 300,000,000 shares authorized; 192,450,000 and 190,281,000 shares issued	1,924	1,903
Additional paid-in capital	599,700	564,959
Accumulated other comprehensive income	23,882	76,216
Accumulated earnings	1,227,885	961,748
Treasury stock, at cost, 804,775 shares	(25,722)	—

TOTAL SHAREHOLDERS’ EQUITY	1,827,669	1,604,826

TOTAL	$6,438,705	$5,322,242

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Comprehensive Income	Accumulated Other Comprehensive Income	Accumulated Earnings	Treasury Stock
	Shares	Amount
	(In thousands)
Balance at January 1, 2000	125,388	$1,254	$458,550		$125,026	$576,510	$(70,324)
Net income	—	—	—	$177,021	—	177,021	—
Foreign currency translation				(1,310)	(1,310)
Change in unrealized gains on available-for-sale investments—net of tax of $30,705				(39,765)	(39,765)
Reclassification adjustment for realized gains included in net income				(5,082)	(5,082)

Comprehensive income				$130,864

Shares issued under stock plans, including income tax benefits	—	—	(3,106)			—	43,182
Purchase of treasury stock	—	—	—			—	(9,884)

Balance at December 31, 2000	125,388	1,254	455,444		78,869	753,531	(37,026)
Net income	—	—	—	$208,217	—	208,217	—
Foreign currency translation				(881)	(881)
Change in unrealized gains on available-for-sale investments—net of tax of $3,652				9,710	9,710
Reclassification adjustment for realized gains included in net income				(3,513)	(3,513)
Fair market value adjustment on cash flow hedges—net of tax				(5,272)	(5,272)
Other					(2,697)

Comprehensive income				$208,261

Shares issued under stock plans, including income tax benefits	248	2	9,442			—	20,655
Shares issued for acquired companies	1,955	20	100,700			—	16,371
Three-for-two stock split	62,690	627	(627)			—	—

Balance at December 31, 2001	190,281	1,903	564,959		76,216	961,748	—
Net income	—	—	—	$266,137	—	266,137	—
Foreign currency translation				1,166	1,166
Change in unrealized gains on available-for-sale investments—net of tax of $29,047				(45,184)	(45,184)
Reclassification adjustment for realized gains included in net income				(1,573)	(1,573)
Fair market value adjustment on cash flow hedges—net of tax				(6,743)	(6,743)

Comprehensive income				$213,803

Shares issued under stock plans, including income tax benefits	2,169	21	34,741			—	7,856
Purchase of treasury stock	—	—	—			—	(33,578)

Balance at December 31, 2002	192,450	$1,924	$599,700		$23,882	$1,227,885	$(25,722)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001	2000
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$266,137	$208,217	$177,021
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gain from sale of investment	(2,420)	(5,404)	(7,818)
Deferred income taxes	30,805	11,700	4,813
Depreciation and amortization	141,114	147,696	148,842

	435,636	362,209	322,858
Changes in assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable	6,022	(1,656)	(21,153)
Prepaid expenses and other assets	(7,899)	(10,694)	(179)
Accounts payable and accrued expenses	30,302	(7,669)	9,706
Deferred revenues	10,072	6,422	24,844
Accrued income taxes	38,762	15,127	32,674
Securities processing receivables and payables—net	63,923	78,396	215,718

Net cash provided by operating activities	576,818	442,135	584,468

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, including capitalization of software costs for external customers	(141,880)	(104,609)	(106,987)
Payment for acquisitions of businesses, net of cash acquired	(406,578)	(224,842)	(88,764)
Investments	(303,222)	(72,571)	136,726

Net cash used in investing activities	(851,680)	(402,022)	(59,025)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments of) proceeds from short-term borrowings—net	(12,286)	93,075	(214,625)
Proceeds from long-term debt	156,481	1,800	5,004
Repayments of long-term debt	(16,908)	(8,113)	(143,899)
Issuance of common stock and treasury stock	11,420	15,053	20,576
Purchases of treasury stock	(33,578)	—	(9,884)
Customer funds held and retirement account deposits	260,884	(104,696)	(164,313)

Net cash provided by (used in) financing activities	366,013	(2,881)	(507,141)

Change in cash and cash equivalents	91,151	37,232	18,302
Beginning balance	136,088	98,856	80,554

Ending balance	$227,239	$136,088	$98,856

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2002, 2001 and 2000

1.    Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Fiserv, Inc. and all majority owned subsidiaries (the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation. Certain amounts reported in prior periods have been reclassified to conform to the 2002 presentation.

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

FAIR VALUES

The fair values of cash equivalents, accounts receivable, accounts payable, securities processing receivables and payables, customer funds held and retirement account deposits, short-term borrowings and accrued expenses approximate the carrying values due to the short period of time to maturity. The fair value of investments is determined based on quoted market prices. The fair value of long-term debt is estimated using discounted cash flows based on the Company’s current incremental borrowing rates and the fair value of derivative instruments is determined based on dealer quotes (see Note 3).

DERIVATIVE INSTRUMENTS

The Company uses interest rate swaps to hedge its exposure to interest rate changes. The Company’s accounting method for derivative financial instruments is based upon the designation of such instruments as cash flow hedges under accounting principles generally accepted in the United States of America and changes in the fair value are recognized in other comprehensive income until the hedged item is recognized in net income. It is the policy of the Company to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes.

REVENUE RECOGNITION

Revenues from the sale of data processing services, plastic card services, document solutions, consulting and administration fees on trust accounts are recognized as the related services are provided or when the product is shipped. Revenues from the sale of securities processing services are recognized as securities transactions are processed on a trade-date basis. Revenues from securities processing and trust services include net investment income of $95.4 million, $101.6 million and $124.3 million, net of direct credits to customer accounts of $20.0 million, $45.2 million and $94.1 million in 2002, 2001 and 2000, respectively. Revenues from software license fees (representing approximately 6%, 8% and 8% of 2002, 2001 and 2000 processing and services revenues) are recognized when written contracts are signed, delivery of the product has occurred, the fee is fixed or determinable and collection is probable. Maintenance fee revenues are recognized ratably over the term of the related support period, generally 12 months.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and investments with original maturities of 90 days or less.

SECURITIES PROCESSING RECEIVABLES AND PAYABLES

The Company’s securities processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations related to the following at December 31:

	2002	2001
	(In thousands)
RECEIVABLES:
Securities failed to deliver	$90,965	$39,611
Securities borrowed	904,045	706,918
Receivables from customers	683,854	649,252
Other	61,648	31,270

TOTAL	$1,740,512	$1,427,051

PAYABLES:
Securities failed to receive	$79,259	$50,563
Securities loaned	824,369	797,619
Payables to customers	624,099	354,515
Other	139,136	86,782

TOTAL	$1,666,863	$1,289,479

Securities failed to deliver and failed to receive represent the contract value of securities that have not been delivered or received as of the settlement date. Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivables from and payables to customers represent amounts due or payable on cash and margin transactions.

INVESTMENTS

The Company’s trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company’s investment securities and amounted to $1.7 billion and $1.4 billion as of December 31, 2002 and 2001, respectively. Investments in government agency and certain fixed income obligations had an average duration of approximately one year and six months at December 31, 2002. These investments are accounted for as held to maturity and are carried at amortized cost as the Company has the ability and intent to hold these investments to maturity.

Available for sale investments are carried at market, based upon quoted market prices. Unrealized gains or losses on available for sale investments are accumulated in shareholders’ equity as accumulated other comprehensive income, net of related deferred income taxes. Related gross unrealized gains were $65.6 million and $142.2 million as of December 31, 2002 and 2001, respectively. Realized gains or losses are computed based on specific identification of the investments sold.

The following summarizes the Company’s investments at December 31:

	2002		2001
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In thousands)
U.S. Government and government agency obligations	$1,488,361	$1,512,466	$986,531	$998,026
Other fixed income obligations	232,334	242,498	600,156	613,621

Total held to maturity investments	1,720,695	1,754,964	1,586,687	1,611,647
Available for sale investments	95,723	95,723	145,417	145,417
Money market mutual funds	249,830	249,830	115,901	115,901
Other investments	49,530	49,530	37,058	37,058

TOTAL	$2,115,778	$2,150,047	$1,885,063	$1,910,023

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years. Property and equipment consist of the following at December 31:

	2002	2001
	(In thousands)
Data processing equipment	$299,263	$269,490
Buildings and leasehold improvements	123,553	104,309
Furniture and equipment	127,860	129,167

	550,676	502,966
Less accumulated depreciation and amortization	327,606	301,993

TOTAL	$223,070	$200,973

INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(In thousands)
2002
Software development costs for external customers	$362,558	$245,981	$116,577
Purchased software	145,486	90,333	55,153
Customer base	211,738	63,954	147,784
Other	27,288	4,188	23,100

TOTAL	$747,070	$404,456	$342,614

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(In thousands)
2001
Software development costs for external customers	$318,349	$213,358	$104,991
Purchased software	113,205	66,430	46,775
Customer base	116,531	55,267	61,264
Other	22,570	3,887	18,683

TOTAL	$570,655	$338,942	$231,713

Software development costs for external customers include internally generated computer software for external customers and software acquired in conjunction with acquisitions of businesses. The Company capitalizes certain costs incurred to develop new software or enhance existing software which is marketed externally or utilized by the Company to process customer transactions in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs are capitalized commencing when the technological feasibility of the software has been established. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred. Amortization of all software is computed on a straight-line basis over the expected useful life of the product, generally three to five years.

Gross software development costs for external customers capitalized for new products and enhancements to existing products totaled $44.9 million, $36.6 million and $34.0 million in 2002, 2001 and 2000, respectively. Amortization of previously capitalized development costs, included in depreciation and amortization, was $38.3 million, $35.5 million and $35.9 million in 2002, 2001 and 2000, resulting in net capitalized (amortized) development costs of $6.6 million, $1.1 million and $(1.9 million) in 2002, 2001 and 2000, respectively.

Customer base intangible assets represent customer contracts and relationships obtained as part of acquired businesses and are amortized using the straight-line method over their estimated useful lives, ranging from five to 20 years. Other intangible assets consist primarily of non-compete agreements, which are generally amortized over their estimated useful lives, and trade names that have been determined to have indefinite lives and therefore, as of January 1, 2002, are no longer amortized in accordance with the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets."

Amortization expense for intangible assets was $74.8 million, $58.0 million and $65.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. Aggregate amortization expense with respect to existing intangible assets with finite lives resulting from acquisitions of businesses should approximate $20.0 million annually.

GOODWILL

On January 1, 2002, the Company adopted SFAS No. 142, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Accordingly, effective January 1, 2002, the Company discontinued the amortization of goodwill and intangible assets with indefinite lives. The Company completed its transitional impairment test for goodwill and intangible assets with indefinite lives and determined that no impairment exists. Pro forma net income and net income per share for the years ended December 31, 2001 and 2000, adjusted to eliminate historical amortization of goodwill and related tax effects, are as follows:

	2001	2000
	(In thousands, except per share data)
Reported net income	$208,217	$177,021
Add: goodwill amortization, net of tax	18,439	16,595

Pro forma net income	$226,656	$193,616

Reported net income per share:
Basic	$1.11	$0.96
Diluted	1.09	0.93
Pro forma net income per share:
Basic	$1.21	$1.05
Diluted	1.18	1.02

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired is recorded as goodwill. The changes in the carrying amount of goodwill by business segment during the year ended December 31, 2002 are as follows:

	Financial Institution Outsourcing, Systems and Services	Securities Processing and Trust Services	All Other and Corporate	Total
	(In thousands)
Balance, January 1, 2002	$884,417	$107,887	$29,830	$1,022,134
Goodwill additions	267,373	37,629	2,737	307,739

Balance, December 31, 2002	$1,151,790	$145,516	$32,567	$1,329,873

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the likelihood of recovering the cost of long-lived assets based on current and projected operating results and cash flows of the related business operations using undiscounted cash flow analyses. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of property and equipment and intangible assets subject to amortization. Measurement of any impairment loss is based on discounted operating cash flows. During 2000, the Company recorded a charge of $11.0 million for impairment of goodwill associated with the consolidation of certain ancillary product lines in the Company’s software businesses. This charge was recorded in the Financial institution outsourcing, systems and services segment as additional amortization of intangible assets.

SHORT-TERM BORROWINGS

The Company’s securities and trust processing subsidiaries had short-term loans payable of $100.0 million and $112.8 million as of December 31, 2002 and 2001, respectively, with interest at an average rate of 1.9% and 1.8% as of December 31, 2002 and 2001, respectively, and were collateralized by investments and customers’ margin account securities.

INCOME TAXES

Deferred income taxes are provided for temporary differences between the Company’s income for accounting and tax purposes.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of stock options and are computed using the treasury stock method. During the year ended December 31, 2002, the Company excluded 1.3 million shares under stock options from the calculation of common equivalent shares as the impact was anti-dilutive.

STOCK BASED COMPENSATION

The Company has accounted for its stock based compensation plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (see Note 5).

SHAREHOLDER RIGHTS PLAN

The Company has a shareholder rights plan. Under this plan, each shareholder holds one preferred stock purchase right for each outstanding share of the Company’s common stock held. The stock purchase rights are not exercisable until certain events occur.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income consisted of the following at December 31:

	2002	2001
	(In thousands)
Unrealized gains on investments	$ 40,023	$86,780
Unrealized losses on cash flow hedges	(14,712)	(7,969)
Foreign currency translation adjustments	(1,429)	(2,595)

TOTAL	$ 23,882	$76,216

SUPPLEMENTAL CASH FLOW INFORMATION

	2002	2001	2000
	(In thousands)
Interest paid	$17,724	$19,469	$29,346
Income taxes paid	97,808	117,443	87,633
Liabilities assumed in acquisitions of businesses	29,033	68,833	401,129

RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2002, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” which requires that customer reimbursements received for direct costs paid to third parties and related expenses be characterized as revenue. Comparative financial statements for 2001 and 2000 have been reclassified to provide consistent presentation. In accordance with EITF No. 01-14, the Company has presented customer reimbursement revenue and expenses of $291.2 million, $262.2 million and $243.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. Customer reimbursements represent direct costs paid to third parties primarily for postage and data communication costs. The adoption of EITF No. 01-14 did not impact the Company’s financial position, operating income or net income.

Effective January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The impact of adopting this statement did not have a material impact on the consolidated financial statements.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company will adopt SFAS No. 146 on January 1, 2003 and does not anticipate that the adoption of this statement will have a material impact on the consolidated financial statements.

2.    Acquisitions

During 2002, 2001 and 2000 the Company completed the following acquisitions of businesses. The results of operations of all of these acquired businesses have been included in the accompanying consolidated statements of income from the dates of acquisition.

Company	Month Acquired	Service	Consideration
2002:
Case Shiller Weiss, Inc.	May	Lending services	Cash for stock
Investec Ernst & Company’s clearing operations	Aug.	Securities clearing services	Cash for assets
Willis Group’s TPA operations	Nov.	Insurance data processing	Cash for assets
EDS Corporation’s Consumer Network Services business	Dec.	EFT data processing	Cash for assets
Lenders Financial Services	Dec.	Lending services	Cash for stock

2001:
Benefit Planners	Jan.	Insurance data processing	Cash and stock for stock
Marshall & Ilsley IP services	Feb.	Item processing	Cash for assets
Facilities and Services Corp.	Mar.	Insurance software systems	Cash for stock
Remarketing Services of America, Inc.	Mar.	Automobile leasing services	Cash for stock
EPSIIA Corporation	July	Data processing	Cash for stock
Catapult Technology Limited	July	Software and services	Cash for stock
FHLB of Pittsburgh IP services	Sept.	Item processing	Cash for assets
NCR bank processing operations	Nov.	Data and item processing	Cash for assets
NCSI	Nov.	Insurance data processing	Cash for stock
Integrated Loan Services	Nov.	Lending services	Cash for assets
Trewit Inc.	Nov.	Insurance data processing	Cash and stock for stock
FACT 400 credit card solution	Nov.	Software and services	Cash for assets

2000:
Patterson Press, Inc.	Jan.	Card services	Cash for stock
Resources Trust Company	May	Data processing for retirement planning	Cash for assets
National Flood Services, Inc.	Sept.	Insurance data processing	Cash for stock

During 2002, the Company completed five acquisitions accounted for as purchases. Net cash paid for these acquisitions was $366.9 million, subject to certain adjustments. Goodwill recorded in conjunction with all of these acquisitions was $290.6 million. Pro forma combined results of operations are not presented, other than in connection with the acquisition of EDS Corporation’s Consumer Network Services (“CNS”) business as shown below, since the results of operations as reported in the accompanying consolidated statements of income would not be materially different.

On December 5, 2002, the Company acquired CNS for $305.8 million, net of $17.4 million of cash acquired, subject to certain adjustments. The following unaudited pro forma combined information is provided for illustrative purposes only and should not be relied upon as necessarily being indicative of the historical results that would have been obtained if this acquisition had actually occurred during those periods, or the results that may be obtained in the future.

	2002	2001
	(In thousands, except per share data)

Processing and services revenues	$2,417,542	$2,105,061
Net income	268,756	214,504
Diluted net income per share—as reported	1.37	1.09
Pro forma diluted net income per share	1.38	1.12

At December 31, 2002, the preliminary purchase price allocation for the CNS acquisition resulted in goodwill of $218.2 million, other intangible assets of $55.9 million, tangible assets of $68.0 million and assumed liabilities of $18.9 million. The amounts allocated to intangible assets are based on preliminary conclusions resulting from an independent appraisal, which includes an analysis of the business and expected future cash flows.

During 2001, the Company completed 12 acquisitions accounted for as purchases. Net cash paid for these acquisitions was $224.8 million, subject to certain adjustments. In addition to cash consideration, the Company issued, in conjunction with two of the acquisitions, approximately 3.1 million unregistered shares of its common stock, valued at approximately $117.0 million. Goodwill recorded in conjunction with the 2001 acquisitions was $285.7 million.

During 2000, the Company completed three acquisitions accounted for as purchases. Net cash paid for these acquisitions was $88.8 million, subject to certain adjustments. Goodwill recorded in conjunction with the 2000 acquisitions was $52.0 million.

The Company may be required to pay additional cash and common stock consideration for acquisitions up to maximum payments of $243.2 million through 2006, if certain of the acquired entities achieve specific escalating operating income targets. During 2002, cash paid as a result of acquired entities achieving their targets was $39.7 million. Any additional consideration paid will be treated as additional purchase price.

3.    Long-term debt

The Company has available a $437.0 million unsecured line of credit and commercial paper facility with a group of banks, of which $393.3 million was in use at December 31, 2002, with a weighted average variable interest rate of 2.0%. The credit facilities, which expire in May 2004, consist of a $250.0 million five-year revolving credit facility and a $187.0 million 364-day revolving credit facility which is renewable annually through 2004. There were no significant commitment fees or compensating balance requirements under these facilities. The Company must, among other requirements, maintain a minimum net worth of $662.0 million as of December 31, 2002, maintain a fixed charge coverage ratio of 1.35 to one, and limit its total debt to no more than three and one-half times the Company’s earnings before interest, taxes, depreciation and amortization. The Company was in compliance with all debt covenants throughout 2002. As of December 31, 2002, the Company had interest rate swap agreements to fix the interest rates on certain floating rate debt at an average rate approximating 6.75% (based on current bank fees and spreads) for a principal amount of $200.0 million until 2005. The estimated fair value of the interest rate swap agreements is included on the accompanying consolidated balance sheets in accrued expenses.

As of December 31, 2002, the Company has available $35.0 million in additional unsecured lines of credit, of which $25.0 million was in use at an average variable rate of 1.7%.

The carrying value and estimated fair values of the Company’s long-term debt and interest rate swap agreements at December 31 are as follows:

	2002		2001
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In thousands)
8.00% senior notes payable, due 2003–2005	$38,571	$42,068	$51,428	$56,871
Bank notes and commercial paper, at short-term rates	444,253	444,253	291,665	291,665

Total long-term debt	$482,824	$486,321	$343,093	$348,536

Interest rate swap agreements	$24,116	$24,116	$13,062	$13,062

Annual principal payments required under the terms of the long-term debt agreements were as follows at December 31, 2002:

Years ending December 31,
(In thousands)
2003	$204,087
2004	264,782
2005	13,893
2006	62

TOTAL	$482,824

4.    Income taxes

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates for the three years ended December 31 is as follows:

	2002	2001	2000
	(In thousands)
Statutory federal tax rate	35%	35%	35%
Tax computed at statutory rate	$152,702	$121,460	$105,012
State income taxes, net of federal effect	15,712	12,033	11,156
Non-deductible amortization expense	—	4,219	3,887
Other—net	1,739	1,099	2,959

TOTAL	$170,153	$138,811	$123,014

The provision for income taxes consisted of the following:

	2002	2001	2000
	(In thousands)
Current:
Federal	$116,021	$105,081	$98,630
State	21,564	18,118	16,295
Foreign	1,763	3,912	3,276

	139,348	127,111	118,201

Deferred:
Federal	29,386	11,067	5,090
State	2,226	948	388
Foreign	(807)	(315)	(665)

	30,805	11,700	4,813

TOTAL	$170,153	$138,811	$123,014

Significant components of the Company’s deferred tax assets and liabilities consisted of the following at December 31:

	2002	2001
	(In thousands)
Purchased incomplete software technology	$32,980	$37,477
Accrued expenses not currently deductible	28,721	33,671
Deferred revenues	12,218	11,916
Unrealized losses on cash flow hedges	9,405	5,094
Net operating loss carryforwards	6,034	4,323
Other	5,202	5,519

Total deferred tax assets	94,560	98,000

Software development costs for external customers	(36,095)	(31,641)
Excess of tax over book depreciation and amortization	(60,665)	(29,739)
Unrealized gains on investments	(25,573)	(55,467)
Other	(18,354)	(20,560)

Total deferred tax liabilities	(140,687)	(137,407)

TOTAL	$(46,127)	$(39,407)

Tax benefits associated with the exercise of non-qualified employee stock options were credited directly to additional paid-in capital and amounted to $31.2 million, $15.0 million and $19.5 million in 2002, 2001 and 2000, respectively.

At December 31, 2002, the Company has state net operating loss carryforwards of $73.4 million, with expiration dates ranging from 2005 through 2022 and foreign net operating loss carryforwards of $4.2 million, with no expiration dates.

5.    Employee Benefit Plans

STOCK OPTION PLAN

The Company's Stock Option Plan (the “Plan”) provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company's common stock for a price not less than 100% of the fair value of the shares at the date of grant. In general, 20% of the options awarded under the Plan vest annually and expire 10 years from the date of the award. Changes in stock options outstanding are as follows:

	Number of Shares (In thousands)	Weighted Average Exercise Price
Outstanding, December 31, 1999	13,594	$11.26
Granted	1,792	21.48
Forfeited	(625)	19.18
Exercised	(2,303)	8.85

Outstanding, December 31, 2000	12,458	12.76
Granted	2,277	36.99
Forfeited	(387)	18.18
Exercised	(1,345)	8.68

Outstanding, December 31, 2001	13,003	17.18
Granted	1,519	41.21
Forfeited	(116)	24.49
Exercised	(2,796)	10.70

Outstanding, December 31, 2002	11,610	$21.77

The number of shares under option that were exercisable at December 31, 2002, 2001 and 2000 were 8.1 million, 9.0 million and 8.2 million, at weighted average exercise prices of $16.69, $12.80 and $9.93, respectively. The following summarizes information about the Company's stock options outstanding and exercisable at December 31, 2002:

	Options Outstanding			Options Outstanding and Exercisable
Range of Exercise Prices	Number of Shares (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Number of Shares (In thousands)	Weighted Average Exercise Price

$3.01—$10.67	3,347	$7.86	2.6	3,347	$7.86
10.89—20.14	3,185	17.30	5.5	2,784	17.13
20.38—37.04	3,591	30.50	7.7	1,659	29.19
37.21—45.99	1,487	41.59	9.1	303	41.56

$3.01—$45.99	11,610	$21.77	5.8	8,093	$16.69

At December 31, 2002, options to purchase 8.5 million shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the intrinsic value provisions of APB Opinion No. 25. Accordingly, the Company did not record any compensation expense in the accompanying consolidated financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with the fair value provisions of SFAS No.123, “Accounting for Stock-Based Compensation,” the Company’s net income and net income per share—basic and diluted would have been changed to the pro forma amounts indicated below for the years ended December 31:

	2002	2001	2000
	(In thousands, except per share data)
Net income:
As reported	$266,137	$208,217	$177,021
Less: stock compensation expense—net of tax	(18,200)	(13,400)	(9,700)

Pro forma	$247,937	$194,817	$167,321

Reported net income per share:
Basic	$1.39	$1.11	$0.96
Diluted	1.37	1.09	0.93
Pro forma net income per share:
Basic	$1.30	$1.04	$0.91
Diluted	1.27	1.02	0.88

The fair value of each stock option granted in 2002, 2001 and 2000 was estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

	2002	2001	2000
Expected life (in years)	5.0	5.0	5.0
Risk-free interest rate	4.4%	4.6%	5.0%
Volatility	50.0%	49.8%	48.6%
Dividend yield	0.0%	0.0%	0.0%

The weighted-average estimated fair value of stock options granted during the years ended December 31, 2002, 2001 and 2000 was $20.24, $18.02 and $10.72 per share, respectively.

EMPLOYEE STOCK PURCHASE PLAN

The Company’s employee stock purchase plan provides that eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85% of the closing price of the Company's common stock on the last business day of each calendar quarter. As of January 1, 2003, there were 1.0 million shares available for grant under this plan.

EMPLOYEE SAVINGS PLAN

The Company and its subsidiaries have defined contribution savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest ratably at 20% for each year of service. Company contributions charged to operations under these plans approximated $41.5 million, $35.3 million and $30.4 million in 2002, 2001 and 2000, respectively.

6.    Restructuring and Other Charges

In the second quarter of 2001, the Company recorded $12.3 million of pre-tax charges consisting of severance and related termination benefits ($3.8 million), future lease and other contractual obligations ($6.2 million), and the disposal and write-down of assets ($2.3 million). These charges related to management’s plan to improve overall business efficiencies by consolidating the Company’s securities processing operations and eliminating duplicate operational functions. At December 31, 2002 and 2001, approximately $3.4 million and $6.2 million, respectively, of future lease and other obligations were yet to be incurred.

7.    Leases, other commitments and contingencies

LEASES

The Company leases certain office facilities and equipment under operating leases. Future minimum rental payments on operating leases with initial noncancellable lease terms in excess of one year were due as follows as of December 31, 2002:

Years Ending December 31,
(In thousands)
2003	$86,304
2004	74,617
2005	61,214
2006	47,852
2007	33,958
Thereafter	69,263

TOTAL	$373,208

Rent expense applicable to all operating leases was approximately $99.7 million, $87.1 million and $83.1 million during the years ended December 31, 2002, 2001 and 2000, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $26.0 billion in trust funds as of December 31, 2002. The Company’s securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 2002, the aggregate net capital of such subsidiaries was $86.7 million, exceeding the net capital requirement by $68.3 million.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. The Company has initiated legal action against E*TRADE Securities, Inc. (“E*TRADE”) as the result of E*TRADE refusing to accept delivery of a bond (with a carrying value of $27.0 million as of December 31, 2002) in violation of the terms of a contract between E*TRADE and a subsidiary of the Company. The Company intends to vigorously enforce its rights under the terms of its agreement with E*TRADE and expects to prevail and recover the carrying value of the bond. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

8.    Business Segment Information

The Company is a leading independent provider of data processing systems and related information management services and products to financial institutions and other financial intermediaries. The Company has three business segments based on the services provided by each: Financial institution outsourcing, systems and services; Securities processing and trust services; and All other and corporate. The Financial institution outsourcing, systems and services segment provides account and transaction processing solutions and services to financial institutions and other financial intermediaries. The Securities processing and trust services segment provides securities processing solutions and retirement plan administration services to brokerage firms, financial planners and financial institutions. The All other and corporate segment provides plastic card services and document solutions, and includes general corporate expenses. The plastic card and document solutions businesses provide plastic card issuance services, card design, personalization and mailing, along with electronic document delivery and print-related solutions.

Summarized financial information by business segment for each of the three years ended December 31 is as follows:

	Financial Institution Outsourcing, Systems and Services	Securities Processing and Trust Services	All Other and Corporate	Total
	(In thousands)
2002
Processing and services revenues	$1,956,449	$228,201	$92,992	$2,277,642
Operating income	418,824	28,839	(4,624)	443,039
Identifiable assets	2,100,894	4,071,403	266,408	6,438,705
Capital expenditures, including capitalization of software development costs for external customers	125,637	12,306	3,937	141,880
Depreciation and amortization expense	113,658	22,127	5,329	141,114

2001
Processing and services revenues	$1,581,216	$259,437	$86,377	$1,927,030
Operating income	322,073	34,793	(3,169)	353,697
Identifiable assets	1,655,071	3,410,914	256,257	5,322,242
Capital expenditures, including capitalization of software development costs for external customers	91,034	10,092	3,483	104,609
Depreciation and amortization expense	115,829	25,004	6,863	147,696

2000
Processing and services revenues	$1,276,254	$325,839	$83,690	$1,685,783
Operating income	220,619	95,441	(1,754)	314,306
Identifiable assets	1,185,819	4,160,939	239,562	5,586,320
Capital expenditures, including capitalization of software development costs for external customers	89,235	13,628	4,124	106,987
Depreciation and amortization expense	120,050	21,370	7,422	148,842

The Company’s domestic operations comprised approximately 95%, 92% and 93% of processing and services revenues for the years ended December 31, 2002, 2001 and 2000, respectively. No single customer accounted for more than 3% of consolidated processing and services revenues during the years ended December 31, 2002, 2001 and 2000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters discussed in this Annual Report are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services and related products, prices and other factors discussed in the Company’s prior filings with the Securities and Exchange Commission. Since these statements are subject to risks and uncertainties and are subject to change at any time, actual results could differ materially from expected results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company’s management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The Company continually evaluates the accounting policies and estimates it uses to prepare the consolidated financial statements. The Company bases its estimates on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

The Company has identified that its accounting policy regarding intangible assets and goodwill is critical to the Company’s results of operations and financial position. The Company has reviewed the carrying value of goodwill and other intangible assets in connection with the implementation of SFAS No. 142 by comparing such amounts to their fair values. The Company determined that the carrying amounts of goodwill and other intangible assets did not exceed their respective fair values. The Company is required to perform this comparison at least annually or more frequently if circumstances indicate possible impairment. When determining fair value, the Company uses various assumptions, including projections of future cash flows. Given the significance of goodwill and other intangible asset balances, an adverse change to the fair value could result in an impairment charge, which could be material to the Company’s financial statements.

The Company does not participate in, nor has it created, any off-balance sheet special purpose entities or other off-balance sheet financing, other than operating leases. In addition, the Company does not enter into any derivative financial instruments for speculative purposes and uses derivative financial instruments primarily for managing its exposure to changes in interest rates.

MARKET RISK

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

The Company’s trust administration subsidiaries accept money market account deposits from trust customers and invest those funds in marketable securities. Substantially all of the investments are rated within the highest investment grade categories for securities. The Company’s trust administration subsidiaries utilize simulation models for measuring and monitoring interest rate risk and market value of portfolio equities. A formal Asset Liability Committee of the Company meets quarterly to review interest rate risks, capital ratios, liquidity levels, portfolio diversification, credit risk ratings and adherence to investment policies and guidelines. Substantially all of the investments at December 31, 2002, have contractual maturities of one year or less except for government agency and certain fixed income mortgage backed obligations, which have an average duration of approximately one year and six months. The Company does not believe any significant change in interest rates would have a material impact on the consolidated financial statements.

The Company manages its debt structure and interest rate risk through the use of fixed and floating-rate debt and through the use of interest rate swaps. The Company uses interest rate swaps to partially hedge its exposure to interest rate changes, and to control its financing costs. Generally, under these swaps, the Company agrees with a counterparty to exchange the difference between fixed-rate and floating-rate interest amounts based on an agreed principal amount. While changes in interest rates could decrease the Company’s interest income or increase its interest expense, the Company does not believe that it has a material exposure to changes in interest rates, primarily due to $200.0 million of fixed interest rate swap agreements in place at December 31, 2002. Based on the Company’s current borrowings under its credit and commercial paper facility of $393.3 million, a 1% increase in the Company’s borrowing rate would increase annual interest expense related to the credit facility by $1.9 million. Based on the controls in place, management believes the risks associated with financial instruments at December 31, 2002, will not have a material effect on the Company’s consolidated financial position or results of operations.

RESULTS OF OPERATIONS

The Company is a leading independent provider of financial data processing systems and related information management services and products to financial institutions and other financial intermediaries. The Company’s operations have been classified into three business segments: Financial institution outsourcing, systems and services (“FIS”); Securities processing and trust services; and All other and corporate. The following table sets forth, for the period indicated, certain amounts included in the Company’s consolidated statements of income, the relative percentage that those amounts represent to processing and services revenues, and the percentage change in those amounts from period to period. This information should be read along with the Consolidated Financial Statements and Notes thereto. The following table and discussion exclude the revenues and expenses associated with customer reimbursements recorded in accordance with EITF No. 01-14 as explained in Note 1 of the accompanying consolidated financial statements.

	Year ended December 31, (In millions)			Percent of revenue Year ended December 31,			Percent Increase (Decrease)
	2002	2001	2000	2002	2001	2000	2002 vs. 2001		2001 vs. 2000
Processing and services revenues:
Financial institution outsourcing, systems and services	$1,956.4	$1,581.2	$1,276.3	86%	82%	76%	24%		24%
Securities processing and trust services	228.2	259.4	325.8	10%	13%	19%	(12%	)	(20%	)
All other and corporate	93.0	86.4	83.7	4%	5%	5%	8%		3%

TOTAL	$2,277.6	$1,927.0	$1,685.8	100%	100%	100%	18%		14%

Cost of revenues:
Salaries, commissions and payroll related costs	$1,090.3	$936.2	$807.6	48%	49%	48%	16%		16%
Data processing costs and equipment rentals	165.3	148.5	132.5	7%	8%	8%	11%		12%
Other operating expenses	437.9	340.9	282.6	19%	18%	17%	28%		21%
Depreciation and amortization	141.1	147.7	148.8	6%	8%	9%	(4%	)	(1%	)

TOTAL	$1,834.6	$1,573.3	$1,371.5	81%	82%	81%	17%		15%

Operating income:
Financial institution outsourcing, systems
and services (1)	$418.8	$322.1	$220.6	21%	20%	17%	30%		46%
Securities processing and trust services (1)	28.8	34.8	95.4	13%	13%	29%	(17%	)	(64%	)
All other and corporate (2)	(4.6)	(3.2)	(1.8)

TOTAL	$443.0	$353.7	$314.3	19%	18%	19%	25%		13%

(1)	Percent of segment revenues is calculated as a percent of FIS revenues and Securities processing and trust services revenues.
(2)	Percents not meaningful, amounts include corporate expenses.

PROCESSING AND SERVICES REVENUES

Total processing and services revenues increased $350.6 million, or 18%, in 2002 and $241.2 million, or 14%, in 2001. Revenue growth was derived from sales to new clients, existing client growth, cross-sales to existing clients, price increases and revenues from acquired companies. Revenue growth was positively impacted by revenue growth of $375.2 million in 2002 and $305.0 million in 2001 in the FIS segment. The FIS segment’s revenue growth in 2002 was negatively impacted by a decrease in European revenue of $36.0 million in 2002 compared to 2001 related to the Company’s international banking system primarily due to reduced customer spending on professional services. In addition, total revenue growth was negatively impacted by a decline in revenues of $31.2 million in 2002 and $66.4 million in 2001 in the Securities processing and trust services segment due to continued weakness in the United States retail financial markets. The internal revenue growth rate for the Company was approximately 4% in 2002 (excluding a business disposition and a $12.0 million customer termination fee in 2001).

COST OF REVENUES

Total cost of revenues increased $261.3 million, or 17%, in 2002 and $201.9 million, or 15%, in 2001. As a percent of processing and services revenues, cost of revenues were 81% in 2002, 82% in 2001 and 81% in 2000.

Cost of revenues, excluding depreciation and amortization, increased $267.9 million, or 19%, in 2002 and $203.0 million, or 17% in 2001. The increases in these cost of revenues is due primarily to acquired businesses and continued growth in the FIS segment. The make up of cost of revenues each year has been affected by business acquisitions and changes in the mix of the Company’s business. In 2001, the Company recorded charges of $12.3 million, as explained in Note 6 of the accompanying consolidated financial statements.

Depreciation and amortization expense decreased $6.6 million in 2002 and $1.1 million in 2001. The decrease in 2002 was primarily attributable to the adoption of SFAS No. 142 that resulted in a reduction of goodwill amortization expense of approximately $24.0 million in 2002, offset primarily by incremental depreciation and amortization expense from capital expenditures and other intangible assets subject to amortization. The decrease in 2001 was primarily due to an impairment charge of $11.0 million recorded in the FIS segment in 2000, offset by amortization associated with acquisitions and incremental depreciation expense on capital expenditures.

OPERATING INCOME

Operating income increased $89.3 million, or 25%, in 2002 and $39.4 million, or 13%, in 2001. Operating income in the FIS segment increased $96.8 million in 2002 and $101.5 million in 2001. The increase in operating income in 2002 compared to 2001 in the FIS segment was due to a number of factors, including revenue growth across its business lines, acquisitions and the elimination of goodwill amortization of approximately $20.0 million. Operating income in the Securities processing and trust services segment decreased $6.0 million in 2002 and $60.6 million in 2001, primarily due to continued weakness in the United States retail financial markets.

REALIZED GAIN FROM SALE OF INVESTMENT

During 2002, 2001 and 2000, the Company recorded a pre-tax realized gain from sale of investment of $2.4 milion, $5.4 million and $7.8 million, respectively.

INCOME TAX PROVISION

The effective income tax rate was 39% in 2002, 40% in 2001 and 41% in 2000. The effective income tax rate for 2002 declined from 2001 due to the impact of adopting SFAS No. 142. The income tax rate for 2003 is expected to remain at 39%.

NET INCOME

Net income for 2002 increased $57.9 million, or 28%, in 2002 and $31.2 million, or 18%, in 2001. Net income per share-diluted (excluding realized gain from sale of investment) for 2002 was $1.36 compared to $1.07 in 2001 and $0.91 in 2000. The impact of adopting SFAS No. 142 would have increased 2001 and 2000 net income per share-diluted (excluding realized gain from sale of investment) by approximately $0.09 per share each year due to the elimination of goodwill amortization.

The Company’s growth has been accomplished, to a significant degree, through the acquisition of businesses which are complementary to its operations. Management believes that a number of acquisition candidates are available which would further enhance the Company’s competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions by eliminating operating redundancies. The Company’s approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the Company’s primary sources (uses) of funds during the years ended December 31:

	2002	2001	2000
	(In millions)
Cash provided by operating activities before changes in securities processing receivables and payables—net	$512.9	$363.7	$368.8
Securities processing receivables and payables—net	63.9	78.4	215.7

Cash provided by operating activities	576.8	442.1	584.5
Capital expenditures	(141.9)	(104.6)	(107.0)
Payment for acquisitions of businesses	(406.6)	(224.8)	(88.8)
(Repayments of) proceeds from short-term borrowings—net	(12.3)	93.1	(214.6)
Proceeds from (repayments of) long-term debt—net	139.6	(6.3)	(138.9)

TOTAL	$155.6	$199.4	$35.2

Cash flow from operations before securities processing receivables and payables increased 41% in 2002, reaching $512.9 million. At December 31, 2002, the Company had $482.8 million of long-term debt, while shareholders’ equity exceeded $1.8 billion. Long-term debt includes $393.3 million borrowed under the Company’s credit and commercial paper facility of which $143.3 million is payable under a 364-day agreement in 2003 and $250.0 million is payable in 2004 or earlier at the Company’s option. The Company expects to renew its 364-day agreement prior to expiration in the second quarter of 2003. At December 31, 2002, cash and cash equivalents were $227.2 million, an increase of $91.2 million from December 31, 2001, after spending $406.6 million on acquired businesses in 2002.

        At December 31, 2002, the Company’s remaining commitments consist primarily of operating leases for office facilities and equipment aggregating $373.2 million, of which $86.3 million will be incurred in 2003. The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its operating requirements, debt repayments, contingent payments in connection with business acquisitions and ordinary capital spending needs. At December 31, 2002, the Company had $53.7 million available for borrowing and $227.2 million in cash and cash equivalents. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or the issuance of securities.

The Company’s current policy is to retain earnings to support future business opportunities, rather than to pay dividends. During 1999, the Company’s Board of Directors authorized the repurchase of up to 4.9 million shares of the Company’s common stock. Shares purchased under the authorization will be made through open market transactions that may occur from time to time as market conditions warrant. Shares acquired will be held for issuance in connection with acquisitions and employee stock option and purchase plans. As of December 31, 2002, approximately 1.7 million shares remained available under the repurchase authorization.

Selected Financial Data

The following data, which has been affected by acquisitions, should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report.

	Years ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Processing and services revenues	$2,277,642	$1,927,030	$1,685,783	$1,407,545	$1,233,670
Income before income taxes	436,290	347,028	300,035	233,675	193,684
Income tax provision	170,153	138,811	123,014	95,807	79,410
Net income	266,137	208,217	177,021	137,868	114,274
Net income per share:
Basic	1.39	1.11	0.96	0.75	0.62
Diluted	1.37	1.09	0.93	0.73	0.60
Diluted (excluding realized gain from sale of investment)	1.36	1.07	0.91	0.73	0.60

Total assets	$6,438,705	$5,322,242	$5,586,320	$5,307,710	$3,958,338
Long-term debt	482,824	343,093	334,958	472,824	389,622
Shareholders’ equity	1,827,669	1,604,826	1,252,072	1,091,016	885,797

MARKET PRICE INFORMATION

The following information relates to the closing price of the Company’s common stock, which is traded on the Nasdaq Stock Market under the symbol FISV. Information has been adjusted to recognize the three-for-two stock split effective August 2001.

	2002		2001
Quarter Ended	High	Low	High	Low
March 31	$46.60	$39.88	$38.00	$29.58
June 30	46.08	35.16	42.65	30.29
September 30	39.25	28.08	42.12	32.72
December 31	35.04	22.60	44.39	31.93

At December 31, 2002, the Company’s common stock was held by 9,729 shareholders of record. It is estimated that an additional 38,000 shareholders own the Company’s stock through nominee or street name accounts with brokers. The closing sale price for the Company’s stock on January 23, 2003, was $32.68 per share.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

	Quarters
	First	Second	Third	Fourth	Total
	(In thousands, except per share data)
2002
Processing and services revenues	$559,824	$563,032	$563,663	$591,123	$2,277,642
Cost of revenues	451,310	452,167	453,840	477,286	1,834,603

Operating income	108,514	110,865	109,823	113,837	443,039
Interest expense—net	(2,687)	(2,178)	(1,804)	(2,500)	(9,169)
Realized gain from sale of investment	915	567	426	512	2,420

Income before income taxes	106,742	109,254	108,445	111,849	436,290
Income tax provision	41,629	42,609	42,294	43,621	170,153

Net income	$65,113	$66,645	$66,151	$68,228	$266,137

Net income per share:
Basic	$0.34	$0.35	$0.34	$0.36	$1.39

Diluted	$0.33	$0.34	$0.34	$0.35	$1.37

Diluted (excluding realized gain from sale of investment)	$0.33	$0.34	$0.34	$0.35	$1.36

2001
Processing and services revenues	$462,163	$481,355	$476,102	$507,410	$1,927,030
Cost of revenues	375,558	392,976	386,887	417,912	1,573,333

Operating income	86,605	88,379	89,215	89,498	353,697
Interest expense—net	(3,817)	(3,237)	(2,501)	(2,518)	(12,073)
Realized gain from sale of investment	1,821	1,506	1,000	1,077	5,404

Income before income taxes	84,609	86,648	87,714	88,057	347,028
Income tax provision	33,844	34,659	35,085	35,223	138,811

Net income	$50,765	$51,989	$52,629	$52,834	$208,217

Net income per share:
Basic	$0.27	$0.28	$0.28	$0.28	$1.11

Diluted	$0.27	$0.27	$0.27	$0.27	$1.09

Diluted (excluding realized gain from sale of investment)	$0.26	$0.27	$0.27	$0.27	$1.07

Note: The above information excludes the revenues and expenses associated with customer reimbursements recorded in accordance with EITF No. 01-14.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 2002 Annual Report. This information was prepared in conformity with accounting principles generally accepted in the United States of America and necessarily reflects the best estimates and judgment of management.

To provide reasonable assurance that transactions authorized by management are recorded and reported properly and that assets are safeguarded, the Company maintains a system of internal controls. The concept of reasonable assurance implies that the cost of such a system is weighed against the benefits to be derived therefrom.

The control environment is complemented by the Company’s internal audit function, which evaluates the adequacy of the controls, policies and procedures in place, as well as adherence to them, and recommends improvements for implementation when applicable. In addition, Deloitte & Touche LLP, certified public accountants, audits the consolidated financial statements of the Company in accordance with auditing standards generally accepted in the United States of America. Their audits include a review of the internal control system, and improvements are made to the system based upon their recommendations.

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

INDEPENDENT AUDITORS’ REPORT

SHAREHOLDERS AND DIRECTORS OF FISERV, INC.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As described on Note 1 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/S/ Deloitte & Touche LLP
Deloitte & Touche LLP
Milwaukee, Wisconsin January 24, 2003