Form 10-K, Exhibit 13
period 2003-12-31
FISERV INC
filed 2004-02-27
CIK 798354

EXHIBIT 13

2003 ANNUAL REPORT

FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data) Years ended December 31,	2003	2002	2001
REVENUES:
Processing and services	$2,699,609	$2,205,734	$1,905,531
Customer reimbursements	334,061	291,245	262,151

TOTAL REVENUES	3,033,670	2,496,979	2,167,682

COST OF REVENUES:
Salaries, commissions and payroll related costs	1,262,209	1,090,315	936,233
Customer reimbursement expenses	334,061	291,245	262,151
Data processing costs and equipment rentals	217,201	165,283	148,469
Other operating expenses	516,440	363,563	314,032
Depreciation and amortization	171,791	141,114	147,696

TOTAL COST OF REVENUES	2,501,702	2,051,520	1,808,581

OPERATING INCOME	531,968	445,459	359,101
Interest expense	(22,895)	(17,758)	(20,159)
Interest income	7,340	8,589	8,086

INCOME BEFORE INCOME TAXES	516,413	436,290	347,028
Income tax provision	201,401	170,153	138,811

NET INCOME	$315,012	$266,137	$208,217

NET INCOME PER SHARE:
Basic	$1.63	$1.39	$1.11

Diluted	$1.61	$1.37	$1.09

SHARES USED IN COMPUTING NET INCOME PER SHARE:
Basic	193,240	191,386	186,929

Diluted	195,937	194,951	191,584

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands) December 31,	2003	2002
ASSETS

Cash and cash equivalents	$202,768	$227,239
Accounts receivable, less allowance for doubtful accounts	417,521	339,737
Securities processing receivables	1,940,414	1,740,512
Prepaid expenses and other assets	120,168	119,882
Investments	1,904,161	2,115,778
Property and equipment	206,076	223,070
Intangible assets	557,822	342,614
Goodwill	1,865,245	1,329,873

TOTAL	$7,214,175	$6,438,705

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$179,184	$122,266
Securities processing payables	1,786,763	1,666,863
Short-term borrowings	139,000	100,000
Accrued expenses	303,765	280,614
Accrued income taxes	23,313	23,711
Deferred revenues	208,996	181,173
Customer funds held and retirement account deposits	1,582,698	1,707,458
Deferred income taxes	91,532	46,127
Long-term debt	699,116	482,824

TOTAL LIABILITIES	5,014,367	4,611,036
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, no par value:
25,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 194,260,000 and 192,450,000 shares issued	1,943	1,924
Additional paid-in capital	637,623	599,700
Accumulated other comprehensive income	17,345	23,882
Accumulated earnings	1,542,897	1,227,885
Treasury stock, at cost, 804,775 shares at December 31, 2002	—	(25,722)

TOTAL SHAREHOLDERS’ EQUITY	2,199,808	1,827,669

TOTAL	$7,214,175	$6,438,705

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Comprehensive Income	Accumulated Other Comprehensive Income	Accumulated Earnings	Treasury Stock
(In thousands)	Shares	Amount
Balance at December 31, 2000	125,388	$1,254	$455,444		$78,869	$753,531	$(37,026)

Net income				$208,217		208,217
Foreign currency translation				(881)	(881)
Change in unrealized gains on available- for-sale investments-net of tax				9,710	9,710
Reclassification adjustment for realized investment gains included in net income				(3,513)	(3,513)
Fair market value adjustment on cash flow hedges-net of tax				(5,272)	(5,272)
Other					(2,697)

Comprehensive income				$208,261

Shares issued under stock plans including income tax benefits	248	2	9,442				20,655
Shares issued for acquired companies	1,955	20	100,700				16,371
Three-for-two stock split	62,690	627	(627)

Balance at December 31, 2001	190,281	1,903	564,959		76,216	961,748	—

Net income				$266,137		266,137
Foreign currency translation				1,166	1,166
Change in unrealized gains on available- for-sale investments-net of tax				(45,184)	(45,184)
Reclassification adjustment for realized investment gains included in net income				(1,573)	(1,573)
Fair market value adjustment on cash flow hedges-net of tax				(6,743)	(6,743)

Comprehensive income				$213,803

Shares issued under stock plans including income tax benefits	2,169	21	34,741				7,856
Purchase of treasury stock							(33,578)

Balance at December 31, 2002	192,450	1,924	599,700		23,882	1,227,885	(25,722)

Net income				$315,012		315,012
Foreign currency translation				1,078	1,078
Change in unrealized gains on available- for-sale investments-net of tax				(927)	(927)
Reclassification adjustment for realized investment gains included in net income				(10,264)	(10,264)
Fair market value adjustment on cash flow hedges-net of tax				3,576	3,576

Comprehensive income				$308,475

Shares issued under stock plans including income tax benefits	1,265	13	20,411				11,761
Shares issued for acquired companies	545	6	17,512				13,961

Balance at December 31, 2003	194,260	$1,943	$637,623		$17,345	$1,542,897	$—

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) Years ended December 31,	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$315,012	$266,137	$208,217
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	24,897	30,805	11,700
Depreciation and amortization	171,791	141,114	147,696
Changes in assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable	17,268	6,022	(1,656)
Prepaid expenses and other assets	7,540	(7,899)	(10,694)
Accounts payable and accrued expenses	19,298	30,302	(7,669)
Deferred revenues	9,420	10,072	6,422
Accrued income taxes	32,877	38,762	15,127
Securities processing receivables and payables - net	(80,002)	63,923	78,396

Net cash provided by operating activities	518,101	579,238	447,539

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, including capitalization of software costs for external customers	(143,242)	(141,880)	(104,609)
Payment for acquisitions of businesses, net of cash acquired	(735,917)	(406,578)	(224,842)
Investments	187,968	(305,642)	(77,975)

Net cash used in investing activities	(691,191)	(854,100)	(407,426)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayments of) short-term borrowings-net	39,000	(12,286)	93,075
Proceeds from long-term debt	248,268	156,481	1,800
Repayments of long-term debt	(32,474)	(16,908)	(8,113)
Issuance of common stock and treasury stock	18,585	11,420	15,053
Purchases of treasury stock	—	(33,578)	—
Customer funds held and retirement account deposits	(124,760)	260,884	(104,696)

Net cash provided by (used in) financing activities	148,619	366,013	(2,881)

Change in cash and cash equivalents	(24,471)	91,151	37,232
Beginning balance	227,239	136,088	98,856

Ending balance	$202,768	$227,239	$136,088

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2003, 2002 and 2001

1. Summary of Significant Accounting Policies

DESCRIPTION OF THE BUSINESS

Fiserv, Inc. and subsidiaries (the “Company”) is an independent provider of data processing systems and related information management services and products to financial institutions and other financial intermediaries. The Company’s operations are primarily in the United States and consist of four business segments based on the services provided by each: Financial institution outsourcing, systems and services; Health plan management services; Securities processing and trust services; and All other and corporate. The Financial institution outsourcing, systems and services segment provides account and transaction processing products and services to financial institutions and other financial intermediaries. The Health plan management services segment provides services to employers who self-fund their health plan, including services such as handling payments to healthcare providers, assisting with cost controls, plan design services, medical provider administration, prescription benefit management and other related services. The Securities processing and trust services segment provides securities processing services and retirement plan administration services to brokerage firms, financial planners and financial institutions. The All other and corporate segment provides plastic card and document services and includes general corporate expenses. The plastic card and document services businesses provide plastic card issuance services, card design, personalization and mailing, along with electronic document delivery and print-related services.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Fiserv, Inc. and all majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

RECLASSIFICATIONS

Certain amounts reported in prior periods have been reclassified to conform to the 2003 presentation. The reclassifications did not impact the Company’s net income or net income per share.

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

DERIVATIVE INSTRUMENTS

The Company uses interest rate swaps to hedge its exposure to interest rate changes. The Company’s accounting method for cash flow interest rate swaps is based upon the designation of such instruments as cash flow hedges under accounting principles generally accepted in the United States of America and changes in the fair value are recognized in other comprehensive income until the hedged item is recognized in net income (see Note 3). It is the policy of the Company to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

REVENUE RECOGNITION

Revenues from the sale of data processing services, plastic card services, document solutions, consulting and administration fees on trust accounts are recognized as the related services are provided or when the product is shipped. Revenues from the sale of securities processing services are recognized as securities transactions are processed on a trade-date basis. Revenues from securities processing and trust services include net investment income of $86.9 million, $95.4 million and $101.6 million, net of direct credits to customer accounts of $13.5 million, $20.0 million and $45.2 million in 2003, 2002 and 2001, respectively. Revenues from software license fees (representing approximately 5%, 6% and 8% of 2003, 2002 and 2001 processing and services revenues, respectively) are recognized when written contracts are signed, delivery of the product has occurred, the fee is fixed or determinable and collection is probable. Maintenance fee revenues are recognized ratably over the term of the related support period, generally 12 months. Deferred revenues consist primarily of advance billings for services and are recognized as revenues when the services are provided.

Revenues from sales of prescription drugs to members of our clients are recognized when the prescriptions are dispensed. Our responsibilities under our client contract to adjudicate member claims properly, our separate contractual pricing relationships and responsibilities to the pharmacies in our networks, and our interaction with members, among other factors, qualify us as the principal under the indicators set forth in Emerging Issues Task Force No. 99-19 “Reporting Gross Revenues as a Principal vs. Net as an Agent” in the majority of our transactions with customers. Revenues from our pharmacy network contracts where we are the principal are recognized on a gross basis, at the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, excluding the portion of the price to be settled directly by the member (co-payment), plus our administrative fees.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and investments with original maturities of 90 days or less.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in our customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in additional allowance for doubtful accounts being recognized in the period in which the change occurs. The allowance for doubtful accounts increased by $12.7 million in 2003 from $13.2 million at December 31, 2002 to $25.9 million at December 31, 2003 primarily due to the acquisition of certain businesses.

SECURITIES PROCESSING RECEIVABLES AND PAYABLES

The Company’s securities processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations related to the following at December 31:

(In thousands)	2003	2002
RECEIVABLES:
Securities failed to deliver	$65,660	$90,965
Securities borrowed	934,816	904,045
Receivables from customers	899,574	683,854
Other	40,364	61,648

TOTAL	$1,940,414	$1,740,512

PAYABLES:
Securities failed to receive	$39,919	$79,259
Securities loaned	1,004,208	824,369
Payables to customers	615,441	624,099
Other	127,195	139,136

TOTAL	$1,786,763	$1,666,863

Securities failed to deliver and failed to receive represent the contract value of securities that have not been delivered or received as of the settlement date. Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivables from and payables to customers represent amounts due or payable on cash and margin transactions.

INVESTMENTS

The following summarizes the Company’s investments at December 31:

	2003
(In thousands)	Amortized/ Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Mortgage-backed obligations and U.S. Government obligations	$1,633,133	$11,052	$(28,732)	$1,615,453	$1,633,133
Corporate debt obligations	30,527	4,401	—	34,928	30,527
Private mortgage-backed securities	9,468	242	—	9,710	9,468
Other fixed income obligations	3,847	108	—	3,955	3,847

Total held-to-maturity investments	1,676,975	15,803	(28,732)	1,664,046	1,676,975
Available-for-sale investments	8,503	45,185	—	53,688	53,688
Money market mutual funds	98,002	—	—	98,002	98,002
Repurchase agreements	55,030	—	—	55,030	55,030
Other investments	20,466	—	—	20,466	20,466

TOTAL	$1,858,976	$60,988	$(28,732)	$1,891,232	$1,904,161

	2002
(In thousands)	Amortized/ Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Mortgage-backed obligations and U.S. Government obligations	$1,493,668	$25,750	$(1,632)	$1,517,786	$1,493,668
Corporate debt obligations	45,121	5,044	(146)	50,019	45,121
Private mortgage-backed securities	174,579	5,049	(1)	179,627	174,579
Other fixed income obligations	4,420	219	—	4,639	4,420

Total held-to-maturity investments	1,717,788	36,062	(1,779)	1,752,071	1,717,788
Available-for-sale investments	34,547	61,413	(237)	95,723	95,723
Money market mutual funds	283,636	—	(14)	283,622	283,636
Other investments	18,631	—	—	18,631	18,631

TOTAL	$2,054,602	$97,475	$(2,030)	$2,150,047	$2,115,778

The Company’s trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company’s investment securities and amounted to $1.5 billion and $1.7 billion as of December 31, 2003 and 2002, respectively. The Company’s mortgage-backed obligations and U.S. Government obligations consist primarily of GNMA, FNMA and FHLMC mortgage-backed pass-through securities and collateralized mortgage obligations rated AAA by Standard and Poor’s. Mortgage-backed obligations may contain prepayment risk and the Company has never experienced a default on these types of securities. Substantially all of the trust administration subsidiary’s investments are rated AAA or equivalent except for certain corporate debt obligations which are classified as investment grade. Investments in mortgage-backed obligations and certain fixed income obligations had an average duration of approximately 2 years and 4 months at December 31, 2003. These investments are accounted for as held-to-maturity and are carried at amortized cost as the Company has the ability and intent to hold these investments to maturity.

Available-for-sale investments are carried at market, based upon quoted market prices. Unrealized gains or losses on available-for-sale investments are accumulated in shareholders’ equity as accumulated other comprehensive income, net of related deferred income taxes. Realized gains or losses are computed based on specific identification of the investments sold, based on the trade date.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets. Property and equipment consist of the following at December 31:

(In thousands)	Estimated Useful Lives	2003	2002
Data processing equipment	3 to 5 years	$319,383	$299,263
Buildings and leasehold improvements	5 to 40 years	122,169	123,553
Furniture and equipment	3 to 10 years	146,290	127,860

		587,842	550,676
Less accumulated depreciation and amortization		381,766	327,606

TOTAL		$206,076	$223,070

INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

2003 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$450,346	$295,793	$154,553
Purchased software	188,484	112,103	76,381
Customer base	339,824	72,286	267,538
Trade names	56,911	—	56,911
Other	4,846	2,407	2,439

TOTAL	$1,040,411	$482,589	$557,822

2002 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$362,558	$245,981	$116,577
Purchased software	145,486	90,333	55,153
Customer base	211,738	63,954	147,784
Trade names	20,111	—	20,111
Other	4,412	1,423	2,989

TOTAL	$744,305	$401,691	$342,614

Software development costs for external customers include internally generated computer software for external customers and software acquired in conjunction with acquisitions of businesses. The Company capitalizes certain costs incurred to develop new software or enhance existing software which is marketed externally or utilized by the Company to process customer transactions in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Costs are capitalized commencing when the technological feasibility of the software has been established. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product’s technological feasibility are expensed as incurred. Amortization of all software is computed on a straight-line basis over the expected useful life of the product, generally three to five years.

Gross software development costs for external customers capitalized for new products and enhancements to existing products totaled $52.4 million, $44.9 million and $36.6 million in 2003, 2002 and 2001, respectively. Amortization of previously capitalized development costs, included in depreciation and amortization, was $47.8 million, $38.3 million and $35.5 million in 2003, 2002 and 2001, respectively, resulting in net capitalized development costs of $4.6 million, $6.6 million and $1.1 million in 2003, 2002 and 2001, respectively.

Customer base intangible assets represent customer contracts and relationships obtained as part of acquired businesses and are amortized using the straight-line method over their estimated useful lives, ranging from five to 20 years. Trade names have been determined to have indefinite lives and therefore are not amortized in accordance with the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.” Other intangible assets consist primarily of non-compete agreements, which are generally amortized over their estimated useful lives.

Amortization expense for intangible assets was $90.8 million, $74.8 million and $58.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. Aggregate amortization expense with respect to existing intangible assets with finite lives resulting from acquisitions of businesses, excluding software amortization, should approximate $21 million annually.

GOODWILL

On January 1, 2002, the Company adopted SFAS No. 142, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Accordingly, effective January 1, 2002, the Company discontinued the amortization of goodwill and intangible assets with indefinite lives. The Company completed its annual impairment test for goodwill and intangible assets with indefinite lives and determined that no impairment exists. Pro forma net income and net income per share for the year ended December 31, 2001, adjusted to eliminate historical amortization of goodwill and related tax effects, is as follows:

(In thousands, except per share data)	2001
Reported net income	$208,217
Add: goodwill amortization, net of tax	18,439

Pro forma net income	$226,656

Reported net income per share:
Basic	$1.11
Diluted	1.09

Pro forma net income per share:
Basic	$1.21
Diluted	1.18

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired is recorded as goodwill. The changes in the carrying amount of goodwill by business segment during the years ended December 31, 2003 and 2002 are as follows:

(In thousands)	Financial Institution Outsourcing, Systems and Services	Health Plan Management Services	Securities Processing and Trust Services	All Other and Corporate	Total
Balance, December 31, 2001	$735,955	$148,462	$107,887	$29,830	$1,022,134
Goodwill additions	244,745	22,628	37,629	2,737	307,739

Balance, December 31, 2002	980,700	171,090	145,516	32,567	1,329,873
Goodwill additions	319,256	216,116	—	—	535,372

Balance, December 31, 2003	$1,299,956	$387,206	$145,516	$32,567	$1,865,245

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the likelihood of recovering the cost of long-lived assets based on current and projected operating results and cash flows of the related business operations using undiscounted cash flow analyses. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of property and equipment and intangible assets subject to amortization. Measurement of any impairment loss is based on discounted operating cash flows.

SHORT-TERM BORROWINGS

The Company’s securities and trust processing subsidiaries had short-term borrowings of $139.0 million and $100.0 million as of December 31, 2003 and 2002, respectively, with an average interest rate of 1.5% and 1.9% as of December 31, 2003 and 2002, respectively, and were collateralized by investments and customers’ margin account securities valued at $148.6 million and $102.0 million at December 31, 2003 and 2002, respectively. The Company’s securities and trust processing subsidiaries had uncommitted lines of credit of $271.0 million as of December 31, 2003.

INCOME TAXES

Deferred income taxes are provided for temporary differences between the Company’s income for accounting and tax purposes.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted-average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of stock options and are computed using the treasury stock method. During the years ended December 31, 2003, 2002 and 2001, the Company excluded 3.4 million, 1.3 million and 1.9 million weighted-average shares under stock options from the calculation of common equivalent shares as the impact was anti-dilutive.

The computation of the number of shares used in calculating basic and diluted net income per common share is as follows:

(In thousands)	2003	2002	2001
Weighted-average common shares outstanding used for calculation of net income per share- basic	193,240	191,386	186,929
Employee stock options	2,697	3,565	4,655

Total shares used for calculation of net income per share - diluted	195,937	194,951	191,584

STOCK BASED COMPENSATION

The Company accounts for its stock based compensation plans in accordance with the intrinsic value provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Stock options are generally granted at prices equal to the fair market value of the Company’s common stock on the grant dates (see Note 5). Accordingly, the Company did not record any compensation expense in the accompanying consolidated financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with the fair value provisions of SFAS No.123, “Accounting for Stock-Based Compensation,” the Company’s net income and net income per share - basic and diluted would have been changed to the pro forma amounts indicated below for the years ended December 31:

(In thousands, except per share data)	2003	2002	2001
Net income:
As reported	$315,012	$266,137	$208,217
Less: stock compensation expense - net of tax	(17,000)	(18,200)	(13,400)

Pro forma	$298,012	$247,937	$194,817

Reported net income per share:
Basic	$1.63	$1.39	$1.11
Diluted	1.61	1.37	1.09

Pro forma net income per share:
Basic	$1.54	$1.30	$1.04
Diluted	1.52	1.27	1.02

The fair value of each stock option granted in 2003, 2002 and 2001 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2003	2002	2001
Expected life (in years)	5.0	5.0	5.0
Risk-free interest rate	3.0%	4.4%	4.6%
Volatility	52.3%	50.0%	49.8%
Dividend yield	0.0%	0.0%	0.0%

The weighted-average estimated fair value of stock options granted during the years ended December 31, 2003, 2002 and 2001 was $15.14, $20.24 and $18.02 per share, respectively.

SHAREHOLDER RIGHTS PLAN

The Company has a shareholder rights plan. Under this plan, each shareholder holds one preferred stock purchase right for each outstanding share of the Company’s common stock held. The stock purchase rights are not exercisable until certain events occur.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income consists of the following at December 31:

(In thousands)	2003	2002
Unrealized gains on investments, net of tax	$28,832	$40,023
Unrealized losses on cash flow hedges, net of tax	(11,136)	(14,712)
Foreign currency translation adjustments	(351)	(1,429)

TOTAL	$17,345	$23,882

SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)	2003	2002	2001
Interest paid	$22,164	$17,724	$19,469
Income taxes paid	144,130	97,808	117,443
Liabilities assumed in acquisitions of businesses	85,072	29,033	68,833

2. Acquisitions

During 2003, 2002 and 2001 the Company completed the following acquisitions of businesses. The results of operations of all of these acquired businesses have been included in the accompanying consolidated statements of income from the dates of acquisition.

Company	Month Acquired	Service	Consideration
2003:
AVIDYN, Inc.	Jan.	Health plan management	Stock for stock
Precision Computer Systems, Inc.	Mar.	Software and services	Cash for stock
ReliaQuote, Inc.	Apr.	Insurance services	Cash for stock
WBI Holdings Corporation	May	Health plan management	Cash for stock
Electronic Data Systems Corporation’s Credit Union Industry Group business	July	Credit union data processing	Cash for assets
Chase Credit Systems Inc. & Chase Credit Research Inc.	July	Lending services	Cash for stock
Unisure, Inc.	Sept.	Insurance data processing	Cash for assets
Insurance Management Solutions Group, Inc.	Sept.	Insurance data processing	Cash for stock
GAC Holdings Corporation	Sept.	Lending services	Cash for stock
Federal Home Loan Bank of Indianapolis IP services	Oct.	Item processing	Cash for assets
MI-Assistant Software, Inc.	Nov.	Insurance software systems	Cash for assets
MedPay Corporation	Dec.	Health plan management	Cash for stock

2002:
Case, Shiller, Weiss, Inc.	May	Lending services	Cash for stock
Investec Ernst & Company’s clearing operations	Aug.	Securities clearing services	Cash for assets
Willis Group’s TPA operations	Nov.	Health plan management	Cash for assets
Electronic Data Systems Corporation’s Consumer Network Services business	Dec.	EFT data processing	Cash for assets
Lenders Financial Services	Dec.	Lending services	Cash for stock

2001:
Benefit Planners	Jan.	Health plan management	Cash and stock for stock
Marshall & Ilsley IP services	Feb.	Item processing	Cash for assets
Facilities and Services Corp.	Mar.	Insurance software systems	Cash for stock
Remarketing Services of America, Inc.	Mar.	Automobile leasing services	Cash for stock
EPSIIA Corporation	July	Data processing	Cash for stock
Catapult Technology Limited	July	Software and services	Cash for stock
Federal Home Loan Bank of Pittsburgh IP services	Sept.	Item processing	Cash for assets
NCR bank processing operations	Nov.	Data and item processing	Cash for assets
NCSI	Nov.	Insurance data processing	Cash for stock
Integrated Loan Services	Nov.	Lending services	Cash for assets
Trewit Inc.	Nov.	Health plan management	Cash and stock for stock
FACT 400 credit card solution	Nov.	Software and services	Cash for assets

During 2003, the Company completed 12 acquisitions accounted for as purchases. Net cash paid for these acquisitions was $702.8 million, subject to certain adjustments. In addition to cash consideration, the Company issued, in conjunction with one of the acquisitions, approximately 310,000 shares of its common stock, valued at $10.9 million. Goodwill recorded in conjunction with these acquisitions was $476.1 million. The following unaudited pro forma combined information, assuming the 2003 acquisitions and the 2002 acquisition of Electronic Data Systems (“EDS”) Corporation’s Consumer Network Services business were all completed on January 1, 2002, is provided for illustrative purposes only and should not be relied upon as necessarily being indicative of the historical results that would have been obtained if these acquisitions had actually occurred during those periods, or the results that may be obtained in the future.

(In thousands, except per share data)	2003	2002
Processing and services revenues	$3,137,280	$2,873,066
Net income	337,993	294,784
Reported net income per share:
Basic	$1.63	$1.39
Diluted	1.61	1.37

Pro forma net income per share:
Basic	$1.75	$1.54
Diluted	1.73	1.51

During 2002, the Company completed five acquisitions accounted for as purchases. Net cash paid for these acquisitions was $366.9 million, subject to certain adjustments. Goodwill recorded in conjunction with all of these acquisitions was $290.6 million.

During 2001, the Company completed 12 acquisitions accounted for as purchases. Net cash paid for these acquisitions was $224.8 million, subject to certain adjustments. In addition to cash consideration, the Company issued, in conjunction with two of the acquisitions, approximately 3.1 million shares of its common stock, valued at approximately $117.0 million. Goodwill recorded in conjunction with the 2001 acquisitions was $285.7 million.

The Company may be required to pay additional cash consideration for acquisitions up to maximum payments of $230.1 million through 2007, if certain of the acquired entities achieve specific escalating operating income targets. During 2003, as a result of previously acquired entities achieving their operating income targets, the Company paid additional cash consideration of $33.1 million and issued approximately 678,000 shares of its common stock valued at $20.6 million. The additional consideration was treated as additional purchase price.

3. Long-term debt

The Company has available a $510.0 million unsecured line of credit and commercial paper facility with a group of banks, of which $395.6 million was in use at December 31, 2003, with a weighted average variable interest rate of 1.8% and 2.0% at December 31, 2003 and 2002, respectively. The credit facilities, which expire in May 2004, consist of a $250.0 million five-year revolving credit facility and a $260.0 million 364-day revolving credit facility. The Company expects to renew its debt facility agreements prior to expiration in the second quarter of 2004. There were no significant commitment fees or compensating balance requirements under these facilities. The Company must, among other requirements, maintain a minimum net worth of $976.1 million as of December 31, 2003, maintain a fixed charge coverage ratio of 1.35 to one, and limit its total debt to no more than three and one-half times the Company’s earnings before interest, taxes, depreciation and amortization. The Company was in compliance with all debt covenants throughout 2003. As of December 31, 2003, the Company has available $10.0 million in additional unsecured lines of credit, of which none was in use.

As of December 31, 2003, the Company had cash flow interest rate swap agreements to fix the interest rates on certain floating-rate debt at an average rate approximating 6.8% (based on current bank fees and spreads) for a principal amount of $200.0 million until 2005. During the second quarter of 2003, the Company entered into additional cash flow interest rate swap agreements to fix the interest rates on certain floating-rate debt at an average rate approximating 5.0% (based on current bank fees and spreads) for a principal amount of $150.0 million from 2005 to 2008. The estimated fair value of the cash flow interest rate swap agreements of $18.5 million and $24.1 million as of December 31, 2003 and 2002, respectively, is included on the accompanying consolidated balance sheets in accrued expenses.

During the second quarter of 2003, the Company had two note offerings totaling $250.0 million of five-year notes due in 2008. The first note offering was for $150.0 million at a 4.0% fixed interest rate. The Company entered into fixed to floating interest rate swap agreements on the $150.0 million notes until April 2008 with a weighted-average variable interest rate of 2.0% at December 31, 2003. The second offering of five-year notes was for $100.0 million at a 3.0% fixed interest rate.

The carrying value and estimated fair values of the Company’s long-term debt are as follows at December 31:

	2003		2002
(In thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Bank notes and commercial paper, at short-term rates	$395,600	$395,600	$393,347	$393,347
3.0% senior notes payable, due 2008	99,900	96,921	—	—
4.0% senior notes payable, due 2008	149,897	151,540	—	—
8.0% senior notes payable, due 2004-2005	25,714	27,230	38,571	42,068
Other	28,005	28,005	50,906	50,906

Total long-term debt	$699,116	$699,296	$482,824	$486,321

Annual principal payments required under the terms of the long-term debt agreements are as follows at December 31, 2003:

(In thousands) Years ending December 31,
2004	$434,290
2005	14,317
2006	491
2007	473
2008	249,545

TOTAL	$699,116

4. Income taxes

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates is as follows for the three years ended December 31:

(In thousands)	2003	2002	2001
Statutory federal tax rate	35%	35%	35%
Tax computed at statutory rate	$180,745	$152,702	$121,460
State income taxes, net of federal effect	18,514	15,712	12,033
Non-deductible amortization expense	—	—	4,219
Other - net	2,142	1,739	1,099

TOTAL	$201,401	$170,153	$138,811

The provision for income taxes consisted of the following at December 31:

(In thousands)	2003	2002	2001
Current:
Federal	$144,413	$116,021	$105,081
State	27,651	21,564	18,118
Foreign	4,440	1,763	3,912

	176,504	139,348	127,111

Deferred:
Federal	25,983	29,386	11,067
State	1,747	2,226	948
Foreign	(2,833)	(807)	(315)

	24,897	30,805	11,700

TOTAL	$201,401	$170,153	$138,811

Significant components of the Company’s deferred tax assets and liabilities consist of the following at December 31:

(In thousands)	2003	2002
Purchased incomplete software technology	$26,672	$32,980
Accrued expenses not currently deductible	39,375	28,721
Deferred revenues	14,203	12,218
Unrealized losses on cash flow hedges	7,003	9,405
Net operating loss carryforwards	4,487	6,034
Other	14,323	5,202

Total deferred tax assets	106,063	94,560

Software development costs for external customers	(43,281)	(36,095)
Excess of tax over book depreciation	(21,651)	(11,127)
Excess of tax over book amortization	(92,921)	(49,538)
Unrealized gains on investments	(16,341)	(25,573)
Other	(23,401)	(18,354)

Total deferred tax liabilities	(197,595)	(140,687)

TOTAL	$(91,532)	$(46,127)

Tax benefits associated with the exercise of non-qualified employee stock options were credited directly to additional paid-in capital and amounted to $13.2 million, $31.2 million and $15.0 million in 2003, 2002 and 2001, respectively.

At December 31, 2003, the Company has state net operating loss carryforwards of $71.8 million, with expiration dates ranging from 2004 through 2023.

5. Employee Benefit Plans

STOCK OPTION PLAN

The Company’s Stock Option Plan (the “Plan”) provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company’s common stock for a price not less than 100% of the fair value of the shares at the date of grant. Stock options are typically granted in the first quarter of the year, generally vest 20% on the date of grant and 20% each year thereafter and expire 10 years from the date of the award.

Changes in stock options outstanding are as follows:

	Number of Shares (In thousands)	Weighted Average Exercise Price
Outstanding, December 31, 2000	12,458	$12.76
Granted	2,277	36.99
Forfeited	(387)	18.18
Exercised	(1,345)	8.68

Outstanding, December 31, 2001	13,003	17.18
Granted	1,519	41.21
Forfeited	(116)	24.49
Exercised	(2,796)	10.70

Outstanding, December 31, 2002	11,610	21.77
Granted	1,719	30.96
Forfeited	(326)	36.90
Exercised	(1,414)	9.37

Outstanding, December 31, 2003	11,589	$24.21

The number of shares under option that were exercisable at December 31, 2003, 2002 and 2001 were 8.2 million, 8.1 million, and 9.0 million, at weighted average exercise prices of $20.19, $16.69 and $12.80, respectively. The following summarizes information about the Company’s stock options outstanding and exercisable at December 31, 2003:

	Options Outstanding			Options Outstanding and Exercisable
Range of Exercise Prices	Number of Shares (In thousands)	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Number of Shares (In thousands)	Weighted- Average Exercise Price
$3.01 - $9.04	1,482	$7.30	1.6	1,482	$7.30
9.33 - 16.00	2,473	13.86	3.7	2,441	13.86
17.00 - 21.33	2,510	20.54	5.5	2,200	20.51
21.67 - 36.97	1,891	30.61	8.8	418	29.36
37.04 - 45.99	3,233	38.97	7.5	1,640	38.51

$3.01 - $45.99	11,589	$24.21	5.7	8,181	$20.19

At December 31, 2003, options to purchase 7.1 million shares were available for grant under the Plan.

EMPLOYEE STOCK PURCHASE PLAN

The Company’s employee stock purchase plan provides that eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85% of the closing price of the Company’s common stock on the last business day of each calendar quarter. During the year ended December 31, 2003, 0.6 million shares were issued under the employee stock purchase plan. As of January 1, 2004, there were 1.0 million shares available for grant under this plan.

EMPLOYEE SAVINGS PLAN

The Company and its subsidiaries have defined contribution savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest ratably at 20% for each year of service. Company contributions charged to operations under these plans approximated $44.3 million, $41.5 million and $35.3 million in 2003, 2002 and 2001, respectively.

6. Restructuring and Other Charges

During 2001, the Company recorded $12.3 million of pre-tax charges consisting of severance and related termination benefits, future lease and other contractual obligations, and the disposal and write-down of assets. These charges related to management’s plan to improve overall business efficiencies by consolidating the Company’s securities processing operations and eliminating duplicate operational functions. At December 31, 2003 and 2002, approximately $1.9 million and $3.4 million, respectively, of future lease and other obligations were yet to be incurred.

7. Leases, other commitments and contingencies

LEASES

The Company leases certain office facilities and equipment under operating leases. Future minimum rental payments on operating leases with initial noncancellable lease terms in excess of one year were due as follows as of December 31, 2003:

(In thousands) Years Ending December 31,
2004	$98,359
2005	83,360
2006	64,595
2007	49,234
2008	39,786
Thereafter	96,203

TOTAL	$431,537

Rent expense applicable to all operating leases was approximately $118.1 million, $99.7 million and $87.1 million during the years ended December 31, 2003, 2002 and 2001, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

The Company’s trust administration subsidiaries had fiduciary responsibility for the administration of approximately $29.8 billion in trust funds as of December 31, 2003. The Company’s securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 2003, the aggregate net capital of such subsidiaries was $125.1 million, exceeding the net capital requirement by $103.3 million.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

8. Business Segment Information

Due to the recent growth of the health plan management services of the Company, the Company changed its reportable business segments in 2003 to add the Health Plan Management Services segment. All amounts previously presented have been reclassified to conform with the current presentation. The following table excludes the revenues and expenses associated with customer reimbursements because management believes that it is not appropriate to include the customer reimbursements in analyzing the current performance of the Company as these balances offset in revenues and expenses with no impact on operating income and these amounts are not an indicator of current or future business trends. Summarized financial information by business segment is as follows for each of the three years ended December 31:

(In thousands)	Financial Institution Outsourcing, Systems and Services	Health Plan Management Services	Securities Processing and Trust Services	All Other and Corporate	Total
2003
Processing and services revenues	$1,974,406	$399,066	$224,405	$101,732	$2,699,609
Operating income	458,883	49,674	27,778	(4,367)	531,968
Identifiable assets	2,370,324	598,163	4,118,418	127,270	7,214,175
Capital expenditures, including capitalization of software development costs for external customers	123,695	10,141	8,212	1,194	143,242
Depreciation and amortization expense	131,569	11,852	21,793	6,577	171,791

2002
Processing and services revenues	$1,665,976	$216,145	$230,621	$92,992	$2,205,734
Operating income	384,760	34,064	31,259	(4,624)	445,459
Identifiable assets	1,864,252	257,339	4,136,980	180,134	6,438,705
Capital expenditures, including capitalization of software development costs for external customers	118,057	7,580	12,306	3,937	141,880
Depreciation and amortization expense	106,287	7,371	22,127	5,329	141,114

2001
Processing and services revenues	$1,498,703	$55,610	$264,841	$86,377	$1,905,531
Operating income	311,369	10,704	40,197	(3,169)	359,101
Identifiable assets	1,456,136	209,739	3,560,483	95,884	5,322,242
Capital expenditures, including capitalization of software development costs for external customers	87,461	3,573	10,092	3,483	104,609
Depreciation and amortization expense	113,026	2,803	25,004	6,863	147,696

The Company’s domestic operations comprised approximately 96%, 95% and 92% of processing and services revenues for the years ended December 31, 2003, 2002 and 2001, respectively. No single customer accounted for more than 3% of consolidated processing and services revenues during the years ended December 31, 2003, 2002 and 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain matters discussed herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates,” or “expects,” or words of similar import. Similarly, statements that describe future plans, objectives or goals of the Company are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Factors that could affect results include, among others, economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, markets, services and related products, prices and other factors discussed in the Company’s prior filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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

The majority of the Company’s revenues are generated from monthly account and transaction-based fees in which revenue is recognized when the related services have been rendered. The revenues are recognized under service agreements having stipulated terms and conditions which are long term in nature, generally three to five years, and do not require management to make significant judgments or assumptions. Given the nature of the Company’s business and the applicable rules guiding revenue recognition, the Company’s revenue recognition practices do not contain significant estimates that materially affect its results of operations.

The Company has reviewed the carrying value of goodwill and other intangible assets by comparing such amounts to their fair values and has determined that the carrying amounts of goodwill and other intangible assets do not exceed their respective fair values. The Company is required to perform this comparison at least annually or more frequently if circumstances indicate possible impairment. When determining fair value, the Company uses various assumptions, including projections of future cash flows. Given the significance of goodwill and other intangible asset balances, an adverse change to the fair value could result in an impairment charge, which could be material to the Company’s financial statements.

The Company does not participate in, nor has it created, any off-balance sheet variable interest entities or other off-balance sheet financing, other than operating leases. In addition, the Company does not enter into any derivative financial instruments for speculative purposes and uses derivative financial instruments primarily for managing its exposure to changes in interest rates and managing its ratio of fixed to floating-rate long-term debt.

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

The Company’s trust administration subsidiaries accept money market account deposits from trust customers and invest those funds in marketable securities. Substantially all of the investments are rated within the highest investment grade categories for securities. The Company’s trust administration subsidiaries utilize simulation models for measuring and monitoring interest rate risk and market value of portfolio equities. A formal Asset Liability Committee of the Company meets quarterly to review interest rate risks, capital ratios, liquidity levels, portfolio diversification, credit risk ratings and adherence to investment policies and guidelines. Substantially all of the investments at December 31, 2003 have contractual maturities of one year or less except for mortgage-backed obligations and U.S. Government obligations, which have an average duration of approximately 2 years and 4 months. The Company does not believe any significant changes in interest rates would have a material impact on the consolidated financial statements.

The Company manages its debt structure and interest rate risk through the use of fixed and floating-rate debt and through the use of interest rate swaps. The Company uses interest rate swaps to partially hedge its exposure to interest rate changes, and to control its financing costs. Generally, under these swaps, the Company agrees with a counter party to exchange the difference between fixed-rate and floating-rate interest amounts based on an agreed principal amount. While changes in interest rates could decrease the Company’s interest income or increase its interest expense, the Company does not believe that it has a material exposure to changes in interest rates, primarily due to approximately 45% of the Company’s long-term debt having fixed interest rates as of December 31, 2003. Based on the Company’s long-term debt with variable interest rates as of December 31, 2003, a 1% increase in the Company’s borrowing rate would increase annual interest expense by $3.7 million. Based on the controls in place, management believes the risks associated with financial instruments at December 31, 2003, will not have a material effect on the Company’s consolidated financial position or results of operations.

RESULTS OF OPERATIONS

The Company is an independent provider of financial data processing systems and related information management services and products to financial institutions and other financial intermediaries. The Company’s operations have been classified into four business segments: Financial institution outsourcing, systems and services (“FIS”); Health plan management services (“Health”); Securities processing and trust services (“Securities and Trust”); and All other and corporate.

The following table presents, for the period indicated, certain amounts included in the Company’s consolidated statements of income, the relative percentage that those amounts represent to processing and services revenues, and the percentage change in those amounts from year to year. This information should be read along with the consolidated financial statements and notes thereto. This table and the following discussion exclude the revenues and expenses associated with customer reimbursements because management believes that it is not appropriate to include the customer reimbursements in analyzing the current performance of the Company as these balances offset in revenues and expenses with no impact on operating income and these amounts are not an indicator of current or future business trends. Customer reimbursements, which primarily consist of pass-through expenses such as postage and data communication costs, were $334.1 million, $291.2 million and $262.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

	Year ended December 31, (In millions)			Percent of processing revenue Year ended December 31,			Percent Increase (Decrease)
	2003	2002	2001	2003	2002	2001	2003 vs. 2002	2002 vs. 2001
Processing and services revenues:
Financial institution outsourcing, systems and services	$1,974.4	$1,666.0	$1,498.7	73%	76%	79%	19%	11%
Health plan management services	399.1	216.1	55.6	15%	10%	3%	85%	289%
Securities processing and trust services	224.4	230.6	264.8	8%	10%	14%	(3)%	(13)%
All other and corporate	101.7	93.0	86.4	4%	4%	5%	9%	8%

TOTAL	$2,699.6	$2,205.7	$1,905.5	100%	100%	100%	22%	16%

Cost of revenues:
Salaries, commissions and payroll related costs	$1,262.2	$1,090.3	$936.2	47%	49%	49%	16%	16%
Data processing costs and equipment rentals	217.2	165.3	148.5	8%	7%	8%	31%	11%
Other operating expenses	516.4	363.6	314.0	19%	16%	16%	42%	16%
Depreciation and amortization	171.8	141.1	147.7	6%	6%	8%	22%	(4)%

TOTAL	$2,167.6	$1,760.3	$1,546.4	80%	80%	81%	23%	14%

Operating income:
Financial institution outsourcing, systems and services (1)	$458.9	$384.8	$311.4	23%	23%	21%	19%	24%
Health plan management services (1)	49.7	34.1	10.7	12%	16%	19%	46%	218%
Securities processing and trust services (1)	27.8	31.3	40.2	12%	14%	15%	(11)%	(22)%
All other and corporate (2)	(4.4)	(4.6)	(3.2)

TOTAL	$532.0	$445.5	$359.1	20%	20%	19%	19%	24%

(1)	Percent of segment revenues is calculated as a percent of FIS, Health, and Securities and Trust revenues.
(2)	Percents not meaningful, amounts include corporate expenses.

INTERNAL REVENUE GROWTH

Internal revenue growth percentages are measured as the increase or decrease in total processing and services revenues for the current period less “acquired revenue from acquisitions” divided by total processing and services revenues from the prior year period plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” represents pre-acquisition normalized revenue of acquired companies for the comparable prior year periods. Internal revenue growth percentage is a non-GAAP financial measure that the Company believes is useful to investors because it provides an alternative to measure revenue growth excluding the impact of acquired revenues. The following table sets forth the calculation of internal revenue growth percentages:

	Year ended December 31, (In millions)			2003 Internal Growth %	Year ended December 31, (In millions)			2002 Internal Growth %
	2003	2002	Increase (Decrease)		2002	2001	Increase (Decrease)
Total Company
Processing and services revenue	$2,699.6	$2,205.7	$493.9		$2,205.7	$1,905.5	$300.2
Acquired revenue from acquisitions		373.5	(373.5)			243.1	(243.1)

Adjusted revenues	$2,699.6	$2,579.2	$120.4	5%	$2,205.7	$2,148.6	$57.1	3%

By Segment:
Financial institution outsourcing, systems and services
Processing and services revenue	$1,974.4	$1,666.0	$308.4		$1,666.0	$1,498.7	$167.3
Acquired revenue from acquisitions		270.8	(270.8)			106.9	(106.9)

Adjusted revenues	$1,974.4	$1,936.8	$37.6	2%	$1,666.0	$1,605.6	$60.4	4%

Health plan management services
Processing and services revenue	$399.1	$216.1	$182.9		$216.1	$55.6	$160.5
Acquired revenue from acquisitions		88.5	(88.5)			128.7	(128.7)

Adjusted revenues	$399.1	$304.6	$94.4	31%	$216.1	$184.3	$31.8	17%

Securities processing and trust services
Processing and services revenue	$224.4	$230.6	$(6.2)		$230.6	$264.8	$(34.2)
Acquired revenue from acquisitions		14.2	(14.2)			7.5	(7.5)

Adjusted revenues	$224.4	$244.8	$(20.4)	(8)%	$230.6	$272.3	$(41.7)	(15)%

All other and corporate
Processing and services revenue	$101.7	$93.0	$8.7	9%	$93.0	$86.4	$6.6	8%

PROCESSING AND SERVICES REVENUES

Total processing and services revenues increased $493.9 million, or 22%, in 2003 compared to 2002 and $300.2 million, or 16%, in 2002 compared to 2001. Internal revenue growth was 5% in 2003 and 3% in 2002 with the remaining growth resulting from acquisitions. Internal revenue growth was derived from sales to new clients, cross-sales to existing clients, increases in transaction volumes from existing clients and price increases.

The FIS segment had positive revenue growth of $308.4 million, or 19%, in 2003 compared to 2002 and $167.3 million, or 11%, in 2002 compared to 2001. Internal revenue growth in our FIS segment was 2% in 2003 and 4% in 2002 with the remaining growth resulting from acquisitions.

The Health segment had positive revenue growth of $182.9 million, or 85%, in 2003 compared to 2002 and $160.5 million, or 289%, in 2002 compared to 2001. Internal revenue growth in our Health segment was 31% in 2003 (18% related to the prescription benefit management business that generates operating margins in the low single digits and 13% related to the remaining businesses in the segment) and 17% in 2002 with the remaining growth resulting from acquisitions.

Revenue in the Securities and Trust segment decreased by $6.2 million, or 3%, in 2003 compared to 2002 and $34.2 million, or 13%, in 2002 compared to 2001. The internal revenue growth percentage decrease in our Securities and Trust segment was 8% in 2003 and 15% in 2002, offset by growth related to one acquisition. The Securities and Trust segment’s revenue in 2003 continued to be impacted by the weak, but improving U.S. retail securities financial market trading environment which impacts the Securities division and lower interest rates which negatively impact both our Securities and Trust divisions. During 2003, the Securities and Trust segment recognized an increase in revenues of $15.8 million from the sale of available-for-sale investment securities and incurred a decrease in revenues of $17.0 million that resulted from an apparently fraudulent trading scheme at one of its broker-dealer clients. The Company has insurance that may cover part or all of this loss; however, no recovery amount is being recorded pending resolution of a claim. The Company also intends to pursue all recovery methods from the broker-dealer and its principals.

COST OF REVENUES

Total cost of revenues increased $407.4 million, or 23%, in 2003 compared to 2002 and $213.9 million, or 14%, in 2002 compared to 2001. As a percent of processing and services revenues, cost of revenues were 80% in 2003, 80% in 2002, and 81% in 2001. The make up of cost of revenues each year has been affected by business acquisitions and changes in the mix of the Company’s business.

As a percent of processing and services revenues, salaries, commissions and payroll related costs were 47% in 2003, 49% in 2002, and 49% in 2001, and data processing costs and equipment rentals were 8% in 2003, 7% in 2002, and 8% in 2001, respectively. The Company completed the acquisitions of EDS Corporation’s Consumer Network Services in December 2002 and EDS Corporation’s Credit Union Industry Group in July 2003, which both have higher data processing costs and equipment rentals and lower salary costs. These acquisitions have contributed to an increase in data processing costs and equipment rentals and a decrease in salary costs as a percentage of revenues in 2003 compared to 2002.

As a percent of processing and services revenues, other operating expenses were 19% in 2003, 16% in 2002, and 16% in 2001. The increase in other operating expenses as a percentage of revenues in 2003 compared to 2002 was primarily due to the growth in the Health segment’s prescription benefit management (“PBM”) business. The PBM business has a very high proportion of costs included in other operating expenses due to the nature of its business (see Note 1).

Depreciation and amortization expense increased $30.7 million in 2003 compared to 2002 and decreased $6.6 million in 2002 compared to 2001. The decrease in 2002 was primarily attributable to the adoption of SFAS No. 142 that resulted in a reduction of goodwill amortization expense of approximately $24.0 million in 2002 compared to 2001, offset primarily by incremental depreciation and amortization expense from capital expenditures and other intangible assets subject to amortization.

OPERATING INCOME

Operating income increased $86.5 million, or 19%, in 2003 compared to 2002 and $86.4 million, or 24%, in 2002 compared to 2001. The operating income increase in 2003 compared to 2002 was primarily derived from the FIS segment which increased $74.1 million in 2003 compared to 2002 and $73.4 million in 2002 compared to 2001 and the Health segment which increased $15.6 million in 2003 compared to 2002 and $23.4 million in 2002 compared to 2001. The increase in operating income in 2003 compared to 2002 in the FIS segment was due to a number of factors, including continued strong operating margins of 23% and revenue growth. Operating margins in the Health segment were 12% in 2003, 16% in 2002 and 19% in 2001. The decrease in operating margins in the Health segment in 2003 compared to 2002 was due primarily to the low single digit operating margins in the PBM business. Operating income in the Securities and Trust segment decreased $3.5 million in 2003 and $8.9 million in 2002, primarily due to continued weakness in the United States retail securities financial markets and the lower interest rate environment.

INCOME TAX PROVISION

The effective income tax rate was 39% in 2003 and 2002 and 40% in 2001. The income tax rate for 2004 is expected to remain at 39%.

NET INCOME PER SHARE – DILUTED

Net income per share-diluted for 2003 was $1.61 compared to $1.37 in 2002 and $1.09 in 2001. The impact of adopting SFAS No. 142 would have increased 2001 net income per share-diluted by approximately $0.09 per share due to the elimination of goodwill amortization.

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

LIQUIDITY AND CAPITAL RESOURCES

Free cash flow is measured as net cash provided by operating activities before changes in securities processing receivables and payables less capital expenditures including capitalization of software costs for external customers, as reported in the Company’s consolidated statements of cash flows. As the changes in securities processing receivables and payables are generally offset by changes in short-term borrowings and investments, which are included in financing and investing activities, management believes it is more meaningful to analyze changes in operating cash flows before the changes in securities processing receivables and payables. Free cash flow is a non-GAAP financial measure that the Company believes is useful to investors because it provides another measure of available cash flow after the Company has satisfied the capital requirements of its operations. The following table summarizes free cash flow for the Company during the years ended December 31:

(In millions)	2003	2002	2001
Net cash provided by operating activities	$518.1	$579.2	$447.5
Changes in securities processing receivables and payables-net	80.0	(63.9)	(78.4)

Net cash provided by operating activities before changes in securities processing receivables and payables-net	598.1	515.3	369.1
Capital expenditures, including capitalization of software costs for external customers	(143.2)	(141.9)	(104.6)

Free cash flow	$454.9	$373.4	$264.5

Free cash flow increased by $81.5 million, or 22%, in 2003 compared to 2002. In 2003, the Company primarily used its free cash flow of $454.9 million and net proceeds from long-term borrowings of $215.8 million to fund the 12 acquisitions closed in 2003 totaling $702.8 million. At December 31, 2003, the Company had $699.1 million of long-term debt, while shareholders’ equity was $2.2 billion.

Long-term debt includes $395.6 million borrowed under the Company’s $510.0 million credit and commercial paper facility which is payable in May 2004 or earlier at the Company’s option. The Company expects to renew its debt facility agreements prior to expiration in the second quarter of 2004. The Company has $93.6 million available under its credit facility at December 31, 2003. The Company must, among other requirements, maintain a minimum net worth of $976.1 million as of December 31, 2003, maintain a fixed charge coverage ratio of 1.35 to one, and limit its total debt to no more than three and one-half times the Company’s earnings before interest, taxes, depreciation and amortization. The Company was in compliance with all debt covenants throughout 2003.

During the second quarter of 2003, the Company had two note offerings totaling $250.0 million of five-year notes due in 2008. The first note offering was for $150.0 million at a 4% fixed interest rate. The Company entered into fixed to floating interest rate swap agreements on the $150.0 million notes to manage its total ratio of fixed to floating rate long-term debt over the period of these notes. The second offering of five-year notes was for $100.0 million at a 3% fixed interest rate. The Company used the net proceeds from the offerings primarily to repay existing credit facilities and for general corporate purposes including the funding of acquisitions.

At December 31, 2003, the Company has operating lease commitments for office facilities and equipment aggregating $431.5 million, of which $98.3 million will be incurred in 2004. The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its operating requirements, debt repayments, contingent payments in connection with business acquisitions and ordinary capital spending needs. At December 31, 2003, the Company had $103.6 million available for borrowing and $202.8 million in cash and cash equivalents. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or the issuance of securities.

The Company’s current policy is to retain earnings to support future business opportunities, rather than to pay dividends. During 1999, the Company’s Board of Directors authorized the repurchase of up to 4.9 million shares of the Company’s common stock. Shares purchased under the authorization will be made through open market transactions that may occur from time to time as market conditions warrant. Shares acquired will be held for issuance in connection with acquisitions and employee stock option and purchase plans. As of December 31, 2003, approximately 1.7 million shares remained available under the repurchase authorization.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

The Company does not have any material off-balance sheet arrangements. The following table details certain of the Company’s contractual cash obligations at December 31, 2003.

(In millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$699.1	$434.3	$14.8	$250.0	$—
Minimum operating lease payments	431.5	98.3	148.0	89.0	96.2
Short-term debt	139.0	139.0	—	—	—
Purchase obligations	7.5	2.6	4.1	0.8	—

Total	$1,277.1	$674.2	$166.9	$339.8	$96.2

SELECTED FINANCIAL DATA

The following data, which has been affected by acquisitions, should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report.

(In thousands, except per share data) Years ended December 31,	2003	2002	2001	2000	1999
Processing and services revenues	$2,699,609	$2,205,734	$1,905,531	$1,681,871	$1,407,545
Income before income taxes	516,413	436,290	347,028	300,035	233,675
Income tax provision	201,401	170,153	138,811	123,014	95,807
Net income	315,012	266,137	208,217	177,021	137,868
Net income per share:
Basic	1.63	1.39	1.11	0.96	0.75
Diluted	1.61	1.37	1.09	0.93	0.73

Total assets	$7,214,175	$6,438,705	$5,322,242	$5,586,320	$5,307,710
Long-term debt	699,116	482,824	343,093	334,958	472,824
Shareholders’ equity	2,199,808	1,827,669	1,604,826	1,252,072	1,091,016

Note: The above information excludes the revenues and expenses associated with customer reimbursements recorded in accordance with EITF No. 01-14. Processing and services revenues and cost of revenues were reclassified in the first nine months of 2003 and for the full years 2002, 2001 and 2000 to reflect the preferred industry methods of accounting for flood insurance processing and prescription benefit management revenues. The reclassifications attributable to flood insurance processing reduced processing and services revenues and cost of revenues by $78 million in the first nine months of 2003, $74 million in 2002, $27 million in 2001 and $4 million in 2000. The reclassification attributable to prescription benefit management services increased processing and services revenues and cost of revenues by $32 million in the first nine months of 2003. These reclassifications did not impact the Company’s financial position, operating income or net income.

MARKET PRICE INFORMATION

The following information relates to the closing price of the Company’s common stock, which is traded on the Nasdaq Stock Market under the symbol FISV.

	2003		2002
Quarter Ended	High	Low	High	Low
March 31	$35.85	$27.57	$46.60	$39.88
June 30	37.05	28.77	46.08	35.16
September 30	40.20	35.93	39.25	28.08
December 31	40.00	33.81	35.04	22.60

At December 31, 2003, the Company’s common stock was held by 10,513 shareholders of record. It is estimated that an additional 45,000 shareholders own the Company’s stock through nominee or street name accounts with brokers. The closing sale price for the Company’s stock on January 23, 2004, was $37.71 per share.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

	Quarters				Total
(In thousands, except per share data)	First	Second	Third	Fourth
2003
Processing and services revenues	$604,262	$643,888	$701,956	$749,503	$2,699,609
Cost of revenues	479,665	511,829	565,661	610,486	2,167,641

Operating income	124,597	132,059	136,295	139,017	531,968
Interest expense - net	(2,977)	(3,474)	(4,472)	(4,632)	(15,555)

Income before income taxes	121,620	128,585	131,823	134,385	516,413
Income tax provision	47,432	50,148	51,411	52,410	201,401

Net income	$74,188	$78,437	$80,412	$81,975	$315,012

Net income per share:
Basic	$0.39	$0.41	$0.42	$0.42	$1.63

Diluted	$0.38	$0.40	$0.41	$0.42	$1.61

2002
Processing and services revenues	$543,204	$543,858	$543,406	$575,266	$2,205,734
Cost of revenues	433,775	432,426	433,157	460,917	1,760,275

Operating income	109,429	111,432	110,249	114,349	445,459
Interest expense - net	(2,687)	(2,178)	(1,804)	(2,500)	(9,169)

Income before income taxes	106,742	109,254	108,445	111,849	436,290
Income tax provision	41,629	42,609	42,294	43,621	170,153

Net income	$65,113	$66,645	$66,151	$68,228	$266,137

Net income per share:
Basic	$0.34	$0.35	$0.34	$0.36	$1.39

Diluted	$0.33	$0.34	$0.34	$0.35	$1.37

Note: The above information excludes the revenues and expenses associated with customer reimbursements recorded in accordance with EITF No. 01-14.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 2003 Annual Report. This information was prepared in conformity with accounting principles generally accepted in the United States of America and necessarily reflects the best estimates and judgment of management.

To provide reasonable assurance that transactions authorized by management are recorded and reported properly and that assets are safeguarded, the Company maintains a system of internal controls. The concept of reasonable assurance implies that the cost of such a system is weighed against the benefits to be derived therefrom.

The control environment is complemented by the Company’s internal audit function, which evaluates the adequacy of the controls, policies and procedures in place, as well as adherence to them, and recommends improvements for implementation when applicable. In addition, Deloitte & Touche LLP, certified public accountants, audits the consolidated financial statements of the Company in accordance with auditing standards generally accepted in the United States of America. Improvements are made to the system based upon recommendations proposed as a result of observations made during the course of their audit.

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

/s/ LESLIE M. MUMA
LESLIE M. MUMA, President and Chief Executive Officer

INDEPENDENT AUDITORS’ REPORT

Shareholders and Directors of Fiserv, Inc.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Milwaukee, Wisconsin
January 30, 2004