Form 10-K, Exhibit 13
period 2004-12-31
FISERV INC
filed 2005-02-25
CIK 798354

EXHIBIT 13

2004 ANNUAL REPORT

FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

Years ended December 31,

	2004	2003	2002
REVENUES:
Processing and services	$3,350,595	$2,592,115	$2,099,038
Customer reimbursements	379,151	333,252	290,354

TOTAL REVENUES	3,729,746	2,925,367	2,389,392

COST OF REVENUES:
Salaries, commissions and payroll related costs	1,320,760	1,222,675	1,053,923
Customer reimbursement expenses	379,151	333,252	290,354
Data processing costs and equipment rentals	212,052	205,617	153,202
Prescription costs	439,576	55,902	—
Other operating expenses	533,284	420,261	323,223
Depreciation and amortization	185,363	165,838	134,389

TOTAL COST OF REVENUES	3,070,186	2,403,545	1,955,091

OPERATING INCOME	659,560	521,822	434,301
Interest expense	(24,902)	(22,895)	(17,758)
Interest income	6,708	7,340	8,589

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	641,366	506,267	425,132
Income tax provision	246,468	197,444	165,801

INCOME FROM CONTINUING OPERATIONS	394,898	308,823	259,331

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(17,256)	6,189	6,806

NET INCOME	$377,642	$315,012	$266,137

BASIC NET INCOME (LOSS) PER SHARE:
Continuing operations	$2.03	$1.60	$1.36
Discontinued operations	(0.09)	0.03	0.04

Total	$1.94	$1.63	$1.39

DILUTED NET INCOME (LOSS) PER SHARE:
Continuing operations	$2.00	$1.58	$1.33
Discontinued operations	(0.09)	0.03	0.03

Total	$1.91	$1.61	$1.37

SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE:
Basic	194,981	193,240	191,386

Diluted	197,287	195,937	194,951

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

December 31,

	2004	2003
ASSETS
Cash and cash equivalents	$516,127	$162,668
Accounts receivable, less allowance for doubtful accounts	437,764	417,521
Prepaid expenses and other assets	100,810	98,415
Investments	1,984,536	1,838,925
Property and equipment	213,799	200,579
Intangible assets	519,449	548,912
Goodwill	1,859,347	1,721,322
Assets of discontinued operations held for sale	2,751,517	2,225,833

TOTAL	$8,383,349	$7,214,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$202,616	$179,191
Short-term borrowings	100,000	100,000
Accrued expenses	363,513	256,110
Accrued income taxes	44,955	23,453
Deferred revenues	226,080	208,996
Customer funds held and retirement account deposits	1,829,639	1,582,698
Deferred income taxes	134,330	95,276
Long-term debt	505,327	699,116
Liabilities of discontinued operations held for sale	2,412,467	1,869,527

TOTAL LIABILITIES	5,818,927	5,014,367

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 25,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 195,940,360 and 194,259,709 shares issued	1,959	1,943
Additional paid-in capital	679,573	637,623
Accumulated other comprehensive income	26,695	17,345
Accumulated earnings	1,920,539	1,542,897
Treasury stock, at cost, 1,691,500 shares at December 31, 2004	(64,344)	—

TOTAL SHAREHOLDERS’ EQUITY	2,564,422	2,199,808

TOTAL	$8,383,349	$7,214,175

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Comprehensive Income	Accumulated Other Comprehensive Income	Accumulated Earnings	Treasury Stock
(In thousands)	Shares	Amount
Balance at December 31, 2001	190,281	$1,903	$564,959		$76,216	$961,748	—

Net income				$266,137		266,137
Foreign currency translation				1,166	1,166
Change in unrealized gains on available-for-sale investments - net of tax				(45,184)	(45,184)
Reclassification adjustment for realized investment gains included in net income				(1,573)	(1,573)
Fair market value adjustment on cash flow hedges - net of tax				(6,743)	(6,743)

Comprehensive income				$213,803

Shares issued under stock plans including income tax benefits	2,169	21	34,741				$7,856
Purchase of treasury stock							(33,578)

Balance at December 31, 2002	192,450	1,924	599,700		23,882	1,227,885	(25,722)

Net income				$315,012		315,012
Foreign currency translation				1,078	1,078
Change in unrealized gains on available-for-sale investments - net of tax				(927)	(927)
Reclassification adjustment for realized investment gains included in net income				(10,264)	(10,264)
Fair market value adjustment on cash flow hedges - net of tax				3,576	3,576

Comprehensive income				$308,475

Shares issued under stock plans including income tax benefits	1,265	13	20,411				11,761
Shares issued for acquired companies	545	6	17,512				13,961

Balance at December 31, 2003	194,260	1,943	637,623		17,345	1,542,897	—

Net income				$377,642		377,642
Foreign currency translation				634	634
Change in unrealized gains on available-for-sale investments - net of tax				3,253	3,253
Fair market value adjustment on cash flow hedges - net of tax				5,463	5,463

Comprehensive income				$386,992

Shares issued under stock plans including income tax benefits	1,680	16	41,950				—
Purchase of treasury stock							(64,344)

Balance at December 31, 2004	195,940	$1,959	$679,573		$26,695	$1,920,539	$(64,344)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Years ended December 31,

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$377,642	$315,012	$266,137
Adjustment for discontinued operations	17,256	(6,189)	(6,806)
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Deferred income taxes	23,022	27,488	26,296
Depreciation and amortization	185,363	165,838	134,389
Changes in assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable	(19,177)	17,268	6,022
Prepaid expenses and other assets	(4,518)	4,803	(7,144)
Accounts payable and accrued expenses	54,445	33,371	12,401
Deferred revenues	17,826	9,420	10,072
Accrued income taxes	46,524	28,674	39,756

Net cash provided by operating activities from continuing operations	698,383	595,685	481,123

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, including capitalization of software costs for external customers	(161,093)	(139,111)	(137,126)
Payment for acquisitions of businesses, net of cash acquired	(64,896)	(735,917)	(362,578)
Investments	(139,258)	139,432	(307,406)

Net cash used in investing activities from continuing operations	(365,247)	(735,596)	(807,110)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	—	—	43,514
Proceeds from long-term debt	17,303	248,268	156,481
Repayments of long-term debt	(210,243)	(32,474)	(16,908)
Issuance of common stock and treasury stock	30,666	18,585	11,420
Purchases of treasury stock	(64,344)	—	(33,578)
Customer funds held and retirement account deposits	246,941	(124,760)	260,884

Net cash provided by financing activities from continuing operations	20,323	109,619	421,813

Change in cash and cash equivalents	353,459	(30,292)	95,826
Beginning balance	162,668	192,960	97,134

Ending balance	$516,127	$162,668	$192,960

Net cash (used in) provided by discontinued operations	$(4,251)	$5,821	$(4,675)

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004, 2003 and 2002

1. Summary of Significant Accounting Policies

DESCRIPTION OF THE BUSINESS

Fiserv, Inc. and subsidiaries (the “Company”) is an independent provider of data processing systems and related information management services and products to financial institutions, other financial intermediaries and employers who self-insure their health plans. The Company’s operations are primarily in the United States and consist of three business segments based on the services provided by each: Financial institution outsourcing, systems and services; Health plan management services; and Investment support services. The Financial institution outsourcing, systems and services segment provides account and transaction processing products and services to financial institutions and other financial intermediaries. The Health plan management services segment provides services primarily to employers who self-insure their health plans, including services such as handling payments to healthcare providers, assisting with cost controls, plan design services and prescription benefit management. The Investment support services segment provides retirement plan administration services to individual retirement plan and pension administrators, financial planners and financial institutions.

DISCONTINUED OPERATIONS

On December 16, 2004, the Company announced it had reached a definitive agreement to sell its securities clearing businesses to the National Financial unit of Fidelity Investments for a price of approximately $365 million. The transaction is subject to standard and customary closing conditions and is expected to close in the first quarter of 2005. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial results of the Company’s securities clearing businesses are reported as discontinued operations for all periods presented.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Fiserv, Inc. and all majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

RECLASSIFICATIONS

Certain amounts reported in prior periods have been reclassified to conform to the 2004 presentation. The reclassifications did not impact the Company’s net income or net income per share.

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

FAIR VALUES

The fair values of cash equivalents, accounts receivable, accounts payable, short-term borrowings, accrued expenses and customer funds held and retirement account deposits approximate the carrying values due to the short period of time to maturity. The fair value of investments is determined based on quoted market prices. The fair value of long-term debt is estimated using discounted cash flows based on the Company’s current incremental borrowing rates or dealer quotes and the fair value of derivative instruments is determined based on dealer quotes.

NEW ACCOUNTING PRONOUNCEMENT

In December 2004, the Financial Accounting Standards Board issued SFAS No.123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), that requires companies to expense the value of employee stock options, discounts on employee stock purchase plans and similar awards. Under SFAS 123R, share-based payment awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. SFAS 123R is effective for periods beginning after June 15, 2005, and applies to all outstanding and unvested share-based payment awards at the adoption date. The Company has not completed its evaluation of the impact of adopting SFAS 123R.

DERIVATIVE INSTRUMENTS

The Company accounts for its derivative instruments in accordance with SFAS Nos. 133, 137 and 149 related to “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133, as amended”). Derivative instruments are recorded on the balance sheet as either an asset or liability measured at their fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative are recognized in earnings. To the extent the hedge is effective, there is an offsetting adjustment to the basis of the item being hedged. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded as a component of accumulated other comprehensive income and recognized in the consolidated statements of income when the hedged item affects earnings. Ineffective portions of changes in the fair value of hedges are recognized in earnings.

The Company’s existing fair value and cash flow hedges are effective. As a result, there is no current impact on earnings due to hedge ineffectiveness. It is the policy of the Company to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

REVENUE RECOGNITION

Revenues from the sale of data processing services, consulting and administration fees on investment accounts are recognized as the related services are provided or when the product is shipped. Revenues from investment support services include net investment income of $74.1 million, $67.4 million and $76.0 million in 2004, 2003 and 2002, respectively. Revenues from software license fees (representing approximately 4%, 5% and 7% of 2004, 2003 and 2002 processing and services revenues, respectively) are recognized when written contracts are signed, delivery of the product has occurred, the fee is fixed or determinable and collection is probable. Maintenance fee revenues are recognized ratably over the term of the related support period; generally 12 months. Deferred revenues consist primarily of advance billings for services and are recognized as revenues when the services are provided.

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

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in our customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. The balance in the allowance for doubtful accounts was $29.5 million and $25.9 million at December 31, 2004 and 2003, respectively.

INVESTMENTS

The following summarizes the Company’s investments at December 31:

2004 (In thousands)	Amortized/ Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Mortgage-backed obligations	$1,496,969	$8,249	$(33,647)	$1,471,571	$1,496,969
Corporate debt obligations	27,658	3,218	—	30,876	27,658
Other fixed income obligations	990	4	—	994	990

Total held-to-maturity investments	1,525,617	11,471	(33,647)	1,503,441	1,525,617
Available-for-sale investments	30,436	50,124	—	80,560	80,560
Money market mutual funds	131,872	—	—	131,872	131,872
Repurchase agreements	225,000	—	—	225,000	225,000
Other investments	21,487	—	—	21,487	21,487

TOTAL	$1,934,412	$61,595	$(33,647)	$1,962,360	$1,984,536

2003 (In thousands)	Amortized/ Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Mortgage-backed obligations	$1,604,737	$11,052	$(28,732)	$1,587,057	$1,604,737
Corporate debt obligations	30,422	4,401	—	34,823	30,422
Private mortgage-backed securities	9,383	242	—	9,625	9,383
Other fixed income obligations	3,711	108	—	3,819	3,711

Total held-to-maturity investments	1,648,253	15,803	(28,732)	1,635,324	1,648,253
Available-for-sale investments	8,069	45,139	—	53,208	53,208
Money market mutual funds	61,968	—	—	61,968	61,968
Repurchase agreements	55,030	—	—	55,030	55,030
Other investments	20,466	—	—	20,466	20,466

TOTAL	$1,793,786	$60,942	$(28,732)	$1,825,996	$1,838,925

The Company’s Investment support services subsidiaries accept money market deposits from customers and invest the funds in securities. Such amounts due to customers represent the primary source of funds for the Company’s investment securities and amounted to $1.8 billion and $1.5 billion as of December 31, 2004 and 2003, respectively. The Company’s mortgage-backed obligations consist primarily of GNMA, FNMA and FHLMC mortgage-backed pass-through securities and collateralized mortgage obligations rated AAA by Standard and Poor’s. Mortgage-backed obligations may contain prepayment risk and the Company has never experienced a default on these types of securities. Substantially all of the Investment support services subsidiary’s investments are rated AAA or equivalent except for certain corporate debt obligations which are classified as investment grade. Investments in mortgage-backed obligations and certain fixed income obligations had an average duration of approximately three years and five months at December 31, 2004. These investments are accounted for as held-to-maturity and are carried at amortized cost as the Company has the ability and intent to hold these investments to maturity.

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

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets. Property and equipment consist of the following at December 31:

(In thousands)	Estimated Useful Lives	2004	2003
Data processing equipment	3 to 5 years	$368,502	$318,594
Buildings and leasehold improvements	5 to 40 years	125,179	120,109
Furniture and equipment	3 to 10 years	122,056	119,011

		615,737	557,714
Less accumulated depreciation and amortization		401,938	357,135

TOTAL		$213,799	$200,579

INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

2004 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$507,122	$352,429	$154,693
Purchased software	212,280	136,273	76,007
Customer base	312,091	86,996	225,095
Trade names	57,744	—	57,744
Other	10,041	4,131	5,910

TOTAL	$1,099,278	$579,829	$519,449

2003 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$446,550	$294,727	$151,823
Purchased software	188,484	112,103	76,381
Customer base	333,309	71,951	261,358
Trade names	56,911	—	56,911
Other	4,846	2,407	2,439

TOTAL	$1,030,100	$481,188	$548,912

Software development costs for external customers include internally generated computer software for external customers and software acquired in conjunction with acquisitions of businesses. The Company capitalizes certain costs incurred to develop new software or enhance existing software which is marketed externally or utilized by the Company to process customer transactions in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Costs are capitalized commencing when the technological feasibility of the software has been established. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product’s technological feasibility are expensed as incurred. Amortization of all software is computed on a straight-line basis over the expected useful life of the product, generally three to five years.

Gross software development costs for external customers capitalized for new products and enhancements to existing products totaled $47.8 million, $51.9 million and $44.9 million in 2004, 2003 and 2002, respectively. Amortization of previously capitalized development costs, included in depreciation and amortization, was $60.2 million, $47.8 million and $38.3 million in 2004, 2003 and 2002, respectively, resulting in net capitalized (amortized) development costs of $(12.4) million, $4.1 million and $6.6 million in 2004, 2003 and 2002, respectively.

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

Amortization expense for intangible assets was $110.5 million, $90.0 million and $74.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Aggregate amortization expense with respect to existing intangible assets with finite lives resulting from acquisitions of businesses, excluding software amortization, should approximate $20 million annually.

GOODWILL

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired is recorded as goodwill. The changes in the carrying amount of goodwill by business segment during the years ended December 31, 2004 and 2003 are as follows:

(In thousands)	Financial Institution Outsourcing, Systems and Services	Health Plan Management Services	Investment Support Services	Total
Balance, December 31, 2002	$1,013,267	$171,090	$1,593	$1,185,950
Goodwill additions	319,256	216,116	—	535,372

Balance, December 31, 2003	1,332,523	387,206	1,593	1,721,322
Goodwill additions	68,728	69,297	—	138,025

Balance, December 31, 2004	$1,401,251	$456,503	$1,593	$1,859,347

IMPAIRMENT OF LONG-LIVED ASSETS

The Company assesses the likelihood of recovering the cost of long-lived assets based on current and projected operating results and cash flows of the related business operations using undiscounted cash flow analyses. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of property and equipment and intangible assets subject to amortization. Measurement of any impairment loss is based on discounted operating cash flows.

SHORT-TERM BORROWINGS

The Company’s Investment support services subsidiaries had short-term borrowings of $100.0 million as of December 31, 2004 and 2003, with an average interest rate of 2.6% and 1.6% as of December 31, 2004 and 2003, respectively, and were collateralized by investments valued at $102.0 million at December 31, 2004 and 2003.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Under these rules, certain assumptions are made which represent significant estimates. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating loss and tax credit carryforwards, and tax contingencies. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against deferred tax assets for which utilization of the asset is not likely.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted-average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist primarily of stock options and are computed using the treasury stock method. During the years ended December 31, 2004, 2003 and 2002, the Company excluded 4.1 million, 3.4 million and 1.3 million weighted-average shares under stock options, respectively, from the calculation of common equivalent shares as the impact was anti-dilutive.

The computation of the number of shares used in calculating basic and diluted net income per common share is as follows:

(In thousands)	2004	2003	2002
Weighted-average common shares outstanding used for calculation of net income per share- basic	194,981	193,240	191,386
Common stock equivalents	2,306	2,697	3,565

Total shares used for calculation of net income per share - diluted	197,287	195,937	194,951

STOCK BASED COMPENSATION

The Company has accounted for its stock-based compensation plans in accordance with the intrinsic value provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, the Company did not record compensation expense in the consolidated financial statements for its stock-based compensation plans. The fair value of each option issued prior to January 1, 2004 was estimated on the date of grant using a Black-Scholes option-pricing model. For options issued on or after January 1, 2004, the fair value of each option was estimated on the date of grant using a binomial option-pricing model and are amortized utilizing tranche-specific vesting. Stock options are typically granted in the first quarter of the year, generally vest 20% on the date of grant and 20% each year thereafter and expire 10 years from the date of the award. The following table illustrates the effect on net income and net income per share had compensation expense been recognized consistent with the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”.

(In thousands, except per share data)	2004	2003	2002
Net income:
As reported	$377,642	$315,012	$266,137
Less: stock compensation expense - net of tax	(18,000)	(17,000)	(18,200)

Pro forma	$359,642	$298,012	$247,937

Reported net income per share:
Basic	$1.94	$1.63	$1.39
Diluted	1.91	1.61	1.37

Pro forma net income per share:
Basic	$1.85	$1.54	$1.30
Diluted	1.82	1.52	1.27

The fair value of each stock option granted in 2004 was estimated on the date of grant using a binomial option-pricing model; the 2003 and 2002 stock options were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003	2002
Expected life (in years)	5.5	5.0	5.0
Risk-free interest rate	3.1%	3.0%	4.4%
Volatility	33.6%	52.3%	50.0%
Dividend yield	0.0%	0.0%	0.0%

The weighted-average estimated fair value of stock options granted during the years ended December 31, 2004, 2003 and 2002 was $13.56, $15.14 and $20.24 per share, respectively.

SHAREHOLDER RIGHTS PLAN

The Company has a shareholder rights plan. Under this plan, each shareholder holds one preferred stock purchase right for each outstanding share of the Company’s common stock held. The stock purchase rights are not exercisable until certain events occur.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income consists of the following at December 31:

(In thousands)	2004	2003
Unrealized gains on investments, net of tax	$32,085	$28,832
Unrealized losses on cash flow hedges, net of tax	(5,673)	(11,136)
Foreign currency translation adjustments	283	(351)

TOTAL	$26,695	$17,345

SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)	2004	2003	2002
Interest paid	$25,495	$22,164	$17,724
Income taxes paid	177,017	144,130	97,808
Liabilities assumed in acquisitions of businesses	10,507	85,072	29,033

2. Acquisitions

During 2004, 2003 and 2002 the Company completed the following acquisitions of businesses. The results of operations of these acquired businesses have been included in the accompanying consolidated statements of income from the dates of acquisition.

Company	Month Acquired	Service	Consideration
2004:
RegEd, Inc.	Jan.	Insurance/securities training	Cash for stock
Pharmacy Fulfillment, Inc.	Aug.	Health plan management	Cash for stock
Results International Systems, Inc.	Aug.	Insurance data processing	Cash for stock
CheckAGAIN, LLC	Oct.	Item processing	Cash for assets

2003:
AVIDYN, Inc.	Jan.	Health plan management	Stock for stock
Precision Computer Systems, Inc.	Mar.	Software and services	Cash for stock
ReliaQuote, Inc.	Apr.	Insurance services	Cash for stock
WBI Holdings Corporation	May	Health plan management	Cash for stock
Electronic Data Systems Corporation’s
Credit Union Industry Group business	July	Credit union data processing	Cash for assets
Chase Credit Systems Inc.
& Chase Credit Research Inc.	July	Lending services	Cash for stock
Unisure, Inc.	Sept.	Insurance data processing	Cash for assets
Insurance Management Solutions Group, Inc.	Sept.	Insurance data processing	Cash for stock
GAC Holdings Corporation	Sept.	Lending services	Cash for stock
Federal Home Loan Bank of Indianapolis
IP services	Oct.	Item processing	Cash for assets
MI-Assistant Software, Inc.	Nov.	Insurance software systems	Cash for assets
MedPay Corporation	Dec.	Health plan management	Cash for stock

2002:
Case, Shiller, Weiss, Inc.	May	Lending services	Cash for stock
Investec Ernst & Company’s
clearing operations	Aug.	Securities clearing services*	Cash for assets
Willis Group’s TPA operations	Nov.	Health plan management	Cash for assets
Electronic Data Systems Corporation’s
Consumer Network Services business	Dec.	EFT data processing	Cash for assets
Lenders Financial Services	Dec.	Lending services	Cash for stock

*	Results included in discontinued operations

During 2004, 2003 and 2002, the Company completed four, 12 and five acquisitions, respectively. Net cash paid for these acquisitions was $35.7 million, $702.8 million and $322.9 million, respectively, subject to certain adjustments. Pro forma information for 2004 is not being provided as the 2004 acquisitions did not have a material effect on the Company’s results of operations.

The Company may be required to pay additional cash consideration for acquisitions up to estimated maximum payments of $129.9 million through 2007, if certain of the acquired entities achieve specific escalating operating income targets. The Company has recorded a liability of $74.3 million at December 31, 2004 as an estimate of the additional cash consideration to be paid. During 2004, as a result of previously acquired entities achieving their operating income targets, the Company paid additional cash consideration of $29.2 million. The additional consideration was treated as additional purchase price.

3. Dispositions

On December 16, 2004, the Company entered into an Agreement among Fiserv, Inc., Fiserv Clearing, Inc. and National Financial Services LLC (“National Financial”) to sell its securities clearing businesses pursuant to which National Financial will acquire all of the outstanding shares of BHC Investments, Inc., a subsidiary of Fiserv (“BHC”), for approximately $349 million in cash payable at closing, subject to certain post-closing adjustments, plus a contingent payment of up to $15 million to be paid after the first anniversary of the closing date based on achievement of specific revenue targets. Consummation of the transaction is subject to customary conditions to closing, including receipt of regulatory approvals. The Agreement provides that the Company will be required to retain certain liabilities of BHC, including, among others, those relating to the previously announced Securities and Exchange Commission investigation of Fiserv Securities, Inc (see Note 7). The transaction is expected to be completed in the first quarter of 2005 and the Company does not anticipate a material gain or loss as a result of this transaction. Pursuant to SFAS No. 144,“Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities, results of operations and cash flows of the securities clearing businesses have been accounted for as "Discontinued Operations" in the accompanying Consolidated Financial Statements and all prior periods have been restated.

Assets and liabilities of discontinued operations are presented separately under the captions “Assets of discontinued operations held for sale” and “Liabilities of discontinued operations held for sale,” respectively, in the accompanying Consolidated Balance Sheets and consist of the following at December 31:

(In thousands)	2004	2003
Assets of discontinued operations:
Cash and cash equivalents	$35,849	$40,100
Securities processing receivables	2,404,215	1,940,414
Prepaid expenses and other assets	27,632	21,753
Investments	128,279	65,236
Property and equipment	4,140	5,497
Intangible assets and goodwill	151,402	152,833

TOTAL	$2,751,517	$2,225,833

Liabilities of discontinued operations:
Accounts payable and accruals	$53,328	$43,764
Securities processing payables	2,349,139	1,786,763
Short-term borrowings	10,000	39,000

TOTAL	$2,412,467	$1,869,527

Processing and services revenues from the securities clearing businesses included in "Income (loss) from discontinued operations" were $114.8 million, $107.5 million and $106.7 million in 2004, 2003 and 2002, respectively. Income tax expense (benefit) for the securities clearing businesses was $(0.1 million), $4.0 million and $4.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Future minimum operating lease commitments for the securities clearing businesses at December 31, 2004 were $38.7 million.

4. Long-term debt

The Company has available a $700.0 million unsecured line of credit and commercial paper facility with a group of banks, of which $195.0 million was in use at December 31, 2004, with a weighted-average variable interest rate of 2.8% and 1.8% at December 31, 2004 and 2003, respectively. The credit facilities, which expire in May 2009, consist of a $465.3 million five-year revolving credit facility and a $234.7 million 364-day revolving credit facility which is subject to renewal annually through 2009. There were no significant commitment fees or compensating balance requirements under these facilities. The Company must, among other requirements, maintain a minimum net worth of $1.8 billion as of December 31, 2004 and limit its total debt to no more than three and one-half times the Company‘s earnings before interest, taxes, depreciation and amortization. The Company was in compliance with all debt covenants throughout 2004.

At December 31, 2004, the Company had cash flow interest rate swap agreements to fix the interest rates on certain floating-rate debt at a rate approximating 6.8% (based on current bank fees and spreads) for a notional amount of $200.0 million until December 2005. During the second quarter of 2003, the Company entered into additional cash flow interest rate swap agreements to fix the interest rates on certain floating-rate debt at an average rate approximating 5.0% (based on current bank fees and spreads) for a notional amount of $150.0 million from December 2005 to 2008. The estimated fair values of the cash flow hedges are $9.1 million and $18.0 million as of December 31, 2004 and 2003, respectively, and are included in the accompanying consolidated balance sheets in accrued expenses and as a component of accumulated other comprehensive income, net of deferred taxes.

In addition, the Company had fixed-to-floating interest rate swap agreements on the $150.0 million 4% senior notes due April 2008, with a variable interest rate of approximately 3.0% at December 31, 2004. The estimated fair values of the fair value hedges are $2.0 million and $0.5 million as of December 31, 2004 and 2003, respectively, and are included in the accompanying consolidated balance sheets in accrued expenses and long-term debt.

The carrying value and estimated fair values of the Company‘s long-term debt are as follows at December 31:

	2004		2003
(In thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Bank notes and commercial paper, at short-term rates	$194,993	$194,993	$395,600	$395,600
3.0% senior notes payable, due 2008	99,922	95,877	99,900	96,921
4.0% senior notes payable, due 2008	147,957	148,875	149,897	151,540
Other	62,455	62,837	53,719	55,235

Total long-term debt	$505,327	$502,582	$699,116	$699,296

Annual principal payments required under the terms of the long-term debt agreements are as follows at December 31, 2004:

(In thousands)
Years ending December 31,
2005	$47,486
2006	3,917
2007	3,863
2008	251,619
2009	198,442

TOTAL	$505,327

5. Income taxes

A reconciliation of recorded income tax expense from continuing operations with income tax computed at the statutory federal tax rates is as follows for the three years ended December 31:

(In thousands)	2004	2003	2002
Statutory federal tax rate	35%	35%	35%
Tax computed at statutory rate	$224,478	$177,193	$148,796
State income taxes, net of federal effect	22,983	19,047	15,794
Foreign tax credit carryover	(2,431)	—	—
Other - net	1,438	1,204	1,211

TOTAL	$246,468	$197,444	$165,801

The provision for income taxes from continuing operations consisted of the following at December 31:

(In thousands)	2004	2003	2002
Current:
Federal	$181,981	$138,010	$116,252
State	34,148	27,506	21,490
Foreign	7,317	4,440	1,763

	223,446	169,956	139,505

Deferred:
Federal	22,894	28,890	25,511
State	1,134	1,431	1,592
Foreign	(1,006)	(2,833)	(807)

	23,022	27,488	26,296

TOTAL	$246,468	$197,444	$165,801

Significant components of the Company’s deferred tax assets and liabilities consist of the following at December 31:

(In thousands)	2004	2003
Reserve for bad debts	$10,137	$8,528
Purchased incomplete software technology	22,461	26,672
Accrued expenses not currently deductible	26,667	22,474
Deferred revenues	4,728	14,203
Unrealized losses on cash flow hedges	3,418	7,003
Net operating loss carryforwards	2,932	1,950
Other	8,767	7,212

Total deferred tax assets	79,110	88,042

Software development costs for external customers	(40,384)	(42,499)
Excess of tax over book depreciation	(25,463)	(21,750)
Excess of tax over book amortization	(105,912)	(87,102)
Unrealized gains on investments	(18,081)	(16,341)
Other	(23,600)	(15,626)

Total deferred tax liabilities	(213,440)	(183,318)

TOTAL	$(134,330)	$(95,276)

Tax benefits associated with the exercise of non-qualified employee stock options were credited directly to additional paid-in capital and amounted to $11.3 million, $13.2 million and $31.2 million in 2004, 2003 and 2002, respectively.

At December 31, 2004, the Company has state net operating loss carryforwards of $35.4 million, with expiration dates ranging from 2005 through 2024. At December 31, 2004, the Company also has foreign tax credit carryforwards of $3.8 million with expiration dates ranging from 2005 through 2012.

6. Employee Benefit Plans

STOCK OPTION AND RESTRICTED STOCK PLAN

The Company's Stock Option and Restricted Stock Plan (the “Plan”) provides for the granting to its employees and directors of restricted stock and either incentive or non-qualified options to purchase shares of the Company’s common stock for a price not less than 100% of the fair value of the shares at the date of grant. Stock options are typically granted in the first quarter of the year, generally vest 20% on the date of grant and 20% each year thereafter and expire 10 years from the date of the award. At December 31, 2004, options to purchase 6.1 million shares were available for grant under the Plan.

Changes in stock options outstanding are as follows:

	Number of Shares (In thousands)	Weighted Average Exercise Price
Outstanding, December 31, 2001	13,003	$17.18
Granted	1,519	41.21
Forfeited	(116)	24.49
Exercised	(2,796)	10.70

Outstanding, December 31, 2002	11,610	$21.77
Granted	1,719	30.96
Forfeited	(326)	36.90
Exercised	(1,414)	9.37

Outstanding, December 31, 2003	11,589	$24.21
Granted	1,282	38.19
Forfeited	(188)	36.19
Exercised	(1,123)	12.42

Outstanding, December 31, 2004	11,560	$26.71

The number of shares under option that were exercisable at December 31, 2004, 2003 and 2002 were 8.5 million, 8.2 million and 8.1 million, at weighted-average exercise prices of $23.44, $20.19 and $16.69, respectively. The following summarizes information about the Company's stock options outstanding and exercisable at December 31, 2004:

	Options Outstanding			Options Outstanding and Exercisable
Range of Exercise Prices	Number of Shares (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Number of Shares (In thousands)	Weighted- Average Exercise Price
$5.38 - $10.67	1,630	$9.32	1.5	1,630	$9.32
10.89 - 16.00	1,514	15.50	3.0	1,514	15.50
17.00 - 21.33	2,283	20.63	4.6	2,260	20.66
21.67 - 30.99	1,673	30.28	7.8	709	29.70
32.46 - 37.04	2,046	36.68	6.5	1,441	36.99
37.21 - 45.99	2,414	40.29	8.0	987	40.96

$5.38 - $45.99	11,560	$26.71	5.4	8,541	$23.44

EMPLOYEE STOCK PURCHASE PLAN

The Company’s employee stock purchase plan provides that eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85% of the closing price of the Company’s common stock on the last business day of each calendar quarter. During the year ended December 31, 2004, 0.6 million shares were issued under the employee stock purchase plan. As of January 1, 2005, there were 1.0 million shares available for grant under this plan.

EMPLOYEE SAVINGS PLAN

The Company and its subsidiaries have defined contribution savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest ratably at 20% for the first five years of each employee’s service. Company contributions charged to operations under these plans approximated $45.6 million, $44.3 million and $41.5 million in 2004, 2003 and 2002, respectively.

7. Leases, other commitments and contingencies

LEASES

The Company leases certain office facilities and equipment under operating leases. Future minimum rental payments on operating leases with initial noncancellable lease terms in excess of one year were due as follows as of December 31, 2004:

(In thousands)
Years Ending December 31,
2005	$85,664
2006	73,817
2007	59,917
2008	49,011
2009	37,112
Thereafter	105,799

TOTAL	$411,320

Rent expense applicable to all operating leases was approximately $115.6 million, $111.2 million and $93.8 million during the years ended December 31, 2004, 2003 and 2002, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

During 2004, the Company’s broker-dealer subsidiary, Fiserv Securities, Inc. (“FSI”), responded to inquiries from the Securities and Exchange Commission (the “SEC”) as part of its industry-wide review of mutual fund trading practices. FSI has engaged in settlement discussions with the SEC as a result of an SEC investigation of FSI with respect to these matters. As a result of these discussions, FSI recorded a $16 million charge, included in discontinued operations, in 2004 with respect to these matters. A portion of any settlement amount with the SEC may be non-deductible for tax purposes. While no settlement with the SEC has been reached and no assurance can be given that these matters will be settled consistent with the amounts reserved, the Company does not anticipate any further material liability arising out of the SEC investigation.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

The Company’s Investment support services subsidiaries had fiduciary responsibility for the administration of approximately $35 billion in trust funds as of December 31, 2004. The Company is also the custodian of cash deposited by customers with specific instructions as to its disbursement from active escrow and account servicing files. The balances in these custodial accounts were $90 million and $44 million at December 31, 2004 and 2003, respectively, and have not been included in the consolidated financial statements.

8. Business Segment Information

In 2004, the Company reclassified its reportable segments for all periods presented to better align with how the chief operating decision maker of the Company currently manages its businesses. The previously reported “All other and corporate” segment was removed as the printing and plastic card businesses included in that segment were reclassified to the “Financial institution outsourcing, systems and services” segment and corporate expenses were allocated to each segment based on the segment’s operating income as a percentage of total operating income. The securities clearing businesses which were historically presented in the Investment support services segment are reported under discontinued operations and are not included in the segment information below. The following table excludes the revenues and expenses associated with customer reimbursements because management believes that it is not appropriate to include the customer reimbursements in analyzing the current performance of the Company as these balances offset in revenues and expenses with no impact on operating income and these amounts are not an indicator of current or future business trends. Summarized financial information by business segment is as follows for each of the three years ended December 31:

(In thousands)	Financial Institution Outsourcing, Systems and Services	Health Plan Management Services	Investment Support Services	Total
2004
Processing and services revenues	$2,339,143	$885,916	$125,536	$3,350,595
Operating income	563,645	75,365	20,550	659,560
Identifiable assets	2,501,855	696,543	2,142,773	5,341,171
Capital expenditures, including capitalization of software development costs for external customers	143,958	11,829	5,306	161,093
Depreciation and amortization expense	154,558	16,700	14,105	185,363

2003
Processing and services revenues	$2,076,435	$399,066	$116,614	$2,592,115
Operating income	457,783	47,472	16,567	521,822
Identifiable assets	2,467,727	598,163	1,889,080	4,954,970
Capital expenditures, including capitalization of software development costs for external customers	124,889	10,141	4,081	139,111
Depreciation and amortization expense	138,146	11,852	15,840	165,838

2002
Processing and services revenues	$1,759,637	$216,145	$123,256	$2,099,038
Operating income	383,384	32,422	18,495	434,301
Identifiable assets	1,956,901	257,339	2,072,224	4,286,464
Capital expenditures, including capitalization of software development costs for external customers	121,994	7,580	7,552	137,126
Depreciation and amortization expense	111,616	7,371	15,402	134,389

A reconciliation of reportable segment identifiable asset amounts to the Company’s consolidated balance sheets is as follows:

(In thousands)	2004	2003	2002
Assets:
Reportable segments	$5,341,171	$4,954,970	$4,286,464
Corporate	290,661	33,372	97,421
Discontinued operations	2,751,517	2,225,833	2,054,820

TOTAL	$8,383,349	$7,214,175	$6,438,705

The Company’s domestic operations comprised approximately 97%, 96% and 95% of processing and services revenues for the years ended December 31, 2004, 2003 and 2002, respectively. No single customer accounted for more than 2%, 3% and 3% of consolidated processing and services revenues during the years ended December 31, 2004, 2003 and 2002, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain matters discussed herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates,” or “expects,” or words of similar import. Similarly, statements that describe future plans, objectives or goals of the Company are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Factors that could affect results include, among others, economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, markets, services and related products, prices and other factors discussed in the Company’s prior filings with the Securities and Exchange Commission including the Company’s ability to complete the proposed sale of its securities clearing businesses. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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

The majority of the Company’s revenues are generated from monthly account and transaction-based fees in which revenue is recognized when the related services have been rendered. The revenues are recognized under service agreements having stipulated terms and conditions which are long-term in nature, generally three to five years, and do not require management to make significant judgments or assumptions. Given the nature of the Company’s business and the applicable rules guiding revenue recognition, the Company’s revenue recognition practices do not contain significant estimates that materially affect its results of operations.

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

NEW ACCOUNTING PRONOUNCEMENT

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), that requires companies to expense the value of employee stock options, discounts on employee stock purchase plans and similar awards. Under SFAS 123R, share-based payment awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. SFAS 123R is effective for periods beginning after June 15, 2005, and applies to all outstanding and unvested share-based payment awards at the adoption date. The Company has not completed its evaluation of the impact of adopting SFAS 123R.

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

The Company’s Investment support services subsidiaries accept money market account deposits from customers and invest those funds in marketable securities. Substantially all of the investments are rated within the highest investment grade categories for securities. The Company's Investment support services subsidiaries utilize simulation models for measuring and monitoring interest rate risk and market value of portfolio equities. A formal Asset Liability Committee of the Company meets quarterly to review interest rate risks, capital ratios, liquidity levels, portfolio diversification, credit risk ratings and adherence to investment policies and guidelines. Substantially all of the investments at December 31, 2004 have contractual maturities of one year or less except for mortgage-backed obligations, which have an average duration of approximately three years and five months. The Company does not believe any significant changes in interest rates would have a material impact on the consolidated financial statements.

The Company manages its debt structure and interest rate risk through the use of fixed and floating-rate debt and through the use of interest rate swaps. The Company uses interest rate swaps to partially hedge its exposure to interest rate changes and to control its financing costs. Generally, under these swaps, the Company agrees with a counter party to exchange the difference between fixed-rate and floating-rate interest amounts based on an agreed notional amount. While changes in interest rates could decrease the Company’s interest income or increase its interest expense, the Company does not believe that it has a material exposure to changes in interest rates, primarily due to approximately 60% of the Company’s long-term debt having fixed interest rates as of December 31, 2004. Based on the Company’s long-term debt with variable interest rates as of December 31, 2004, a 1% increase in the Company’s borrowing rate would increase annual interest expense by approximately $1.9 million. Based on the controls in place, management believes the risks associated with financial instruments at December 31, 2004, will not have a material effect on the Company’s consolidated financial position or results of operations.

RESULTS OF OPERATIONS

The Company is an independent provider of financial data processing systems and related information management services and products to financial institutions, other financial intermediaries and employers who self-insure their health plans. During 2004, the Company reclassified its reportable segments to better align with how the chief operating decision maker of the Company currently manages its businesses. The previously reported “All other and corporate” segment was removed as the printing and plastic card businesses included in that segment were reclassified to the “Financial institution outsourcing, systems and services” segment and corporate expenses were allocated to each segment based on the segment’s operating income as a percentage of total operating income. The Company’s continuing operations are classified into three business segments: Financial institution outsourcing, systems and services (“Financial”); Health plan management services (“Health”); and Investment support services (“Investment”).

On December 16, 2004, the Company announced it had reached a definitive agreement to sell its securities clearing businesses to the National Financial unit of Fidelity Investments for a price of approximately $365 million. The transaction is subject to standard and customary closing conditions and is expected to close in the first quarter of 2005. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial results of the Company’s securities clearing businesses are reported as discontinued operations for all periods presented and are not included in the following segment information.

The following table presents, for the period indicated, certain amounts included in the Company’s consolidated statements of income, the relative percentage that those amounts represent to processing and services revenues, and the percentage change in those amounts from year to year. This information should be read along with the consolidated financial statements and notes thereto. This table and the following discussion exclude the revenues and expenses associated with customer reimbursements because management believes that it is not appropriate to include the customer reimbursements in analyzing the current performance of the Company as these balances offset in revenues and expenses with no impact on operating income and these amounts are not an indicator of current or future business trends. Customer reimbursements, which primarily consist of pass-through expenses such as postage and data communication costs, were $379.2 million, $333.3 million and $290.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year ended December 31, (In millions)			Percent of processing revenue Year ended December 31,			Percent Increase (Decrease)
	2004	2003	2002	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Processing and services revenues:
Financial	$2,339.1	$2,076.4	$1,759.6	70%	80%	84%	13%	18%
Health	885.9	399.1	216.1	26%	15%	10%	122%	85%
Investment	125.5	116.6	123.3	4%	4%	6%	8%	(5)%

TOTAL	$3,350.6	$2,592.1	$2,099.0	100%	100%	100%	29%	23%

Cost of revenues:
Salaries, commissions and payroll related costs	$1,320.8	$1,222.7	$1,053.9	39%	47%	50%	8%	16%
Data processing costs and equipment rentals	212.1	205.6	153.2	6%	8%	7%	3%	34%
Prescription costs	439.6	55.9	—	13%	2%	—	686%	—
Other operating expenses	533.3	420.3	323.2	16%	16%	15%	27%	30%
Depreciation and amortization	185.4	165.8	134.4	6%	6%	6%	12%	23%

TOTAL	$2,691.0	$2,070.3	$1,664.7	80%	80%	79%	30%	24%

Operating income:
Financial (1)	$563.6	$457.8	$383.4	24%	22%	22%	23%	19%
Health (1)	75.4	47.5	32.4	9%	12%	15%	59%	46%
Investment (1)	20.6	16.6	18.5	16%	14%	15%	24%	(10)%

TOTAL	$659.6	$521.8	$434.3	20%	20%	21%	26%	20%

(1)	Percent of segment revenues is calculated as a percent of the Financial, Health and Investment segment's processing and services revenues.

INTERNAL REVENUE GROWTH

Internal revenue growth percentages are measured as the increase or decrease in total processing and services revenues for the current period less “acquired revenue from acquisitions” divided by total processing and services revenues from the prior year period plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” represents pre-acquisition normalized revenue of acquired companies, less dispositions, for the comparable prior year periods. Internal revenue growth percentage is a non-GAAP financial measure that the Company believes is useful to investors because it provides a breakdown of internal and acquisition-related revenue growth. The following table sets forth the calculation of internal revenue growth percentages:

	Year ended December 31,			2004 Internal Growth%	Year ended December 31,			2003 Internal Growth%
	(In millions)				(In millions)
	2004	2003	Increase (Decrease)		2003	2002	Increase (Decrease)
Total Company
Processing and services revenues	$3,350.6	$2,592.1	$758.5		$2,592.1	$2,099.0	$493.1
Acquired revenue from acquisitions		456.0	(456.0)			359.4	(359.4)

Adjusted revenues	$3,350.6	$3,048.1	$302.5	10%	$2,592.1	$2,458.4	$133.7	5%

By Segment:
Financial
Processing and services revenues	$2,339.1	$2,076.4	$262.7		$2,076.4	$1,759.6	$316.8
Acquired revenue from acquisitions		206.1	(206.1)			270.8	(270.8)

Adjusted revenues	$2,339.1	$2,282.5	$56.6	2%	$2,076.4	$2,030.4	$46.0	2%

Health
Processing and services revenues	$885.9	$399.1	$486.9		$399.1	$216.1	$182.9
Acquired revenue from acquisitions		249.9	(249.9)			88.5	(88.5)

Adjusted revenues	$885.9	$649.0	$237.0	37%	$399.1	$304.6	$94.4	31%

Investment

Processing and services revenues	$125.5	$116.6	$8.9	8%	$116.6	$123.3	($6.6)	(5)%

PROCESSING AND SERVICES REVENUES

Total processing and services revenues increased $758.5 million, or 29%, in 2004 compared to 2003 and $493.1 million, or 23%, in 2003 compared to 2002. The internal revenue growth rate was 10% in 2004 and 5% in 2003 with the remaining growth resulting from acquisitions in the Financial and Health segments. Overall internal revenue growth was primarily derived from sales to new clients, cross-sales to existing clients and increases in transaction volumes from existing clients. The increase in the internal revenue growth rate in 2004 to 10% from 5% in 2003 was primarily driven by strong internal revenue growth in the Health segment.

The Financial segment had revenue growth of $262.7 million, or 13%, in 2004 compared to 2003 and $316.8 million, or 18%, in 2003 compared to 2002. The internal revenue growth rate in the Financial segment was 2% in both 2004 and 2003 with the remaining growth resulting from acquisitions. The Financial segment's businesses generally enter into three to five year contracts with its customers that contain early contract termination fees. The internal revenue growth rate in this segment was positively impacted by approximately 1% in 2004 compared to 2003, due to an increase of $27 million in revenue associated with one-time early contract termination and assignment fees. Approximately $13 million of the increase in one-time fees in 2004 was due to one large contract assignment fee and one contract terminated early in the contract term caused by a customer being acquired by another financial institution. The internal revenue growth rate in 2004 was negatively impacted by approximately 1% due to the loss of an item processing customer announced in 2003.

The Health segment had revenue growth of $486.9 million, or 122%, in 2004 compared to 2003 and $182.9 million, or 85%, in 2003 compared to 2002. Total revenue growth in 2004 for this segment was positively impacted by an increase of $383.7 million related to the inclusion in revenues and cost of revenues of the prescription ingredient cost in the pharmacy services businesses. The Company entered the pharmacy services business in the second quarter of 2003. The average operating margins of the Company's pharmacy services businesses are in the mid single digits. The internal revenue growth rate in this segment for 2004 was 37% and for 2003 was 31% with the remaining growth resulting from acquisitions.

Revenue in the Investment segment increased by $8.9 million, or 8%, in 2004 compared to 2003 and decreased by $6.6 million, or 5%, in 2003 compared to 2002. During 2004, new customer sales and an increase in assets under administration resulted in an increase in trust administration fees. In addition, the combination of increased investments and rising interest rates increased investment income in 2004.

COST OF REVENUES

Cost of revenues increased $620.7 million, or 30%, in 2004 compared to 2003 and $405.6 million, or 24%, in 2003 compared to 2002. As a percentage of processing and services revenues, cost of revenues were 80% in 2004 and 2003, and 79% in 2002. The make up of cost of revenues each year has been affected by business acquisitions and significantly impacted by changes in the mix of the Company's business.

As a percentage of processing and services revenues, salaries, commissions and payroll related costs were 39% in 2004, 47% in 2003 and 50% in 2002, and data processing costs and equipment rentals were 6% in 2004, 8% in 2003, and 7% in 2002. The decline in salaries, commissions and payroll related costs and data processing costs and equipment rentals as a percentage of revenue from 2003 to 2004 was primarily the result of the revenue growth of $486.9 million in the Health segment in 2004, primarily driven by the pharmacy services businesses. The pharmacy services businesses' revenue growth contributed to a significant increase of prescription costs of $383.7 million. The increase in prescription costs as a percentage of processing and services revenue in 2004 resulted in a decrease in these other expense categories as a percentage of processing and services revenue.

As a percentage of processing and services revenues, other operating expenses were 16% in 2004 and 2003, and 15% in 2002. Other operating expenses as a percentage of processing and services revenues were relatively consistent year over year as the impact of the prescription ingredient costs mentioned previously was offset by the impact of acquisitions in the Financial segment, which have a higher proportion of other operating expenses, primarily third party contractor costs, than other expense categories.

OPERATING INCOME

Operating income increased $137.7 million, or 26%, in 2004 compared to 2003 and $87.5 million, or 20%, in 2003 compared to 2002. The operating income increase in 2004 compared to 2003 was primarily derived from the Financial segment which increased operating income $105.9 million in 2004 compared to 2003 and the Health segment which increased operating income $27.9 million in 2004 compared to 2003.

Operating margins in the Financial segment were 24% in 2004 and 22% in 2003 and 2002. The increase in operating margins in 2004 compared to 2003 in the Financial segment was primarily due to continued operating efficiencies and the impact of increased one-time termination and assignment fees of $27 million which increased operating margins by approximately 1%.

Operating margins in the Health segment were 9% in 2004, 12% in 2003 and 15% in 2002. The decrease in operating margins in the Health segment in 2004 compared to 2003 and to 2002 was due to the significant growth in the pharmacy services businesses, which generate operating margins in the mid single digits as previously discussed.

Operating margins in the Investment segment were 16% in 2004, 14% in 2003 and 15% in 2002. Operating margins increased by 2% over 2003 primarily due to increased trust administration fees and investment income, and the completion of the Investment support services operations consolidation to one technology platform and into one location.

DISCONTINUED OPERATIONS

The net loss from discontinued operations was $17.3 million for the year ended December 31, 2004, or $(0.09) per share, compared to net income from discontinued operations of $6.2 million, or $0.03 per share, for the year ended December 31, 2003. The increased loss in 2004 was primarily due to a charge of $16 million, or $(0.07) per share, related to inquiries from the Securities Exchange Commission as part of its industry-wide review of mutual fund practices, including market timing and late trading. The Company’s broker-dealer subsidiary, Fiserv Securities, Inc. ("FSI"), has engaged in settlement discussions with the SEC as a result of an SEC investigation of FSI with respect to these matters. A portion of any settlement amount with the SEC may be non-deductible for tax purposes. While no settlement with the SEC has been reached and no assurance can be given that these matters will be settled consistent with the amounts reserved, the Company does not anticipate any further material liability arising out of the SEC investigation (see Notes 3 and 7).

INCOME TAX PROVISION

The effective income tax rate on continuing operations was 38.4% in 2004 and 39.0% in 2003 and 2002. The decrease in the 2004 tax rate of 0.6% was primarily due to tax benefits associated with recently enacted federal tax law changes that impacted the utilization of foreign tax credits. The income tax rate on continuing operations for 2005 is expected to be 38.7%.

NET INCOME PER SHARE -DILUTED

Net income per share-diluted for 2004 was $1.91 compared to $1.61 in 2003 and $1.37 in 2002. Net income per share-diluted from continuing operations for 2004 was $2.00 compared to $1.58 in 2003 and $1.33 in 2002. The $2.00 in net income from continuing operations per share for 2004 was positively impacted by approximately $0.08 per share, compared to 2003, due to an increase of $27 million in one-time early termination and assignment fees in our Financial segment discussed previously.

The Company’s growth has been accomplished, to a significant degree, through the acquisition of businesses that are complementary to its operations. Management believes that a number of acquisition candidates are available that would further enhance the Company’s competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions by eliminating operating redundancies. The Company’s approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

LIQUIDITY AND CAPITAL RESOURCES

Free cash flow is measured as net cash provided by operating activities from continuing operations less capital expenditures including capitalization of software costs for external customers, as reported in the Company’s consolidated statements of cash flows. Free cash flow is a non-GAAP financial measure that the Company believes is useful to investors because it provides another measure of available cash flow after the Company has satisfied the capital requirements of its operations. The following table summarizes free cash flow for the Company during the years ended December 31:

(In millions)	2004	2003	2002
Net cash provided by operating activities from continuing operations	$698.4	$595.7	$481.1
Capital expenditures, including capitalization of software costs for external customers	(161.1)	(139.1)	(137.1)

Free cash flow	$537.3	$456.6	$344.0

Free cash flow increased by $80.7 million, or 18%, in 2004 compared to 2003 primarily due to an increase in net income. In 2004, the Company primarily used its free cash flow of $537.3 million to repay long-term debt of $210.2 million, to repurchase $64.3 million of stock and to build cash balances.

Long-term debt includes $195.0 million borrowed under the Company’s $700.0 million credit and commercial paper facility, which is comprised of a $465.3 million five-year revolving credit facility due in 2009 and a $234.7 million 364-day revolving credit facility, which is renewable annually through 2009. The Company must, among other requirements, maintain a minimum net worth of $1.8 billion as of December 31, 2004 and limit its total debt to no more than three and one-half times the Company’s earnings before interest, taxes, depreciation and amortization. At December 31, 2004, the Company had $505.3 million of long-term debt, while shareholders’ equity was $2.6 billion. The Company was in compliance with all covenants throughout 2004.

At December 31, 2004, the Company had operating lease commitments for office facilities and equipment aggregating $411.3 million, of which $85.7 million will be incurred in 2005. The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its operating requirements, debt repayments, contingent payments in connection with business acquisitions and ordinary capital spending needs. At December 31, 2004, the Company had $503.8 million available for borrowing and $516.1 million in cash and cash equivalents. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or the issuance of securities.

The Company’s current policy is to retain earnings to support future business opportunities, rather than to pay dividends. During 1999, the Company’s Board of Directors authorized the repurchase of up to 4.9 million shares of the Company’s common stock, which the Company fully utilized by December 31, 2004. In 2004, the Company’s Board of Directors authorized the repurchase of an additional 8.3 million shares of the Company’s common stock. Shares purchased under the authorization are made through open market transactions as market conditions warrant. Shares acquired have historically been held for issuance in connection with acquisitions and employee stock option and purchase plans. During 2004, the Company repurchased 1.7 million shares for $64.3 million to complete the 1999 Board authorization. As of December 31, 2004, approximately 8.3 million shares from the 2004 authorization remained available under the repurchase authorization.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

The Company does not have any material off-balance sheet arrangements. The following table details certain of the Company’s contractual cash obligations at December 31, 2004:

(In millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$505.3	$47.5	$7.8	$450.1	—
Minimum operating lease payments	411.3	85.7	133.7	86.1	$105.8
Short-term debt	100.0	100.0	—	—	—
Purchase obligations	9.1	4.9	2.4	1.8	—

Total	$1,025.6	$238.1	$143.9	$538.0	$105.8

SELECTED FINANCIAL DATA

The following data, which has been affected by acquisitions, should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report.

(In thousands, except per share data) Years ended December 31,	2004	2003	2002	2001	2000
Processing and services revenues	$3,350,595	$2,592,115	$2,099,038	$1,761,625	$1,473,123
Income from continuing operations	394,898	308,823	259,331	198,676	130,224
Income (loss) from discontinued operations	(17,256)	6,189	6,806	9,541	46,797
Net income	377,642	315,012	266,137	208,217	177,021

Basic net income (loss) per share:
Continuing operations	$2.03	$1.60	$1.36	$1.06	$0.71
Discontinued operations	(0.09)	0.03	0.04	0.05	0.25

TOTAL	$1.94	$1.63	$1.39	$1.11	$0.96

Diluted net income (loss) per share:
Continuing operations	$2.00	$1.58	$1.33	$1.04	$0.69
Discontinued operations	(0.09)	0.03	0.03	0.05	0.24

TOTAL	$1.91	$1.61	$1.37	$1.09	$0.93

Total assets	$8,383,349	$7,214,175	$6,438,705	$5,322,242	$5,586,320
Long-term debt	505,327	699,116	482,824	343,093	334,958
Shareholders’ equity	2,564,422	2,199,808	1,827,669	1,604,826	1,252,072

Note: The above information excludes the revenues and expenses associated with customer reimbursements recorded in accordance with EITF No. 01-14. Operating results have been restated to include all activities related to the securities clearing businesses in discontinued operations for all periods presented.

MARKET PRICE INFORMATION

The following information relates to the high and low sales price of the Company's common stock, which is traded on the Nasdaq Stock Market under the symbol FISV.

	2004		2003
Quarter Ended	High	Low	High	Low
March 31	$40.61	$35.02	$36.25	$27.23
June 30	41.00	34.10	37.51	28.64
September 30	39.05	32.20	40.77	35.30
December 31	41.01	33.28	40.00	32.87

At December 31, 2004, the Company’s common stock was held by 11,169 shareholders of record. It is estimated that an additional 55,800 shareholders own the Company’s stock through nominee or street name accounts with brokers. The closing sale price for the Company’s stock on January 31, 2005, was $38.25 per share.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

(In thousands, except per share data)	Quarters				Total
2004	First	Second	Third	Fourth
Processing and services revenues	$811,556	$829,842	$843,095	$866,102	$3,350,595
Cost of revenues	650,218	667,930	669,397	703,490	2,691,035

Operating income	161,338	161,912	173,698	162,612	659,560
Interest expense - net	(4,732)	(4,486)	(4,395)	(4,581)	(18,194)

Income from continuing operations before income taxes	156,606	157,426	169,303	158,031	641,366
Income tax provision	60,897	61,331	65,008	59,232	246,468

Income from continuing operations	95,709	96,095	104,295	98,799	394,898
Loss from discontinued operations, net of tax	(2,911)	(1,061)	(11,938)	(1,346)	(17,256)

Net income	$92,798	$95,034	$92,357	$97,453	$377,642

Basic net income (loss) per share:
Continuing operations	$0.49	$0.49	$0.53	$0.51	$2.03
Discontinued operations	(0.01)	(0.01)	(0.06)	(0.01)	(0.09)

TOTAL	$0.48	$0.49	$0.47	$0.50	$1.94

Diluted net income (loss) per share:
Continuing operations	$0.49	$0.49	$0.53	$0.50	$2.00
Discontinued operations	(0.01)	(0.01)	(0.06)	(0.01)	(0.09)

TOTAL	$0.47	$0.48	$0.47	$0.49	$1.91

(In thousands, except per share data)	Quarters				Total
2003	First	Second	Third	Fourth
Processing and services revenues	$580,578	$616,816	$673,935	$720,786	$2,592,115
Cost of revenues	457,123	487,178	541,109	584,883	2,070,293

Operating income	123,455	129,638	132,826	135,903	521,822
Interest expense - net	(2,977)	(3,474)	(4,472)	(4,632)	(15,555)

Income from continuing operations before income taxes	120,478	126,164	128,354	131,271	506,267
Income tax provision	46,987	49,203	50,058	51,196	197,444

Income from continuing operations	73,491	76,961	78,296	80,075	308,823
Income from discontinued operations, net of tax	697	1,477	2,116	1,899	6,189

Net income	$74,188	$78,438	$80,412	$81,974	$315,012

Basic net income per share:
Continuing operations	$0.38	$0.40	$0.40	$0.41	$1.60
Discontinued operations	—	0.01	0.01	0.01	0.03

TOTAL	$0.39	$0.41	$0.42	$0.42	$1.63

Diluted net income per share:
Continuing operations	$0.38	$0.39	$0.40	$0.41	$1.58
Discontinued operations	—	0.01	0.01	0.01	0.03

TOTAL	$0.38	$0.40	$0.41	$0.42	$1.61

Note: The above information excludes the revenues and expenses associated with customer reimbursements recorded in accordance with EITF No. 01-14. Results have been restated to include all activities related to the securities clearing businesses in discontinued operations for all periods presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors of Fiserv, Inc.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries (“the Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 7, 2005 expressed an unqualified opinion on management’s assessment of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP Milwaukee, Wisconsin February 7, 2005

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on our management’s assessment, our management believes that, as of December 31, 2004, our internal control over financial reporting was effective based on those criteria.

Our independent registered public accounting firm has issued their attestation report on our assessment of our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors of Fiserv, Inc.

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that Fiserv, Inc. and subsidiaries (the “Company”) maintained effective control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004 of the Company and our report dated February 7, 2005 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP Milwaukee, Wisconsin February 7, 2005