Form 10-K, Exhibit 13
period 2005-12-31
FISERV INC
filed 2006-03-15
CIK 798354

EXHIBIT 13

Fiserv, Inc and Subsidiaries

2005 Annual Report

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data) Years ended December 31,	2005	2004	2003
REVENUES:
Processing and services	$2,891,552	$2,739,732	$2,420,728
Product	1,167,926	990,014	504,639

TOTAL REVENUES	4,059,478	3,729,746	2,925,367

EXPENSES:
Cost of processing and services	1,855,247	1,822,733	1,659,923
Cost of product	942,708	795,965	351,395
Selling, general and administrative	516,127	451,488	392,227

TOTAL EXPENSES	3,314,082	3,070,186	2,403,545

OPERATING INCOME	745,396	659,560	521,822
Interest expense	(27,828)	(24,902)	(22,895)
Interest income	13,561	6,708	7,340
Realized gain from sale of investments	86,822	—	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	817,951	641,366	506,267
Income tax provision	306,594	246,468	197,444

INCOME FROM CONTINUING OPERATIONS	511,357	394,898	308,823

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	5,081	(17,256)	6,189

NET INCOME	$516,438	$377,642	$315,012

BASIC NET INCOME (LOSS) PER SHARE:
Continuing operations	$2.71	$2.03	$1.60
Discontinued operations	0.03	(0.09)	0.03

Total	$2.74	$1.94	$1.63

DILUTED NET INCOME (LOSS) PER SHARE:
Continuing operations	$2.68	$2.00	$1.58
Discontinued operations	0.03	(0.09)	0.03

Total	$2.70	$1.91	$1.61

SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE:
Basic	188,807	194,981	193,240

Diluted	190,967	197,287	195,937

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands) December 31,	2005	2004
ASSETS
Cash and cash equivalents	$184,471	$516,127
Accounts receivable, less allowance for doubtful accounts	553,402	437,764
Prepaid expenses and other assets	105,782	100,810
Investments	2,126,538	1,984,536
Property and equipment, net	226,013	200,709
Intangible assets, net	593,808	532,539
Goodwill	2,249,502	1,859,347
Assets of discontinued operations held for sale	—	2,751,517

TOTAL	$6,039,516	$8,383,349

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$241,751	$202,616
Short-term borrowings	—	100,000
Accrued expenses	365,651	363,513
Accrued income taxes	4,266	44,955
Deferred revenues	240,105	226,080
Customer funds held and retirement account deposits	1,960,626	1,829,639
Deferred income taxes	165,992	134,330
Long-term debt	595,385	505,327
Liabilities of discontinued operations held for sale	—	2,412,467

TOTAL LIABILITIES	3,573,776	5,818,927

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 25,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 197,507,892 and 195,940,360 shares issued	1,975	1,959
Additional paid-in capital	693,715	679,573
Accumulated other comprehensive income	1,321	26,695
Accumulated earnings	2,436,977	1,920,539
Treasury stock, at cost, 15,753,675 and 1,691,500 shares	(668,248)	(64,344)

TOTAL SHAREHOLDERS’ EQUITY	2,465,740	2,564,422

TOTAL	$6,039,516	$8,383,349

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)	Common Stock		Additional Paid-In Capital	Comprehensive Income	Accumulated Other Comprehensive Income	Accumulated Earnings	Treasury Stock
	Shares	Amount					Shares	Amount

Balance at December 31, 2002	192,450	$1,924	$599,700		$23,882	$1,227,885	805	$(25,722)

Net income				$315,012		315,012
Foreign currency translation				1,078	1,078
Change in unrealized gains on available-for-sale investments - net of tax				(927)	(927)
Reclassification adjustment for realized investment gains included in net income - net of tax				(10,264)	(10,264)
Fair market value adjustment on cash flow hedges - net of tax				3,576	3,576

Comprehensive income				$308,475

Shares issued under stock plans including income tax benefits	1,265	13	20,411				(362)	11,761
Shares issued for acquired companies	545	6	17,512				(443)	13,961

Balance at December 31, 2003	194,260	1,943	637,623		17,345	1,542,897	—	—

Net income				$377,642		377,642
Foreign currency translation				634	634
Change in unrealized gains on available-for-sale investments - net of tax				3,253	3,253
Fair market value adjustment on cash flow hedges - net of tax				5,463	5,463

Comprehensive income				$386,992

Shares issued under stock plans including income tax benefits	1,680	16	41,950
Purchase of treasury stock							1,692	(64,344)

Balance at December 31, 2004	195,940	1,959	679,573		26,695	1,920,539	1,692	(64,344)

Net income				$516,438		516,438
Foreign currency translation				767	767
Change in unrealized gains on available-for-sale investments - net of tax				(228)	(228)
Reclassification adjustment for realized investment gains included in net income - net of tax				(31,902)	(31,902)
Fair market value adjustment on cash flow hedges - net of tax				5,989	5,989

Comprehensive income				$491,064

Shares issued under stock plans including income tax benefits	1,568	16	14,142				(1,171)	48,671
Purchase of treasury stock							15,233	(652,575)

Balance at December 31, 2005	197,508	$1,975	$693,715		$1,321	$2,436,977	15,754	$(668,248)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) Years ended December 31,	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$516,438	$377,642	$315,012
Adjustment for discontinued operations	(5,081)	17,256	(6,189)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Realized gain from sale of investments	(86,822)	—	—
Deferred income taxes	19,183	23,022	27,488
Depreciation and amortization	179,179	185,363	165,838
Changes in assets and liabilities, net of effects from acquisitions and dispositions of businesses:
Accounts receivable	(83,367)	(19,177)	17,268
Prepaid expenses and other assets	(7,085)	(4,518)	4,803
Accounts payable and accrued expenses	52,676	54,445	33,371
Deferred revenues	14,389	17,826	9,420
Accrued income taxes	(2,388)	46,524	28,674

Net cash provided by operating activities from continuing operations	597,122	698,383	595,685

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, including capitalization of software costs for external customers	(164,951)	(161,093)	(139,111)
Payment for acquisitions of businesses, net of cash acquired	(509,630)	(64,896)	(735,917)
Proceeds from sale of businesses, net of expenses paid	282,236	—	—
Cash distribution received from discontinued operations prior to sale	68,000	—	—
Investments	(104,810)	(139,258)	139,432

Net cash used in investing activities from continuing operations	(429,155)	(365,247)	(735,596)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term borrowings	(100,000)	—	—
Proceeds from long-term debt	129,580	17,303	248,268
Repayments of long-term debt	(39,744)	(210,243)	(32,474)
Issuance of common stock and treasury stock	32,129	30,666	18,585
Purchases of treasury stock	(652,575)	(64,344)	—
Customer funds held and retirement account deposits	130,987	246,941	(124,760)

Net cash (used in) provided by financing activities from continuing operations	(499,623)	20,323	109,619

Change in cash and cash equivalents	(331,656)	353,459	(30,292)
Beginning balance	516,127	162,668	192,960

Ending balance	$184,471	$516,127	$162,668

Discontinued Operations Cash Flow Information (Revised - See Note 1)
Net cash (used in) provided by operating activities - discontinued operations	$(6,306)	$89,659	$(77,584)
Net cash (used in) provided by investing activities - discontinued operations	(36,749)	(64,910)	44,405
Net cash (used in) provided by financing activities - discontinued operations	39,600	(29,000)	39,000

Total net cash (used in) provided by discontinued operations	(3,455)	(4,251)	5,821

Cash and cash equivalents - discontinued operations - beginning of year	35,849	40,100	34,279
Cash and cash equivalents - sold	32,394	—	—

Cash and cash equivalents - discontinued operations - end of year	$—	$35,849	$40,100

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

For the years ended December 31, 2005, 2004 and 2003

1. Summary of Significant Accounting Policies

DESCRIPTION OF THE BUSINESS

Fiserv, Inc. and subsidiaries (the “Company”) provides information management systems and services to the financial and health benefits industries, including transaction processing outsourcing, business process outsourcing and software and systems solutions. The Company’s operations are primarily in the United States and consist of three business segments based on the services provided by each: Financial institution outsourcing, systems and services; Health plan management services; and Investment support services. The Financial institution outsourcing, systems and services segment provides account and transaction processing products and services to financial institutions and other financial intermediaries. The Health plan management services segment provides services primarily to employers who self-insure their health plans, including services such as handling payments to healthcare providers, assisting with cost controls, plan design services and prescription benefit management. The Investment support services segment provides retirement plan administration services to individual retirement plan and pension administrators, financial planners and financial institutions.

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

NEW ACCOUNTING PRONOUNCEMENT

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), that requires companies to expense the value of employee stock purchase plans, stock option grants and similar awards at the beginning of their next fiscal year that begins after June 15, 2005 and requires the use of either the modified prospective or the modified retrospective application method. The Company will adopt SFAS 123R on January 1, 2006 under the modified prospective method, which requires the application of SFAS 123R to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of outstanding awards for which service has not been rendered (such as unvested options) that are outstanding as of the date of adoption shall be recognized as the remaining services are rendered. Had the Company adopted SFAS 123R in prior periods, the Company believes the impact of the standard would have approximated the impact of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) as described in the following “Stock-Based Compensation” disclosure. The incremental share-based compensation expense under SFAS 123R is estimated to be in the range of $0.09 to $0.11 per share in 2006. The ultimate impact of adopting SFAS 123R on 2006’s results of operations and financial position will depend upon many factors including the level of stock-based compensation granted in 2006, the fair value of those options which will be determined at the date of grant, the level of participation in the employee stock purchase plan, the related tax benefits recorded and the diluted shares outstanding.

DERIVATIVE INSTRUMENTS

The Company accounts for its derivative instruments in accordance with SFAS Nos. 133, 137 and 149 related to “Accounting for Derivative Instruments and Hedging Activities”. Derivative instruments are recorded on the balance sheet as either an asset or liability measured at their fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative are recognized in earnings. To the extent the hedge is effective, there is an offsetting adjustment to the basis of the item being hedged. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded as a component of accumulated other comprehensive income and recognized in the consolidated statements of income when the hedged item affects earnings. Ineffective portions of changes in the fair value of hedges are recognized in earnings.

The Company’s existing fair value and cash flow hedges are effective. As a result, there is no current impact on earnings due to hedge ineffectiveness. It is the policy of the Company to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

RECLASSIFICATIONS AND REVISIONS

Certain amounts reported in prior periods have been reclassified to conform to the 2005 presentation. During 2005, the Company revised the format of its consolidated statement of income. All prior periods have been revised to be consistent with the 2005 presentation. This revision did not impact the Company’s total revenue, total expenses, operating income, net income or net income per share.

In addition, in 2005, the Company revised the presentation of its consolidated statements of cash flows to present separate disclosure of, rather than as a single line item, the cash flows from operating, investing and financing activities of the discontinued operations and revised the consolidated statements of cash flows for the years ended December 31, 2004 and 2003.

REVENUE RECOGNITION

Processing and services revenues are primarily derived from account and transaction-based fees for data processing, related consulting services, software maintenance fees and from administration fees on investment accounts and are recognized as the related services are provided. Revenues from investment support services include net investment income of $81.2 million, $74.1 million and $67.4 million in 2005, 2004 and 2003, respectively. Software maintenance fee revenues for on-going customer support are recognized ratably over the term of the related support period, generally 12 months. Deferred revenues consist primarily of advance billings for services and are recognized as revenues when the services are provided.

Product revenues are primarily derived from the Company’s pharmacy businesses, software license sales and integrated print and electronic communications. Product revenues from our pharmacy network contracts where we are the principal are recognized on a gross basis, at the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, excluding the portion of the price to be settled directly by the member (co-payment), plus our administrative fees. Our responsibilities under our client contracts to adjudicate member claims properly, our separate contractual pricing relationships and responsibilities to the pharmacies in our networks, and our interaction with members, among other factors, qualify us as the principal under the indicators set forth in Emerging Issues Task Force No. 99-19, “Reporting Gross Revenues as a Principal vs. Net as an Agent” (“EITF 99-19”) in the majority of our transactions with clients. The Company also recognizes product revenues such as software license sales when written contracts are signed, delivery of the product has occurred, the fee is fixed or determinable and collection is probable.

The Company also includes customer reimbursements, such as postage and telecommunication costs, in both processing and services and product revenue and expense in accordance with Emerging Issues Task Force No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF 01-14”). These costs, which are pass-through expenses to clients included in both revenues and expenses were $351.0 million, $379.2 million and $333.3 million in 2005, 2004 and 2003, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses primarily consist of salaries, wages and related expenses paid to sales personnel, administrative employees and management; advertising and promotional costs; and other selling expenses.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and investments with original maturities of 90 days or less.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. The balance in the allowance for doubtful accounts was $33.5 million and $29.5 million at December 31, 2005 and 2004, respectively.

INVESTMENTS

The following summarizes the Company’s investments at December 31:

2005 (In thousands)	Amortized/ Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Mortgage-backed obligations	$1,845,019	$2,713	$(50,614)	$1,797,118	$1,845,019
Corporate debt obligations	16,255	1,365	—	17,620	16,255
Other fixed income obligations	492	1	—	493	492

Total held-to-maturity investments	1,861,766	4,079	(50,614)	1,815,231	1,861,766
Available-for-sale investments	14,590	54	—	14,644	14,644
Money market mutual funds	148,607	—	—	148,607	148,607
Repurchase agreements	100,000	—	—	100,000	100,000
Other investments	1,521	—	—	1,521	1,521

TOTAL	$2,126,484	$4,133	$(50,614)	$2,080,003	$2,126,538

2004 (In thousands)	Amortized/ Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Mortgage-backed obligations	$1,496,969	$8,249	$(33,647)	$1,471,571	$1,496,969
Corporate debt obligations	27,658	3,218	—	30,876	27,658
Other fixed income obligations	990	4	—	994	990

Total held-to-maturity investments	1,525,617	11,471	(33,647)	1,503,441	1,525,617
Available-for-sale investments	30,436	50,124	—	80,560	80,560
Money market mutual funds	131,872	—	—	131,872	131,872
Repurchase agreements	225,000	—	—	225,000	225,000
Other investments	21,487	—	—	21,487	21,487

TOTAL	$1,934,412	$61,595	$(33,647)	$1,962,360	$1,984,536

The Company’s Investment support services subsidiaries accept money market deposits from customers and invest the funds in securities. Such amounts due to customers represent the primary source of funds for the Company’s investment securities and amounted to $1.9 billion and $1.8 billion as of December 31, 2005 and 2004, respectively. The Company’s mortgage-backed obligations consist primarily of GNMA, FNMA and FHLMC mortgage-backed pass-through securities and collateralized mortgage obligations rated AAA by Standard and Poor’s. Mortgage-backed obligations may contain prepayment risk; however, the Company has never experienced a default on these types of securities. Substantially all of the Investment support services subsidiaries’ investments are rated AAA or equivalent, except for certain corporate debt obligations which are classified as investment grade. Investments in mortgage-backed obligations and certain fixed income obligations had an average duration of approximately three years and eight months at December 31, 2005. These investments are accounted for as held-to-maturity and are carried at amortized cost as the Company has the ability and intent to hold these investments to maturity.

Available-for-sale investments are carried at market value, based upon quoted market prices. Unrealized gains or losses on available-for-sale investments are accumulated in shareholders’ equity as accumulated other comprehensive income, net of related deferred income taxes. During 2005, the Company sold its remaining 3.2 million shares of Bisys Group, Inc. common stock (included in available-for-sale investments) realizing a pre-tax gain of $43.5 million and its investment in INTRIA Items, Inc. (included in other investments) realizing a pre-tax gain of $43.4 million. Realized gains or losses are computed based on specific identification of the investments sold, based on the trade date.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the shorter of the estimated useful life of the asset or the leasehold period, if applicable. Property and equipment consist of the following at December 31:

(In thousands)	Estimated Useful Lives	2005	2004
Data processing equipment	3 to 5 years	$389,989	$354,780
Buildings and leasehold improvements	5 to 40 years	126,269	125,179
Furniture and equipment	3 to 10 years	131,424	122,056

		647,682	602,015
Less accumulated depreciation and amortization		421,669	401,306

TOTAL		$226,013	$200,709

INTANGIBLE ASSETS

Intangible	assets consist of the following at December 31:

2005 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$565,558	$394,340	$171,218
Purchased software	254,244	163,901	90,343
Customer base	374,830	104,490	270,340
Trade names	57,744	—	57,744
Other	8,486	4,323	4,163

TOTAL	$1,260,862	$667,054	$593,808

2004 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$507,122	$352,429	$154,693
Purchased software	226,002	136,905	89,097
Customer base	312,091	86,996	225,095
Trade names	57,744	—	57,744
Other	10,041	4,131	5,910

TOTAL	$1,113,000	$580,461	$532,539

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

Gross software development costs for external customers capitalized for new products and enhancements to existing products totaled $50.0 million, $47.8 million and $51.9 million in 2005, 2004 and 2003, respectively. Amortization of previously capitalized development costs was $48.7 million, $60.2 million and $47.8 million in 2005, 2004 and 2003, respectively.

Customer base intangible assets represent customer contracts and relationships obtained as part of acquired businesses and are amortized using the straight-line method over their estimated useful lives, generally five to 20 years. Trade names have been determined to have indefinite lives and therefore are not amortized in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Other intangible assets consist primarily of non-compete agreements, which are generally amortized over their estimated useful lives.

Amortization expense for intangible assets was $104.8 million, $110.5 million and $90.0 million for the years ended December 31, 2005, 2004 and 2003, respectively. Aggregate amortization expense with respect to existing intangible assets with finite lives resulting from acquisitions of businesses, excluding purchased software amortization, should approximate $25 million annually.

GOODWILL

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired is recorded as goodwill. The Company reviews, on an annual basis, or more frequently if circumstances indicate possible impairment, the carrying value of goodwill by comparing balances to fair values and has determined that no impairment exists. The changes in the carrying amount of goodwill by business segment during the years ended December 31, 2005 and 2004 are as follows:

(In thousands)	Financial Institution Outsourcing, Systems and Services	Health Plan Management Services	Investment Support Services	Total
Balance, December 31, 2003	$1,332,523	$387,206	$1,593	$1,721,322
Goodwill additions	68,728	69,297	—	138,025

Balance, December 31, 2004	1,401,251	456,503	1,593	1,859,347
Goodwill additions	375,937	14,218	—	390,155

Balance, December 31, 2005	$1,777,188	$470,721	$1,593	$2,249,502

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

DISCONTINUED OPERATIONS

On March 24, 2005, the Company completed the sale of its securities clearing businesses to Fidelity Global Brokerage Group, Inc. for $344.9 million paid in cash at closing, subject to certain post-closing adjustments. Prior to completion of the sale, the securities clearing businesses paid a $68.0 million cash distribution to the Company. The sales proceeds, net of related expenses, including taxes that became due upon the sale of the securities clearing businesses, approximated the Company’s carrying value of its investment. The stock purchase agreement also provides for a contingent payment of up to $15.0 million to be paid after the first anniversary of the closing date based on achievement of certain revenue targets. In addition, the stock purchase agreement provided that the Company retained the liability associated with the SEC investigation of the Company’s former subsidiary, Fiserv Securities, Inc. (“FSI”). In April 2005, FSI settled with the SEC on this matter for $15.0 million, which was fully accrued for in the Company’s 2004 financial statements. During 2005, the Company recorded $0.03 per share in diluted earnings in discontinued operations primarily as a result of favorable resolutions of income tax uncertainties.

Also, in the third quarter of 2005, the Company received an indemnification notice under the stock purchase agreement regarding FSI’s past maintenance of certain documentation related to FSI’s introducing broker dealers’ customers. The Company is currently investigating the merits of this matter and is unable to estimate or predict the ultimate outcome or determine whether this matter will have a material adverse impact on the Company’s discontinued operations’ results.

The Company’s securities clearing businesses are excluded from reported total revenues, total expenses and operating cash flows and have been reported as discontinued operations for all periods presented. Summarized financial information for discontinued operations included in the financial statements for the years ended December 31 is as follows:

(In thousands)	2005	2004	2003
Total revenues	$26,391	$115,457	$108,303
Total expenses	26,809	132,820	98,157

Operating (loss) income before income taxes	(418)	(17,363)	10,146
Income tax benefit (expense)	5,862	107	(3,957)
Loss on sale of businesses, net of income taxes of $48,670	(363)	—	—

Income (loss) from discontinued operations, net of tax	$5,081	$(17,256)	$6,189

Assets and liabilities of the discontinued operations were sold on March 24, 2005. At the time of the sale, cash of $32.4 million was included on the balance sheet sold to the buyer. The Company reports its cash flows from continuing operations separate from cash flows from discontinued operations on its consolidated statements of cash flows. The discontinued operations cash flow disclosure includes a $68.0 million cash distribution that the securities clearing business made to the Company prior to completion of the sale.

At December 31, 2004, the assets and liabilities of the discontinued operations were presented separately under the captions “Assets of discontinued operations held for sale” and “Liabilities of discontinued operations held for sale,” respectively, in the accompanying Consolidated Balance Sheets and consisted of the following:

(In thousands)	2004
Assets of discontinued operations:
Cash and cash equivalents	$35,849
Securities processing receivables	2,404,215
Prepaid expenses and other assets	27,632
Investments	128,279
Property and equipment	4,140
Intangible assets and goodwill	151,402

TOTAL	$2,751,517

Liabilities of discontinued operations:
Accounts payable and accruals	$53,328
Securities processing payables	2,349,139
Short-term borrowings	10,000

TOTAL	$2,412,467

SHORT-TERM BORROWINGS

The Company’s Investment support services subsidiaries had no short-term borrowings as of December 31, 2005 and $100.0 million of short-term borrowings as of December 31, 2004. The short-term borrowings outstanding at December 31, 2004 had an average interest rate of 2.6% and were collateralized by investments valued at $102.0 million at December 31, 2004.

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

NET INCOME PER SHARE

Basic net income per share is computed using the weighted-average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist primarily of stock options and are computed using the treasury stock method. During the years ended December 31, 2005, 2004 and 2003, the Company excluded 0.1 million, 4.1 million and 3.4 million weighted-average shares under stock options, respectively, from the calculation of common equivalent shares as the impact was anti-dilutive.

The computation of the number of shares used in calculating basic and diluted net income per common share is as follows:

(In thousands)	2005	2004	2003
Weighted-average common shares outstanding used for calculation of net income per share - basic	188,807	194,981	193,240
Common stock equivalents	2,160	2,306	2,697

Total shares used for calculation of net income per share - diluted	190,967	197,287	195,937

STOCK-BASED COMPENSATION

The Company has accounted for its stock-based awards and employee stock purchase plans in accordance with the intrinsic value provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, the Company did not record compensation expense in the consolidated financial statements for its stock options and employee stock purchase plans as all options granted under the stock option plans had an exercise price not less than 100% of the fair value of the underlying common stock on the date of grant, and the discount for the employee stock purchase plans did not exceed fifteen percent. The value of the Company’s restricted stock awards, based on market prices, is recognized as compensation expense over the restriction period on a straight-line basis.

The following table illustrates the effect on net income and net income per share had compensation expense been recognized consistent with the fair value provisions of SFAS 123. Stock options are typically granted in the first quarter of the year, generally vest 20% on the date of grant and 20% each year thereafter and expire 10 years from the date of the award.

(In thousands, except per share data)	2005	2004	2003
Net income:
As reported	$516,438	$377,642	$315,012
Add: reported stock compensation expense - net of tax	2,500	405	316
Less: fair value stock compensation expense - net of tax	(23,380)	(18,405)	(17,316)

Pro forma	$495,558	$359,642	$298,012

Reported net income per share:
Basic	$2.74	$1.94	$1.63
Diluted	2.70	1.91	1.61
Pro forma net income per share:
Basic	$2.62	$1.84	$1.54
Diluted	2.59	1.82	1.52

The fair value of each stock option granted in 2005 and 2004 was estimated on the date of grant using a binomial option-pricing model; the fair value of each stock option granted in 2003 was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions:

	2005	2004	2003
Expected life (in years)	5.4	5.5	5.0
Risk-free interest rate	3.9%	3.1%	3.0%
Volatility	32.2%	33.6%	52.3%
Dividend yield	0.0%	0.0%	0.0%

The weighted-average estimated fair value of stock options granted during the years ended December 31, 2005, 2004 and 2003 was $14.46, $13.56 and $15.14 per share, respectively.

SHAREHOLDER RIGHTS PLAN

The Company has a shareholder rights plan. Under this plan, each shareholder holds one preferred stock purchase right for each outstanding share of the Company’s common stock held. The stock purchase rights are not exercisable until certain events occur.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income consists of the following at December 31:

(In thousands)	2005	2004
Unrealized (losses) gains on investments, net of tax	$(45)	$32,085
Unrealized gains (losses) on cash flow hedges, net of tax	316	(5,673)
Foreign currency translation adjustments	1,050	283

TOTAL	$1,321	$26,695

SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)	2005	2004	2003
Interest paid	$26,696	$25,495	$22,164
Income taxes paid (including discontinued operations)	335,601	177,017	144,130
Liabilities assumed in acquisitions of businesses	39,478	10,507	85,072

2. Acquisitions

During 2005, 2004 and 2003, the Company completed the following acquisitions of businesses. The results of operations of these acquired businesses have been included in the accompanying consolidated statements of income from the dates of acquisition.

Company	Month Acquired	Service	Consideration
2005:
Del Mar Datatrac, Inc.	Mar.	Lending services	Cash for stock
Emergis, Inc.’s eLending U.S. business	May	Lending services	Cash for assets
Interactive Technologies, Inc.	June	Software and services	Cash for stock
Administrative Services Group, Inc.	June	Health plan management	Cash for stock
J.W. Hutton, Inc.	Aug.	Health plan management	Cash for stock
BillMatrix Corporation	Aug.	Data processing	Cash for stock
VerticalPoint, Inc.	Aug.	Insurance software systems	Cash for stock
Xcipio, Inc.	Nov.	Insurance software systems	Cash for assets

2004:
RegEd, Inc.	Jan.	Insurance/securities training	Cash for stock
Pharmacy Fulfillment, Inc.	Aug.	Health plan management	Cash for stock
Results International Systems, Inc.	Aug.	Insurance data processing	Cash for stock
CheckAGAIN, LLC	Oct.	Item processing	Cash for assets

2003:
AVIDYN, Inc.	Jan.	Health plan management	Stock for stock
Precision Computer Systems, Inc.	Mar.	Software and services	Cash for stock
ReliaQuote, Inc.	Apr.	Insurance services	Cash for stock
WBI Holdings Corporation	May	Health plan management	Cash for stock
Electronic Data Systems Corporation’s Credit Union Industry Group business	July	Credit union data processing	Cash for assets
Chase Credit Systems, Inc. & Chase Credit Research, Inc.	July	Lending services	Cash for stock
Unisure, Inc.	Sept.	Insurance data processing	Cash for assets
Insurance Management Solutions Group, Inc.	Sept.	Insurance data processing	Cash for stock
GAC Holdings Corporation	Sept.	Lending services	Cash for stock
Federal Home Loan Bank of Indianapolis IP services	Oct.	Item processing	Cash for assets
MI-Assistant Software, Inc.	Nov.	Insurance software systems	Cash for assets
MedPay Corporation	Dec.	Health plan management	Cash for stock

During 2005, 2004 and 2003, the Company completed eight, four and twelve acquisitions, respectively. Net cash paid for these acquisitions was $440.3 million, $35.7 million and $702.8 million, respectively, subject to certain adjustments. At December 31, 2005, the preliminary purchase price allocation for the 2005 acquisitions resulted in goodwill of approximately $374 million and other intangible assets of $83 million, primarily related to customer base and software. The amounts allocated to goodwill and intangible assets are based on preliminary estimates and are subject to final adjustment. Pro forma information for 2005 is not being provided as the 2005 acquisitions did not have a material effect on the Company’s results of operations.

The Company may be required to pay additional cash consideration for acquisitions up to maximum estimated payments of $54.5 million through 2008, if certain of the acquired entities achieve specific escalating operating income targets. The Company has recorded a liability of $34.7 million at December 31, 2005 as an estimate of the additional cash consideration to be paid. During 2005, as a result of previously acquired entities achieving their operating income targets, the Company paid additional cash consideration of $69.3 million. The additional consideration was treated as additional purchase price.

3. Long-term debt

The Company has available $700.0 million of unsecured credit and commercial paper facilities with a syndicate of banks. The Company had $308.2 million of outstanding indebtedness under the credit and commercial paper facilities at December 31, 2005, with a weighted-average variable interest rate of 4.8% and 2.8% at December 31, 2005 and 2004, respectively. The credit facilities consist of a $465.3 million five-year revolving credit facility, which expires in March 2009, and a $234.7 million 364-day revolving credit facility, which is subject to renewal annually through 2009. There were no significant commitment fees or compensating balance requirements under these facilities. The Company must, among other requirements under the facilities, maintain a minimum net worth of $2.0 billion as of December 31, 2005 and limit its total debt to no more than three and one-half times the Company’s earnings before interest, taxes, depreciation and amortization. The Company was in compliance with all debt covenants throughout 2005.

At December 31, 2005, the Company had cash flow interest rate swap agreements to fix the interest rates on certain floating-rate debt at a rate of approximately 5.0% (based on current bank fees and spreads) for a notional amount of $150.0 million until December 2008. At December 31, 2004, the Company had cash flow interest rate swap agreements to fix the interest rates on certain floating-rate debt at a rate approximating 6.8% (based on then current bank fees and spreads) for a notional amount of $200.0 million until December 2005. The estimated fair values of the Company’s cash flow hedges are $0.5 million and ($9.1) million as of December 31, 2005 and 2004, respectively, and are included in the accompanying consolidated balance sheets in prepaid expenses and other assets in 2005 and accrued expenses in 2004 and as a component of accumulated other comprehensive income, net of deferred taxes in both years.

In addition, the Company had fixed-to-floating interest rate swap agreements on the $150.0 million 4% senior notes due April 2008, with a variable interest rate of approximately 5.1% at December 31, 2005. The estimated fair values of the fair value hedges are ($5.5) million and ($2.0) million as of December 31, 2005 and 2004, respectively, and are included in the accompanying consolidated balance sheets in accrued expenses and long-term debt.

The carrying value and estimated fair values of the Company’s long-term debt are as follows at December 31:

	2005		2004
(In thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Bank notes and commercial paper, at short-term rates	$308,182	$308,182	$194,993	$194,993
3.0% senior notes payable, due 2008	99,945	94,375	99,922	95,877
4.0% senior notes payable, due 2008	144,400	144,000	147,957	148,875
Other	42,858	42,516	62,455	62,837

Total long-term debt	$595,385	$589,073	$505,327	$502,582

Annual principal payments required under the terms of the long-term debt agreements are as follows at December 31, 2005:

(In thousands) Years ending December 31,
2006	$14,186
2007	5,466
2008	264,092
2009	311,638
2010	3

TOTAL	$595,385

4. Income taxes

A reconciliation of recorded income tax expense from continuing operations with income tax computed at the statutory federal tax rates is as follows for the three years ended December 31:

(In thousands)	2005	2004	2003
Statutory federal tax rate	35%	35%	35%
Tax computed at statutory rate	$286,283	$224,478	$177,193
State income taxes, net of federal effect	25,863	22,983	19,047
Foreign tax credit carryover	—	(2,431)	—
Other - net	(5,552)	1,438	1,204

TOTAL	$306,594	$246,468	$197,444

The provision for income taxes from continuing operations consist of the following at December 31:

(In thousands)	2005	2004	2003
Current:
Federal	$235,966	$181,981	$138,010
State	36,093	34,148	27,506
Foreign	15,352	7,317	4,440

	287,411	223,446	169,956

Deferred:
Federal	20,994	22,894	28,890
State	409	1,134	1,431
Foreign	(2,220)	(1,006)	(2,833)

	19,183	23,022	27,488

TOTAL	$306,594	$246,468	$197,444

Significant components of the Company’s deferred tax assets and liabilities consist of the following at December 31:

(In thousands)	2005	2004
Reserve for bad debts	$11,675	$10,137
Purchased incomplete software technology	17,990	22,461
Accrued expenses not currently deductible	30,976	26,667
Net operating loss carryforwards	5,437	2,932
Other	9,133	16,913

Total deferred tax assets	75,211	79,110

Prepaid expenses	(8,059)	(4,940)
Software development costs for external customers	(44,812)	(40,384)
Excess of tax over book depreciation	(20,101)	(25,463)
Excess of tax over book amortization	(148,876)	(105,912)
Unrealized gains on investments	—	(18,081)
Other	(19,355)	(18,660)

Total deferred tax liabilities	(241,203)	(213,440)

TOTAL	$(165,992)	$(134,330)

Tax benefits associated with the exercise of non-qualified employee stock options were credited directly to additional paid-in capital and amounted to $30.7 million, $11.3 million and $13.2 million in 2005, 2004 and 2003, respectively.

At December 31, 2005, the Company has state net operating loss carryforwards of $46.2 million, with expiration dates ranging from 2006 through 2025, and foreign net operating loss carryforwards of $8.0 million, with no expiration dates.

5. Employee Benefit Plans

STOCK OPTION AND RESTRICTED STOCK PLAN

The Company’s Stock Option and Restricted Stock Plan (the “Plan”) provides for grants to the Company’s employees and directors of restricted stock and either incentive or non-qualified options to purchase shares of the Company’s common stock. The options are granted at a price not less than 100% of the fair value of the shares at the date of grant. For restricted stock, during the period of restriction, the holder has voting rights and is entitled to receive all distributions including dividends paid with respect to the stock. At December 31, 2005, options to purchase 4.4 million shares were available for grant under the Plan.

Changes in stock options outstanding are as follows:

	Number of Shares (In thousands)	Weighted Average Exercise Price
Outstanding, December 31, 2002	11,610	$21.77
Granted	1,719	30.96
Forfeited	(326)	36.90
Exercised	(1,414)	9.37

Outstanding, December 31, 2003	11,589	$24.21
Granted	1,282	38.19
Forfeited	(188)	36.19
Exercised	(1,123)	12.42

Outstanding, December 31, 2004	11,560	$26.71
Granted	1,789	39.45
Forfeited	(192)	36.82
Exercised	(3,043)	17.08

Outstanding, December 31, 2005	10,114	$31.67

The number of shares under option that were exercisable at December 31, 2005, 2004 and 2003 was 7.0 million, 8.5 million and 8.2 million, at weighted-average exercise prices of $28.89, $23.44 and $20.19, respectively. The following summarizes information about the Company’s stock options outstanding and exercisable at December 31, 2005:

Range of Exercise Prices	Options Outstanding			Options Outstanding and Exercisable
	Number of Shares (In thousands)	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Number of Shares (In thousands)	Weighted - Average Exercise Price
$ 7.85 - $16.00	1,114	$13.86	1.7	1,114	$13.86
16.01 - 30.95	1,990	21.16	3.7	1,948	21.01
30.96 - 37.00	1,619	31.55	7.2	851	31.27
37.01 - 38.15	1,527	37.05	5.1	1,506	37.04
38.16 - 39.40	2,308	38.40	8.7	643	38.50
39.41 - 46.09	1,556	42.69	7.0	912	41.63

$ 7.85 - $46.09	10,114	$31.67	5.9	6,974	$28.89

EMPLOYEE STOCK PURCHASE PLAN

The Company’s employee stock purchase plan provides that eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85% of the closing price of the Company’s common stock on the last business day of each calendar quarter. During each of the years ended December 31, 2005 and 2004, 0.6 million shares were issued under the employee stock purchase plan. As of January 1, 2006, there were 1.0 million shares available for grant under this plan.

EMPLOYEE SAVINGS PLAN

The Company and its subsidiaries have defined contribution savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest ratably at 20% for the first five years of each employee’s service. Company contributions charged to operations under these plans approximated $53.8 million, $45.6 million and $44.3 million in 2005, 2004 and 2003, respectively.

6. Leases, other commitments and contingencies

LEASES

The Company leases certain office facilities and equipment under operating leases. Most leases contain renewal options for varying periods. Future minimum rental payments on operating leases with initial noncancellable lease terms in excess of one year were due as follows as of December 31, 2005:

(In thousands) Years Ending December 31,
2006	$93,673
2007	78,633
2008	66,216
2009	53,768
2010	39,763
Thereafter	92,458

TOTAL	$424,511

Rent expense applicable to all operating leases was approximately $113.8 million, $115.6 million and $111.2 million during the years ended December 31, 2005, 2004 and 2003, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

The Company’s Investment support services subsidiaries had fiduciary responsibility for the administration of approximately $39 billion in trust funds as of December 31, 2005. The Company is also the custodian of cash deposited by customers with specific instructions as to its disbursement from active escrow and account servicing files. The balances in these custodial accounts were $420 million and $90 million at December 31, 2005 and 2004, respectively, and have not been included in the consolidated financial statements. The increase in 2005 primarily relates to government funds which will be paid out by the Company’s flood insurance claim processing business. The Company has purchase obligations primarily related to agreements to purchase or license data processing equipment and software for approximately $60.2 million at December 31, 2005.

7. Business Segment Information

The Company provides information management systems and services to the financial and health benefits industries, including transaction processing outsourcing, business processing outsourcing and software and systems solutions. The Company’s continuing operations are classified into three business segments: Financial institution outsourcing, systems and services (“Financial”); Health plan management services (“Health”); and Investment support services (“Investment”). The securities clearing businesses are reported under discontinued operations and are not included in the segment information below. Summarized financial information by business segment is as follows for each of the three years ended December 31:

(In thousands)	Financial	Health	Investment	Total
2005
Processing and services	$2,383,963	$373,181	$134,408	$2,891,552
Product	524,116	643,810	—	1,167,926

Total revenues	2,908,079	1,016,991	134,408	4,059,478
Operating income	639,927	80,434	25,035	745,396
Identifiable assets	3,056,896	749,548	2,196,997	6,003,441
Capital expenditures, including capitalization of software development costs for external customers	140,999	13,764	10,188	164,951
Depreciation and amortization expense	150,016	17,414	11,749	179,179

2004
Processing and services	$2,226,137	$388,059	$125,536	$2,739,732
Product	476,599	513,415	—	990,014

Total revenues	2,702,736	901,474	125,536	3,729,746
Operating income	563,645	75,365	20,550	659,560
Identifiable assets	2,501,855	696,543	2,142,773	5,341,171
Capital expenditures, including capitalization of software development costs for external customers	143,958	11,829	5,306	161,093
Depreciation and amortization expense	154,558	16,700	14,105	185,363

2003
Processing and services	$1,967,051	$337,063	$116,614	$2,420,728
Product	441,966	62,673	—	504,639

Total revenues	2,409,017	399,736	116,614	2,925,367
Operating income	457,783	47,472	16,567	521,822
Identifiable assets	2,467,727	598,163	1,889,080	4,954,970
Capital expenditures, including capitalization of software development costs for external customers	124,889	10,141	4,081	139,111
Depreciation and amortization expense	138,146	11,852	15,840	165,838

A reconciliation of reportable segment identifiable asset amounts to the Company’s consolidated balance sheets is as follows:

(In thousands)	2005	2004
Assets:
Reportable segments	$6,003,441	$5,341,171
Corporate	36,075	290,661
Discontinued operations	—	2,751,517

TOTAL	$6,039,516	$8,383,349

The Company’s domestic operations comprised approximately 96%, 97% and 96% of total revenues for the years ended December 31, 2005, 2004 and 2003, respectively. No single customer accounted for more than 3%, 2% and 3% of total revenues during the years ended December 31, 2005, 2004 and 2003, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain matters discussed herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates,” or “expects,” or words of similar import. Similarly, statements that describe future plans, objectives or goals of the Company are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Factors that could affect results include, among others, economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, markets, services and related products, prices and other factors under “Risk Factors” discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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

The majority of the Company’s revenues are generated from monthly account and transaction-based fees in which revenue is recognized when the related services have been rendered. Revenues are primarily recognized under service agreements having stipulated terms and conditions which are long-term in nature, generally three to five years, and do not require management to make significant judgments or assumptions. Given the nature of the Company’s business and the applicable rules guiding revenue recognition, the Company’s revenue recognition practices do not contain significant estimates that materially affect its results of operations.

The Company has reviewed the carrying value of goodwill and other intangible assets by comparing such amounts to their fair values and has determined that the carrying amounts of goodwill and other intangible assets do not exceed their respective fair values. The Company is required to perform this comparison, which uses various assumptions, at least annually or more frequently if circumstances indicate possible impairment. Given the significance of goodwill and other intangible asset balances, an adverse change to the fair value could result in an impairment charge, which could be material to the Company’s financial statements.

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

NEW ACCOUNTING PRONOUNCEMENT

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), that requires companies to expense the value of employee stock purchase plans, stock option grants and similar awards at the beginning of their next fiscal year that begins after June 15, 2005 and requires the use of either the modified prospective or the modified retrospective application method. The Company will adopt SFAS 123R on January 1, 2006 under the modified prospective method, which requires the application of SFAS 123R to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of outstanding awards for which service has not been rendered (such as unvested options) that are outstanding as of the date of adoption shall be recognized as the remaining services are rendered. Had the Company adopted SFAS 123R in prior periods, the Company believes the impact of the standard would have approximated the impact of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) as described in the “Stock-Based Compensation” disclosure in Note 1 to the consolidated financial statements. The incremental share-based compensation expense under SFAS 123R is estimated to be in the range of $0.09 to $0.11 per share in 2006. The ultimate impact of adopting SFAS 123R on 2006’s results of operations and financial position will depend upon many factors including the level of stock-based compensation granted in 2006, the fair value of those options which will be determined at the date of grant, the level of participation in the employee stock purchase plan, the related tax benefits recorded and the diluted shares outstanding.

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

The Company’s Investment support services subsidiaries accept money market account deposits from customers and invest those funds in marketable securities. Substantially all of the investments are rated within the highest investment grade categories for securities. The Company’s Investment support services subsidiaries utilize simulation models for measuring and monitoring interest rate risk and market value of portfolio equities. A formal Asset Liability Committee of the Company meets quarterly to review interest rate risks, capital ratios, liquidity levels, portfolio diversification, credit risk ratings and adherence to investment policies and guidelines. At December 31, 2005 mortgage-backed obligations have an average duration of approximately three years and eight months with most of the remaining investments having a maturity of one year or less. The Company does not believe any significant changes in interest rates would have a material impact on the consolidated financial statements.

The Company manages its debt structure and interest rate risk through the use of fixed and floating-rate debt and through the use of interest rate swaps. The Company uses interest rate swaps to partially hedge its exposure to interest rate changes and to control its financing costs. Generally, under these swaps, the Company agrees with a counter party to exchange the difference between fixed-rate and floating-rate interest amounts based on an agreed notional amount. While changes in interest rates could decrease the Company’s interest income or increase its interest expense, the Company does not believe that it has a material exposure to changes in interest rates, primarily due to approximately 45% of the Company’s long-term debt having fixed interest rates as of December 31, 2005. Based on the Company’s long-term debt with variable interest rates as of December 31, 2005, a 1% increase in the Company’s borrowing rate would increase annual interest expense by approximately $3.3 million. Based on the controls in place, management believes the risks associated with financial instruments at December 31, 2005, will not have a material effect on the Company’s consolidated financial position or results of operations.

RESULTS OF OPERATIONS

Components of Revenue and Expenses

The following briefly describes the components of revenues and expenses as presented in the consolidated statements of income. A description of the Company’s revenue recognition policies is included in Note 1 to the consolidated financial statements.

Processing and Services

Processing and services revenues are primarily generated from account and transaction-based fees under long term contracts, generally three to five years. Revenue is recognized when the related transactions are processed and services have been rendered. Processing and services revenues are most reflective of the Company’s core business performance as a significant amount of the Company’s total operating profit is generated from these services. Cost of processing and services includes costs directly associated with providing services to clients and includes the following: personnel, equipment and data communication, infrastructure costs including costs to maintain applications, customer support, depreciation and other operating expenses.

Product

Product revenue is primarily derived from the pharmacy businesses, software license fees and integrated print and electronic communications. A significant amount of product revenue is derived from the Company’s pharmacy businesses within the Health segment as the Company includes in both revenues and expenses the prescription product costs associated with these businesses. The Company does not manufacture or generally distribute prescription product, but the Company is considered a principal under EITF 99-19, as more fully described in Note 1 to the consolidated financial statements and therefore, records these revenues and expenses on a gross basis. Prescription product costs included in both product revenues and cost of product were $540.0 million, $439.6 million and $55.9 million in 2005, 2004 and 2003, respectively. Cost of products, in addition to pharmacy product costs, include personnel and other costs directly associated with product revenue.

The Company also includes customer reimbursements, such as postage and telecommunication costs, in both processing and services and product revenue and expense captions in the table below in accordance with EITF 01-14 . These costs, which are pass-through expenses to clients included in both revenues and expenses were $351.0 million, $379.2 million and $333.3 million in 2005, 2004 and 2003, respectively.

Selling, General and Administrative

Selling, general and administrative expenses primarily consist of salaries, wages and related expenses paid to sales personnel, administrative employees and management; advertising and promotional costs; and other selling expenses.

The following table presents, for the periods indicated, certain amounts included in the Company’s consolidated statements of income, the relative percentage that those amounts represent to revenues and the percentage change in those amounts from year to year. This information should be read along with the consolidated financial statements and notes thereto.

	Years ended December 31, (In millions)			Percentage (1) (2) Years ended December 31,			Percentage Increase
	2005	2004	2003	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
Revenues:
Processing and services	$2,891.6	$2,739.7	$2,420.7	71%	73%	83%	6%	13%
Product	1,167.9	990.0	504.6	29%	27%	17%	18%	96%

Total revenues	$4,059.5	$3,729.7	$2,925.4	100%	100%	100%	9%	27%

Expenses:
Cost of processing and services (1)	1,855.2	1,822.7	1,659.9	64%	67%	69%	2%	10%
Cost of product (1)	942.7	796.0	351.4	81%	80%	70%	18%	127%

Sub-total (2)	2,798.0	2,618.7	2,011.3	69%	70%	69%	7%	30%
Selling, general and administrative (2)	516.1	451.5	392.2	13%	12%	13%	14%	15%

Total expenses (2)	$3,314.1	$3,070.2	$2,403.5	82%	82%	82%	8%	28%

Operating Income (2)	$745.4	$659.6	$521.8	18%	18%	18%	13%	26%

(1)	Each percentage equals the relevant expense amount divided by the related component of total revenues.
(2)	Each percentage equals the relevant expense or operating income amount divided by total revenues.

Total Revenues

Total revenues increased $329.7 million, or 9%, in 2005 compared to 2004 and $804.4 million, or 27%, in 2004 compared to 2003. The internal revenue growth rate was 7% in 2005 and 10% in 2004 with the remaining growth resulting from acquisitions, which had a much greater impact on 2004 revenue growth than 2005. Overall internal revenue growth is primarily derived from sales to new clients, cross-sales to existing clients and increases in transaction volumes from existing clients. The decrease in the total revenue growth rate for the Company in 2005 compared to 2004 was primarily due to slower revenue growth in the Company’s Health segment.

Processing and services revenues increased 6% in 2005 compared to 13% in 2004 and product revenues increased 18% in 2005 compared to 96% in 2004. Revenue increases in both of these captions were greater in 2004 than 2005 primarily driven by a more significant impact of acquisitions in 2004. Product revenues are impacted significantly on a year over year basis by the inclusion of prescription product costs in the Health segment’s revenues and expenses of $540.0 million, $439.6 million and $55.9 million in 2005, 2004 and 2003, respectively.

Processing and services revenues were positively impacted by early contract termination and assignment fees of $57.9 million, $36.4 million and $9.8 million in 2005, 2004 and 2003, respectively. The financial segment businesses generally enter into three to five year contracts with clients that contain early contract termination fees. These fees are generated when an existing client is acquired by another financial institution and can vary significantly from period to period based on the number and size of clients that are acquired and how early in the contract term a client is acquired.

Total Expenses

Total expenses increased $243.9 million, or 8%, in 2005 compared to 2004 and $666.6 million, or 28%, in 2004 compared to 2003. The significant increase in 2004 expenses was driven by the significant increase in prescription product costs. Total expenses as a percentage of total revenues were 82% in 2005, 2004 and 2003. Cost of processing and services as a percentage of processing and services revenues declined over the last 3 years from 69% of processing and services revenues in 2003 to 64% in 2005 due to a number of factors including: changes in the mix of the Company’s businesses due to acquisitions, the impact of operating efficiencies generated from the consolidation of bank and EFT processing platforms within the Company’s Financial segment and revenue associated with a higher amount of contract termination fees that do not result in any significant incremental cost. Cost of product has increased as a percentage of product revenue from 70% in 2003 to 81% in 2005, primarily driven by the significant increase in prescription product costs. Selling, general and administrative expenses have remained relatively consistent as a percentage of total revenues in 2005, 2004 and 2003.

Operating Income and Operating Margin

Operating income increased $85.8 million, or 13%, in 2005 compared to 2004 and $137.7 million, or 26%, in 2004 compared to 2003. Operating income increases in 2004 were greater than 2005 primarily due to a greater impact of acquisitions in 2004 than 2005. The operating income increases were primarily derived from the Financial segment, which increased operating income $76.3 million in 2005 and $105.9 million in 2004 compared to prior years. Operating margins were relatively consistent on a year over year basis and were positively impacted by a higher operating margin on processing and services revenue and negatively impacted by reduced product margin due to the increase of prescription product costs over the last 3 years. The negative impact on operating margins due to the inclusion of prescription product costs in revenue and expense was 3 percentage points in 2005 and 2 percentage points in 2004. In addition, the inclusion of customer reimbursements of $351.0 million, $379.2 million and $333.3 million in 2005, 2004 and 2003, respectively, in both revenue and expense, had a negative impact on operating margins of 2 percentage points in 2005, 2004 and 2003.

SEGMENT RESULTS

The Company provides information management systems and services to the financial and health benefits industries, including transaction processing outsourcing, business process outsourcing and software and systems solutions. The Company’s continuing operations are classified into three business segments: Financial institution outsourcing, systems and services (“Financial”); Health plan management services (“Health”); and Investment support services (“Investment”). Adjusted revenues presented in this table exclude the revenues associated with customer reimbursements and the pass-through portion of the prescription product costs since both of these items offset in revenues and expenses. Adjusted revenue is a non-GAAP financial measure that the Company believes is useful to investors because it provides a measurement of growth excluding pass-through revenue and expense as management does not believe these items are necessarily an indicator of the Company’s current or future performance. Adjusted revenues as calculated by the Company is not necessarily comparable to similarly titled measures presented by other companies.

	Revenue (In millions)
Years ended December 31,	Financial	Health	Investment	Total
2005
Total revenues	$2,908.1	$1,017.0	$134.4	$4,059.5
Less:
Customer reimbursements	345.3	5.8	—	351.0
Prescription product costs	—	540.0	—	540.0

Adjusted revenues	$2,562.8	$471.2	$134.4	$3,168.4

2004
Total revenues	$2,702.7	$901.5	$125.5	$3,729.7
Less:
Customer reimbursements	363.6	15.6	—	379.2
Prescription product costs	—	439.6	—	439.6

Adjusted revenues	$2,339.1	$446.3	$125.5	$2,911.0

2003
Total revenues	$2,409.0	$399.7	$116.6	$2,925.4
Less:
Customer reimbursements	332.6	0.7	—	333.3
Prescription product costs	—	55.9	—	55.9

Adjusted revenues	$2,076.4	$343.2	$116.6	$2,536.2

Total Revenue growth: (1)
2005	8%	13%	7%	9%
2004	12%	126%	8%	27%

Adjusted Revenue growth: (1)
2005	10%	6%	7%	9%
2004	13%	30%	8%	15%

(1)	Represents total and adjusted revenue growth over the prior year period.

	Operating Income (In millions)
Years ended December 31,	Financial	Health	Investment	Total
Operating Income:
2005	$639.9	$80.4	$25.0	$745.4
2004	563.6	75.4	20.6	659.6
2003	457.8	47.5	16.6	521.8

Operating Income Growth: (1)
2005	14%	7%	22%	13%
2004	23%	59%	24%	26%

Operating Margin:
2005	22%	8%	19%	18%
2004	21%	8%	16%	18%
2003	19%	12%	14%	18%

(1)	Represents operating income growth over the prior year period.

INTERNAL REVENUE GROWTH

Internal revenue growth percentages are measured as the increase or decrease in total revenues for the current period less “acquired revenue from acquisitions” divided by total revenues from the prior year period plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” represents pre-acquisition revenue of acquired companies, less dispositions, for the comparable prior year period. Internal revenue growth percentage is a non-GAAP financial measure that the Company believes is useful to investors because it provides a breakdown of internal and acquisition-related revenue growth. The following table sets forth the calculation of internal revenue growth percentages:

	Years ended December 31, (In millions)			Years ended December 31, (In millions)
	2005	2004	Increase (Decrease)	2004	2003	Increase (Decrease)
Total Company
Total revenues	$4,059.5	$3,729.7	$329.7	$3,729.7	$2,925.4	$804.4
Acquired revenue from acquisitions		67.5	(67.5)		456.0	(456.0)

Total	$4,059.5	$3,797.2	$262.2	$3,729.7	$3,381.4	$348.4

Internal revenue growth percentages:
Total revenues	7%			10%
Adjusted revenues (1)	7%			4%

By Segment:
Financial
Total revenues	$2,908.1	$2,702.7	$205.3	$2,702.7	$2,409.0	$293.7
Acquired revenue from acquisitions		45.7	(45.7)		206.1	(206.1)

Total	$2,908.1	$2,748.5	$159.6	$2,702.7	$2,615.1	$87.6

Internal revenue growth percentages:
Total revenues	6%			3%
Adjusted revenues (1)	7%			2%

Health
Total revenues	$1,017.0	$901.5	$115.5	$901.5	$399.7	$501.7
Acquired revenue from acquisitions		21.7	(21.7)		249.9	(249.9)

Total	$1,017.0	$923.2	$93.8	$901.5	$649.6	$251.9

Internal revenue growth percentages:
Total revenues	10%			39%
Adjusted revenues (1)	3%			10%

Investment

Total revenues	$134.4	$125.5	$8.9	$125.5	$116.6	$8.9

Internal revenue growth percentages
Total revenues	7%			8%

(1)	Adjusted revenue growth is calculated based on adjusted revenues excluding customer reimbursements and prescription product pass-through costs. Acquired revenues in the Health segment include prescription product costs of $11.1 million and $186.8 million in 2004 and 2003, respectively.

Financial

The Financial segment increased total revenues by $205.3 million, or 8%, in 2005 and $293.7 million, or 12%, in 2004. The internal revenue growth rate in the Financial segment was 6% in 2005 and 3% in 2004 with the remaining growth resulting from acquisitions. Adjusted internal revenue growth, excluding the impact of customer reimbursements, was 7% in 2005 and 2% in 2004. The largest contributors to the 2005 internal revenue growth rate in this segment were increased volumes and new clients in the lending division’s loan settlement and loan servicing businesses, increased revenue associated with new client growth and cross sales in the bank and credit union operations, incremental revenue associated with the Australian check processing business that began operations in mid-April 2005, higher than normal revenues associated with flood insurance claims processing and an increase in contract termination fees over those received in 2004.

Operating margins in the Financial segment were 22% in 2005, 21% in 2004 and 19% in 2003. Operating margins in 2005 were positively impacted by 60 basis points over 2004 due to an increase in contract termination fees of $21.5 million compared to 2004. The increase in operating margins in 2004 compared to 2003 in the Financial segment was primarily due to continued operating efficiencies and the impact of increased contract termination and assignment fees of $26.6 million or 80 basis points. Customer reimbursements negatively impacted operating margins in the Financial segment by approximately 3 percentage points in 2005, 2004 and 2003.

Health

The Health segment had revenue growth of $115.5 million, or 13%, in 2005 compared to 2004 and $501.7 million, or 126%, in 2004 compared to 2003. The internal revenue growth rate in this segment for 2005 was 10% in 2005 and 39% in 2004 with the remaining growth from acquisitions. Adjusted internal revenue growth, excluding the impact of prescription product and other customer reimbursement costs, was 3% in 2005 and 10% in 2004. The decrease in the 2005 internal revenue growth rate compared to 2004 was primarily due to significant growth of the Company’s pharmacy businesses in early 2004 based on the signing of some large clients. In addition, growth of the health plan administration businesses in 2005 was negatively impacted by increased competition in the large commercial employer market.

Operating margins in the Health segment were 8% in 2005 and 2004 and 12% in 2003. The decrease in operating margins in the Health segment in 2005 and 2004 compared to 2003 was due to the Company’s entrance into the pharmacy business in mid-2003 and significant revenue growth in this business, which generates operating margins in the mid-single digits due to the inclusion of prescription product costs in revenues and expenses. Prescription product costs negatively impacted operating margins in the Health segment by approximately 9 percentage points in 2005 and 8 percentage points in 2004.

Investment

The Investment segment had revenue growth of $8.9 million in 2005 and 2004, representing revenue growth of 7% and 8%, respectively. Revenue growth was primarily derived from continued new client growth. Operating margins in the Investment segment were 19% in 2005, 16% in 2004 and 14% in 2003. The increase in operating margin in 2005 compared to the prior periods was primarily due to a temporary increase in cash investment balances in 2005 that improved net investment income. The 2004 increase in operating margins over 2003 was primarily due to increased trust administration fees and investment income and the completion of the Investment segment’s operations consolidation to one technology platform and into a single location.

DISCONTINUED OPERATIONS

On March 24, 2005, the Company completed the sale of its securities clearing businesses to Fidelity Global Brokerage Group, Inc. for $344.9 million paid in cash at closing, subject to certain post-closing adjustments. Prior to completion of the sale, the securities clearing businesses paid a $68.0 million cash distribution to the Company. The sales proceeds, net of related expenses, including taxes that became due upon the sale of the securities clearing businesses, approximated the Company’s carrying value of its investment. In 2005, the Company recorded a net loss on the sale of discontinued operations of $0.4 million, net of related income taxes of $48.7 million. The higher income tax expense on the sale of the securities clearing operations was primarily due to a significantly lower tax basis than book basis in the discontinued operations due primarily to a tax free exchange in the Company’s initial purchase of one of the companies included in discontinued operations. The stock purchase agreement also provides for a contingent payment of up to $15.0 million to be paid after the first anniversary of the closing date based on achievement of certain revenue targets. In addition, the stock purchase agreement provided that the Company retained the liability associated with the SEC investigation of the Company’s former subsidiary, Fiserv Securities, Inc. (“FSI”). In April 2005, FSI settled with the SEC on this matter for $15.0 million, which was fully accrued for in the Company’s 2004 financial statements. During 2005, the Company recorded $0.03 per share in diluted earnings in discontinued operations primarily as a result of favorable resolutions of income tax uncertainties.

In the third quarter of 2005, the Company received an indemnification notice under the stock purchase agreement regarding FSI’s past maintenance of certain documentation related to FSI’s introducing broker dealers’ customers. The Company is currently investigating the merits of this matter and is unable to estimate or predict the ultimate outcome or determine whether this matter will have a material adverse impact on the Company’s discontinued operations’ results.

INTEREST INCOME

In 2005, interest income was $13.6 million compared to $6.7 million in 2004 and $7.3 million in 2003. The increase in 2005 was primarily due to interest income earned on increased cash balances in 2005 resulting from the proceeds received on the sale of the securities clearing businesses.

REALIZED GAIN FROM SALE OF INVESTMENTS

In 2005, the Company recorded a pre-tax realized gain of $43.5 million, or $0.14 per share after tax, from the sale of its remaining ownership of 3.2 million shares of Bisys Group, Inc. common stock. In addition, the Company sold its investment in INTRIA Items, Inc. to its partner, Canadian Imperial Bank of Commerce (CIBC), recognizing a pre-tax gain of $43.4 million, or $0.15 per share after tax, subject to post-closing adjustments. CIBC decided to purchase the Company’s share as a part of its ongoing reorganization of the bank’s Canadian retail network and supporting back-office operations.

INCOME TAX PROVISION

The effective income tax rate on continuing operations was 37.5% in 2005, 38.4% in 2004 and 39.0% in 2003. The decrease in the 2005 tax rate was primarily due to a lower tax rate on the sale of its investments mentioned previously and certain one-time tax benefits associated with a number of factors including tax law changes, tax audits closing and finalization of various tax returns. The income tax rate on continuing operations for 2006 is expected to be 38.7%.

NET INCOME PER SHARE - DILUTED

Net income per share-diluted for 2005 was $2.70 compared to $1.91 in 2004 and $1.61 in 2003. Net income per share-diluted from continuing operations for 2005 was $2.68 compared to $2.00 in 2004 and $1.58 in 2003. The $2.68 in net income from continuing operations per share for 2005 was positively impacted by $0.29 per share due to the realized gain on sale of investments and $0.07 per share from an increase in contract termination fees in 2005 compared to 2004.

Historically, the Company’s growth has been accomplished, to a significant degree, through the acquisition of businesses that are complementary to its operations. Management believes that a number of acquisition candidates are available that would further enhance the Company’s competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions and existing operations by eliminating operating redundancies. The Company’s approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

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

(In millions)	2005	2004	2003
Net cash provided by operating activities from continuing operations	$597.1	$698.4	$595.7
Capital expenditures, including capitalization of software costs for external customers	(165.0)	(161.1)	(139.1)

Free cash flow	$432.2	$537.3	$456.6

Free cash flow decreased by $105.1 million in 2005 compared to 2004 primarily due to higher estimated tax payments made in 2005 compared to 2004 resulting in a negative impact of $48.9 million on free cash flow and an increase in accounts receivable resulting in a negative impact on free cash flow of $64.2 million compared to 2004. The increase in accounts receivable was primarily due to increased internal revenue growth in the Financial segment and no further improvements to the significant improvements made in prior years in receivable collections and days sales outstanding. In 2005, the Company primarily used its free cash flow of $432.2 million, cash of $282.2 million received from the sale of the securities businesses and the $68.0 million cash distribution received from the discontinued operations prior to its sale to fund acquisitions of $509.6 million and to repurchase $652.6 million of stock.

Long-term debt includes $308.2 million borrowed under the Company’s $700.0 million credit and commercial paper facilities, which are comprised of a $465.3 million five-year revolving credit facility due in 2009 and a $234.7 million 364-day revolving credit facility, which is renewable annually through 2009. The Company must, among other requirements under the facilities, maintain a minimum net worth of $2.0 billion as of December 31, 2005 and limit its total debt to no more than three and one-half times the Company’s earnings before interest, taxes, depreciation and amortization. At December 31, 2005, the Company had $595.4 million of long-term debt, while shareholders’ equity was $2.5 billion. The Company was in compliance with all debt covenants throughout 2005.

At December 31, 2005, the Company had operating lease commitments for office facilities and equipment aggregating $424.5 million, of which $93.7 million will be incurred in 2006. The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its operating requirements, debt repayments, contingent payments in connection with business acquisitions and ordinary capital spending needs in 2006. At December 31, 2005, the Company had $398.8 million available for borrowing and $184.5 million in cash and cash equivalents. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or the issuance of securities.

The Company’s current policy is to retain earnings to support future business opportunities, rather than to pay dividends. In 2004, the Company’s Board of Directors authorized the repurchase of 8.3 million shares of the Company’s common stock which the Company fully utilized by December 31, 2005. In July 2005, the Company’s Board of Directors authorized the repurchase of an additional 10.0 million shares of the Company’s common stock. During 2005, the Company repurchased 15.2 million shares for $652.6 million and as of December 31, 2005, 3.1 million shares remained authorized for repurchase under the current stock buy back plan. On February 21, 2006, the Board of Directors authorized the repurchase of up to 10.0 million additional shares of the Company’s common stock. Shares repurchased under the existing authorizations are made through open market transactions as market conditions warrant. Shares acquired have historically been held for issuance in connection with acquisitions and employee stock option and purchase plans.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

The Company does not have any material off-balance sheet arrangements. Purchase obligations primarily relate to agreements to purchase or license data processing equipment and software. The following table details the Company’s contractual cash obligations at December 31, 2005:

(In millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$595.4	$14.2	$269.6	$311.6	—
Minimum operating lease payments	424.5	93.7	144.8	93.5	$92.5
Purchase obligations	60.2	20.1	39.2	0.9	—

Total	$1,080.0	$128.0	$453.6	$406.1	$92.5

SELECTED FINANCIAL DATA

The following data, which has been affected by acquisitions, should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report.

(In thousands, except per share data) Years ended December 31,	2005	2004	2003	2002	2001
Total revenues	$4,059,478	$3,729,746	$2,925,367	$2,389,392	$2,023,776
Income from continuing operations	511,357	394,898	308,823	259,331	198,676
Income (loss) from discontinued operations	5,081	(17,256)	6,189	6,806	9,541
Net income	516,438	377,642	315,012	266,137	208,217

Basic net income (loss) per share:
Continuing operations	$2.71	$2.03	$1.60	$1.36	$1.06
Discontinued operations	0.03	(0.09)	0.03	0.04	0.05

TOTAL	$2.74	$1.94	$1.63	$1.39	$1.11

Diluted net income (loss) per share:
Continuing operations	$2.68	$2.00	$1.58	$1.33	$1.04
Discontinued operations	0.03	(0.09)	0.03	0.03	0.05

TOTAL	$2.70	$1.91	$1.61	$1.37	$1.09

Total assets	$6,039,516	$8,383,349	$7,214,175	$6,438,705	$5,322,242
Long-term debt	595,385	505,327	699,116	482,824	343,093
Shareholders’ equity	2,465,740	2,564,422	2,199,808	1,827,669	1,604,826

MARKET PRICE INFORMATION

The following information relates to the high and low sales price of the Company’s common stock, which is traded on the Nasdaq Stock Market under the symbol FISV.

	2005		2004
Quarter Ended	High	Low	High	Low
March 31	$40.58	$36.33	$40.61	$35.02
June 30	44.25	38.94	41.00	34.10
September 30	46.85	42.06	39.05	32.20
December 31	46.89	41.05	41.01	33.28

At December 31, 2005, the Company’s common stock was held by 10,353 shareholders of record. It is estimated that an additional 69,000 shareholders own the Company’s stock through nominee or street name accounts with brokers. The closing sale price for the Company’s stock on February 28, 2006, was $41.50 per share.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

(In thousands, except per share data)	Quarters
	First	Second	Third	Fourth	Total
2005
Total revenues	$973,114	$996,426	$1,011,645	$1,078,293	$4,059,478
Total expenses	785,098	809,181	840,126	879,677	3,314,082

Operating income	188,016	187,245	171,519	198,616	745,396
Interest expense - net	(3,662)	(1,280)	(3,429)	(5,896)	(14,267)
Realized gain from sale of investments	43,452	—	—	43,370	86,822

Income from continuing operations before income taxes	227,806	185,965	168,090	236,090	817,951
Income tax provision	88,161	71,968	58,751	87,714	306,594

Income from continuing operations	139,645	113,997	109,339	148,376	511,357
Income (loss) from discontinued operations, net of tax	(619)	—	3,600	2,100	5,081

Net income	$139,026	$113,997	$112,939	$150,476	$516,438

Basic net income per share:
Continuing operations	$0.72	$0.60	$0.58	$0.81	$2.71
Discontinued operations	—	—	0.02	0.01	0.03

TOTAL	$0.72	$0.60	$0.60	$0.82	$2.74

Diluted net income per share:
Continuing operations	$0.71	$0.59	$0.58	$0.80	$2.68
Discontinued operations	—	—	0.02	0.01	0.03

TOTAL	$0.71	$0.59	$0.60	$0.81	$2.70

(In thousands, except per share data)	Quarters
	First	Second	Third	Fourth	Total
2004
Total revenues	$908,877	$919,773	$934,692	$966,404	$3,729,746
Total expenses	747,539	757,861	760,994	803,792	3,070,186

Operating income	161,338	161,912	173,698	162,612	659,560
Interest expense - net	(4,732)	(4,486)	(4,395)	(4,581)	(18,194)

Income from continuing operations before income taxes	156,606	157,426	169,303	158,031	641,366
Income tax provision	60,897	61,331	65,008	59,232	246,468

Income from continuing operations	95,709	96,095	104,295	98,799	394,898
Loss from discontinued operations, net of tax	(2,911)	(1,061)	(11,938)	(1,346)	(17,256)

Net income	$92,798	$95,034	$92,357	$97,453	$377,642

Basic net income (loss) per share:
Continuing operations	$0.49	$0.49	$0.53	$0.51	$2.03
Discontinued operations	(0.01)	(0.01)	(0.06)	(0.01)	(0.09)

TOTAL	$0.48	$0.49	$0.47	$0.50	$1.94

Diluted net income (loss) per share:
Continuing operations	$0.49	$0.49	$0.53	$0.50	$2.00
Discontinued operations	(0.01)	(0.01)	(0.06)	(0.01)	(0.09)

TOTAL	$0.47	$0.48	$0.47	$0.49	$1.91

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Fiserv, Inc.

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, during 2005 the Company revised the format of its statement of income. All prior periods have been revised to be consistent with the 2005 presentation. This revision to the income statement presentation did not impact previously reported total revenues, total expenses, operating income, net income or net income per share. In addition, as also discussed in Note 1, in 2005, the Company revised its presentation of the statements of cash flows to present separate disclosure of the cash flows from operating, investing and financing activities of the discontinued operations and has revised the statements of cash flows for the years ended December 31, 2004 and 2003.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006 expressed an unqualified opinion on management’s assessment of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
March 13, 2006

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

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on our management’s assessment, our management believes that, as of December 31, 2005, our internal control over financial reporting was effective based on those criteria.

Our independent registered public accounting firm has issued their attestation report on our assessment of our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Fiserv, Inc.

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that Fiserv, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control - Integrated Framework issued by the COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005 of the Company and our report dated March 13, 2006 expressed an unqualified opinion on those financial statements (which report includes an explanatory paragraph relating to revisions to the income statement and statement of cash flows presentation as described in Note 1).

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
March 13, 2006